AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON APRIL 17, 1997
================================================================================
                                                           REGISTRATION NO. 333-
================================================================================
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C.  20549
                                _______________

                                    FORM S-4

                            REGISTRATION STATEMENT

                                     UNDER

                          THE SECURITIES ACT OF 1933

                                _______________

                         SYLVAN LEARNING SYSTEMS, INC.

            (Exact name of registrant as specified in its charter)

       MARYLAND                                                 52-1492296
(State or other jurisdiction    (Primary SIC Code Number)   of (I.R.S. Employer
incorporation or organization)                              Identification No.)

                             1000 LANCASTER STREET
                           BALTIMORE, MARYLAND 21202
                                  410-843-8000

  (Address, including zip code, and telephone number, including area code, of registrant's principal executive office)

                                           COPY TO:

      DOUGLAS L. BECKER                    RICHARD C. TILGHMAN, JR., ESQUIRE
      SYLVAN LEARNING SYSTEMS, INC.        PIPER & MARBURY L.L.P.
      1000 LANCASTER STREET                36 SOUTH CHARLES STREET
      BALTIMORE, MARYLAND  21202           BALTIMORE, MARYLAND  21201
      410-843-8000                         410 539-2530
 (Name, address, including zip code, and telephone number, including area code, of agents for service)

                                _______________
     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: AS SOON AS PRACTICABLE AFTER THIS REGISTRATION STATEMENT IS DECLARED EFFECTIVE.

     IF THE SECURITIES BEING REGISTERED ON THIS FORM ARE BEING OFFERED IN CONNECTION WITH THE FORMATION OF A HOLDING COMPANY AND THERE IS COMPLIANCE WITH
GENERAL INSTRUCTION G, CHECK THE FOLLOWING BOX.   !

                            ______________________

                        CALCULATION OF REGISTRATION FEE

========================================================================================
  TITLE OF EACH CLASS OF    AMOUNT TO BE     PROPOSED MAXIMUM           AMOUNT OF
 SHARES TO BE REGISTERED     REGISTERED    OFFERING PRICE PER UNIT   REGISTRATION FEE
----------------------------------------------------------------------------------------
 COMMON STOCK,
   $.01 PAR VALUE, including
   the attached preferred
   stock purchase rights.... 24,516,622             $  28.00               $ 208,020
========================================================================================

(1) CALCULATED IN ACCORDANCE WITH RULE 457(O) OF THE SECURITIES ACT OF 1933, AS AMENDED.
                             ______________________

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

================================================================================

                         SYLVAN LEARNING SYSTEMS, INC.

                             CROSS REFERENCE SHEET

                      FORM S-4                                                           LOCATION IN
               ITEM NUMBER AND HEADING                                           PROXY STATEMENT/PROSPECTUS
               -----------------------                                           --------------------------
 1.  Forepart of the Registration Statement and Outside Front
       Cover Page of Prospectus..............................         Outside Front Cover Page

 2.  Inside Front and Outside Back Cover Pages of                     Inside Front Cover Page; Outside Back Cover
       Prospectus............................................         Page

 3.  Risk Factors, Ratio of Earnings to Fixed Charges,                Outside Front Cover Page; Summary of the
       and Other Information.................................         Transaction; Investment Considerations;
                                                                      Proposed Merger of Sylvan and NEC; Voting
                                                                      Information; Business of Sylvan; Business of
                                                                      NEC; Comparative Rights of Stockholders --
                                                                      Dissenters' Rights

 4.  Terms of Transaction....................................         Summary of the Transaction; Proposed Merger
                                                                      of Sylvan and NEC; Description of Sylvan
                                                                      Capital Stock; Comparative Rights of
                                                                      Stockholders

 5.  Pro Forma Financial Information.........................         Historical and Pro Forma Combined Selected
                                                                      Financial Information

 6.  Material Contacts With the Company Being Acquired.......         Proposed Merger of Sylvan and NEC --
                                                                      Background of the Merger

 7.  Additional Information Required For Reoffering by
       Persons and Parties Deemed to be Underwriters.........         Not Applicable

 8.  Interests of Named Experts and Counsel..................         Experts; Legal Matters

 9.  Disclosure of Commission Position on Indemnification For         Comparative Rights of Stockholders --
       Securities Act Liabilities............................         Indemnification

10.  Information With Respect to S-3 Registrants.............         Business of Sylvan

11.  Incorporation of Certain Information by Reference.......         Incorporation of Certain Documents by Reference

12.  Information With Respect to S-2 or S-3 Registrants......         Not Applicable

13.  Incorporation of Certain Information by Reference.......         Not Applicable

14.  Information With Respect to Registrants Other Than
       S-2 or S-3 Registrants................................         Not Applicable

15.  Information With Respect to S-3 Companies...............         Business of NEC

16.  Information With Respect to S-2 or S-3 Companies........         Not Applicable

17.  Information With Respect to Companies Other Than
       S-2 or S-3 Companies..................................         Not Applicable

18.  Information if Proxies, Consents or Authorizations
        Are to be Solicited..................................         Voting Information

19.  Information if Proxies, Consents or Authorizations
       Are Not to be Solicited, or in an Exchange Offer......         Not Applicable

                           SCHEDULE 14A INFORMATION

                 PROXY STATEMENT PURSUANT TO SECTION 14(A) OF
                      THE SECURITIES EXCHANGE ACT OF 1934

Filed by the Registrant   [X]
Filed by a Party other than the Registrant   [_]

Check the appropriate box:

[X]  Preliminary Proxy Statement

[_]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to
     Rule 14a-11(c) or Rule 14a-12

[_]  Confidential For Use of the Commission Only
     (as permitted by Rule 14a-6(e)(2))

                               Joint Filing By:

               SYLVAN LEARNING SYSTEMS, INC. (FILE NO. 0-22844)

               NATIONAL EDUCATION CORPORATION (FILE NO. 1-6981)
               (NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

Payment of Filing Fee (Check the appropriate box):

[_]  No Fee required

[X]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

                           CALCULATION OF FILING FEE

====================================================================================================================================
                                                                  PER UNIT PRICE OR OTHER
                                                                   UNDERLYING VALUE OF
                                          AGGREGATE NUMBER OF       TRANSACTION COMPLETED        PROPOSED MAXIMUM
TITLE OF EACH CLASS OF SECURITIES TO      SECURITIES TO WHICH      PURSUANT TO EXCHANGE ACT     AGGREGATE VALUE OF
   WHICH TRANSACTION APPLIES              TRANSACTION APPLIES (1)     RULE 0-11 (2)             TRANSACTION (2)       TOTAL FEE PAID
------------------------------------------------------------------------------------------------------------------------------------
Sylvan Learning Systems, Inc. Common            24,516,622                 $28.00                 $686,465,416           $208,020
 Stock, $.01 par value, including the             shares
 attached preferred stock purchase rights
====================================================================================================================================

(1) The estimated number of shares of Sylvan Learning Systems, Inc. ("Sylvan") Common Stock to which the Proxy Statement relates.

(2) Estimated pursuant to Rule 0-11(c)(1) and 0-11(a)(4) under the Exchange Act solely for the purpose of calculating the filing fee, based on the average of the high and low sale prices for shares of Sylvan Common Stock on the
    Nasdaq Stock Market on April   , 1997.

    [_]  Fee paid previously with preliminary materials.

    [X] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

 Amount Previously Paid:     $_____________
________________________________________________________________________________

(2) Form Schedule or Registration Statement No.:  Schedule 14A
________________________________________________________________________________
(3) Filing Party:  Sylvan Learning Systems, Inc.
                   National Education Corporation

________________________________________________________________________________
(4)  Date Filed:  ________________

________________________________________________________________________________

                 [LETTERHEAD OF SYLVAN LEARNING SYSTEMS, INC.]
                                                                  April   , 1997

Dear Stockholder:

     You are cordially invited to attend an Annual Meeting of Stockholders (the "Sylvan Annual Meeting") of Sylvan Learning Systems, Inc. ("Sylvan") to be held at 10:00 am., local time, on June 26, 1997 at 1000 Lancaster Street, Baltimore, Maryland 21202. At the Sylvan Annual Meeting, you will be asked to consider and vote upon proposals to: (i) approve the issuance by Sylvan of up to a number of shares of Sylvan Common Stock equal to one fewer than 50% of the total number of shares of Sylvan Common Stock to be outstanding immediately following the merger of [Newco, Inc.], a Delaware corporation and a wholly-owned subsidiary of Sylvan ("Merger Sub") with and into National Education Corporation, a Delaware corporation ("NEC") (the "Merger") (24,516,622 shares based on the number of shares of Sylvan Common Stock outstanding on March 17, 1997) (the "Share Issuance"), pursuant to the Agreement and Plan of Reorganization dated as of March 12, 1997 (the "Merger Agreement") by and between Sylvan and NEC; (ii) amend Sylvan's Charter to reduce the term served by directors of Sylvan from three years to one year and to eliminate separate classes of Sylvan directors (the "Directors Amendment"); (iii) amend Sylvan's Charter to increase the number of authorized shares of Sylvan Common Stock from 40,000,000 shares to 90,000,000 shares (the "Common Shares Amendment"); (iv) amend Sylvan's Charter to increase from 250,000 shares to 400,000 shares the number of shares of Preferred Stock of Sylvan, $.01 par value per share, which are designated as Junior Participating Preferred Stock (the "Preferred Shares Amendment" and, together with the Directors Amendment and the Common Shares Amendment, the "Charter Amendments");
(v) amend Sylvan's Amended and Restated 1993 Stock Option Plan (the "1993 Plan") to provide for an increase of 2,575,000 shares in the total number of shares of Sylvan Common Stock currently authorized for issuance under the 1993 Plan (which would increase the total number of shares authorized for issuance pursuant to the 1993 Plan from 2,625,000 to 5,200,000) (the "1993 Plan Amendment"); (vi)
amend Sylvan's 1996 Senior Management Stock Option Plan (the "Management Plan") to provide for an increase of 1,000,000 shares in the total number of shares of Sylvan Common Stock currently authorized for issuance under the Management Plan (which would increase the total number of shares authorized for issuance pursuant to the Management Plan from 2,250,000 to 3,250,000) (the "Management Plan Amendment" and, together with the 1993 Plan Amendment, the "Plan Amendments"); (vii) elect to the Sylvan Board of Directors, effective upon the consummation of the Merger, each of Sam Yau, Richard C. Blum, David C. Jones, and Michael R. Klein (each of whom is currently an NEC director), and R. Christopher Hoehn-Saric, Douglas L. Becker, R. William Pollock, Nancy A. Cole, Donald V. Berlanti and J. Phillip Samper (collectively, the "Merger Nominees"), to serve until the next Annual Meeting of Sylvan stockholders and until their successors are elected and qualify; (viii) elect to the Sylvan Board of Directors, in the event the Merger is terminated, or the Merger Nominees are not elected, each of R. Christopher Hoehn-Saric, Douglas L. Becker, J. Phillip Samper, Donald V. Berlanti, Nancy A. Cole, James H. McGuire and R. William Pollock (the "Contingent Nominees" and, together with the Merger Nominees, the "Sylvan Board Nominees"), to serve until the next Annual Meeting of Sylvan stockholders and until their successors are elected and qualify; (ix) ratify and confirm the selection of Ernst & Young LLP as Sylvan's independent auditors for the year ending December 31, 1997 (the "Auditor Confirmation"); and (x) transact such other matters as may properly come before the Sylvan stockholders at the Sylvan Annual Meeting. Approval of the Share Issuance by Sylvan stockholders is a condition to consummation of the Merger. Only holders of record of Sylvan Common Stock at the close of business on May 9, 1997 (the "Sylvan Record Date") are entitled to notice of, and to vote at, the Sylvan Annual Meeting or any adjournment or postponement thereof. At the close of business on the Sylvan Record Date, ____________ shares of Sylvan Common Stock were outstanding (the "Sylvan Record Shares"), which constituted the only outstanding voting securities of Sylvan.

     In the Merger, among other things, each outstanding share of NEC Common Stock, other than NEC Common Stock held by NEC or held by Sylvan, Merger Sub or any other wholly-owned subsidiary of Sylvan, will be converted into the right to receive 0.58 of a share of Sylvan Common Stock (the "Initial Conversion Ratio"); provided, however, that the Initial Conversion Ratio may be adjusted upward in the event (i) the average closing price of Sylvan Common Stock over a period of ten (10) trading days immediately preceding the consummation of the Merger (the "Average Share Price") is less than $29.86 per share (the "Trigger Price"), (ii) NEC has exercised its option (a "Termination Option") to terminate the Merger Agreement because the Average Share Price is less than the Trigger Price and (iii) Sylvan has elected to exercise its option (the "Adjustment Option") to adjust the Initial Conversion Ratio to equal the quotient of (A) the Trigger Price multiplied by the Initial Conversion Ratio divided by (B) the Average Share Price (the "Adjusted
                 ------- --
Conversion Ratio"). Assuming the number of shares of Sylvan Common Stock outstanding on the Closing Date is no greater than the number of shares of Sylvan Common Stock outstanding on March 17, 1997, Sylvan will not, in any event, exercise its Adjustment Option to increase the Adjusted Conversion Ratio above 0.5945. Approval of the Share Issuance by Sylvan stockholders is a condition precedent to consummation of the Merger. Upon consummation of the Merger, NEC will become a wholly-owned subsidiary of Sylvan. If the Sylvan stockholders fail to approve the Share Issuance at the Sylvan Annual Meeting, Sylvan will be required to pay NEC a $10 million termination fee unless NEC were to otherwise give Sylvan cause to terminate the Merger.

     The Sylvan Board of Directors has carefully reviewed and considered the terms and conditions of the proposed Merger, as well as a number of other factors, including the opinion of Alex. Brown & Sons Incorporated ("Alex. Brown") to the effect that, from a financial point of view, the Initial Conversion Ratio in the Merger is fair to Sylvan. The full text of the written opinion of Alex. Brown, which sets forth a description of the matters considered, assumptions made and limits on review undertaken by Alex. Brown, is attached to the accompanying Joint Proxy Statement/Prospectus as Annex II. The Sylvan Board of Directors has carefully reviewed and considered the terms and conditions of the proposed Merger, the Merger Agreement, the Share Issuance and the other transactions contemplated thereby. THE SYLVAN BOARD OF DIRECTORS HAS APPROVED THE SHARE ISSUANCE PURSUANT TO THE MERGER AGREEMENT AND THE OTHER TRANSACTIONS CONTEMPLATED THEREBY, AND RECOMMENDS THAT SYLVAN STOCKHOLDERS VOTE FOR APPROVAL OF THE (I) SHARE ISSUANCE, (II) CHARTER AMENDMENTS AND (III) PLAN AMENDMENTS PROPOSALS AND FOR ELECTION OF THE MERGER NOMINEES.

     THE SYLVAN BOARD OF DIRECTORS ALSO RECOMMENDS THAT SYLVAN STOCKHOLDERS VOTE FOR (I) ELECTION OF THE CONTINGENT NOMINEES AND (II) AUDITOR CONFIRMATION PROPOSALS.

     The accompanying Notice of Annual Meeting and Joint Proxy
Statement/Prospectus more fully describe the matters to be acted on at the Sylvan Annual Meeting and include other information about Sylvan and NEC. Please give this information your careful attention.

     WHETHER OR NOT YOU PLAN TO ATTEND THE SYLVAN ANNUAL MEETING IN PERSON, IT IS IMPORTANT THAT YOUR SHARES OF SYLVAN COMMON STOCK BE REPRESENTED AT THE SYLVAN ANNUAL MEETING. PLEASE DATE AND SIGN YOUR PROXY CARD AND RETURN IT IN THE ENCLOSED ENVELOPE AS SOON AS POSSIBLE. THIS WILL NOT PREVENT YOU FROM ATTENDING THE SYLVAN ANNUAL MEETING IN PERSON.

                     Very truly yours,

                     SYLVAN LEARNING SYSTEMS, INC.

                     ___________________________________________________________
                     R. Christopher Hoehn-Saric
                     Chairman of the Board and Co-Chief Executive Officer

                     ___________________________________________________________
                     Douglas L. Becker
                     Co-Chief Executive Officer, President and Secretary

                 [LETTERHEAD OF SYLVAN LEARNING SYSTEMS, INC.]

                   NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO THE STOCKHOLDERS OF SYLVAN LEARNING SYSTEMS, INC.:

       An Annual Meeting of Stockholders (the "Sylvan Annual Meeting") of Sylvan Learning Systems, Inc. ("Sylvan") will be held at 10:00 a.m., local time, on June 26, 1997, at 1000 Lancaster Street, Baltimore, Maryland 21202 to consider and vote on proposals to:

       (i) approve the issuance by Sylvan of up to a number of shares of Sylvan Common Stock equal to one fewer than 50% of the total number of shares of Sylvan Common Stock to be outstanding immediately following the merger of [Newco, Inc.], a Delaware corporation and a wholly-owned subsidiary of Sylvan ("Merger Sub") with and into National Education Corporation ("NEC") (the "Merger") (24,516,522 shares based on the number of shares of Sylvan Common Stock outstanding on March 17, 1997) (the "Share Issuance"), pursuant to the Agreement and Plan of Reorganization dated as of March 12, 1997 (the "Merger Agreement") by and between Sylvan and NEC;

      (ii) amend Sylvan's Charter to reduce the term served by Sylvan directors from three years to one year and to eliminate separate classes of Sylvan directors (the "Directors Amendment");

     (iii) amend Sylvan's Charter to increase the number of authorized shares of Sylvan Common Stock from 40,000,000 shares to 90,000,000 shares (the "Common Shares Amendment");

      (iv) amend Sylvan's Charter to increase from 250,000 shares to 400,000 shares the number of shares of Preferred Stock of Sylvan, $.01 par value per share, which are designated as Junior Participating Preferred Stock (the "Preferred Shares Amendment" and, together with the Directors Amendment and the Common Shares Amendment, the "Charter Amendments");

       (v) amend Sylvan's Amended and Restated 1993 Stock Option Plan (the "1993 Plan") to provide for an increase of 2,575,000 shares in the total number of shares of Sylvan Common Stock currently authorized for issuance under the 1993 Plan (which would increase the total number of shares authorized for issuance pursuant to the 1993 Plan from 2,625,000 to 5,200,000) (the "1993 Plan
               Amendment");

      (vi) amend Sylvan's 1996 Senior Management Stock Option Plan (the "Management Plan") to provide for an increase of 1,000,000 shares in the total number of shares of Sylvan Common Stock currently authorized for issuance under the Management Plan (which would increase the total number of shares authorized for issuance pursuant to the Management Plan from 2,250,000 to 3,250,000) (the "Management Plan Amendment" and, together with the 1993 Plan Amendment, the "Plan Amendments");

     (vii) elect to the Sylvan Board of Directors, effective upon the consummation of the Merger, each of Sam Yau, Richard C. Blum, David C. Jones, and Michael R. Klein (each of whom is currently an NEC director), and R. Christopher Hoehn-Saric, Douglas L. Becker, R. William Pollock, Nancy A. Cole, Donald V. Berlanti and
               J. Phillip Samper (collectively, the "Merger Nominees"), to serve until the next Annual Meeting of Sylvan stockholders and until their successors are elected and qualify;

    (viii) to elect to the Sylvan Board of Directors, in the event the Merger is terminated or the Merger Nominees are not elected, each of R. Christopher Hoehn-Saric, Douglas L. Becker, J. Phillip Samper, Donald V. Berlanti, Nancy A. Cole, James H. McGuire and
               R. William Pollock (the "Contingent Nominees" and, together with the Merger Nominees, the "Sylvan Board Nominees"), to serve until the next Annual Meeting of Sylvan stockholders and until their successors are elected and qualify;

      (ix) ratify and confirm the selection of Ernst & Young LLP as Sylvan's independent auditors for the year ending December 31, 1997 (the "Auditor Confirmation"); and

       (x) transact such other business as may properly come before the Sylvan Annual Meeting or any adjournment or postponement thereof.

       Only stockholders of record at the close of business on May 9, 1997, the record date set for the Sylvan Annual Meeting, are entitled to notice of, and to vote at, the Sylvan Annual Meeting or any adjournment or postponement thereof. Sylvan stockholders will not be entitled to objecting stockholders' appraisal rights in connection with the Share Issuance or the other matters to be considered at the Sylvan Annual Meeting.

                                By Order of the Board of Directors,

                                ________________________________________________
                                Douglas L. Becker
                                Secretary

April __, 1997

    YOU ARE URGED TO MARK, SIGN AND DATE THE ENCLOSED PROXY CARD AND RETURN
     IT IN THE ACCOMPANYING ENVELOPE AS SOON AS POSSIBLE.  YOU MAY REVOKE
      YOUR PROXY IN THE MANNER DESCRIBED IN THE ACCOMPANYING JOINT PROXY
       STATEMENT/PROSPECTUS AT ANY TIME BEFORE THE PROXY HAS BEEN VOTED
                         AT THE SYLVAN ANNUAL MEETING.

                [LETTERHEAD OF NATIONAL EDUCATION CORPORATION]

                                                                  April __, 1997

Dear Stockholder:

     You are cordially invited to attend a Special Meeting of Stockholders (the "NEC Special Meeting") of National Education Corporation ("NEC") to be held at 10:00 am., local time, on June 25, 1997, at the ________. At the NEC Special Meeting, you will be asked to consider and vote upon a proposal (the "Merger Proposal") to approve the merger of [Newco, Inc.], a Delaware corporation ("Merger Sub"), a wholly-owned subsidiary of Sylvan Learning Systems, Inc., a Maryland corporation ("Sylvan"), with and into NEC (the "Merger") pursuant to the Agreement and Plan of Reorganization dated as of March 12, 1997, by and between Sylvan and NEC (the "Merger Agreement").

     In the Merger, among other things, each outstanding share of NEC Common Stock (other than NEC Common Stock held by NEC or held by Sylvan, Merger Sub or any other wholly-owned subsidiary of Sylvan) will be converted into the right to receive 0.58 of a share of Sylvan Common Stock (the "Initial Conversion Ratio"); provided, however, that the Initial Conversion Ratio may be adjusted upward in the event (i) the Average Share Price is less than the Trigger Price, (ii) NEC has exercised its option (a "Termination Option") to terminate the Merger Agreement because the Average Share Price is less than the Trigger Price and
(iii) Sylvan has elected to exercise its option (the "Adjustment Option") to adjust the Initial Conversion Ratio to equal the quotient of (A) the Trigger Price multiplied by the Initial Conversion Ratio divided by (B) the Average
                                                 ------- --
Share Price (the "Adjusted Conversion Ratio"). Assuming the number of shares of Sylvan Common Stock outstanding on the Closing Date is no greater than the number of shares of Sylvan Common Stock outstanding on March 17, 1997, Sylvan will not, in any event, exercise its Adjustment Option to increase the Adjusted Conversion Ratio above 0.5945, a ratio above which NEC would own greater than 50% of the outstanding stock of the combined company. Approval of the Merger Proposal by NEC stockholders is a condition to consummation of the Merger. Upon consummation of the Merger, NEC will become a wholly-owned subsidiary of Sylvan. If the NEC Stockholders do not approve the Merger Proposal at the NEC Special Meeting, NEC will be required to pay Sylvan a $10 million termination fee unless Sylvan were to otherwise give NEC cause to terminate the Merger.

     The NEC Board of Directors has received the written opinion of BZW, the investment banking division of Barclays Bank PLC ("BZW") to the effect that the consideration to be received by holders of NEC Common Stock in the Merger is fair to stockholders of NEC other than Sylvan, Merger Sub or any other wholly-owned subsidiary of Sylvan. The full text of the written opinion of BZW, which sets forth a description of the matters considered, assumptions made and limits on review undertaken by BZW, is attached to the accompanying Joint Proxy Statement/Prospectus as Annex III. The Board of Directors of NEC has carefully reviewed and considered the terms and conditions of the proposed Merger, the Merger Agreement and the other transactions contemplated thereby. THE NEC BOARD OF DIRECTORS HAS APPROVED THE MERGER PURSUANT TO THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY, AND RECOMMENDS THAT NEC STOCKHOLDERS VOTE FOR APPROVAL OF THE MERGER PROPOSAL.

     The accompanying Notice of Special Meeting and Joint Proxy
Statement/Prospectus more fully describe the matters to be acted on at the NEC Special Meeting and include other information about Sylvan and NEC. Please give this information your careful attention.

     WHETHER OR NOT YOU PLAN TO ATTEND THE NEC SPECIAL MEETING IN PERSON, IT IS IMPORTANT THAT YOUR SHARES BE REPRESENTED AT THE NEC SPECIAL MEETING. PLEASE DATE AND SIGN YOUR PROXY CARD AND RETURN IT IN THE ENCLOSED ENVELOPE AS SOON AS POSSIBLE. THIS WILL NOT PREVENT YOU FROM ATTENDING THE NEC SPECIAL MEETING IN PERSON.

                                Very truly yours,

                                NATIONAL EDUCATION CORPORATION

                                ________________________________________________
                                Sam Yau
                                President and Chief Executive Officer

                [LETTERHEAD OF NATIONAL EDUCATION CORPORATION]

                   NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

TO THE STOCKHOLDERS OF NATIONAL EDUCATION CORPORATION

     A Special Meeting of Stockholders (the "NEC Special Meeting") of National Education Corporation ("NEC") will be held at 10:00 a.m., local time, on June 25, 1997, at ________________________________ for the following purpose:

     To consider and vote upon a proposal (the "Merger Proposal") to approve the merger of [Newco, Inc.], a Delaware corporation ("Merger Sub"), a wholly-owned subsidiary of Sylvan Learning Systems, Inc., a Maryland corporation ("Sylvan"), with and into NEC (the "Merger") pursuant to the Agreement and Plan of Reorganization dated as of March 12, 1997, by and between Sylvan and NEC (the "Merger Agreement") and the transactions contemplated thereby. The Merger Proposal, the Merger and the Merger Agreement are more fully described in the accompanying Joint Proxy Statement/Prospectus and a copy of the Merger Agreement is attached as Annex I thereto.

     Only stockholders of record at the close of business on May 9, 1997, the record date set for the NEC Special Meeting, are entitled to notice of, and to vote at, the NEC Special Meeting or any adjournment or postponement thereof. NEC stockholders will not be entitled to dissenters' appraisal rights in connection with the Merger Proposal.

                                By Order of the Board of Directors,

                                ________________________________________________
                                Philip C. Maynard
                                Secretary

_______________, 1997

     YOU ARE URGED TO MARK, SIGN AND DATE THE ENCLOSED PROXY CARD AND RETURN IT IN THE ACCOMPANYING ENVELOPE AS SOON AS POSSIBLE. YOU MAY REVOKE YOUR PROXY IN THE MANNER DESCRIBED IN THE ACCOMPANYING JOINT PROXY STATEMENT/PROSPECTUS AT ANY TIME BEFORE THE PROXY HAS BEEN VOTED AT THE NEC SPECIAL MEETING.

Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State.

                         SYLVAN LEARNING SYSTEMS, INC.
                        NATIONAL EDUCATION CORPORATION
                             JOINT PROXY STATEMENT
              __________________________________________________

                         SYLVAN LEARNING SYSTEMS, INC.
                                  PROSPECTUS

     This Joint Proxy Statement/Prospectus is being furnished to stockholders of Sylvan Learning Systems, Inc. ("Sylvan") in connection with the solicitation of proxies by the Sylvan Board of Directors of Sylvan from holders of shares of common stock, par value $.01 per share, including the attached preferred stock purchase rights ("Sylvan Common Stock"), for use at the 1997 Annual Meeting of Sylvan stockholders (the "Sylvan Annual Meeting") to be held to consider and vote upon proposals to:

       (i) approve the issuance by Sylvan of up to a number of shares of Sylvan Common Stock equal to one fewer than 50% of the total number of shares of Sylvan Common Stock to be outstanding immediately following the merger of [Newco, Inc.], a Delaware corporation and a wholly-owned subsidiary of Sylvan ("Merger Sub") with and into National Education Corporation, a Delaware corporation ("NEC") (the "Merger") (24,516,622 shares based on the number of shares of Sylvan Common Stock outstanding on March 17, 1997) (the "Share Issuance"), pursuant to the Agreement and Plan of Reorganization dated as of March 12, 1997 (the "Merger Agreement") by and between Sylvan and NEC, which provides for the merger of [Newco, Inc.], a Delaware corporation and a wholly-owned subsidiary of Sylvan ("Merger Sub") with and into NEC (the "Merger");

      (ii) amend Sylvan's Charter to reduce the term served by Sylvan directors from three years to one year and to eliminate separate classes of Sylvan directors (the "Directors Amendment");

     (iii) amend Sylvan's Charter to increase the number of authorized shares of Sylvan Common Stock from 40,000,000 shares to 90,000,000 shares (the "Common Shares Amendment");

      (iv) amend Sylvan's Charter to increase from 250,000 shares to 400,000 shares the number of shares of Preferred Stock of Sylvan, $.01 par value per share, which are designated as Junior Participating Preferred Stock (the "Preferred Shares Amendment" and, together with the Directors Amendment and the Common Shares Amendment, the "Charter Amendments");

       (v) amend Sylvan's Amended and Restated 1993 Stock Option Plan (the "1993 Plan") to provide for an increase of 2,575,000 shares in the total number of shares of Sylvan Common Stock currently authorized for issuance under the 1993 Plan (which would increase the total number of shares authorized for issuance pursuant to the 1993 Plan from 2,625,000 to 5,200,000) (the "1993 Plan Amendment");

      (vi) amend Sylvan's 1996 Senior Management Stock Option Plan (the "Management Plan") to provide for an increase of 1,000,000 shares in the total number of shares of Sylvan Common Stock currently authorized for issuance under the Management Plan (which would increase the total number of shares authorized for issuance pursuant to the Management Plan from 2,250,000 to 3,250,000) (the "Management Plan Amendment" and, together with the 1993 Plan Amendment, the "Plan Amendments");

     (vii) elect to the Sylvan Board of Directors, effective upon the consummation of the Merger, each of Sam Yau, Richard C. Blum, David
            C. Jones, and Michael R. Klein (each of whom is currently an NEC director), and R. Christopher Hoehn-Saric, Douglas L. Becker, R. William Pollock, Nancy A. Cole, Donald V. Berlanti and J. Phillip Samper (collectively, the "Merger Nominees"), to serve until the next Annual Meeting of Sylvan stockholders and until their successors are elected and qualify;

    (viii) elect to the Sylvan Board of Directors in the event the Merger is terminated or the Merger Nominees are not elected, each of R. Christopher Hoehn-Saric, Douglas L. Becker, J. Phillip Samper, Donald V. Berlanti, Nancy A. Cole, James H. McGuire and R. William Pollock (the "Contingent Nominees" and, together with the Merger Nominees, the "Sylvan Board Nominees"), to serve until the next Annual Meeting of Sylvan stockholders and until their successors are elected and qualify;

      (ix) ratify and confirm the selection of Ernst & Young LLP as Sylvan's independent auditors for the year ending December 31, 1997 (the "Auditor Confirmation"); and

       (x) transact such other matters as may properly come before the Sylvan stockholders at the Sylvan Annual Meeting.

Approval of the Share Issuance by Sylvan stockholders is a condition to consummation of the Merger. See "PROPOSAL I: THE SHARE ISSUANCE AND THE MERGER--The Merger Agreement--Conditions Precedent to the Merger." Only holders of record of Sylvan Common Stock at the close of business on May 9, 1997 (the "Sylvan Record Date") are entitled to notice of, and to vote at, the Sylvan Annual Meeting or any adjournment or postponement thereof. At the close of business on the Sylvan Record Date, ______________ shares of Sylvan Common Stock were outstanding, which constituted the only outstanding voting securities of Sylvan. See "INFORMATION CONCERNING THE SYLVAN ANNUAL MEETING."

     This Joint Proxy Statement/Prospectus also is being furnished to the stockholders of NEC in connection with the solicitation of proxies by the NEC Board from holders of shares of common stock, par value $.01 per share ("NEC Common Stock"), for use at a special meeting of stockholders of NEC (the "NEC Special Meeting," and together with the Sylvan Annual Meeting, the "Meetings") to be held to consider and vote upon a proposal to approve the Merger, the Merger Agreement and the transactions contemplated thereby. UPON CONSUMMATION OF THE MERGER, NEC WILL BECOME A WHOLLY-OWNED SUBSIDIARY OF SYLVAN. Approval of the Merger by NEC stockholders is a condition to consummation of the Merger.
See "PROPOSAL I: THE SHARE ISSUANCE AND THE MERGER--The Merger Agreement--Conditions Precedent to the Merger." Only holders of record of NEC Common Stock at the close of business on May 9, 1997 (the "NEC Record Date"), are entitled to notice of, and to vote at, the NEC Special Meeting or any adjournment or postponement thereof. At the close of business on the NEC Record Date, _____________ shares of NEC Common Stock were outstanding, which constituted the only outstanding voting securities of NEC. See "INFORMATION CONCERNING THE NEC SPECIAL MEETING."

     In the Merger, each outstanding share of NEC Common Stock (other than NEC Common Stock held by NEC or held by Sylvan, Merger Sub or any other wholly-owned subsidiary of Sylvan) will be converted into the right to receive 0.58 of a share of Sylvan Common Stock (the "Initial Conversion Ratio"); provided, however, that the Initial Conversion Ratio may be adjusted upward in the event (i) the average closing price of Sylvan Common Stock over a period of ten (10) trading days preceding the consummation of the Merger (the "Average Share Price") is less than $29.86 per share (the "Trigger Price"), (ii) NEC has exercised its option (the "Termination Option") to terminate the Merger Agreement because the Average Share Price is less than the Trigger Price and (iii) Sylvan has elected to exercise its option (the "Adjustment Option") to adjust the Initial Conversion Ratio to equal the quotient of (A) the Trigger Price multiplied by the Initial Conversion Ratio divided by (B) the Average Share Price (the "Adjusted
                 ------- --
Conversion Ratio"). Assuming the number of shares of Sylvan Common Stock outstanding on the Closing Date is no greater than the number of shares of Sylvan Common Stock outstanding on March 17, 1997, Sylvan will not, in any event, exercise its Adjustment Option to increase the Adjusted Conversion Ratio above 0.5945. A copy of the Merger Agreement is attached to this Joint Proxy Statement/Prospectus as Annex I and is incorporated by reference herein. See "RISK FACTORS" BEGINNING ON PAGE 26 FOR A DISCUSSION OF CERTAIN FACTORS WHICH SHOULD BE CONSIDERED BY THE STOCKHOLDERS OF SYLVAN AND NEC.

     In the event that either the NEC stockholders or the Sylvan stockholders do not approve the Merger or the Share Issuance, as the case may be, the party whose stockholders fail to approve the applicable proposal (the "Non-Approving Party") will be required to pay a $10 million termination fee to the party whose stockholders did approve the transaction (the "Approving Party") assuming the Approving Party did not otherwise give the Non-Approving Party cause to terminate the Merger Agreement. See "PROPOSAL I: THE SHARE ISSUANCE AND THE MERGER--The Merger Agreement--Termination" and "--Termination Fee."

     This Joint Proxy Statement/Prospectus also constitutes the prospectus of Sylvan with respect to the shares of Sylvan Common Stock to be issued in exchange for all of the outstanding shares of NEC Common Stock in connection with the Merger, as described herein. Sylvan Common Stock is listed and traded on the Nasdaq National Market ("Nasdaq") under the symbol "SLVN". NEC Common Stock is listed and traded on the New York Stock Exchange ("NYSE") and the Pacific Stock Exchange ("PSE") under the symbol "NEC". This Joint Proxy Statement/Prospectus and the accompanying forms of proxy are first being sent to holders of Sylvan Common Stock and NEC Common Stock on or about May 20, 1997.

                    _______________________________________

      THE SECURITIES TO BE ISSUED IN THE MERGER HAVE NOT BEEN APPROVED OR
           DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION NOR
            HAS THE COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY
            OF THIS JOINT PROXY STATEMENT/PROSPECTUS. ANY REPRESEN-
                 TATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
                    _______________________________________

    The date of this Joint Proxy Statement/Prospectus is ____________, 1997.

     NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN OR INCORPORATED BY REFERENCE IN THIS JOINT PROXY STATEMENT/PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY SYLVAN OR NEC. THIS JOINT PROXY STATEMENT/PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY ANY SECURITIES, OR THE SOLICITATION OF A PROXY, IN ANY JURISDICTION IN WHICH, OR TO OR FROM ANY PERSON TO WHOM OR FROM WHOM, SUCH OFFER, SOLICITATION OF AN OFFER OR SOLICITATION OF A PROXY IS NOT AUTHORIZED OR IS UNLAWFUL. NEITHER THE DELIVERY OF THIS JOINT PROXY STATEMENT/PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS NOT BEEN ANY CHANGE IN THE FACTS SET FORTH IN THIS JOINT PROXY STATEMENT/PROSPECTUS OR IN THE AFFAIRS OF SYLVAN OR NEC SINCE THE DATE HEREOF.

     THE INFORMATION CONTAINED (OR INCORPORATED BY REFERENCE) HEREIN WITH RESPECT TO SYLVAN AND ITS SUBSIDIARIES HAS BEEN PROVIDED BY SYLVAN. THE INFORMATION CONTAINED (OR INCORPORATED BY REFERENCE) HEREIN WITH RESPECT TO NEC AND ITS SUBSIDIARIES HAS BEEN PROVIDED BY NEC.

                             AVAILABLE INFORMATION

     Sylvan and NEC are each subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and the rules and regulations promulgated thereunder, and, in accordance therewith, file reports, proxy and information statements and other information with the Securities and Exchange Commission (the "Commission"). These reports, proxy and information statements and other information concerning Sylvan and NEC can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549 and should be available at the Commission's regional offices located at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and at 7 World Trade Center, 13th Floor, New York, New York 10048, and copies of such material can be obtained from the Public Reference Section of the Commission, Washington, D.C. 20549, at prescribed rates. The Commission also maintains a site on the World Wide Web (at http://www.sec.gov) that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission. In addition, information filed by Sylvan with Nasdaq may be obtained by written request to Nasdaq at 1735 K Street, N.W., Washington, D.C. 20006; and information filed by NEC with (i) the NYSE may be inspected at the offices of the NYSE at 20 Broad Street, New York, New York 10005 and (ii) the PSE may be obtained by written request to PSE at 301 Pine Street, San Francisco, California 94104.

     Sylvan has filed with the Commission a Registration Statement on Form S-4 (including all amendments and supplements thereto, the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"), and the rules and regulations promulgated thereunder, with respect to the shares of Sylvan Common Stock to be issued pursuant to the Merger Agreement. This Joint Proxy Statement/Prospectus, which forms a part of the Registration Statement, does not contain all of the information set forth in the Registration Statement and the exhibits thereto, certain parts of which have been omitted in accordance with the rules and regulations of the Commission. Such additional information may be obtained from the Commission's principal office in Washington, D.C. Statements contained herein, or in any document incorporated herein by reference, concerning the provisions of certain documents are not necessarily complete and, in each instance, reference is made to the copies of such documents filed as exhibits to the Registration Statement or otherwise filed with the Commission, each such statement being qualified in its entirety by such reference.

                               TABLE OF CONTENTS

                                                                                                        Page
                                                                                                        ----
INCORPORATION BY REFERENCE............................................................................     x
FORWARD-LOOKING STATEMENTS............................................................................    xi
SUMMARY...............................................................................................     1
  The Merger and the Companies........................................................................     1
     The Merger.......................................................................................     1
     Sylvan Learning Systems, Inc.....................................................................     1
     National Education Corporation...................................................................     2
  Reasons for the Merger..............................................................................     2
  The Sylvan Annual Meeting...........................................................................     2
  The NEC Special Meeting.............................................................................     4
  Risk Factors........................................................................................     5
  Summary Historical and Pro Forma Combined Financial Information.....................................     6
  The Merger..........................................................................................     7
  Charter Amendments..................................................................................    10
  Plan Amendments.....................................................................................    10
  Sylvan Board Nominees...............................................................................    10
RECENT EVENTS.........................................................................................    11
  Sylvan's Agreement to Acquire Inroads...............................................................    11
  Harcourt Tender Offer Announcement..................................................................    11
HISTORICAL AND PRO FORMA COMBINED SELECTED FINANCIAL INFORMATION......................................    12
  Historical Selected Consolidated Financial Information..............................................    12
     Sylvan...........................................................................................    12
     National Education Corporation...................................................................    14
  Unaudited Pro Forma Condensed Combined Financial Statements.........................................    16
  Comparative Per Share Data..........................................................................    23
COMPARATIVE STOCK PRICES..............................................................................    25
RISK FACTORS..........................................................................................    26
  Fluctuation in Value of Merger Consideration........................................................    26
  Uncertainties in Integrating Business Operations and Achieving Cost Savings.........................    26
  Competition.........................................................................................    26
  Foreign Exchange Risk...............................................................................    27
  Proprietary Rights..................................................................................    27
  Dependence on Key Personnel.........................................................................    27
  Risks Related to Sylvan's Operations................................................................    28
  Risks Related to NEC's Operations...................................................................    29
  No Dividends........................................................................................    31
  Potential Effects of Certain Sylvan Anti-Takeover Provisions........................................    31
  Certain Litigation..................................................................................    31
  Conflicts of Interest...............................................................................    32

INFORMATION CONCERNING THE SYLVAN ANNUAL MEETING......................................................    33
   Purpose, Time and Place............................................................................    33
   Record Date; Quorum; Required Vote.................................................................    33
   Proxies............................................................................................    34
   Appraisal Rights...................................................................................    35
INFORMATION CONCERNING THE NEC SPECIAL MEETING........................................................    36
   Purpose, Time and Place............................................................................    36
   Record Date; Quorum; Vote Required.................................................................    36
   Proxies............................................................................................    36
   Appraisal Rights...................................................................................    37
PROPOSAL I:  THE SHARE ISSUANCE AND THE MERGER........................................................    38
   Background of the Merger...........................................................................    38
   Reasons of Sylvan for the Merger; Recommendation of the Sylvan Board...............................    40
   Sylvan Financial Advisor...........................................................................    41
   Reasons of NEC for the Merger; Recommendation of the NEC Board.....................................    48
   NEC Financial Advisor..............................................................................    51
   Certain Federal Income Tax Consequences............................................................    55
   Accounting Treatment...............................................................................    56
   Appraisal Rights...................................................................................    57
   Interests of Certain Persons in the Merger.........................................................    57
   Regulatory Matters.................................................................................    60
   NASDAQ Stock Market Listing........................................................................    60
   Delisting and Deregistration of NEC Common Shares..................................................    60
   Certain Federal Securities Laws Consequences.......................................................    60
   The Merger Agreement...............................................................................    61
     General..........................................................................................    61
     Conversion Shares................................................................................    61
     Exchange Procedures..............................................................................    62
     Effective Time...................................................................................    63
     Representations and Warranties...................................................................    63
     Conduct of Business of NEC and Sylvan Pending the Merger.........................................    64
     Directors' and Officers' Indemnification and Insurance...........................................    65
     Appointment of Directors.........................................................................    65
     No Solicitation..................................................................................    65
     Conditions Precedent to the Merger...............................................................    66
     Termination......................................................................................    67
     Termination Fee..................................................................................    67
     Amendment; Waiver................................................................................    68
     Expenses.........................................................................................    68

   Description Of Sylvan Capital Stock................................................................    68
     General..........................................................................................    68
     Common Stock.....................................................................................    69
     Preferred Stock..................................................................................    69
     Business Combinations and Control Share Acquisition Provisions of Maryland General Corporation
       Law............................................................................................    69
     Limitations on Change of Control.................................................................    70
     Transfer Agent...................................................................................    70
   Comparative Rights Of Stockholders Of Sylvan And NEC...............................................    71
     Action by Written Consent of Stockholders........................................................    71
     Amendment of Charter Documents and By-Laws.......................................................    71
     Business Combinations............................................................................    71
     Appraisal Rights.................................................................................    73
     Preemptive Rights................................................................................    73
     Indemnification..................................................................................    73
     Limitation of Personal Liability of Directors....................................................    74
     Classified Board of Directors....................................................................    75
     Cumulative Voting for Directors..................................................................    75
     Removal of Directors.............................................................................    75
     Newly Created Directorships and Vacancies........................................................    75
     Special Meetings.................................................................................    76
     Inspection Rights................................................................................    76
     Dividends and Distributions......................................................................    76
     Rights Agreement.................................................................................    76
PROPOSALS II, III and IV:  CHARTER AMENDMENTS.........................................................    77
   Common Shares Amendment............................................................................    77
   Preferred Shares Amendment.........................................................................    77
   Directors Amendment................................................................................    77
PROPOSALS V AND VI:  PLAN AMENDMENTS..................................................................    78
   1993 Plan Amendment................................................................................    78
   Management Plan Amendment..........................................................................    78
   Interests of Certain Persons in the Plan Amendments................................................    79
PROPOSALS VII AND VIII:  ELECTIONS OF SYLVAN BOARD NOMINEES...........................................    80
   Information Concerning Merger Nominees.............................................................    80
   Information Concerning Contingent Nominees.........................................................    81
   Information Regarding the Sylvan Board, Committees and Remuneration................................    82
   Compensation Committee Interlocks and Insider Participation in Compensation Decisions..............    82
   Compensation of Executive Officers and Directors...................................................    84
   Sylvan Management..................................................................................    88
   Stock Ownership of Certain Beneficial Owners, Directors and Management.............................    90
   Certain Relationships And Related Transactions.....................................................    91

PROPOSAL IX:  AUDITOR CONFIRMATION....................................................................    92
PROPOSAL X:  OTHER MATTERS............................................................................    92
LEGAL MATTERS AND EXPERTS.............................................................................    93
STOCKHOLDER PROPOSALS.................................................................................    93

ANNEX I:    AGREEMENT AND PLAN OF REORGANIZATION

ANNEX II:   ALEX. BROWN & SONS INCORPORATED OPINION

ANNEX III:  BZW OPINION

                          INCORPORATION BY REFERENCE

     Sylvan incorporates by reference herein the following documents filed pursuant to the Exchange Act:

     (1) Annual Report on Form 10-K for the year ended December 31, 1996 filed on March 31, 1997, as amended by its Annual Report on Form 10-K/A filed on April __, 1997;

     (2) The description of Sylvan's capital stock which is contained in its Registration Statements on Form 8-A dated ______________, 1993 and October 29, 1996, including any amendment or report filed for the purpose of updating such description.

     (3) Forms 8-K/A, filed on April 4, 1997 and April 10, 1997, amending Form 8-K filed on February 4, 1997.

     NEC incorporates by reference herein the following documents filed pursuant to the Exchange Act:

     (1) Annual Report on Form 10-K for the year ended December 31, 1996 filed on March 27, 1997, as amended by its Annual Report on Form 10-K/A, filed on April __, 1997;

     (2) The description of NEC's capital stock which is contained in its Registration Statement on Form S-3 dated May 9, 1986.

     All documents and reports filed by Sylvan or NEC pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Joint Proxy Statement/Prospectus and prior to the Meetings shall be deemed to be incorporated by reference in this Joint Proxy Statement/Prospectus and to be a part hereof from the date of such filing. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Joint Proxy Statement/Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Joint Proxy Statement/Prospectus.

     THIS JOINT PROXY STATEMENT/PROSPECTUS INCORPORATES DOCUMENTS BY REFERENCE WHICH ARE NOT PRESENTED HEREIN OR DELIVERED HEREWITH. SUCH DOCUMENTS (OTHER THAN EXHIBITS TO SUCH DOCUMENTS UNLESS SUCH EXHIBITS ARE SPECIFICALLY INCORPORATED BY REFERENCE) ARE AVAILABLE, WITHOUT CHARGE, TO ANY PERSON, INCLUDING ANY BENEFICIAL OWNER, TO WHOM THIS JOINT PROXY STATEMENT/PROSPECTUS IS DELIVERED, ON WRITTEN OR ORAL REQUEST, IN THE CASE OF DOCUMENTS RELATING TO SYLVAN, TO B. LEE MCGEE, SENIOR VICE PRESIDENT AND CHIEF FINANCIAL OFFICER, SYLVAN LEARNING SYSTEMS, INC., 1000 LANCASTER STREET, BALTIMORE, MARYLAND 21202, 410-843-8000; OR, IN THE CASE OF DOCUMENTS RELATING TO NEC, TO PHILIP C. MAYNARD, ESQ., VICE PRESIDENT, GENERAL COUNSEL AND SECRETARY, NATIONAL EDUCATION CORPORATION, 2601 MAIN STREET, SUITE 700IRVINE, CALIFORNIA 92614, 714-474-9400. IN ORDER TO ENSURE TIMELY DELIVERY OF THE DOCUMENTS PRIOR TO THE MEETINGS, REQUESTS SHOULD BE MADE BY JUNE 10, 1997.

                    _______________________________________

                           FORWARD-LOOKING STATEMENTS

     Certain statements in the Summary and under the captions "RISK FACTORS," "PROPOSAL I: THE SHARE ISSUANCE AND THE MERGER--Reasons of Sylvan for the Merger; Recommendations of the Sylvan Board," "--Reasons of NEC for the Merger; Recommendations of the NEC Board" and "HISTORICAL AND PRO FORMA COMBINED SELECTED FINANCIAL INFORMATION" elsewhere in this Joint Proxy Statement/Prospectus, constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance, or achievements of the combined company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. These forward-looking statements were based on various factors and were derived utilizing numerous important assumptions and other important factors that could cause actual results to differ materially from those in the forward-looking statements. Important assumptions and other important factors that could cause actual results to differ materially from those in the forward-looking statements include, but are not limited to: uncertainty as to the combined company's future profitability; the combined company's ability to develop and implement operational and financial systems to manage rapidly growing operations; competition in Sylvan's and NEC's existing and potential future lines of business; the combined company's ability to integrate and successfully operate acquired businesses and the risks associated with such businesses; the combined company's ability to obtain financing on acceptable terms to finance the combined company's growth strategy and for the combined company to operate within the limitations imposed by financing arrangements; uncertainty as to the future profitability of acquired businesses; trends in the education services market; competitive pressures; new product development and technological change; changes in relationships with customers, academic institutions or other business associates; changes in the regulatory environment; outcome of pending litigation and regulatory inquiries; and the impact of accounting policies required to be adopted in the near future. Other factors and assumptions not identified above were also involved in the derivation of these forward-looking statements, and the failure of such other assumptions to be realized as well as other factors may also cause actual results to differ materially from those projected.
Neither Sylvan nor NEC assume any obligation to update these forward-looking statements to reflect actual results, changes in assumptions or changes in other factors affecting such forward-looking statements.

--------------------------------------------------------------------------------

                                    SUMMARY

     The following is a summary of certain information contained elsewhere in this Joint Proxy Statement/Prospectus. This summary is not intended to be complete and reference is made to, and this summary is qualified in its entirety by, the more detailed information contained in this Joint Proxy Statement/Prospectus, the Annexes hereto and the documents incorporated herein by reference. Stockholders of both Sylvan and NEC are encouraged to review carefully this Joint Proxy Statement/Prospectus and the Annexes hereto, and the documents incorporated herein by reference, in their entirety. On September 27, 1996, the Sylvan Board of Directors declared a three-for-two stock split in the form of a stock dividend to stockholders of record on October 7, 1996, which was distributed on November 7, 1996 (the "Sylvan Stock Split"). All references in this Joint Proxy Statement/Prospectus to historical share and per share data for Sylvan have been retroactively adjusted to reflect the Sylvan Stock Split. Capitalized terms used in this Summary and not defined shall have the meanings ascribed to them elsewhere in this Joint Proxy Statement/Prospectus.

THE MERGER AND THE COMPANIES

     THE MERGER

     Under the terms of the Merger Agreement, Sylvan will acquire NEC in a stock-for-stock transaction to be accounted for as a pooling-of-interests. Sylvan will issue 0.58 shares of its Common Stock for each share of NEC Common Stock outstanding (the "Initial Conversion Ratio"); provided, however, that if the Average Share Price is less than $29.86 per share, each of NEC and Sylvan can exercise an option (the "Termination Option") to terminate the Merger Agreement and the Merger; and provided, further, that should NEC exercise its Termination Option, Sylvan can exercise an option (the "Adjustment Option") to force NEC to revoke the exercise of its Termination Option if Sylvan increases the Initial Conversion Ratio to the Adjusted Conversion Ratio. For example, if the Average Share Price is $29.13 ($____ higher than the per share closing price of the Sylvan Common Stock on the trading day preceding the date of this Joint Proxy Statement/Prospectus), the Adjusted Conversion Ratio would be 0.5945. Assuming that the number of shares of Sylvan Common Stock outstanding on the Closing Date equals the number of shares of Sylvan Common Stock outstanding on March 17, 1997, Sylvan will not, in any event, increase the Adjusted Conversion Ratio above 0.5945. Assuming the Initial Conversion Ratio is used, following the Merger, stockholders of NEC would hold approximately 46% of the outstanding common stock of Sylvan. The Merger Agreement contemplates that the Sylvan Board of Directors following the Merger would be comprised of 10 persons, including Messrs. Douglas L. Becker and R. Christopher Hoehn-Saric, the current Co-Chief Executive Officers of Sylvan, Mr. Sam Yau, the current Chief Executive Officer of NEC, three additional NEC directors and four other current members of the Sylvan Board of Directors. See "PROPOSALS VII AND VIII: ELECTIONS OF SYLVAN BOARD NOMINEES."

     SYLVAN LEARNING SYSTEMS, INC.

     Sylvan delivers computer-based testing for academic admissions, professional licensure and certification programs at more than 1,300 Sylvan Prometric testing centers, provides personalized instructional services to students at more than 650 Sylvan Learning Centers, provides educational services under contract to school systems, operates Wall Street Institute, a franchisor of learning centers teaching English in foreign countries. Sylvan reported revenue of $157.1 million and net income of $14.7 million, or $0.60 per share, less approximately $.10 per share of non-recurring prior acquisition related changes, in 1996.

     Sylvan's principal executive offices are located at 1000 Lancaster Street, Baltimore, Maryland 21202 and its telephone number is (410) 843-8000.

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     NATIONAL EDUCATION CORPORATION

     NEC (NYSE: NEC) is a leading provider of distance education in vocational, academic and professional studies and interactive media-based products (through wholly-owned subsidiaries, ICS Learning Systems, Inc. ("ICS") and National Education Training Group, Inc. ("NETG")) and is a leading publisher of supplemental education materials that address instructional needs from childhood through adulthood (through its 83%-owned subsidiary Steck-Vaughn Publishing Corporation ("SVPC" and, together with ICS and NETG, the "NEC Subsidiaries"). SVPC is publicly traded on Nasdaq under the symbol "STEK". NEC reported revenue of $288.8 million and net income of $21.4 million, or $0.58 per share, in 1996. NEC's 1996 net income before unusual and non-recurring items was $22.6 million, or $0.62 per share.

     NEC's principal executive offices are located at 2601 Main Street, Suite 700, Irvine, California 92614 and its telephone number is (714) 474-9400.

REASONS FOR THE MERGER

     After consulting with management and its advisors and considering various factors, each of the Sylvan Board of Directors and the NEC Board of Directors (collectively, the "Boards") unanimously concluded that the transactions contemplated by the Merger Agreement, including the Merger and, in Sylvan's case, the Share Issuance, are fair to and in the best interests of their respective companies and stockholders. The Boards believe that the strategic fit and strengths of Sylvan and NEC will enhance the competitive position of, offer potential cost savings and opportunities for other synergies to, and provide a platform for continued growth, both internally and through acquisitions, for the combined company. See "PROPOSAL I: THE SHARE ISSUANCE AND THE MERGER--Reasons of Sylvan for the Merger; Recommendation of the Sylvan Board and "--Reasons of NEC for the Merger; Recommendation of the NEC Board."

THE SYLVAN ANNUAL MEETING

     Purpose, Time and Place. The Sylvan Annual Meeting will be held on June 26, 1997 at 10:00 a.m., local time, at 1000 Lancaster Street, Baltimore, Maryland 21202. At the Sylvan Annual Meeting, the stockholders of Sylvan will be asked to consider and vote upon proposals (collectively, the "Sylvan Proposals") to:

     (i) approve the issuance by Sylvan of up to a number of shares of Sylvan Common Stock equal to one fewer than 50% of the total number of shares of Sylvan Common Stock to be outstanding immediately following the merger of [Newco, Inc.], a Delaware corporation and a wholly-owned subsidiary of Sylvan ("Merger Sub") with and into National Education Corporation ("NEC") (the "Merger") (24,516,622 shares based on the number of shares of Sylvan Common Stock outstanding on March 17, 1997) (the "Share Issuance"), pursuant to the Agreement and Plan of Reorganization dated as of March 12, 1997 (the "Merger Agreement") by and between Sylvan and NEC;

    (ii) amend Sylvan's Charter to reduce the term served by Sylvan directors from three years to one year and to eliminate separate classes of Sylvan directors (the "Directors Amendment");

   (iii) amend Sylvan's Charter to increase the number of authorized shares of Sylvan Common Stock from 40,000,000 shares to 90,000,000 shares (the "Common Shares Amendment");

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                                      -2-
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    (iv)  amend Sylvan's Charter to increase from 250,000 shares to 400,000 shares the number of shares of Preferred Stock of Sylvan, $.01 par value per share, which are designated as Junior Participating Preferred Stock (the "Preferred Shares Amendment" and, together with the Directors Amendment and the Common Shares Amendment, the "Charter Amendments");

     (v) amend Sylvan's Amended and Restated 1993 Stock Option Plan (the "1993 Plan") to provide for an increase of 2,575,000 shares in the total number of shares of Sylvan Common Stock currently authorized for issuance under the 1993 Plan (which would increase the total number of shares authorized for issuance pursuant to the 1993 Plan from 2,625,000 to 5,200,000) (the "1993 Plan Amendment"); (vi) amend
          Sylvan's 1996 Senior Management Stock Option Plan (the "Management Plan") to provide for an increase of 1,000,000 shares in the total number of shares of Sylvan Common Stock currently authorized for issuance under the Management Plan (which would increase the total number of shares authorized for issuance pursuant to the Management Plan from 2,250,000 to 3,250,000) (the "Management Plan Amendment" and, together with the 1993 Plan Amendment, the "Plan Amendments");

   (vii) elect to the Sylvan Board of Directors effective upon the consummation of the Merger, each of Sam Yau, Richard C. Blum, David C. Jones, and Michael R. Klein (each of whom is currently an NEC director), and R. Christopher Hoehn-Saric, Douglas L. Becker, R. William Pollock, Nancy
          A. Cole, Donald V. Berlanti and J. Phillip Samper (the "Merger Nominees"), to serve until the next Annual Meeting of Sylvan stockholders and until their successors are elected and qualify;

  (viii) elect to the Sylvan Board of Directors, in the event the Merger is terminated or if the Merger Nominees are not elected, each of R. Christopher Hoehn-Saric, Douglas L. Becker, J. Phillip Samper, Donald
          V. Berlanti, Nancy A. Cole, James H. McGuire and R. William Pollock (the "Contingent Nominees" and, together with the Merger Nominees, the "Sylvan Board Nominees"), to serve until the next Annual Meeting of Sylvan stockholders and until their successors are elected and qualify);

    (ix) ratify and confirm the selection of Ernst & Young LLP as Sylvan's independent auditors for the year ending December 31, 1997 (the "Auditor Confirmation")

    (ix) transact such other business as may properly come before the Sylvan Annual Meeting or any adjournment or postponement thereof.

     See "INFORMATION CONCERNING THE SYLVAN ANNUAL MEETING--Purpose, Time and Place."

     Record Date; Quorum; Required Vote. The record date for the Sylvan Annual Meeting is the close of business on May 9, 1997 (the "Sylvan Record Date"). Only holders of record of Sylvan Common Stock at the close of business on the Sylvan Record Date are entitled to notice of, and to vote at, the Sylvan Annual Meeting or any adjournment or postponement thereof. As of the Sylvan Record Date, there were ______________ outstanding shares of Sylvan Common Stock, held of record by _________ persons. Each share of Sylvan Common Stock is entitled to one vote on each of the Sylvan Proposals. The presence at the Sylvan Annual Meeting, either in person or by proxy, of a majority of the issued and outstanding shares of Sylvan Common Stock entitled to vote will constitute a quorum. The affirmative vote of the holders of a majority of the shares of

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                                      -3-
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Sylvan Common Stock voting on each of the Share Issuance and the Plan Amendments
(where the total number of votes cast on the respective proposal represents over 50% of all outstanding shares of Sylvan Common Stock outstanding on the Sylvan Record Date and entitled to vote) is required to approve each of these Sylvan Proposals. The affirmative vote of the holders of at least a majority of the total outstanding shares of Sylvan Common Stock is required to approve the Charter Amendments. A plurality of all votes cast at the Sylvan Annual Meeting is required for the election of the Sylvan Board Nominees.

     It is expected that all of the ___________ outstanding shares of Sylvan Common Stock beneficially owned by directors and executive officers of Sylvan at the close of business on the Sylvan Record Date (___% of the total number of outstanding shares of Sylvan Common Stock at such date) will be voted for approval of each of the Sylvan Proposals. See "INFORMATION CONCERNING THE SYLVAN ANNUAL MEETING--Record Date; Quorum; Required Vote."

     Proxies. The proxy card enclosed with copies of this Joint Proxy Statement/Prospectus delivered to Sylvan stockholders provides that each Sylvan stockholder may specify that such stockholder's shares of Sylvan Common Stock be voted "for" or "against" approval of each of the Sylvan Proposals or that the designated proxy holders be directed to "abstain" from voting with respect thereto. If properly executed and returned in time for the Sylvan Annual Meeting, the enclosed proxy will be voted in accordance with the choice specified. If a properly executed proxy is returned, but no choice is specified, the corresponding shares of Sylvan Common Stock will be voted FOR approval of the Share Issuance, FOR approval of the Charter Amendments, FOR approval of the Plan Amendments, FOR election of the Merger Nominees, FOR election of the Contingent Nominees and FOR the Auditor Confirmation. It is not expected that any matter other than those contemplated by the Sylvan Proposals will be brought before the Sylvan Annual Meeting; however, if other matters are properly presented, the persons named in such proxy will have authority to vote in accordance with their judgment on any other such matter, including without limitation, any proposal to adjourn or postpone the Sylvan Annual Meeting. If a proxy is returned which specifies a vote against the Share Issuance, such discretionary authority will not be used to adjourn the Sylvan Annual Meeting in order to solicit additional votes in favor of the Share Issuance.

     Any stockholder who executes and returns a proxy may revoke it at any time before it is voted at the Sylvan Annual Meeting by (i) delivering to the Secretary of Sylvan at Sylvan's principal offices (before the Sylvan Annual Meeting) an instrument of revocation bearing a later date or time than the date or time of the proxy being revoked; (ii) submitting, prior to the vote, a duly executed proxy bearing a later date or time than the date or time of the proxy being revoked; or (iii) voting in person at the Sylvan Annual Meeting. A stockholder's attendance at the Sylvan Annual Meeting will not by itself revoke a proxy given by such stockholder. See "INFORMATION CONCERNING THE SYLVAN ANNUAL MEETING--Proxies."

THE NEC SPECIAL MEETING

     Purpose, Time and Place. The NEC Special Meeting will be held on June 25, 1997 at 10:00 a.m., local time, at ______________________________________. At the NEC Special Meeting, the stockholders of NEC will be asked to consider and vote upon a proposal to approve the Merger and to adopt the Merger Agreement (the "Merger Proposal").

     See "INFORMATION CONCERNING THE NEC ANNUAL MEETING--Purpose, Time and
Place."

     Record Date; Quorum; Required Vote. The record date for the NEC Special Meeting is the close of business on May 9, 1997 (the "NEC Record Date"). Only holders of record of NEC Common Stock at the close of business on the NEC Record Date are entitled to notice of and to vote at the NEC Special Meeting or any

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                                      -4-
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adjournment or postponement thereof. As of the NEC Record Date, there were
_________________ outstanding shares of NEC Common Stock, held by _______ holders of record. Each share of NEC Common Stock is entitled to one vote on the Merger Proposal. The presence at the NEC Special Meeting, either in person or by proxy, of NEC stockholders holding not less than one-half of the outstanding shares of NEC Common Stock entitled to be voted thereat will constitute a quorum at the NEC Special Meeting. The affirmative vote of the holders of at least a majority of the total outstanding shares of NEC Common Stock entitled to vote thereon is required to approve and adopt the Merger Proposal.

     It is expected that all of the _____________ outstanding shares of NEC Common Stock beneficially owned by directors and executive officers of NEC at the close of business on the NEC Record Date (____% of the total number of outstanding shares of NEC Common Stock at such date) will be voted for approval of the Merger Proposal. See "INFORMATION CONCERNING THE NEC ANNUAL MEETING--Record Date; Quorum; Required Vote."

     Proxies. The proxy card enclosed with copies of this Joint Proxy Statement/Prospectus delivered to NEC stockholders provides that each stockholder of NEC may specify that such stockholder's shares of NEC Common Stock be voted "for" or "against" approval of the Merger Proposal or that the designated proxy holders be directed to "abstain" from voting with respect thereto. If properly executed and returned in time for the NEC Special Meeting, the enclosed proxy will be voted in accordance with the choice specified. If a properly executed proxy is returned, but no choice is specified, the corresponding shares of NEC Common Stock will be voted FOR approval of the Merger Proposal. No matter other than that contemplated by the Merger Proposal will be brought before the NEC Special Meeting. If a proxy is returned which specifies a vote against the Merger Proposal, such discretionary authority will not be used to adjourn the NEC Special Meeting in order to solicit additional votes in favor of the Merger Proposal.

     Any stockholder who executes and returns a proxy may revoke it at any time before it is voted at the NEC Special Meeting by (i) delivering to the Secretary of NEC at NEC's principal offices (before the NEC Special Meeting) an instrument of revocation bearing a later date or time than the date or time of the proxy being revoked; (ii) submitting, prior to the vote, a duly executed proxy bearing a later date or time than the date or time of the proxy being revoked; or (iii) voting in person at the NEC Special Meeting. A stockholder's attendance at the NEC Special Meeting will not by itself revoke a proxy given by such stockholder. See "INFORMATION CONCERNING THE NEC ANNUAL MEETING--Proxies."

RISK FACTORS

     Stockholders of Sylvan and of NEC should carefully evaluate the matters set forth under "RISK FACTORS." Factors to be considered, among other things, include the potential for fluctuation in value of Sylvan Common Stock to be issued in the Merger as well as certain risks associated with the business and operations of the combined company and its subsidiaries. See "RISK FACTORS."

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        SUMMARY HISTORICAL AND PRO FORMA COMBINED FINANCIAL INFORMATION
                   (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

     The following table presents summary historical and pro forma combined financial information of Sylvan as of and for the year ended December 31, 1996 and as of and for the three months ended March 31, 1997. "Pro Forma Combined Companies" reflects the combination of the historical Sylvan financial statements, as adjusted for the pro forma effects of the acquisition of Wall Street Institute Group on December 1, 1996, with the historical financial statements of NEC, accounted for as a pooling-of-interests.

     The following summary historical and pro forma combined financial data should be read in conjunction with the (i) Unaudited Pro Forma Condensed Combined Financial Statements; (ii) Historical Selected Consolidated Financial Information and related notes thereto of Sylvan; and (iii) Historical Selected Consolidated Financial Information and related notes thereto of NEC, all included elsewhere or incorporated by reference in this Joint Proxy Statement/Prospectus.

                                                    AS OF AND                      AS OF AND FOR THE THREE MONTHS ENDED
                                        FOR THE YEAR ENDED DECEMBER 31, 1996                   MARCH 31,1997
                                        ------------------------------------       --------------------------------------
                                           SYLVAN           PRO FORMA                                     PRO FORMA
                                         PRO FORMA (1)  COMBINED COMPANIES        SYLVAN HISTORICAL   COMBINED COMPANIES
                                        --------------  --------------------      -----------------   ------------------
Statement of Operations Data:
 Total revenues......................     $169,777          $458,578
 Net income..........................       16,905            39,615
PER SHARE INFORMATION (FULLY DILUTED):
 Net income per common share.........        $0.67             $0.85  (2)
BALANCE SHEET DATA:
 Total assets........................     $250,579          $429,337  (3)
 Total long-term debt................        1,575            88,778
 Total stockholders' equity..........      179,591           170,278  (3)

______________
(1) The pro forma statement of operations of Sylvan for the year ended December 31, 1996 includes the pro forma effects of the acquisition of Wall Street Institute Group ("WSI"). WSI was acquired by Sylvan on December 1, 1996 in a transaction accounted for as a purchase. See the Current Report on Form 8-K/A of Sylvan dated April 10, 1997 and incorporated herein by reference in this Joint Proxy/Prospectus.

(2) Pro forma combined earnings (loss) per share amounts are based on the weighted average number of shares assumed to be outstanding during the period, adjusted to give effect to the issuance of approximately 20.7 million shares of Sylvan Common Stock constituting the Share Issuance and the conversion of other outstanding dilutive securities using the Initial Conversion Ratio. In computing earnings per share in 1996, pro forma net income is reduced by the estimated additional amortization that would result from the payment of certain contingent consideration related to the acquisition by Sylvan of PACE in 1995, as discussed in Note 6 to the Unaudited Pro Forma Condensed Combined Financial Statements.

(3) As discussed further in the introduction to Unaudited Pro Forma Condensed Combined Financial Statements, the pro forma condensed combined balance sheet includes, in accordance with the Commission's reporting rules, the estimated effects of events that are directly attributable to the Merger. Therefore, the pro forma condensed combined balance sheet reflects a pro forma adjustment, net of related taxes, of $43.3 million, for the estimated amount of transaction costs, termination benefits, and restructuring charges, as discussed in Note 1 to the Unaudited Pro Forma Condensed Combined Financial Statements.

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THE MERGER

     General. If the Sylvan stockholders approve the Share Issuance and the NEC stockholders approve the terms of the Merger Agreement, including the Merger, and all other conditions to the Merger are satisfied or waived, Merger Sub will be merged with and into NEC, with NEC being the surviving corporation after the Merger (the "Surviving Corporation") and becoming a wholly-owned subsidiary of Sylvan, effective at the time the Certificate of Merger is filed with the Secretary of State of the State of Delaware (the "Effective Time").

     Upon consummation of the Merger pursuant to the Merger Agreement, each outstanding share of NEC Common Stock, other than NEC Common Stock held by NEC or held by Sylvan, Merger Sub or any other wholly-owned subsidiary of Sylvan, will be converted into the right to receive 0.58 of a share of Sylvan Common Stock (the "Initial Conversion Ratio"); provided, however, that the Initial Conversion Ratio may be increased to the Adjusted Conversion Ratio if (i) the Average Share Price is less than the Trigger Price, (ii) NEC has exercised its Termination Option and (iii) Sylvan has exercised its Adjustment Option. An Average Share Price of $29.13 ($___ higher than the per share closing price of the Sylvan Common Stock on the trading day immediately preceding the printing of this Joint Proxy Statement/Prospectus) would yield an Adjusted Conversion Ratio of 0.5945, resulting in the issuance by Sylvan of an aggregate of ______ shares of Sylvan Common Stock to the holders of NEC Common Stock outstanding on the Record Date. Assuming the number of shares of Sylvan Common Stock outstanding on the Closing Date is no greater than the number of shares of Common Stock outstanding on March 17, 1996, Sylvan will not, in any event, exercise its Adjustment Option if the Average Share Price is below $29.13. See "PROPOSAL I:
THE SHARE ISSUANCE AND THE MERGER--The Merger Agreement--Conversion of Shares."

     ALTHOUGH THE INITIAL CONVERSION RATIO MAY BE INCREASED DEPENDING ON THE EXTENT THE AVERAGE SHARE PRICE IS LESS THAN $29.86, THE MARKET PRICE OF SYLVAN COMMON STOCK MAY FLUCTUATE AND, ON THE CLOSING DATE, THE DATE SHARES OF SYLVAN COMMON STOCK ARE RECEIVED BY HOLDERS OF NEC COMMON STOCK, OR THE DATE ON WHICH SUCH SHARES OF SYLVAN COMMON STOCK ARE EVENTUALLY SOLD, MAY BE MORE OR LESS THAN THE PRICE OF SYLVAN COMMON STOCK AS OF THE DATE OF THIS JOINT PROXY STATEMENT/PROSPECTUS.

     In lieu of any fractional shares of Sylvan Common Stock, each holder of NEC Common Stock who otherwise would be entitled to receive a fractional share of Sylvan Common Stock will be paid an amount in cash equal to the Average Share Price of Sylvan Common Stock as of _____________ multiplied by the fractional share interest to which such NEC stockholder is entitled. See "PROPOSAL I: THE SHARE ISSUANCE AND THE MERGER--The Merger Agreement--Exchange Procedures."

     Background of the Merger. For information concerning the background of the Merger, see "PROPOSAL I: THE SHARE ISSUANCE AND THE MERGER--Background of the Merger."

     Recommendations of the Sylvan Board of Directors. The Sylvan Board of Directors has unanimously concluded that the terms of the Merger Agreement, including the Merger and the Share Issuance, are fair to, and in the best interests of, Sylvan and its stockholders and unanimously recommends that Sylvan stockholders vote FOR approval of the Share Issuance. For a discussion of the factors considered by the Sylvan Board of Directors in reaching its decision to approve and recommend to Sylvan stockholders the Share Issuance, see "PROPOSAL
I: THE SHARE ISSUANCE AND THE MERGER--Reasons of Sylvan for the Merger; Recommendation of the Sylvan Board."

     Financial Advisor to Sylvan. Alex. Brown & Sons Incorporated ("Alex. Brown") acted as financial advisor to Sylvan in connection with the Merger. On March 11, 1997, Alex. Brown delivered its oral opinion to the Sylvan Board of Directors to the effect that, as of the date of such opinion, from a financial point of view, the

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Initial Conversion Ratio in the Merger is fair to Sylvan. Alex. Brown subsequently confirmed its earlier opinion by delivery of its written opinion dated as of March 12, 1997. A copy of the written opinion of Alex. Brown, which sets forth a discussion of the assumptions made, matters considered and limitations on the review undertaken by Alex. Brown, is attached hereto as Annex II and is incorporated herein by reference. See "PROPOSAL I: THE SHARE ISSUANCE AND THE MERGER--Sylvan Financial Advisor."

     Recommendations of the NEC Board. The NEC Board has unanimously concluded that the Merger is advisable and in the best interests of NEC and its stockholders and unanimously recommends that NEC stockholders vote FOR approval of the Merger Proposal. See "PROPOSAL I: THE SHARE ISSUANCE AND THE MERGER--Reasons of NEC for the Merger; Recommendation of the NEC Board."

     Financial Advisors to NEC. BZW, the investment banking division of Barclays Bank PLC ("BZW"), acted as financial advisor to NEC in connection with NEC's consideration of the Merger, the Merger Agreement and the other transactions contemplated thereby. On March 11, 1997, BZW delivered its oral opinion to the NEC Board that as of the date of such opinion, the Initial Conversion Ratio pursuant to the Merger Agreement was fair to the holders of NEC Stock other than Sylvan, Merger Sub or any other wholly-owned subsidiary of Sylvan. BZW subsequently confirmed its earlier opinion by delivery of its written opinion dated as of March 12, 1997.

     The full text of the written opinion of BZW, which sets forth assumptions made, matters considered and limitations on the review undertaken in connection with the opinion is attached hereto as Annex III and is incorporated herein by reference. Holders of NEC Common Stock are urged to, and should, read such opinion in its entirety. See "PROPOSAL I: THE SHARE ISSUANCE AND THE MERGER--NEC Financial Advisor."

     Conditions to the Merger. The obligations of Sylvan and NEC to consummate the Merger are subject to the satisfaction or waiver (where permissible) of various conditions, including, among others, (i) approval of the Share Issuance by the holders of the outstanding shares of Sylvan Common Stock and approval of the Merger Proposal by the holders of the outstanding shares of NEC Common Stock, each by the requisite vote under applicable law, (ii) receipt by Sylvan of a letter from Ernst & Young LLP, its independent auditors, and receipt by NEC of a letter from Price Waterhouse LLP, its independent accountants, each to the effect that subject to customary qualifications, no event has occurred with respect to Sylvan or NEC, as applicable, which would preclude the Merger from being treated as a pooling-of-interests under Accounting Principles Board Opinion No. 16 (in each case, a "Pooling Letter"), (iii) receipt by Sylvan and NEC of opinions of their respective tax counsel to the effect that, inter alia, on the basis of representations made by Sylvan and NEC and referred to therein, for U.S. federal income tax purposes, the Merger will qualify as a tax-free reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"), and that Sylvan, Merger Sub and NEC will each be a party to the reorganization and (iv) certain other conditions. See "PROPOSAL I: THE SHARE ISSUANCE AND THE MERGER--The Merger Agreement--Conditions Precedent to the Merger."

     Termination of the Merger Agreement. The Merger Agreement may be terminated by Sylvan or NEC under certain circumstances, including either Sylvan's or NEC's exercise of the Termination Option; provided, however, that Sylvan can prevent termination after NEC has exercised the Termination Option if Sylvan elects to exercise its Adjustment Option. If the Merger is terminated due to a material breach of the Merger Agreement or failure to obtain stockholder approval by either Sylvan or NEC, the breaching or non-approving party may be required to pay to the other a termination fee of $10,000,000 assuming the non-breaching or approving party did not otherwise give the non-approving party cause to terminate the Merger Agreement. Under certain other circumstances, NEC may be required to pay Sylvan an additional amount of liquidated damages of $20,000,000, or an aggregate termination fee of $30,000,000. See "PROPOSAL I:
THE SHARE ISSUANCE AND THE MERGER--The Merger Agreement--Termination" and "--Termination Fee."

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                                      -8-
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     Regulatory Matters. Under the Hart-Scott-Rodino Antitrust Improvements Act
of 1976, as amended, (the "HSR Act"), and the rules that have been promulgated thereunder by the Federal Trade Commission ("FTC"), the Merger may not be consummated unless certain filings have been submitted to the Antitrust Division of the United States Department of Justice (the "Antitrust Division") and the FTC and certain waiting period requirements have been satisfied. On March 26, 1997, Sylvan and NEC submitted the required filings to the FTC and the Antitrust Division relating to the Merger. On April __, 1997, Richard C. Blum, a Director of NEC and an affiliate of a principal stockholder of NEC ("Blum"), submitted the required filings to the FTC and the Antitrust Division relating to Blum's acquisition of more than $15 million of Sylvan Common Stock in the proposed Merger. On April 25, 1997 and May __, 1997, the respective waiting periods under the HSR Act expired. See "PROPOSAL I: THE SHARE ISSUANCE AND THE MERGER-- Regulatory Matters."

     Certain Federal Income Tax Consequences. Each of Sylvan and NEC has received an opinion from its tax counsel to the effect that, among other things, the Merger will constitute a "reorganization" within the meaning of Section 368(a) of the Code and no gain or loss will be recognized by the stockholders of NEC upon the exchange of their shares of NEC Common Stock solely for shares of Sylvan Common Stock pursuant to the Merger, except with respect to cash, if any, received in lieu of fractional shares of Sylvan Common Stock. It is a condition to the consummation of the Merger that each such opinion of tax counsel be confirmed on and as of the Closing Date. NEC stockholders are urged to consult their own tax advisors as to the specific tax consequences of the Merger. See "PROPOSAL I: THE SHARE ISSUANCE AND THE MERGER--Certain Federal Income Tax Consequences" and "PROPOSAL I: THE SHARE ISSUANCE AND THE MERGER--The Merger Agreement--Conditions Precedent to the Merger."

     Accounting Treatment. It is intended that the Merger will be accounted for as a pooling-of-interests under generally accepted accounting principles. Consummation of the Merger is conditioned upon receipt by each of Sylvan and NEC of a Pooling Letter from its independent auditors. See "PROPOSAL I: THE SHARE ISSUANCE AND THE MERGER--Accounting Treatment."

     Appraisal Rights. Under the Delaware General Corporation Law ("DGCL"), the holders of NEC Common Stock will not have dissenters' appraisal rights in connection with the Merger Agreement and the consummation of the Merger. Under the Maryland General Corporation Law ("MGCL"), the holders of Sylvan Common Stock will not have objecting stockholders' appraisal rights in connection with the Share Issuance and the consummation of the Merger. See "PROPOSAL I: THE SHARE ISSUANCE AND THE MERGER--Appraisal Rights" and "PROPOSAL I: THE SHARE ISSUANCE AND THE MERGER--Comparative Rights of Stockholders of Sylvan and NEC--Appraisal Rights."

     Interests of Certain Persons in the Merger. Stockholders of NEC should be aware that certain directors and officers of NEC have interests in the Merger that are in addition to and potentially in conflict with the interests of stockholders of NEC. See "PROPOSAL I: THE SHARE ISSUANCE AND THE MERGER-- Interests of Certain Persons in the Merger" and "PROPOSALS VII AND VIII:
ELECTIONS OF SYLVAN BOARD NOMINEES--Merger Nominees."

     Comparative Rights of Stockholders of Sylvan and NEC. As a result of the Merger, shares of NEC Common Stock, which are issued by a Delaware corporation, will be converted into the right to receive shares of Sylvan Common Stock, which are issued by a Maryland corporation. There are differences between the rights of NEC stockholders and the rights of Sylvan stockholders. These differences result from (i) differences between the MGCL and the DGCL and (ii) differences between the governing instruments of NEC and Sylvan. For a discussion of certain differences between the rights of NEC stockholders and the rights of Sylvan stockholders, see "PROPOSAL I: THE SHARE ISSUANCE AND THE MERGER--Comparative Rights of Stockholders of Sylvan and NEC."
-------------------------------------------------------------------------------

CHARTER AMENDMENTS

     At the Sylvan Annual Meeting, Sylvan stockholders will be asked to consider and vote upon proposals to amend Sylvan's Charter to (i) reduce the term served by Sylvan directors from three years to one year and to eliminate separate classes of Sylvan directors (the "Directors Amendment"), (ii) increase from 40,000,000 to 90,000,000 the number of authorized shares of Sylvan Common Stock (the "Common Shares Amendment") and (iii) increase from 250,000 to 400,000 the number of shares of Preferred Stock of Sylvan, $.01 par value per share, which are designated as Junior Participating Preferred Stock (the "Preferred Shares Amendment" and, together with the Directors Amendment and the Common Shares Amendment, the "Charter Amendments"). Stockholders of Sylvan should carefully evaluate the matters set forth under "PROPOSALS II, III AND IV: CHARTER AMENDMENTS."

PLAN AMENDMENTS

    At the Sylvan Annual Meeting, Sylvan stockholders will be asked to consider and vote upon proposals to amend (i) the 1993 Plan to provide for an increase of 2,575,000 shares in the total number of shares of Sylvan Common Stock currently authorized for issuance under the 1993 Plan and (ii) the Management Plan to provide for an increase of 1,000,000 shares in the total number of shares of Sylvan Common Stock currently authorized for issuance under the Management Plan. Approval of each of the Plan Amendments would increase to 5,200,000 and 3,250,000 the total number of shares authorized for issuance under the 1993 Plan and the Management Plan, respectively. As of April 1, 1997, 129,597 shares and 1,215,000 shares remained available for grant pursuant to the 1993 Plan and the Management Plan, respectively. Stockholders of Sylvan should carefully evaluate the matters set forth under "PROPOSALS V AND VI: PLAN AMENDMENTS."

SYLVAN BOARD NOMINEES

     At the Sylvan Annual Meeting, Sylvan stockholders will be asked to consider and vote upon proposals to elect the Merger Nominees, with such elections to become effective upon consummation of the Merger, and to elect to the Sylvan Board of Directors the Contingent Nominees in the event the Merger is terminated or the Merger Nominees are not elected at the Sylvan Annual Meeting. Stockholders of Sylvan should carefully evaluate the matters set forth under "PROPOSAL FOR PLAN AMENDMENTS" and "PROPOSALS VII AND VIII: ELECTIONS OF SYLVAN BOARD NOMINEES."

--------------------------------------------------------------------------------

                                 RECENT EVENTS

Sylvan's Agreement to Acquire Inroads

         On April 17, 1997, Sylvan entered into a definitive agreement to acquire 100% of the stock of I-R, Inc. and Independent Child Study Teams, Inc. (collectively "Inroads") in two merger transactions that would be accounted for as poolings-of-interests. Inroads, which is privately held, had revenues of approximately $24 million in 1996. To consummate the transaction, Sylvan will issue approximately 1.4 million shares of Common Stock. The transaction is expected to close by the end of May 1997. If the average price of Sylvan's Common Stock is less than $22 for the 15 trading days prior to closing, Sylvan may either adjust the number of shares issuable to equal $31.1 million in then market value or terminate the agreement.

         Inroads provides remedial educational services to non-public school systems, funded by the Federal Title I program and similar state funded programs. Inroads has school contracts in New Jersey, Maryland, Louisiana, and Washington, D.C., among others.

Harcourt Tender Offer Announcement for NEC Common Stock

         On April 16, 1997, Harcourt General, Inc. ("Harcourt") announced that it would commence an all-cash tender offer for all of the outstanding NEC Common Stock at a price of $19.50 per share. Harcourt indicated that its offer has a total transaction value of approximately $740 million. Harcourt also announced that the tender offer will be subject to customary conditions and the termination of the Merger Agreement but is not subject to any financing contingencies. The complete terms and conditions of the tender offer are expected to be set forth in offering documents which will be filed by Harcourt with the Securities and Exchange Commission. Harcourt further stated that it intends to effect a merger in which holders of all shares of NEC Common Stock that are not tendered would receive the same cash price paid in the tender offer.

         Harcourt also announced its intention, subject to its ability to effectuate a merger with NEC, to seek to acquire the outstanding shares of common stock of Steck-Vaughn Publishing Corporation ("SVPC") not currently owned by NEC at a price per share of $14.00. Harcourt, however, did not disclose the manner by which it would seek to acquire the SVPC shares or the timing of any such acquisition.

       HISTORICAL AND PRO FORMA COMBINED SELECTED FINANCIAL INFORMATION
                   (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

     The information below sets forth selected historical and unaudited pro forma combined financial information. The results of operations for interim periods are not necessarily indicative of the results for a full year. The selected financial data set forth below should be read in conjunction with the
(i) Consolidated Financial Statements and related notes thereto of Sylvan; and
(ii) Consolidated Financial Statements and related notes thereto of NEC, each incorporated by reference in this Joint Proxy Statement/Prospectus.

HISTORICAL SELECTED CONSOLIDATED FINANCIAL INFORMATION

     The historical selected consolidated financial data of Sylvan and NEC for each of the years in the five year period ended December 31, 1996 set forth below have been derived from audited financial statements and those for the three-month period ended March 31, 1997 and 1996 have been derived from unaudited financial statements.

     SYLVAN

                                                PARTNERSHIP
                                                AND SYLVAN
                                  PARTNERSHIP   COMBINED                                              SYLVAN
                                -------------  ------------        -----------------------------------------------------------------
                                                                                                                  THREE MONTHS ENDED
                                                     YEAR ENDED DECEMBER 31,                                             MARCH  31,
                                ----------------------------------------------------------------------------------  ----------------
                                    1992 (1)       1993 (1)          1994 (1)            1995           1996 (6)       1996    1997
                                -------------- ------------        -----------       -----------     -------------  --------   -----
STATEMENT OF OPERATIONS
 DATA (2):
Revenues
 Franchise royalties............     $  5,695  $   6,510              $ 7,921          $ 9,223         $ 11,160   $ 2,522
 Franchise sales fees...........          352      1,008                1,256            2,132            3,184       213
 Company-owned learning
  center services...............        3,692      7,246                8,605           11,520           18,528     3,368
 Product sales..................        1,537      1,297                2,234            3,188            3,927     1,110
 Contract educational
  services......................        7,124      9,989               13,563           27,362           33,366     9,544
 Testing services...............        1,300      3,572               13,665           34,566           86,951    17,800
 Other..........................          481         --                   --               --               --        --
                                     ---------   ---------           ----------       ----------     ----------- ---------- --------
     Total revenues.............       20,181     29,622               47,244           87,991          157,116    34,557
Cost and expenses
 Franchise services.............        2,195      2,778                3,841            5,875            6,532     1,667
 Company-owned learning
  center expense................        3,400      6,873                7,655           10,369           16,073     3,034
 Cost of product sales..........        1,782      1,009                1,759            2,431            2,952       904
 Contract educational
  services expense..............        6,316      8,751               11,880           25,120           29,071     8,528
 Testing services expense.......        2,022      3,052               14,025           30,348           71,518    15,487
 General and administrative
  expense (3)...................        5,433      6,255                4,998            6,206            8,755     2,069
 Loss on impairment of
  assets........................            --        --                   --            3,316               --        --
                                     ---------   ---------          ---------         ----------     ----------- ---------- --------
     Total expenses.............       21,148     28,718               44,158           83,665          134,901    31,689
                                     ---------   ---------          ---------         ----------     ----------- ---------- --------
Operating income (loss).........         (967)       904                3,086            4,326           22,215     2,868
Interest income (expense),
 net............................         (307)      (999)                 152             (960)           1,015       288
Other non-operating income
 (expense)......................         (112)      (171)                 224              391              363        92
                                     ----------  ---------          ---------         --------       ----------- ---------- --------
Income (loss) from
 continuing operations
 before income taxes and
 extraordinary items............       (1,386)      (266)               3,462            3,757           23,593     3,248
Income taxes....................           (8)        (7)                 (76)            (209)          (8,850)   (1,469)
Income (loss) from
 discontinued operations (4)....       (1,273)       205                   --               --               --        --
Extraordinary items (5).........           --       (177)                  --               --               --        --
                                     ----------  ---------          ---------         --------       ----------- ---------- --------
Net income (loss)...............     $ (2,667) $    (245)             $ 3,386          $ 3,548         $ 14,743   $ 1,779
                                     ==========  =========          =========         ========       =========== ========== ========
Income (loss) from continuing
 operations per share...........                  $(0.02)               $0.23            $0.22            $0.60     $0.11
                                                 =========          =========         ========       =========== ========== ========
Net income (loss) per share.....                  $(0.02)               $0.23            $0.22            $0.60     $0.11
                                                 =========          =========         ========       =========== ========== ========
Weighted shares outstanding.....                  11,553               15,119           15,972           23,582    23,607
                                                 =========          =========         ========       =========== ========== ========
BALANCE SHEET DATA (AT
 PERIOD END):
Working capital (deficit).......     $ (2,559)  $ 12,869             $ 11,530         $ 38,317         $ 28,387  $ 42,719
Intangible assets and
 deferred contract costs........          149      7,000                7,932           82,849          122,932    81,173
Total assets....................        9,979     32,242               42,499          165,407          250,579   164,609
Long-term debt and capital
 leases.........................        1,690      2,899                6,168            4,416            4,049     2,131
Stockholders' or partners'
 equity (deficit)...............         (210)    23,971               31,834          136,464          179,591   139,772

_____________________

(1) Prior to February 1, 1991, the Sylvan Learning Centers business was conducted by Sylvan Learning Corporation (the "Predecessor"). On February 1, 1991, the Predecessor contributed the Sylvan Learning Centers business to Sylvan KEE Systems, a Maryland general partnership (the "Partnership") in exchange for a 50% partnership interest, and Sylvan contributed its computer training software development business to the Partnership in exchange for the other 50% partnership interest. On January 26, 1993, Sylvan acquired the Predecessor and dissolved the Partnership. On September 3, 1993, Sylvan sold its computer training software development business.

     During 1994, Sylvan acquired by merger all of the outstanding stock of Learning Services, Inc. ("LSI") and all of the outstanding stock of Loralex Corporation ("Loralex"). These companies owned and operated a total of nine Sylvan Learning Centers located in the Northeast United States and Florida.

     On February 17, 1995, Sylvan acquired by merger all of the outstanding stock of Remedial Education and Diagnostic Services, Inc. and READS, Inc. (collectively, "READS"). READS is based in Philadelphia, Pennsylvania and provides remedial and education services, psychological, diagnostic and counseling services, career awareness training, and a variety of consulting services. Services are delivered under contracts with school districts, county-wide educational agencies and municipalities in the Eastern United States.

     The READS, Loralex and LSI acquisitions have been accounted for by Sylvan as poolings-of-interests and, accordingly, Sylvan's financial statements have been restated for all periods presented to include the results of operations of READS, LSI and Loralex.

(2) All share and per share data have been restated to retroactively reflect a 3-for-2 stock split of the Sylvan Common Stock effected at the close of business on November 7, 1996.

(3) Sylvan has reclassified certain operating expenses previously included in general and administrative expense to division-specific expense categories. This change has been reflected for all periods presented.

(4) Represents Sylvan's computer training software development business which was sold in September 1993 and a Canadian computer training business, 80.1% of which was sold in 1992.

(5) Represents the $350,000 gain on extinguishment of a $3.5 million debt to Learning Centers, Inc., and a $527,000 loss on an extinguishment of $5.0 million of notes payable to stockholders.

(6) On December 1, 1996, Sylvan acquired Wall Street Institute Group ("WSI") in a transaction accounted for as a purchase. For information regarding the pro forma effects of this transaction on the 1996 Statement of Operations of Sylvan, see Sylvan's Current Report on Form 8-K/A dated April 10, 1997, incorporated by reference herein.

          NATIONAL EDUCATION CORPORATION

                                                                                                                THREE MONTHS ENDED
                                                                  YEARS ENDED DECEMBER 31,                          MARCH 31,
                                                -----------------------------------------------------------   ---------------------
                                                     1992        1993        1994        1995       1996        1996         1997
                                                -----------   ---------   ---------   ---------   ---------   --------     --------
STATEMENT OF OPERATIONS DATA (1):

 Tuition and contract revenues.................    $173,145    $171,016    $188,006    $200,372   $203,296    $ 43,908
 Publishing revenues...........................      45,124      53,156      53,608      58,226     85,505      15,461
                                                -----------   ---------   ---------   ---------   ---------   --------     --------
      Total net revenues.......................     218,269     224,172     241,614     258,598    288,801      59,369

Costs and Expenses:
 Contract course materials and service costs...      56,882      57,332      60,428      73,003     65,652      16,210
 Publishing costs and materials................      10,758      12,721      13,595      14,867     25,965       5,157
 Product development...........................      19,882      22,328      19,934      23,026     24,239       5,437
 Selling and marketing.........................      89,275      93,046     111,058     111,112    110,454      21,937
 General and administrative....................      37,063      36,905      28,665      31,775     26,080       7,639
 Amortization of acquired intangible assets....       6,155       4,901       2,191       1,961      2,847         378
 Amortization of prior period deferred
  marketing (2)................................          --          --      19,836       1,470         --          --
 Unusual items, net (3)........................       2,506       9,232          --      81,730      4,100          --
 Interest expense..............................       5,816       5,723       6,336       8,650      8,113       2,021
 Investment income.............................      (2,541)     (2,560)     (3,234)     (2,621)    (2,362)       (412)
 Other expense (income)........................       1,866        (138)       (492)       (307)      (421)         61
 Gain on sale of stock (4).....................          --     (21,120)     (3,247)         --         --          --
                                                -----------   ---------   ---------   ---------   ---------   --------     --------
Income (loss) before income taxes (benefit),
 minority interest and discontinued
 operations....................................      (9,393)      5,802     (13,456)    (86,068)    24,134         941
Income taxes (benefit).........................      (3,109)     (4,889)       (555)         --      2,236         141
                                                -----------   ---------   ---------   ---------   ---------   --------     --------
Income (loss) before minority interest and
 discontinued operations.......................      (6,284)     10,691     (12,901)    (86,068)    21,898         800
Minority interest in consolidated subsidiary...          --         599       1,192       1,155        538         135
                                                -----------   ---------   ---------   ---------   ---------   --------     --------
Income (loss) from continuing operations.......      (6,284)     10,092     (14,093)    (87,223)    21,360         665
  Income (loss) from discontinued
   operations (5)..............................       6,799     (19,757)     (9,420)         --         --          --
  Loss from disposal of discontinued
   operations (5)..............................          --          --     (40,032)         --         --          --
                                                -----------   ---------   ---------   ---------   ---------   --------     --------
Net income (loss)..............................        $515     $(9,665)   $(63,545)   $(87,223)   $21,360        $665
                                                ===========   =========   =========   =========   =========   ========     ========
Earnings (loss) per share from continuing
 operations....................................       $(.21)       $.32       $(.48)     $(2.73)      $.58        $.02
                                                ===========   =========   =========   =========   =========   ========     ========
Earnings (loss) per share......................        $.02       $(.32)     $(2.14)     $(2.73)      $.58        $.02
                                                ===========   =========   =========   =========   =========   ========     ========
Weighted average number of shares
 outstanding :

   Primary :...................................      30,296      29,855      29,640      31,893     36,691      36,265
   Fully-diluted...............................      37,596      34,855      36,940      38,025     38,647      38,697

BALANCE SHEET DATA (AT PERIOD END):

 Working capital...............................    $ 71,383    $ 65,406    $ 54,882    $ 31,693   $ 56,667    $ 45,124
 Total assets..................................     334,881     325,005     270,245     185,262    222,089     188,871
 Long-term debt and capital lease obligations..      80,715      80,050      83,883      66,333     87,203      75,824
 Total stockholders' equity....................     151,930     136,233      73,016       7,481     34,018       9,117

______________________

(1) NEC acquired the assets or common stock of the following entities on the dates set forth as follows:

     Edunetics Ltd., an Israel corporation engaged in the sale and development of educational software, and California College for Health Sciences, a provider of healthcare self-study courses and four-year and master degree distance learning programs, in 1996; Summit Learning, Inc., a direct response marketer of educational products, and Educational Development Laboratories, Inc., a developer and publisher of reading and writing instructional material based in both software and print products in 1995; MicroMash, a provider of computer-based, interactive courses for accounting professionals and students, and Berrent Publications, Inc., a publisher of test preparation and assessment materials in 1994; and Magnetic Way product line of educational products and materials for the elementary and secondary school marketplace in 1993.

(2) Represents the adoption by NEC in 1994 of a new accounting pronouncement at ICS Learning Systems, Inc. which resulted in the amortization of the deferred marketing balance as of December 31, 1993 into 1994 of $19,836,000, and a charge of $7,574,000 resulting from increased selling and marketing spending above the amortization that would have been expensed in accordance with NEC's previous accounting policy. The remaining deferred marketing balance at December 31, 1994 was amortized in 1995.

(3) Represents the write-off of in-process research and development due to the acquisition of Edunetics by Steck-Vaughn Publishing Corporation ("SVPC") in 1996; a $47,509,000 write-off of intangible assets of National Education Training Group ("NETG"), restructuring charges of $32,248,000 at NETG and NEC, a $4,549,000 write-off of course computer hardware and related costs at ICS and net credits of $2,576,000 from litigation settlements by NETG and SVPC in 1995; the write-off of certain intangible assets of NETG in 1993; and severance payments to individuals and lease termination charges of NETG in 1992.

(4) Represents the sale in 1994 of an interest in a partnership venture and the sale in 1993 of 18.3% of the stock of SVPC.

(5) In 1994, NEC adopted a plan to discontinue the operations of the Education Centers subsidiary. The results of operations for 1992 through 1994 reflect the results of the Education Centers as discontinued operations.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

     The following unaudited pro forma condensed combined financial statements are presented to reflect the estimated impact on the historical consolidated financial statements of Sylvan of the Merger and the issuance of approximately
20.7 million shares of Sylvan Common Stock based on the Initial Conversion Ratio multiplied by the 35,647,483 shares of NEC Common Stock outstanding as of March 31, 1997, constituting the Share Issuance. The Merger will be accounted for as a pooling-of-interests.

     The unaudited pro forma condensed combined statements of operations for each of the three years in the period ended December 31, 1996 and for the three month periods ended March 31, 1996 and 1997 assume that the Merger had been consummated at the beginning of the earliest year presented (January 1, 1994). The unaudited pro forma condensed combined statements of operations for the year ended December 31, 1996 and the three months ended March 31, 1996 also give effect to Sylvan's acquisition of Wall Street Institute Group on December 1, 1996 as if this acquisition, which was accounted for as a purchase, occurred on January 1, 1996. The pro forma condensed combined balance sheet at December 31, 1996 assumes that the Merger had been consummated on December 31, 1996.

     The pro forma condensed combined statements of operations include pro forma adjustments that give effect to factually supportable recurring reductions of expenses resulting from the consolidation of operations of the combining companies. These pro forma condensed combined statements of operations exclude
(i) the positive effects of potential increased revenues or operating synergies and cost savings which may be achieved upon combining the resources of the companies, (ii) investment banking, legal, and miscellaneous transaction costs of the Merger, currently estimated to be $10.8 million on a pre-tax and after-tax basis, (iii) costs associated with termination benefits of certain employees and directors of NEC, currently estimated to be $8.7 million on a pre-tax basis and $5.2 million on an after-tax basis, and (iv) costs associated with the consolidation and restructuring of combined operations, currently estimated to be $40.8 million on a pre-tax basis and $27.3 million on an after-tax basis. The total charges of $60.3 million ($43.3 million after-tax) for these non-recurring items directly attributable to the Merger will be recorded in the quarter in which the Merger is consummated, which is expected to occur in the second quarter of 1997.

     The pro forma condensed combined balance sheet at December 31, 1996 includes, in accordance with the Commission's reporting rules, the estimated effects of events that are directly attributable to the Merger, whether of a recurring or non-recurring nature, that can be reasonably estimated and are factually supportable. Therefore, the pro forma condensed combined balance sheet reflects a pro forma adjustment, net of related taxes, of $43.3 million, for the estimated amounts of transaction costs, termination benefits, and restructuring charges, as discussed above.

     The historical statement of operations classifications for Sylvan and NEC have been reclassified to present the expected classifications upon consummation of the Merger. Sylvan's revenues have primarily been service related (educational and testing), while NEC's revenues are primarily related to education and training contracts which include the offering of training materials and related support services and supplemental educational products. Sylvan does not expect any material adjustments of historical financial statements from conforming accounting policies of Sylvan and NEC.

     The unaudited pro forma condensed combined financial statements are based on the estimates and assumptions set forth in the notes to such statements. The pro forma adjustments made in connection with the development of the pro forma information are preliminary and have been made solely for purposes of developing the pro forma information necessary to comply with the disclosure requirements of the Commission. The unaudited pro forma condensed combined financial statements do not purport to be indicative of the consolidated results of operations of future periods or the consolidated financial position or the results that actually would have been reported had Sylvan and NEC been a single entity during the periods presented. Further, there can be no assurance that Sylvan will not incur non-recurring charges in excess of the $43.3 million of after-tax charges currently estimated, as discussed above.

     The unaudited pro forma condensed combined financial information should be read in conjunction with the historical consolidated financial statements of Sylvan and NEC incorporated by reference in this Joint Proxy
Statement/Prospectus. See "INCORPORATION BY REFERENCE."

            Pro Forma Condensed Combined Balance Sheet (Unaudited)

                            As of December 31, 1996

                                                               Sylvan             National         Pro Forma      Sylvan/NEC
                                                              Learning           Education       Adjustments      Pro Forma
                                                            Systems, Inc.       Corporation           (1)           Combined
                                                          ----------------    --------------   --------------    ------------
                                                                          (in thousands except per share data)
ASSETS
  Current Assets:
    Cash and cash equivalents............................     $ 11,082          $  17,682          ($28,518)       $     246
    Available-for-sale securities........................       16,299              1,447                             17,746
    Accounts and notes receivable, net...................       36,705             56,857                             93,562
    Inventory............................................        4,470             35,902            (1,600)          38,772
    Prepaid expenses and other current assets............        3,264             20,188                             23,452
                                                          ----------------    --------------   --------------    ------------
         Total current assets............................       71,820            132,076           (30,118)         173,778

  Net property and equipment.............................       24,713             30,800            (3,329)          52,184
  Net contract rights and other intangibles..............       10,519                 --                             10,519
  Goodwill, net..........................................       99,183             26,626           (15,000)         110,809
  Deferred income taxes..................................           --             24,728            17,004           41,732
  Net deferred contract costs and other long-term assets.       44,344              7,859           (11,888)          40,315
                                                          ----------------    --------------   --------------    ------------
         Total assets....................................     $250,579          $ 222,089          ($43,331)       $ 429,337
                                                          ================    ==============   ==============    ============

LIABILITIES AND STOCKHOLDERS' EQUITY
  Current liabilities:
    Accounts payable and accrued expenses................     $ 25,962          $  61,125                          $  87,087
    Current portion of long-term debt and capital lease
      obligations........................................        2,475              8,260                             10,735
    Other current liabilities............................       14,995              6,024                             21,019
                                                          ----------------    --------------   --------------    ------------
         Total current liabilities.......................       43,432             75,409                            118,841

  Long-term debt, less current portion...................        1,575             87,203                             88,778
  Other long-term liabilities and minority interest......       25,981             25,459                             51,440

Stockholders' equity:
  Common stock...........................................          226              2,170           ($1,963) (2)         433
  Additional paid-in capital.............................      168,555            157,710             1,963  (2)     328,228
  Translation adjustments................................           (4)            (5,317)                            (5,321)
  Other stockholders' equity.............................           --               (513)                              (513)
  Treasury stock.........................................           --             (4,908)                            (4,908)
  Retained earnings (accumulated deficit)................       10,814           (115,124)          (43,331)        (147,641)
                                                          ----------------    --------------   ----------------  ------------
         Total stockholders' equity......................      179,591             34,018           (43,331)         170,278
                                                          ----------------    --------------   ----------------  ------------

         Total liabilities and stockholders' equity......     $250,579          $ 222,089          ($43,331)       $ 429,337
                                                          ================    ==============   ==============    ============

  See notes to unaudited pro forma condensed combined financial statements.

       Pro Forma Condensed Combined Statements of Operations (Unaudited)
                     For the Year Ended December 31, 1996

                                             Pro Forma Sylvan         National Education                          Sylvan/NEC Pro
                                            Learning Systems, Inc.        Corporation                              Forma Combined
                                             for the year ended        for the year ended         Pro            for the year ended
                                               December 31,               December 31,           Forma               December 31,
                                                 1996 (3)                   1996               Adjustments             1996
                                            ----------------------   ---------------------  -------------------  ------------------
                                                                        (in thousands except per share data)
REVENUES:
  Service-related..........................           $169,777                  ---                                  $ 169,777
  Product-related..........................                ---             $288,801                                    288,801
                                            ----------------------   ---------------------  -------------------  ------------------
     Total revenues........................            169,777              288,801                                    458,578


COST AND EXPENSES:
  Services.................................            136,545                  ---                                    136,545
  Cost of product sales....................                ---              233,257                                    233,257
  General and administrative expenses......              8,755               26,080               ($1,500)(4)           33,335
                                            ----------------------   ---------------------  -------------------  ------------------
     Total expenses........................            145,300              259,337                (1,500)             403,137
                                            ----------------------   ---------------------  -------------------  ------------------

Operating income...........................             24,477               29,464                 1,500               55,441
Other income (expense).....................              1,599               (5,868)                                    (4,269)
                                            ----------------------   ---------------------  -------------------  ------------------

Income before income taxes.................             26,076               23,596                 1,500               51,172
Income taxes...............................             (9,171)              (2,236)                 (150)(5)          (11,557)
                                            ----------------------   ---------------------  ------------------- -------------------

Net income.................................           $ 16,905             $ 21,360               $ 1,350             $ 39,615
                                            ======================   =====================  ===================  ==================


PER COMMON AND
  COMMON EQUIVALENT SHARE
  Net income...............................           $   0.67             $   0.58                                      $0.85 (6)
                                            ======================   =====================                       ==================


PER COMMON SHARE,
  ASSUMING FULL DILUTION
  Net income...............................           $   0.67                $0.58                                      $0.85 (6)
                                            ======================   =====================                       ==================


COMMON AND COMMON EQUIVALENT
  SHARES USED IN CALCULATION
  OF EARNINGS PER SHARE:

  Primary..................................             24,155               36,691                                     45,732 (6)
                                            ======================   =====================                       ==================

  Fully diluted............................             24,297               38,647                                     45,874 (6)
                                            ======================   =====================                       ==================

See notes to unaudited pro forma condensed combined financial statements.

       Pro Forma Condensed Combined Statements of Operations (Unaudited)
                     For the Year Ended December 31, 1995

                                             Sylvan Learning        National Education                           Sylvan/NEC Pro
                                              Systems, Inc.            Corporation              Pro             Forma Combined
                                           for the year ended     for the year ended          Forma          for the year ended
                                           December 31, 1995      December 31, 1995        Adjustments       December 31, 1995
                                         ---------------------  -----------------------  ---------------   ----------------------
                                                              (in thousands except per share data)
REVENUES:
  Service-related........................           $87,991                    ---                                   $  87,991
  Product-related........................               ---              $ 258,598                                     258,598
                                           ---------------------  -----------------------  ---------------   ----------------------
       Total revenues....................            87,991                258,598                                     346,589


COST AND EXPENSES:
  Services...............................            77,459                                                             77,459
  Cost of product sales..................               ---                307,169                                     307,169
  General and administrative expenses....             6,206                 31,775            ($2,000)(4)               35,981
                                           ---------------------  -----------------------  ---------------   ----------------------
       Total expenses....................            83,665                338,944             (2,000)                 420,609
                                           ---------------------  -----------------------  ---------------   ----------------------

Operating income (loss)..................             4,326                (80,346)             2,000                  (74,020)
Other income (expense)...................              (569)                (6,877)                                     (7,446)
                                           ---------------------  -----------------------  ---------------   ----------------------

Income (loss) before income taxes........             3,757                (87,223)             2,000                  (81,466)
Income taxes.............................              (209)                                     (200)(5)                 (409)
                                           ---------------------  -----------------------  ---------------   ----------------------

Net income (loss)........................           $ 3,548               ($87,223)          $  1,800                 ($81,875)
                                           =====================  =======================  ===============   ======================


PER COMMON AND
  COMMON EQUIVALENT SHARE
  Net income (loss)......................             $0.22                 ($2.73)                                     ($2.26)(6)
                                            ======================   =====================                       ==================


PER COMMON SHARE,
  ASSUMING FULL DILUTION
  Net income (loss)......................             $0.21                 ($2.73)                                     ($2.26)(6)
                                            ======================   =====================                       ==================


COMMON AND COMMON EQUIVALENT
  SHARES USED IN CALCULATION
  OF EARNINGS PER SHARE:

  Primary................................            15,665                 31,893                                      36,340 (6)
                                            ======================   =====================                       ==================

  Fully diluted..........................            15,972                 38,025                                      36,647 (6)
                                            ======================   =====================                       ==================


See notes to unaudited pro forma condensed combined financial statements.

       Pro Forma Condensed Combined Statements of Operations (Unaudited)
                     For the Year Ended December 31, 1994

                                          Sylvan Learning        National Education                          Sylvan/NEC Pro
                                           Systems, Inc.            Corporation              Pro             Forma Combined
                                         for the year ended      for the year ended         Forma          for the year ended
                                         December 31, 1994       December 31, 1994       Adjustments       December 31, 1994
                                        --------------------    --------------------    -------------    ---------------------
                                                                          (in thousands except per share data)
REVENUES:
  Service-related.....................       $47,244                                                           $    47,244
  Product-related.....................                                $ 241,614                                    241,614
                                        --------------------    --------------------    -------------    ---------------------


          Total revenues..............        47,244                    241,614                                    288,858

COST AND EXPENSES:
  Services............................        39,160                        ---                                     39,160
  Cost of product sales...............           ---                    227,042                                    227,042
  General and administrative expenses.         4,998                     28,665           ($2,000)(4)               31,663
                                        --------------------    --------------------    -------------    ---------------------
          Total expenses..............        44,158                    255,707            (2,000)                 297,865
                                        --------------------    --------------------    -------------    ---------------------

Operating income (loss)...............         3,086                    (14,093)            2,000                   (9,007)
Other income (expense)................           376                       (555)                                      (179)
                                       ---------------------    --------------------    -------------    ---------------------

Income (loss) before income taxes.....         3,462                    (14,648)            2,000                   (9,186)
Income taxes (benefit)................           (76)                       555              (200)(5)                  279
                                        --------------------    --------------------    -------------    ---------------------
Income (loss) from continuing
operations............................       $ 3,386                   ($14,093)           $1,800                  ($8,907)
                                        ====================    ====================    =============    =====================


PER COMMON AND
  COMMON EQUIVALENT SHARE
  Income (loss) from continuing
    operations..........................       $0.23                     ($0.48)                               ($0.25)  (6)
                                        ====================    ====================                     =====================

PER COMMON SHARE,
  ASSUMING FULL DILUTION
  Income (loss) from continuing
    operations..........................       $0.22                     ($0.48)                               ($0.25)  (6)
                                        ====================    ====================                     =====================

COMMON AND COMMON EQUIVALENT
  SHARES USED IN CALCULATION OF
  EARNINGS PER SHARE:

  Primary.............................        14,872                     29,640                                 35,547  (6)
                                        ====================    ====================                     =====================

  Fully diluted.......................        15,119                     36,940                                 35,795  (6)
                                        ====================    ====================                     =====================

See notes to unaudited pro forma condensed combined financial statements.

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

(1) Merger-Related Non-Recurring Charges. In connection with the acquisition of
    ------------------------------------
    NEC, Sylvan expects to incur certain non-recurring charges of $60.3 million, with an after-tax effect of $43.3 million. These charges include estimated transaction costs of Sylvan and NEC of $10.8 million pre-tax and after-tax, costs associated with termination benefits of certain employees and directors of NEC of $8.7 million pre-tax and $5.2 million after-tax, and costs associated with the consolidation and restructuring of combined operations of $40.8 million pre-tax and $27.3 million after tax.

    Consolidation and restructuring charges consist of asset impairment charges and estimated obligations resulting from the Merger. Impairment charges relate primarily to inventory, property and equipment, goodwill, and deferred contract costs. A pre-tax impairment of inventory, property and equipment and other assets of $6.8 million is expected to result from the loss from abandonment or sale of certain inventory, equipment, leasehold improvements, capitalized internal use software, and other assets of Sylvan and NEC. Sylvan expects to write-down goodwill by approximately $15.0 million to record impairments related to certain businesses that are expected to be restructured as a result of the Merger. Sylvan also expects, as a result of the Merger, to renegotiate or cancel certain contracts with non-affiliated computer-based testing centers for which advance payments of $10.0 million were recorded as deferred contract costs at December 31, 1996.

    Sylvan also expects to incur pre-tax obligations of $9.0 million related to lease and contract terminations and payments to certain franchisees for potential infringement of franchise rights as a result of the Merger.

    The pre-tax amount of all estimated non-recurring charges of $60.3 million was reduced by the estimated tax effect of $17.0 million. The tax effect was determined by estimating the effective tax rate associated with these charges at the consummation date.

(2) Pooling Adjustment.  Adjustment to properly reflect the par value of
    ------------------
    outstanding shares after the Merger.

(3) Sylvan 1996 Pro Forma Statement of Operations.  The statement of operations
    ---------------------------------------------
    of Sylvan for the year ended December 31, 1996 includes the pro forma effects of the acquisition of Wall Street Institute Group ("WSI"). WSI was acquired by Sylvan on December 1, 1996 in a transaction accounted for as a purchase. See the Current Report on Form 8-K/A of Sylvan dated April 10, 1997 and incorporated by reference in this Joint Proxy Statement/Prospectus.

(4) Compensation and Facility Cost Adjustments.  Upon the consummation of the
    ------------------------------------------
    merger, Sylvan will terminate certain identified employees of NEC and close NEC's corporate headquarters in Irvine, California. These factually supportable expense reductions will be offset by expense increases caused by the relocation of certain functions to Sylvan's headquarters in Baltimore, Maryland. The pro forma adjustments adjust the statement of operations for the estimated effects of these actions as if they occurred on January 1, 1994.

(5) Income Taxes.  All pro forma adjustments relate to expenses incurred by NEC.
    ------------
    Accordingly, the provision for income taxes has been adjusted for the estimated effect of pro forma adjustments using the 1996 effective rate of NEC of approximately 10%. This effective rate is substantially lower than the federal statutory tax rate of 34% due primarily to the existence of significant operating loss carry forwards and related valuation allowances. See the 1996 Annual Report on Form 10-K of NEC incorporated by reference herein.

(6) Earnings (Loss) Per Share.  Pro forma combined earnings (loss) per share
    --------------------------
    amounts are based on the weighted average number of shares assumed to be outstanding during the period, adjusted to give effect to the Share Issuance and the conversion of other outstanding dilutive securities using the Initial Conversion Ratio. In computing earnings (loss) per share in 1995 and 1996, pro forma net income (loss) is reduced by the estimated additional amortization that would result from the payment of certain contingent consideration to the former shareholders of PACE, acquired by Sylvan in 1995. See the 1996 Annual Report on Form 10-K of Sylvan incorporated by reference herein.

COMPARATIVE PER SHARE DATA

     Set forth below are earnings (loss) per share data and unaudited book value per common share of NEC and Sylvan on both historical and unaudited pro forma combined bases. In addition, the following information sets forth the earnings and book value for NEC on an unaudited per share equivalent pro forma basis.
Pro forma combined earnings per share is derived from the pro forma condensed combined financial statements presented elsewhere herein, which gives effect to the Merger on the pooling of interests accounting method as if the Merger had occurred on January 1, 1994 and combines the results of NEC and Sylvan for each of the periods presented. The equivalent pro forma combined per NEC share data is calculated by multiplying the pro forma combined per Sylvan share amounts by the Initial Conversion Ratio of 0.58:1.0. Book value per share has been adjusted to include the shares of Sylvan Common Stock to be issued in the Merger, and assumes that the Merger had been effective at the end of the period presented. The information set forth below should be read in conjunction with the consolidated financial statements of NEC and Sylvan incorporated by referenced in this Joint Proxy Statement/Prospectus and the "Unaudited Pro Forma Condensed Combined Financial Statements," in each case including the notes thereto. The pro forma information presented herein is for illustrative purposes only and does not purport to be indicative of the consolidated results of operations of future periods, the consolidated financial position or the results that would have actually been reported had Sylvan and NEC been a single entity during the periods presented.

                                                                                         Three Months Ended
                                                          Years Ended December 31,           March 31,
                                                       ------------------------------  ----------------------
                                                          1994      1995      1996              1997
                                                       ---------  --------  ---------  ----------------------
NEC Historical:
  Earnings (loss)--Primary......................        ($2.14)   ($2.73)     $0.58
  Earnings (loss)--Fully-diluted................         (2.14)    (2.73)      0.58
  Book value (1)................................          2.41      0.21       0.94

Sylvan Historical:
  Earnings--Primary.............................       $  0.23   $  0.22      $0.67 (2)
  Earnings--Fully-diluted.......................          0.22      0.21       0.67 (2)
  Book value (1)................................          2.42      6.52       7.96

Pro Forma Combined Per Sylvan Share (3):
  Earnings (loss)--Primary......................        ($0.25)   ($2.26)     $0.85
  Earnings (loss)--Fully-diluted................         (0.25)    (2.26)      0.85
  Book value (4)................................          --        --         3.94

Equivalent Pro Forma Combined Per NEC Share (5):
  Earnings (loss)--Primary......................        ($0.15)   ($1.31)     $0.49
  Earnings (loss)--Fully-diluted................         (0.15)    (1.31)      0.49
  Book value....................................            --        --       2.28
----------------------

(1) The historical book value per share is computed by dividing shareholders' equity by the number of shares of common stock outstanding at the end of the respective period.

(2) The pro forma statement of operations of Sylvan for the year ended December 31,1996 includes the pro forma effects of Wall Street Institute Group ("WSI"). WSI was acquired by Sylvan on December 1, 1996 in a transaction accounted for as a purchase. See the Current Report on Form 8-K/A of Sylvan dated April 10, 1997 and incorporated herein by reference in this Joint Proxy Statement/Prospectus.

(3) Pro forma combined earnings (loss) per share amounts are based on the weighted average number of shares assumed to be outstanding during the period, adjusted to give effect to the Share Issuance and the conversion of other outstanding dilutive securities using the Initial Conversion Ratio. In computing earnings (loss) per share in 1995 and 1996, pro forma net income (loss) is reduced by the estimated additional amortization that would result from the payment of certain contingent consideration as discussed in Note 6 to the Unaudited Pro Forma Condensed Combined Financial Statements.

(4) As discussed further in the introduction to Unaudited Pro Forma Condensed Combined Financial Statements, the pro forma condensed combined balance sheet includes, in accordance with the Commission's reporting rules, the estimated effects of events that are directly attributable to the Merger. Therefore, the pro forma condensed combined balance sheet reflects a pro forma adjustment, net of related taxes, of $43.3 million, for the estimated amounts of transaction costs, termination benefits, and restructuring charges, as discussed in Note 1 to the Unaudited Pro Forma Condensed Combined Financial Statements. The pro forma book value per share is computed by dividing pro forma stockholders' equity, including the effects of these adjustments, by the pro forma number of shares of common stock outstanding at the end of each period.

(5) The equivalent pro forma combined NEC share amounts are calculated by multiplying the pro forma combined per Sylvan share by the Initial Conversion Ratio of 0.5800 share of NEC Common Stock for each share of Sylvan Common Stock.

                           COMPARATIVE STOCK PRICES

     Sylvan Common Stock is listed and traded on the Nasdaq under the symbol "SLVN." NEC Common Stock is listed and traded on the NYSE under the symbol "NEC." The following table sets forth, for the periods indicated, the high and low reported sales prices per share of Sylvan Common Stock and NEC Common Stock, as reported by Nasdaq and the NYSE Composite Tape. Dividends have not been declared during the indicated periods on Sylvan Common Stock.

                                               SYLVAN COMMON STOCK/(a)/         NEC COMMON STOCK
                                             ----------------------------     ----------------------

CALENDAR QUARTERS                             HIGH                  LOW        HIGH            LOW
-----------------                            ------               -------     ------         -------
1995
  First Quarter.......................       $13.17               $11.17      $ 4.63          $ 2.50
  Second Quarter......................        14.33                11.09        5.75            3.13
  Third Quarter.......................        21.67                14.33        8.38            4.88
  Fourth Quarter......................        21.17                15.33        8.75            6.38

1996
  First Quarter.......................        26.17                18.00       11.75            7.63
  Second Quarter......................        27.50                21.33       22.75           11.75
  Third Quarter.......................        27.50                18.67       20.75           13.00
  Fourth Quarter......................        33.00                24.25       19.25           11.63

1997
  First Quarter.......................        37.13                24.75
  Second Quarter (through April 15)...        29.25                24.25

________________
(a) Price information on Sylvan Common Stock reflects the impact of the Sylvan Stock Split.

     On March 11, 1997, the last trading day before the announcement of the Merger Agreement, the last reported per share sales price of the Sylvan Common Stock as reported on Nasdaq and the NEC Common Stock as reported on the NYSE Composite Tape was $35.125 and $17.125 per share, respectively. Assuming the NEC Special Meeting and the Merger had occurred on such date, the equivalent market value per share of NEC Common Stock would have been $20.37 on such date. On April __, 1997, the last trading day before the printing of this Joint Proxy Statement/Prospectus, the last reported per share sales price of Sylvan Common Stock and NEC Common Stock was $______ and $__________, respectively. Assuming the Closing Date were _________, 1997, the Average Share Price would have been $______, triggering either party's Termination Option and Sylvan's Adjustment Option. Sylvan will not exercise its Adjustment Option if the Average Per Share Price is lower than $29.13. See "THE MERGER AGREEMENT--Termination." The market prices of shares of Sylvan Common Stock and NEC Common Stock are subject to fluctuation. As a result, Sylvan and NEC stockholders are encouraged to obtain current market quotations.

     Neither Sylvan nor NEC has declared or paid any cash dividends on the Common Stock. Sylvan currently intends to retain its earnings for future growth and, therefore, does not anticipate paying cash dividends in the foreseeable future.

                                 RISK FACTORS

FLUCTUATION IN VALUE OF MERGER CONSIDERATION

     The number of shares of Sylvan Common Stock to be issued in the Merger is subject to increase, at the option of Sylvan (subject to NEC's right to terminate the Merger if Sylvan does not adjust the Initial Conversion Ratio). Assuming the Merger were scheduled to have occurred on _________, 1997, the date prior to the printing of this Joint Proxy Statement/Prospectus, the Average Share Price would have been $_____, triggering NEC's option to terminate the Merger Agreement unless Sylvan increases the Conversion Ratio from 0.58 to __________. If the Conversion Ratio were to be so adjusted, the maximum number of shares of Sylvan Common Stock issuable to NEC stockholders would be
________________.

     ALTHOUGH THE INITIAL CONVERSION RATIO WILL BE BASED ON THE AVERAGE SHARE PRICE OF SYLVAN COMMON STOCK, THE MARKET PRICE OF SYLVAN COMMON STOCK MAY FLUCTUATE AND, ON THE DATE OF THE EFFECTIVE TIME, THE DATE OF RECEIPT OF SHARES OF SYLVAN COMMON STOCK BY HOLDERS OF NEC COMMON STOCK, OR THE DATE ON WHICH SUCH SHARES OF SYLVAN COMMON STOCK ARE EVENTUALLY SOLD, MAY BE MORE OR LESS THAN THE AVERAGE SHARE PRICE OF SYLVAN COMMON STOCK OVER THE PRICING PERIOD.

     In addition, a portion of the shares of Sylvan Common Stock issued in connection with Sylvan's December 1995 acquisition of Drake Prometric, L.P. will be freely transferable beginning in April 1997 and additional shares will become salable at that time, subject to the volume and manner of sale limitations of Rule 144 of the Securities Act of 1933, as amended. One-year registration rights relating to all of these shares begins on October 31, 1997. Public availability of these shares of Sylvan Common Stock may adversely affect the market price of the Sylvan Common Stock before the Merger, with or without triggering the above-described rights to terminate the Merger or adjust the Initial Conversion Ratio, and after the Merger.

UNCERTAINTIES IN INTEGRATING BUSINESS OPERATIONS AND ACHIEVING COST SAVINGS

     In determining that the Merger is in the best interests of its stockholders, each of the Sylvan Board and the NEC Board considered potential synergies, efficiencies and cost savings as a result of the combination of Sylvan's and NEC's operations. The integration of operations following the Merger will present significant management challenges. Specifically, the integration of operations will require the dedication of management resources which will temporarily detract from attention to the day-to-day business of the combined company. Also, the process of combining the two organizations may cause an interruption of, or a loss of momentum in, the activities of either or both of the companies' businesses, which could have a material adverse effect on the operating results of the combined company. Thus, there can be no assurance that the combined company will be able to manage the combined operations effectively or realize any of the anticipated benefits of the Merger, including synergies of operations or efficiencies from the elimination of duplicative functions. Nor can there can be any assurance as to when, if ever, the successful integration of operations will be accomplished.

COMPETITION

     There is significant and increasing competition in the remedial, supplemental and distance learning and professional education marketplaces. In addition, an increasing number of private, for-profit organizations; public and non-public schools; and existing colleges and universities are establishing or may hereafter establish their own supplemental education programs. Many of these organizations have greater financial resources than the combined company.

FOREIGN EXCHANGE RISK

     A significant portion of the combined company's revenues are generated from operations outside of the United States, and are billed and collected in denominations other than the U.S. dollar. Accordingly, significant fluctuations in exchange rates between the U.S. dollar and other currencies in which the combined company does business could have an adverse effect on the combined company's financial performance.

PROPRIETARY RIGHTS

     The success of Sylvan and NEC and, after the Merger, the combined company, and their ability to compete are dependent in major part upon their creation of proprietary products and properties. Sylvan and NEC rely upon trademark, service marks, trade secret, patent and copyright laws, in addition to confidentiality and licensing agreements, to establish and protect their proprietary rights in intellectual property. The policy of Sylvan and NEC and, after the Merger, the combined company, is and will continue to be to seek to control access to and distribution of proprietary information through confidentiality agreements with relevant third parties. Despite these precautions, it may be possible for a third party to copy or otherwise obtain and use the proprietary products and documentation without authorization, or to develop similar products and documentation independently. In addition, effective copyright and trade secret protection may be unavailable or limited in certain venues. To license its products, Sylvan and NEC and, after the Merger, the combined company, intend to continue to rely on the license agreements, the legal efficacy of which may not prove to protect them fully, and which may be unenforceable under the laws of certain jurisdictions. Despite efforts to protect aspects of the products of Sylvan and NEC and, after the Merger, the combined company, unauthorized parties may attempt to copy aspects of the products of Sylvan and NEC and, after the Merger, the combined company, or to obtain and use information that they, or any of the them, regard as proprietary. Unauthorized use of such products and information is difficult to detect and police, and there can be no assurance that the steps taken will prevent misappropriation of products and information of Sylvan and NEC and, after the Merger, the combined company. In addition, litigation may be necessary in the future to enforce the combined company's intellectual property rights, to protect its trade secrets, to determine the validity and scope of the proprietary rights of others, or to defend against claims of infringement or invalidity. Such litigation could result in substantial costs and diversion of resources and could have a material adverse effect on the business, operating results and financial condition of Sylvan or NEC or, after the Merger, the combined company. There can be no assurance that any patents, trademarks, service marks or copyrights issued to Sylvan and NEC or, after the Merger, the combined company will not be invalidated or circumvented or otherwise be insufficient to protect their proprietary rights.

     NEC relies and, after the Merger, the combined company will continue to rely upon certain technology and intellectual property rights that they license from third parties. There can be no assurance that these third-party licenses are or will continue to be available on commercially reasonable terms or at all. The loss of or inability to obtain or to retain any of these technology or intellectual property rights could materially adversely affect the business, operating results and financial condition of Sylvan or NEC or, after the Merger, the combined company.

DEPENDENCE ON KEY PERSONNEL

     The combined company is dependent in large part on the experience and knowledge of key personnel including R. Christopher Hoehn-Saric and Douglas L. Becker (the Co-Chief Executive Officers of Sylvan), Sam Yau (the Chief Executive Officer of NEC), B. Lee McGee (the Chief Financial Officer of Sylvan) and the Presidents of the three operating divisions of each of Sylvan and NEC. The loss of services of these key individuals could have a material adverse effect on the combined company. The success of the combined company is also dependent upon the continued service of, and its ability to attract and retain highly qualified technical, marketing, sales and management personnel. The competition for such personnel is intense. The failure to recruit and retain additional or substitute key personnel in a timely manner could have an adverse effect on the performance of the combined company. Sylvan maintains an aggregate of $4.5 million of key man life insurance for each of Messrs. Hoehn-Saric and Becker and $3.0 million of key man life insurance for Mr. McGee. NEC maintains $5.0 million of key man life insurance for Mr. Yau.

RISKS RELATED TO SYLVAN'S OPERATIONS

     Dependence on Profitable Franchise Operations; Dependence on Franchisees for Technology Centers. More than 90% of Sylvan Learning Centers are currently operated by franchisees. Sylvan's revenues from franchised Learning Centers depend on the franchisees' ability to operate their Learning Centers profitably and adhere to Sylvan's standards. Although Sylvan has a quality review process, it cannot be certain that franchisees will conduct their operations profitably or in accordance with Sylvan's guidelines. The closing of unprofitable Learning Centers or the failure of franchisees to comply with Sylvan policies could adversely affect its reputation and business prospects.

     If Sylvan is unable to attract new franchisees meeting its standards or to convince existing franchisees to open additional Learning Centers, any growth in royalties from franchised Learning Centers will depend solely upon increases in revenues at existing Learning Centers.

     Limitations from Franchise Regulation. Sylvan is subject to federal and state laws regulating the offer and sale of franchises. These laws impose registration and extensive disclosure requirements on the offer and sale of franchises. These laws frequently apply substantive standards to the relationship between franchisor and franchisee and limit the ability of a franchisor to terminate or refuse to renew a franchise. State franchise laws may delay or prevent Sylvan from terminating a franchise or withholding consent to renewal or transfer of a franchise, and Sylvan may, therefore, be required to retain a poorly performing franchisee and may be unable to replace the franchisee, which could have an adverse effect on franchise royalties. In addition, the nature and effect of any future legislation or regulation on Sylvan's franchise operations cannot be predicted.

     Importance of Computer-Based Testing. A significant amount of the growth in Sylvan's revenues and profits is projected to result from computer-based testing services. The termination, nonrenewal or material modification of Sylvan's contracts with ETS, Novell or Microsoft or any other significant agreements to provide computer-based testing services would have a materially adverse effect on Sylvan's results of operations and prospects for growth.

     Sylvan only began providing computer-based testing services in late 1991, and there can be no assurance that computer-based testing will receive sufficient market acceptance to cause test administrators to continue to offer computer-based tests or convert additional tests to computer-based versions in the near future. Furthermore, there can be no assurance that events beyond the control of both Sylvan and test administrators, such as testing security concerns, will not reduce or limit market acceptance of computer-based testing or discourage test administrators from continuing to offer computer-based tests or converting additional tests to a computer-based format.

     Limited Title I Experience. A significant amount of Sylvan's growth also is projected to result from its contract educational services. Sylvan has provided educational services funded under federal Title I and similar state programs only since the spring of 1993, when Sylvan's Title I program was first offered in public schools in Baltimore, Maryland. Since 1993, the number of public schools in Baltimore in which Sylvan's services are offered has increased significantly. Sylvan also currently provides Title I services to students attending non-public schools, pursuant to contracts between local public school authorities and entities recently acquired by Sylvan. There can be no assurance that contracts with existing school districts will be renewed or that Sylvan will obtain contracts with other school districts. The majority of Sylvan's contracts contain provisions for cancellation by school district officials based on certain factors, including funding constraints.

     Limited Title I Market for Federal-Funded Contract Services; Possible Opposition to Services; Legislative Reauthorization of Title I. The market for Sylvan's Title I services is effectively limited to the nation's larger school districts, in which the population of students eligible for Title I services and per pupil Title I expenditures make Sylvan's services cost-effective. Many educators and policy makers have criticized the "pullout" approach, whereby Title I or similar services are provided in a separate classroom during regular school hours. This approach is the method currently prescribed by the Baltimore City Schools, as well as by other school districts in which Sylvan currently provides Title I services, and also is the method prescribed by many other school districts that are potential clients of Sylvan. School districts to which Sylvan now provides educational services under contract may decide not to renew existing contracts, and other school districts may decide not to use Sylvan's services because government agencies, parents and collective bargaining units representing teachers and aides may oppose Sylvan's Title I or similar programs based on the nature of Sylvan's teaching method or the potential threat to teacher and aide employment.

     Enactment of the Improving America's School Act of 1994 reauthorized the Chapter I program for an additional five years, effective July 1, 1995, under the name Title I of the Elementary and Secondary Education Act ("Title I"). Title I includes at least three substantive changes which potentially could have a material adverse effect on Sylvan. First, Title I provides greater impetus for school districts to implement schoolwide programs aimed at boosting achievement of disadvantaged children by improving a school's overall program. Sylvan currently provides "pullout" as opposed to schoolwide services. Second, Title I may reduce the reliance of school districts on standardized tests as a means of measuring student performance, by requiring states to develop and apply assessments involving multiple measures of student performance. Sylvan's services now include the provision of standardized tests to measure student performance. Third, Title I may cause reductions in the extent of services available to disadvantaged students attending non-public schools, rather than (as under Chapter I) reduction in the number of disadvantaged students attending non-public schools who are entitled to receive services. Sylvan cannot accurately predict the likely impact these substantive changes will have on Sylvan's contracts to provide Title I services or Sylvan's ability to have those contracts renewed or its ability to enter into contracts with additional school districts.

RISKS RELATED TO NEC'S OPERATIONS

     Product Development and Distribution; Dependence on New, Updated and Licensed Products. Revenue growth for NEC is dependent upon the successful development and distribution of a substantial number of new courses and products each year, as well as the successful revision and updating of existing products. While NEC has entered into certain arrangements to provide for the timely development of new products and for the licensing of courses and products from third parties and NEC makes substantial investments in product development and product acquisition, and is constantly looking for new product opportunities, there is no assurance that it will be successful in these efforts in the future. Failure to timely obtain or develop competitive new products, the loss of access to third party courses and products, and the loss of relationships with distributors likely would have a material adverse effect on NEC's financial performance and prospects for growth.

     Shifts in the Marketplace and Technology. The market for media-based training products is growing. However, no assurance can be given this market will continue to grow. A reversal in this trend toward media-based training products with a shift toward instructor-led training or otherwise could have an adverse effect on NEC's financial performance. In addition, many of NEC's products are technology-based and are delivered to the learner in a computer-based format using currently available technology, such as CD-ROM. Although NEC believes that it is well positioned to incorporate advances in technology into its products and the delivery of its products, there can be no assurance that changes in technology, such as rapid development of internet, satellite or other electronically deployable products, will not cause NEC's products or the methods of delivery of its products to become obsolete, and thereby require a significant investment to keep NEC's products and methods of delivery current. Failure to timely and effectively respond to such technology changes could have an adverse effect on NEC's operating results.

     Volatility of Media Costs. The ability of ICS Learning Systems, Inc. ("ICS") to attract new students is dependent, in large part, on the success of its advertising efforts. The cost of television time, in particular, which represents approximately 30% of ICS's annual advertising expenditures, is more volatile than the advertising cost of other media. To date, ICS has been able to purchase favorably priced "preemptive" television time, "remnant" print space, and other advertising at attractively negotiated rates. From time to time, ICS has faced increased competition for such advertising outlets. Higher costs and reduced advertising availability resulting from such competition, as well as general rate increases, would raise the cost of attracting new students and could have an adverse effect on ICS's operating results.

     Regulation of Home Study Schools. ICS is subject to the regulations of the Federal Trade Commission, certain licensing standards, including the regulations of the State of Pennsylvania State Board of Private Licensed Schools, the accreditation standards of the Distance Education Training Council and various foreign, federal and state laws and regulations, including the Council for the Accreditation of Correspondence Colleges of the United Kingdom. Failure to maintain these required licenses and accreditations would have a material adverse effect on ICS's business. To date, ICS has been successful in addressing inquiries; however, an adverse action by an entity with regulatory, licensing or accreditation authority would have a material adverse effect on ICS's business. To the extent that other states are successful in subjecting ICS to their regulatory framework, such regulation could significantly increase the administration and operating costs of ICS. ICS cannot predict the nature or effect of future legislation or regulation on its business operations or financial condition.

     Conversion of Sales Leads and Course Completion. ICS's sales and profitability depend, in significant part, on its ability to convert sales leads (i.e., inquiries prompted by its advertising and promotional materials) into enrollments and to motivate its students to progress in and complete courses. While ICS believes it has developed a cost- effective direct marketing system and that its course materials and multiple media instruction, testing and delivery methods are designed to encourage its students to maintain a continued relationship with ICS through course progression and completion, there can be no assurance that ICS will be able to maintain or improve its conversion and/or its course completion rates. A decline in conversion or completion rates would have an adverse effect on ICS's financial performance.

     Sales and Use Taxes; Interstate Commerce. Various states are seeking to impose sales or use taxes on interstate activities of direct response marketers. Legal issues relate, among other things, to the required nexus of a business with a particular state, which may permit the state to require a business to collect such taxes. ICS's correspondence school business does not maintain any domestic offices or sales representatives for its programs outside the Commonwealth of Pennsylvania and does not collect sales tax on its tuition payments from its students outside of Pennsylvania. The imposition of sales tax on program tuition would have a negative effect on enrollment levels and would increase administrative expenses. There can be no assurance that in the future, ICS will not be required to collect such taxes.

     Product Development; Dependence on New and Updated Products. ICS's revenue growth is dependent in significant part on ICS's expansion into new market niches, particularly technology and professional market segments. Successful expansion into new market segments, such as the technology and professional market segments, is dependent upon ICS's successful development of a number of new courses and products each year and the successful revision and updating of existing products. There can be no assurance that new courses will be timely developed or that existing courses will be timely revised or updated. Also, there can be no assurance that new and revised or updated courses will compete effectively with products offered by ICS's competitors. Failure to timely develop new products or revise or update existing products will have a material adverse effect on ICS's financial performance.

     Government Budgets. Most funding of educational materials is dependent on government support from one or more sources. The purchase of educational materials in the elementary, high school and library markets is generally funded via state and local taxation revenues. Many special education and adult education programs are dependent to a significant extent on federal funding. Budget deficits affecting federal, state and local governments may limit the availability of funding for educational programs and libraries. Future constraints on educational funding could have an adverse effect on the business of Steck-Vaughn Publishing Corporation ("SVPC").

     Decentralization of Purchasing Decisions. Previously, most decisions for the purchase of educational materials were made at the school district level. In recent years, the purchasing decision for many types of educational materials, particularly supplemental educational materials, has been increasingly delegated to the school level and the individual teacher level. Although SVPC believes it is well positioned to compete effectively in the decentralized environment, failure to effectively identify and reach the purchasing decision makers could adversely affect SVPC's business. Additionally, in large part because of the decentralization of educational product purchasing decision, there is an increasing need to develop new or alternate channels of distribution to reach effectively the ultimate purchasing decision makers. Failure by SVPC to develop such new or alternate channels of distribution would likely adversely affect its financial performance.

     Seasonality of Revenues. A disproportionate amount of SVPC's revenues are generated in the third quarter because most of SVPC's customers purchase educational materials in the summer months in anticipation of classes commencing in the fall; and a disproportionate amount of the revenues of National Education Training Group, Inc. ("NETG") are generated in the fourth quarter principally because of renewal of annual contracts concentrated during that period. Failure of SVPC and NETG to achieve anticipated third and fourth quarter revenues in a particular year, respectively, would likely adversely affect the operating results of NEC for that year.

NO DIVIDENDS

     Sylvan has never declared or paid cash dividends. Sylvan currently expects to retain its earnings for its business and does not anticipate paying dividends at any time in the foreseeable future. The decision whether to apply legally available funds to the payment of dividends on Sylvan Common Stock will be made by the Sylvan Board of Directors from time to time in the exercise of its business judgment. See "COMPARATIVE STOCK PRICES."

POTENTIAL EFFECTS OF CERTAIN SYLVAN ANTI-TAKEOVER PROVISIONS

     Certain provisions of the Sylvan Charter and By-Laws may have the effect of making more difficult an acquisition of Sylvan in a transaction that is not approved by the Sylvan Board of Directors. For example, the Sylvan Board of Directors is given the power to issue up to 10,000,000 shares of Preferred Stock of Sylvan in one or more series, and to fix the rights and preferences as to any such series, without further authorization of the holders of Sylvan Common Stock. In addition, unless the Directors Amendment is approved, the Sylvan Board of Directors will continue to be divided into three classes, each of which serves for a staggered three-year term, making it more difficult for a third party to gain control of the Sylvan Board of Directors. Also, in September 1996, the Sylvan Board of Directors adopted a shareholders rights plan. These Charter and By-Laws provisions and adoption of a "poison pill" generally are designed to permit Sylvan to develop its businesses and foster its long-term growth without the disruption caused by the threat of a takeover not deemed by the Sylvan Board of Directors to be in the best interests of Sylvan and its stockholders. They may also have the effect of discouraging a third party from making a tender offer or otherwise attempting to obtain control of Sylvan even though such an attempt might be economically beneficial to Sylvan and its stockholders. See "PROPOSAL I: THE SHARE ISSUANCE AND THE MERGER--Comparative Rights of Stockholders of Sylvan and NEC," and "--Description of Sylvan Capital Stock--Preferred Stock."

CERTAIN LITIGATION

     On March 13, 1997, a purported class action complaint was filed in Orange Country Superior Court in Santa Ana, California, seeking to enjoin the Merger and alleging breach of fiduciary duty by NEC's directors in connection with their approval of the Merger Agreement and the Merger. There can be no assurance that such plaintiffs will not be successful, and neither NEC nor Sylvan can estimate, based on facts available as of the date of this Joint Proxy Statement/Prospectus, the possible adverse effects if such plaintiffs are successful, which could include the inability to consummate the Merger, rescission of the Merger and monetary damages.

CONFLICTS OF INTEREST

     Certain members of the NEC management and NEC Board of Directors have interests in the Merger that are in addition to and potentially in conflict with the interests of the NEC stockholders generally. The NEC Board of Directors was aware of these interests and considered them, among other things, in approving the Merger Agreement and the Merger. See "PROPOSAL I: THE SHARE ISSUANCE AND THE MERGER--Interests of Certain Persons in the Merger."

               INFORMATION CONCERNING THE SYLVAN ANNUAL MEETING

PURPOSE, TIME AND PLACE

     This Joint Proxy Statement/Prospectus is being furnished to stockholders of Sylvan in connection with the solicitation of proxies by the Sylvan Board from holders of Sylvan Common Stock for use at the Annual Meeting to be held on June 26, 1997 at 10:00 a.m., local time, at 1000 Lancaster Street, Baltimore, Maryland 21202 or at any adjournments or postponements thereof. At the Sylvan Annual Meeting, holders of Sylvan Common Stock will be asked to consider and vote upon proposals to approve the: (i) Share Issuance pursuant to the Merger Agreement; (ii) Directors Amendment; (iii) Common Shares Amendment; (iv) Preferred Shares Amendment; (v) 1993 Plan Amendment; (vi) Management Plan Amendment; (vii) election of the Merger Nominees; (viii) election of the Contingent Nominees; (ix) Auditor Confirmation; and (x) such other matters as may properly come before the Sylvan stockholders at the Sylvan Annual Meeting. Approval of the Share Issuance by Sylvan stockholders is a condition to consummation of the Merger. See "PROPOSAL I: THE SHARE ISSUANCE AND THE MERGER--The Merger Agreement--Conditions Precedent to the Merger." Only holders of record of Sylvan Common Stock at the close of business on the Sylvan Record Date are entitled to notice of, and to vote at, the Sylvan Annual Meeting. At the close of business on the Sylvan Record Date, ____________ shares of Sylvan Common Stock were outstanding, which constituted the only outstanding voting securities of Sylvan.

RECORD DATE; QUORUM; REQUIRED VOTE

     The Sylvan Record Date has been fixed at the close of business on May 9, 1997. Only holders of record of Sylvan Common Stock at the close of business on the Sylvan Record Date will be entitled to notice of, and to vote at, the Sylvan Annual Meeting or any adjournment or postponement thereof. At the close of business on the Sylvan Record Date, ______________ shares of Sylvan Common Stock were issued and outstanding and were held by approximately _________ holders of record. The Sylvan Common Stock constitutes the only outstanding class of voting securities of Sylvan, and each share of Sylvan Common Stock is entitled to one vote on each matter to be acted upon or which may come before the Sylvan Annual Meeting. Votes may be cast at the Sylvan Annual Meeting in person or by proxy. See "--Proxies."

     The presence at the Sylvan Annual Meeting, either in person or by proxy, of stockholders entitled to a majority of all votes entitled to be cast will constitute a quorum to transact business at the Sylvan Annual Meeting. If a quorum is not present at the Sylvan Annual Meeting, the stockholders who are present and entitled to vote at the Sylvan Annual Meeting may adjourn the Sylvan Annual Meeting from time to time to a date nor more than 120 days after the original record date without notice other than announcement at the Sylvan Annual Meeting until a quorum is present.

     The affirmative vote of the holders of a majority of the shares of Sylvan Common Stock voting on each of the Share Issuance and the Plan Amendments (where the total number of votes cast on the respective proposal represents over 50% of all shares of Sylvan Common Stock outstanding on the Sylvan Record Date and entitled to vote) is required to approve these Sylvan Proposals. Abstentions will have the same effect as votes cast against the Share Issuance or either of the Plan Amendments, as the case may be. However, broker non-votes (i.e., shares held by brokers in street name that are not entitled to vote at the Sylvan Annual Meeting due to the absence of specific instructions from the beneficial owners of such shares) will be disregarded and will have no effect on the votes on the Share Issuance or either of the Plan Amendments.

     The affirmative vote of the holders of at least a majority of the total outstanding shares of Sylvan Common Stock on the Sylvan Record Date is required to approve each of the Charter Amendments. Under the MGCL, in determining whether the proposal to approve each of the Charter Amendments has received the requisite number of affirmative votes, abstentions and broker non-votes will be counted and will have the same effect as a vote against such proposal.

     A plurality of votes cast in the election for the Sylvan Board Nominees is necessary for their election. Broker non-votes will not be counted as shares present and voting at the Sylvan Annual Meeting for purposes of determining whether the Sylvan Board Nominees received a plurality.

     As of the close of business on the Sylvan Record Date, Sylvan directors and executive officers and their affiliates may be deemed to be the beneficial owners of ____ outstanding shares (excluding shares underlying stock options) of Sylvan Common Stock, or approximately __% of the then outstanding shares of Sylvan Common Stock. It is expected that such executive officers and directors of Sylvan will vote for approval of each of the Sylvan Proposals. See "PROPOSALS VII AND VIII: ELECTIONS OF SYLVAN BOARD NOMINEES--STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS, DIRECTORS AND MANAGEMENT--Sylvan."

   THE SYLVAN BOARD UNANIMOUSLY RECOMMENDS THAT SYLVAN STOCKHOLDERS VOTE FOR
                   APPROVAL OF EACH OF THE SYLVAN PROPOSALS.

PROXIES

     Shares of Sylvan Common Stock represented by properly executed proxies received in time for the Sylvan Annual Meeting will be voted at the Sylvan Annual Meeting in the manner specified on such proxies. Proxies which are properly executed but which do not contain voting instructions will be voted FOR approval for each of the Sylvan Proposals. It is not expected that any matter other than those contemplated by the Sylvan Proposals will be brought before the Sylvan Annual Meeting; however, if other matters are properly presented, the persons named in such proxy will have authority to vote in accordance with their judgment on any other such matter, including without limitation, any proposal to adjourn or postpone the meeting or otherwise concerning the conduct of the meeting. If a proxy is returned which specifies a vote against the Share Issuance, such discretionary authority will not be used to adjourn the Sylvan Annual Meeting in order to solicit additional votes in favor of the Share Issuance.

     The grant of a proxy on the enclosed Sylvan proxy card does not preclude a stockholder from voting in person at the Sylvan Annual Meeting. A stockholder may revoke a proxy at any time prior to its exercise by (i) delivering, prior to the Sylvan Annual Meeting, to Douglas L. Becker, Secretary, Sylvan Learning Systems, Inc., 1000 Lancaster Street, Baltimore, Maryland 21202, a written notice of revocation bearing a later date or time than the proxy; (ii) delivering to the Secretary of Sylvan a duly executed proxy bearing a later date or time than the revoked proxy; or (iii) attending the Sylvan Annual Meeting and voting in person. Attendance at the Sylvan Annual Meeting will not by itself constitute revocation of a proxy.

     Sylvan will bear the cost of solicitation of proxies from its stockholders, except that Sylvan and NEC intend to share equally the cost of preparing and printing this Joint Proxy Statement/Prospectus relating to the Share Issuance and the Merger, including related filing fees. In addition to solicitation by mail, the directors, officers and employees of Sylvan and its subsidiaries may solicit proxies from stockholders of Sylvan by telephone, telegram or in person. Arrangements will also be made with brokerage houses and other custodians, nominees and fiduciaries for the forwarding of solicitation material to the beneficial owners of stock held of record by such persons, and Sylvan will reimburse such custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses in connection therewith.

     In addition, Sylvan has retained D.F. King & Company, Inc. ("D.F. King") to assist Sylvan in the solicitation of proxies from stockholders in connection with the Sylvan Annual Meeting. D.F. King will receive a fee of $________ as compensation for its services and reimbursement of its out-of-pocket expenses in connection therewith. Sylvan has agreed to indemnify D.F. King against certain liabilities arising out of or in connection with its engagement.

     Representatives of Ernst & Young LLP are expected to be present at the Sylvan Annual Meeting, where they will have the opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.

APPRAISAL RIGHTS

     Stockholders of Sylvan will have no objecting stockholders' appraisal rights under the MGCL in connection with the Share Issuance. See "PROPOSAL I:
THE SHARE ISSUANCE AND THE MERGER--Comparative Rights of Stockholders of Sylvan and NEC--Appraisal Rights."

                INFORMATION CONCERNING THE NEC SPECIAL MEETING

PURPOSE, TIME AND PLACE

     This Joint Proxy Statement/Prospectus is being furnished to stockholders of NEC in connection with the solicitation of proxies by the NEC Board from holders of NEC Common Stock for use at the NEC Special Meeting to be held on June 25, 1997 at 10:00 a.m., local time, at [_______________________________________], and at any adjournments or postponements thereof. At the NEC Special Meeting, holders of NEC Common Stock will be asked to consider and vote upon a proposal to approve the terms of the Merger Agreement and the transactions contemplated thereby, including the Merger.

RECORD DATE; QUORUM; VOTE REQUIRED

     The NEC Record Date has been fixed at the close of business on May 9, 1997. Only holders of record of NEC Common Stock at the close of business on the NEC Record Date will be entitled to notice of, and to vote at, the NEC Special Meeting and at any adjournment or postponement thereof. At the close of business on the NEC Record Date, ______________ shares of NEC Common Stock were outstanding and were held by approximately _________ holders of record. The NEC Common Stock constitutes the only outstanding class of voting securities of NEC, and each share of NEC Common Stock is entitled to one vote on each matter to be acted upon or which may come before the NEC Special Meeting. Votes may be cast at the NEC Special Meeting in person or by proxy. See"--Proxies."

     The presence at the NEC Special Meeting, either in person or by proxy, of the holders of not less than 50% of the issued and outstanding shares of NEC Common Stock entitled to vote will constitute a quorum to transact business at the NEC Special Meeting. Both abstentions and broker non-votes will be counted for purposes of determining whether a quorum is present. If a quorum is not present at the NEC Special Meeting, the stockholders who are present and entitled to vote at the NEC Special Meeting may, by a majority vote, adjourn the NEC Special Meeting from time to time until a quorum is present without notice or other announcement; provided however, that if the adjournment lasts more than 30 days or a new record date is set for the adjourned meeting, a notice of the adjourned meeting must be given to each stockholder entitled to vote at such adjourned meeting.

     The affirmative vote of at least a majority of the total outstanding shares of NEC Common Stock entitled to vote thereon is required to approve the Merger Proposal. Under applicable Delaware law, in determining whether the Merger Proposal has received the requisite number of affirmative votes, abstentions and broker non-votes will be counted and will have the same effect as a vote against the Merger Proposal.

     As of the close of business on the NEC Record Date, NEC directors and executive officers and their affiliates may be deemed to be the beneficial owners of _________ outstanding shares (excluding shares underlying stock options) of NEC Common Stock, or approximately __% of the then outstanding shares of NEC Common Stock. It is expected that such executive officers and directors of NEC will vote for approval of the Merger Proposal. See "PROPOSAL
I:  THE SHARE ISSUANCE AND THE MERGER--Interest of Certain Persons in the
Merger."

THE NEC BOARD UNANIMOUSLY RECOMMENDS THAT NEC STOCKHOLDERS VOTE FOR APPROVAL OF
                                  THE MERGER.

PROXIES

     Shares of NEC Common Stock represented by properly executed proxies received in time for the NEC Special Meeting will be voted at the NEC Special Meeting in the manner specified by the holder thereof. Proxies which are properly executed but which do not contain voting instructions will be voted FOR approval of the

Merger. It is not expected that any matter other than that contemplated by the Merger Proposal will be brought before the NEC Special Meeting; however, if other matters are properly presented, the persons named in such proxy will have authority to vote in accordance with their judgment on any other such matter, including without limitation, any proposal to adjourn or postpone the meeting or otherwise concerning the conduct of the meeting. If a proxy is returned which specifies a vote against the Merger, such discretionary authority will not be used to adjourn the NEC Special Meeting in order to solicit additional votes in favor of the Merger.

     The grant of a proxy on the enclosed NEC proxy card does not preclude a stockholder from voting in person at the NEC Special Meeting. A stockholder may revoke a proxy at any time prior to its exercise by (i) delivering, prior to the NEC Special Meeting, to Philip C. Maynard, Secretary, National Education Corporation, 2601 Main Street, Suite 700, Irvine, California 92614, a written notice of revocation bearing a later date or time than the proxy; (ii) delivering to the Secretary of NEC a duly executed proxy bearing a later date or time than the revoked proxy; or (iii) attending the NEC Special Meeting and voting in person. Attendance at the NEC Special Meeting will not by itself constitute revocation of a proxy.

     NEC will bear the cost of solicitation of proxies from its stockholders, except that Sylvan and NEC intend to share equally the cost of preparing and printing this Joint Proxy Statement/Prospectus relating to the Share Issuance and the Merger, including related filing fees. In addition to solicitation by mail, the directors, officers and employees of NEC and its subsidiaries may solicit proxies from stockholders of NEC by telephone, telegram or in person. Arrangements will also be made with brokerage houses and other custodians, nominees and fiduciaries for the forwarding of solicitation material to the beneficial owners of stock held of record by such persons, and NEC will reimburse such custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses in connection therewith.

     In addition, NEC has retained D. F. King & Company, Inc. ("D. F. King") to assist NEC in the solicitation of proxies from stockholders in connection with the NEC Special Meeting. D. F. King will receive a fee of $7,500 as compensation for its services and reimbursement of its out-of-pocket expenses in connection therewith. NEC has agreed to indemnify D. F. King against certain liabilities arising out of or in connection with its engagement.

     Representatives of Price Waterhouse LLP are expected to be present at the NEC Special Meeting, where they will have the opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.

APPRAISAL RIGHTS

     Stockholders of NEC will have no dissenters' appraisal rights under the DGCL in connection with the Merger Agreement and the consummation of the Merger. See "PROPOSAL I: THE SHARE ISSUANCE AND THE MERGER--Comparative Rights of Stockholders of Sylvan and NEC--Appraisal Rights."

                PROPOSAL I:  THE SHARE ISSUANCE AND THE MERGER

     The discussion in this Joint Proxy Statement/Prospectus of the Merger and the description of the principal terms of the Merger Agreement are subject to and qualified in their entirety by reference to the Merger Agreement, a copy of which is attached to this Joint Proxy Statement/Prospectus as Annex I and is incorporated herein by reference.

BACKGROUND OF THE MERGER

     During the past two years, NEC, with the assistance of BZW, has engaged in a continued review of various strategic alternatives in each of its three major business segments. The review centered on growth opportunities, potential joint venture partners, acquisitions and start-up opportunities. From time to time during this period, representatives of various companies approached NEC on an informal basis to express interest in exploring various strategic alternatives with NEC or one of the various operating subsidiaries of NEC.

     Beginning in January 1996, Mr. Sam Yau, President and Chief Executive Officer of NEC, had several discussions with Douglas L. Becker, President and Co-Chief Executive Officer of Sylvan, regarding various strategic alternatives between ICS Learning Systems, Inc. ("ICS") and Sylvan, at which time Sylvan executed a confidentiality agreement with NEC. On January 30, 1996, BZW delivered a private placement memorandum to Sylvan in response to Sylvan's interest in a possible investment in NEC. After reviewing this private placement memorandum, Sylvan concluded its interest was mainly in ICS. On February 8, 1996, a meeting attended by BZW, Messrs. Yau and Keisling of NEC, and Messrs. Hoehn-Saric and Becker of Sylvan was held in Dallas, Texas regarding a possible investment by Sylvan in ICS. On February 16, 1996, Sylvan sent an initial proposal letter to NEC regarding an investment by Sylvan in ICS. During the next several months, Messrs. Becker and Yau exchanged correspondence and met informally in New York on May 15, 1996 to continue those discussions. On July 25, 1996, a meeting was held in Dallas, Texas between Messrs. Yau and Becker, Sylvan's Co-Chief Executive Officer where possible strategic alternatives between Sylvan and ICS and Sylvan and NETG were explored in general terms. On that date, the companies executed confidentiality agreements. However, neither party found the strategic alternatives suggested by the other to have enough merit to pursue negotiations on a more formal basis after September 1996. Based on those discussions, neither party took any further actions relating to an investment by Sylvan in NEC, ICS or NETG. On October 2, 1996, Mr. Yau wrote to Mr. Becker formally terminating discussions between NEC and Sylvan relating to a possible investment by Sylvan in ICS.

     To further evaluate the alternatives available to NEC, the management of NEC made various contacts with third parties to test the level of market interest in a strategic transaction involving NEC, as well as an ongoing review of strategic alternatives. NEC management and its financial advisors solicited preliminary indications of interest from several companies for a strategic alliance with NEC to compare the value indicated by this market test against NEC's ability to realize value for its stockholders by pursuing other alternatives. NEC's financial advisors and management identified companies that they believed would be possible strategic partners, and prepared an analysis of NEC and the market for its securities to provide a basis for evaluating any indications of interest that might be received by NEC.

     Mr. Yau contacted Mr. Becker in early December, suggesting another meeting to discuss possible synergistic marketing opportunities between Sylvan and ICS and NETG. On December 12, 1996, Messrs. Becker and Yau met with the Presidents of NETG and ICS to discuss these matters.

     On January 3, 1997, Messrs. Yau and Becker discussed for the first time the possibility of a business combination between Sylvan and NEC, which discussion was followed by a letter on January 13, 1997 from Mr. Becker to Mr. Yau formalizing Sylvan's proposal to combine the businesses of NEC and Sylvan. On January 23, 1997, the NEC Board of Directors was informed of the results of several exploratory meetings and discussions regarding the possibility of certain strategic transactions involving NEC and Sylvan and authorized and directed management to continue discussions with Sylvan regarding a business combination between the two companies. On January 24, 1997, Mr. Becker met with Mr. Yau in California. Mr. Becker indicated at this meeting that Sylvan was interested in continuing discussions only if Sylvan's stockholders were to retain majority voting power of any combined entity.

     Sylvan retained Alex. Brown on January 10, 1997 to act as Sylvan's financial advisor in connection with Sylvan's review and negotiation of possible business combinations with certain businesses, including the possible merger with NEC and the rendering of its opinion to Sylvan's Board as to the fairness, from a financial point of view, to Sylvan in connection with any such transactions. During the month of January 1997, Alex. Brown held discussions with Sylvan senior management and delivered to them various analyses relating to NEC and a possible business combination with NEC.

     On January 28, 1997, NEC senior management and BZW met by telephone conference with Sylvan senior management and Alex. Brown to evaluate more thoroughly a potential acquisition of NEC by Sylvan. During the week following this conference call, negotiations and preliminary due diligence continued. On January 31, 1997, NEC executed mutual confidentiality agreements with Sylvan. On February 3 and 4, 1997, NEC and Sylvan and legal counsel exchanged due diligence documents. On February 4, 1997, Alex. Brown and BZW met in New York to discuss the potential merger. On February 6, 1997, Mr. Philip C. Maynard, Vice President, General Counsel and Secretary of NEC, reviewed due diligence materials in Baltimore provided by Sylvan and its legal counsel. On the weekend of February 7, 1997, members of Sylvan and NEC management met in Baltimore to give divisional management presentations and discussed possible synergies if the businesses were combined. On February 9, 1997, representatives of Alex. Brown met with members of Sylvan's senior management to review various analyses of NEC. On February 10, 1997, those joint management presentations were delivered at a combined meeting of representatives of the Boards of Directors of both companies. During the weekend of February 7, 1997, NEC senior management and BZW and Sylvan senior management and Alex. Brown met in Baltimore to discuss financial due diligence. Negotiations continued, with Alex. Brown and BZW meeting in New York to discuss specific terms on February 12, 1997. On February 17, 1997, Alex. Brown, on behalf of Sylvan, submitted a formal proposal to acquire NEC in a stock-for-stock, tax-free transaction to be accounted for as a pooling-of-interests. From February 24, 1997 through March 11, 1997, Sylvan and NEC and their independent auditors conducted vigorous financial and accounting due diligence in Austin, Baltimore, Irvine, Scranton and Chicago. During this time, General Counsel and outside legal counsel for each of NEC and Sylvan conducted in-depth legal due diligence. On February 25, 1997, Sylvan's legal counsel delivered a draft merger agreement to NEC.

     From February 12 to March 12, 1997, there continued to be extensive arm's-length negotiations regarding, among other things, the Initial Conversion Ratio, the circumstances under which a termination fee would be payable and the price of Sylvan Common Stock at which either party could terminate the Merger Agreement.

     On February 19, 1997 at a regularly scheduled NEC Board Meeting, the NEC Board discussed a number of issues, including the potential merger.

     At an NEC Board of Directors meeting held on March 6, 1997, NEC's management reported on the status of discussions with Sylvan. At the same NEC Board meeting, BZW discussed its views on the business and operations of Sylvan, discussed various analyses relating to the Merger and answered questions regarding such analyses and prior analyses that had been discussed with the NEC Board of Directors. Additionally, on March 6, 1997, representatives of Alex. Brown made a presentation to senior management and members of the Board of Directors and discussed with them various analyses relating to the Merger. Management of each of NEC and Sylvan, along with their respective legal and financial advisors, continued negotiations until March 11, 1997, including a meeting on March 9, 1997 in Baltimore, at which time the draft Merger Agreement was presented to the Boards of Directors of NEC and Sylvan for their respective reviews.

     On March 11, 1997, each of Sylvan and NEC held a Board of Directors meeting. Representatives of Alex. Brown attended by telephone the Sylvan Board Meeting and orally opined to the Sylvan Board of Directors that, as of such date and subject to the review of the definitive agreement, the Initial Conversation Ratio pursuant to the draft Merger Agreement was fair from a financial viewpoint to Sylvan. A partner of Piper & Marbury L.L.P. also attended the meeting by conference call and answered questions of the Board relating to the terms of the Merger Agreement. At this meeting, the Sylvan Board of Directors approved the Merger and the draft Merger Agreement, subject to finalization by Sylvan's senior management and advisors. At the NEC Board of Directors meeting, NEC's legal advisors reported to the NEC Board of Directors that NEC and Sylvan had negotiated a nearly final draft of the Merger Agreement and reviewed its terms with the NEC Board of Directors. The NEC Board of Directors received the oral opinion of BZW that, as of such date and subject to review of the definitive Merger Agreement, the Initial Conversion Ratio pursuant to the draft Merger Agreement was fair, from a financial point of view, to the holders of shares of NEC Common Stock (other than Sylvan, Merger Sub or any other wholly-owned subsidiary of Sylvan). The NEC Board of Directors objected to the termination fee and certain other provisions of the draft Merger Agreement. The NEC Board of Directors agreed to adjourn for several hours to give its management and advisors an opportunity to renegotiate with Sylvan the terms in the draft Merger Agreement unacceptable to the NEC Board of Directors. NEC's legal counsel related to Sylvan's legal counsel the objections of the NEC Board of Directors to the draft Merger Agreement. After consultation with its outside counsel and Alex. Brown, Sylvan agreed to revise certain provisions of the draft Merger Agreement and very early on the morning of the March 12, 1997 presented a final draft Merger Agreement to NEC. The NEC Board of Directors reconvened upon receipt of the revised draft Merger Agreement. Upon discussion with its outside legal counsel and BZW about the impact of the revisions, the NEC Board of Directors approved the Merger and the revised draft Merger Agreement. The definitive Merger Agreement was executed and delivered by NEC and Sylvan at approximately 7:00 a.m., eastern time, on March 12, 1997. On March 12, 1997, Alex. Brown and BZW confirmed in writing the oral opinions they had given on March 11, 1997 to Sylvan and NEC, respectively.

REASONS OF SYLVAN FOR THE MERGER; RECOMMENDATION OF THE SYLVAN BOARD

     THE SYLVAN BOARD OF DIRECTORS HAS UNANIMOUSLY CONCLUDED THAT THE MERGER IS FAIR TO AND IN THE BEST INTERESTS OF SYLVAN AND ITS STOCKHOLDERS AND RECOMMENDS THAT SYLVAN'S STOCKHOLDERS VOTE TO APPROVE THE SHARE ISSUANCE. As discussed below, Sylvan believes that the strategic fit and strengths of Sylvan and NEC will enhance Sylvan's competitive position, offer potential cost savings and opportunities for other synergies, and provide a platform for continued growth, both internally and through acquisitions. In reaching its determination, the Sylvan Board of Directors consulted with management, as well as its advisors, and considered various factors, including:

     (1) the business, assets, management, competitive position and prospects of Sylvan and NEC, including the analysis, judgment and advice of Sylvan management with respect thereto, the synergy opportunities for a combined Sylvan-NEC, the quality of NEC's assets, the complementary management teams, and the expected strong competitive position of the combined entity;

     (2) the financial condition, cash flows and results of operations of Sylvan and NEC, both on a historical and a prospective basis, including the strong results of operations and cash flows of the combined entity and the accretive nature of the Merger;

     (3) NEC's strengths in the educational services industry, including but not limited to its expertise in direct marketing, product development and marketing of educational products and computer-based training products;

     (4) the significant potential enhancement of the strategic and market position of the combined entity beyond that achievable by Sylvan alone, particularly in computer-based training and direct marketing of educational products and services, both of which offer significant new growth opportunities for the combined company, and the increase in international business opportunities expected to result from the combination of the two companies;

     (5) historical market prices and trading information with respect to Sylvan Common Stock and NEC Common Stock and the Initial Conversion Ratio to be used as a basis for converting NEC Common Stock into Sylvan Common Stock;

     (6) the terms and conditions of the Merger Agreement, including the form and amount of consideration, that the consideration was fair to Sylvan, that although the Initial Conversion Ratio was subject to increase, Sylvan was entitled to terminate the Agreement if the Average Share Price is below $29.86, that the transaction was structured as a stock-for-stock merger and that the representations and warranties given by NEC were reasonable (See "PROPOSAL I:
THE SHARE ISSUANCE AND THE MERGER The Merger Agreement");

     (7) detailed financial analyses and presentations of Alex. Brown, Sylvan's financial advisor in connection with the Merger, and its opinion that the Initial Conversion Ratio in the Merger is fair, from a financial point of view, to Sylvan (See PROPOSAL I: THE SHARE ISSUANCE AND THE MERGER Sylvan Financial Advisor");

     (8) the intended treatment of the Merger as a tax-free reorganization under the Code and the condition to Sylvan's obligation under the Merger Agreement that Sylvan receive an opinion from its tax counsel as to the tax-free nature of the Merger (See "PROPOSAL I: THE SHARE ISSUANCE AND THE MERGER Certain Federal Income Tax Consequences" and "PROPOSAL I: THE SHARE ISSUANCE AND THE MERGER The Merger Agreement Conditions Precedent to the Merger");

     (9) the intended treatment of the Merger as a pooling-of-interests for financial reporting and accounting purposes and the condition to Sylvan's obligation under the Merger Agreement that Sylvan and NEC receive Pooling Letters from their respective independent auditors. (See "PROPOSAL I: THE SHARE ISSUANCE AND THE MERGER The Merger Agreement Conditions Precedent to the Merger");

     (10) the increased asset and earnings base and diversification of businesses of the combined company, which should mitigate the risk of earnings instability; and

     (11) the opportunity to achieve a larger and more stable platform to continue to make strategic acquisitions.

     The foregoing discussion of the factors considered by the Sylvan Board of Directors is not intended to be exhaustive. In view of the wide variety of factors considered in connection with its evaluation of the Merger, the Sylvan Board did not quantify or assign any relative weights to the factors considered in reaching its determination, although its individual members may have given different weights to different factors.

     THE SYLVAN BOARD HAS UNANIMOUSLY CONCLUDED THAT THE MERGER IS FAIR TO,
         AND IN THE BEST INTERESTS OF, SYLVAN AND ITS STOCKHOLDERS AND
              UNANIMOUSLY RECOMMENDS THAT SYLVAN STOCKHOLDERS VOTE
                      FOR APPROVAL OF THE SHARE ISSUANCE.

SYLVAN FINANCIAL ADVISOR

     Sylvan retained Alex. Brown on January 10, 1997 to act as Sylvan's financial advisor in connection with Sylvan's review and negotiation of possible business combinations with certain businesses, including the possible merger with NEC and the rendering of its opinion to Sylvan's board as to the fairness, from a financial point of view, to Sylvan, in connection with any such transaction.

     At the March 11, 1997 meeting of the Sylvan Board of Directors, representatives of Alex. Brown made a presentation by telephone with respect to the Merger and rendered to Sylvan's Board its oral opinion, confirmed in writing on March 12, 1997 (the "Alex. Brown opinion"), that, as of such date, and subject to the assumptions made, matters considered and limitations set forth in such opinion and summarized below, the initial Conversion Ratio was fair, from a financial point of view, to Sylvan. All information and analyses, other than the Merger Agreement dated as of March 12, 1997, were as of March 10, 1997. No limitations were imposed by Sylvan on the scope of Alex. Brown's investigation or the procedures to be followed by Alex. Brown in rendering its opinion.

     THE FULL TEXT OF THE ALEX. BROWN OPINION IS ATTACHED AS ANNEX II TO THIS JOINT PROXY STATEMENT/PROSPECTUS AND IS INCORPORATED HEREIN BY REFERENCE.
SYLVAN SHAREHOLDERS ARE URGED TO READ THE ALEX. BROWN OPINION IN ITS ENTIRETY FOR A DISCUSSION OF ASSUMPTIONS MADE, MATTERS CONSIDERED AND LIMITATIONS PLACED ON THE REVIEW UNDERTAKEN BY ALEX. BROWN IN RENDERING ITS OPINION. ALEX. BROWN WAS NOT REQUESTED TO AND DID NOT MAKE ANY RECOMMENDATION TO THE SYLVAN BOARD AS TO THE FORM OR AMOUNT OF THE CONSIDERATION TO BE PAID BY SYLVAN IN THE MERGER, WHICH WAS DETERMINED THROUGH ARM'S-LENGTH NEGOTIATIONS BETWEEN THE PARTIES. IN ARRIVING AT ITS OPINION, ALEX. BROWN DID NOT ASCRIBE A SPECIFIC RANGE OF VALUE TO NEC, BUT RATHER MADE ITS DETERMINATION AS TO THE FAIRNESS, FROM THE FINANCIAL POINT OF VIEW TO SYLVAN, OF THE INITIAL CONVERSION RATIO ON THE BASIS OF THE FINANCIAL AND COMPARATIVE ANALYSES DESCRIBED BELOW. THE ALEX. BROWN OPINION IS FOR THE USE AND BENEFIT OF THE SYLVAN BOARD AND WAS RENDERED TO THE SYLVAN BOARD IN CONNECTION WITH THE SYLVAN BOARD'S CONSIDERATION OF THE MERGER. THE ALEX. BROWN OPINION IS NOT INTENDED TO BE AND DOES NOT CONSTITUTE A RECOMMENDATION TO ANY STOCKHOLDER OF SYLVAN OR NEC AS TO HOW SUCH STOCKHOLDER SHOULD VOTE WITH RESPECT TO THE SHARE ISSUANCE OR THE MERGER PROPOSAL. ALEX. BROWN WAS NOT REQUESTED TO OPINE AS TO, AND ITS OPINION DOES NOT ADDRESS, SYLVAN'S UNDERLYING BUSINESS DECISION TO PROCEED WITH OR EFFECT THE MERGER. THE SUMMARY OF THE ALEX. BROWN OPINION SET FORTH IN THIS JOINT PROXY STATEMENT/PROSPECTUS IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF THE ALEX. BROWN OPINION.

     It should be understood that, although subsequent developments may affect the Alex. Brown Opinion, Alex. Brown does not have any obligation to update, revise, or reaffirm its opinion, and Sylvan's obligation to consummate the Merger is not conditioned upon an update of the Alex. Brown Opinion. However, Sylvan's obligation to consummate the Merger is conditioned upon the Alex. Brown Opinion not having been withdrawn.

     In connection with its opinion, Alex. Brown reviewed and analyzed: (i) the Merger Agreement and specific terms of the Merger, (ii) certain publicly available financial and other information concerning NEC and Sylvan that Alex. Brown believed to be relevant to its analysis, (iii) certain financial and other information with respect to the business, operations and prospects of NEC furnished to Alex. Brown by NEC, including certain presentations made by NEC management to Sylvan, certain internal analyses prepared by NEC, and projections of future financial performance of NEC prepared by NEC management, (iv) certain financial and other information with respect to the business, operations and prospects of Sylvan furnished to Alex. Brown by Sylvan, including certain internal analyses prepared by Sylvan and projections of future financial performance of Sylvan prepared by Sylvan management, (v) the publicly reported prices and trading activity for the Common Stock of both Sylvan and NEC, (vi) a comparison of certain publicly-available financial and stock market information for Sylvan and NEC with similar information for certain other educational services companies whose securities are publicly traded, (vii) the potential pro forma impact on Sylvan of the Merger, (viii) a comparison of the financial terms of the Merger with the publicly-reported financial terms of certain other business combinations in the educational services industry, and (ix) other studies, analyses and factors as Alex. Brown deemed appropriate. In addition, Alex. Brown had discussions with the management of NEC and Sylvan concerning the respective businesses, operations, assets, financial conditions and prospects of their respective companies and the strategic benefits expected to result from a combination of their businesses and considered such other matters as Alex. Brown deemed appropriate. Alex. Brown also considered general economic, market, and financial conditions as of March 10, 1997.

     In conducting its review and arriving at its opinion, Alex. Brown assumed and relied upon the accuracy, completeness and fairness of the financial and other information used by Alex. Brown, including publicly available information, without assuming any responsibility for the independent verification of such information and further relied upon the assurances of the management of NEC and Sylvan that they are not aware of any omitted material facts that would make such information inaccurate or misleading.

     With respect to the financial projections of NEC, with the consent of Sylvan, Alex. Brown assumed that such projections were reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of NEC as to the future financial performance of NEC and that NEC will perform substantially in accordance with such projections. With respect to the financial projections for Sylvan, upon advice of Sylvan, Alex. Brown assumed that such projections were reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of Sylvan as to the future financial performance of Sylvan and that Sylvan will perform substantially in accordance with such projections. The financial projections of Sylvan and NEC that were provided to Alex. Brown were utilized and relied upon by Alex. Brown in the Contribution Analysis, Discounted Cash Flow Analysis, and the Pro Forma Earnings Analysis summarized below. In performing its analysis, Alex. Brown made adjustments to certain historical periods for unusual, one-time and nonrecurring items.

     In arriving at its opinion, Alex. Brown did not conduct a physical inspection of the properties or facilities of NEC or Sylvan and did not make or obtain any evaluations or appraisals of the assets or liabilities of NEC or Sylvan. Upon the advice of Sylvan and its legal and accounting advisors, Alex. Brown assumed that the Merger would qualify (i) for pooling-of-interests accounting treatment and (ii) as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended, and therefore as a tax-free transaction to the stockholders of NEC. Alex. Brown's opinion necessarily is based upon market, economic and other conditions as they existed on, and could be evaluated as of, March 10, 1997.

     In connection with the preparation and delivery of its opinion to the Sylvan Board, Alex. Brown performed a variety of financial and comparative analyses as summarized below. The preparation of a fairness opinion involves various determinations as to the most appropriate and relevant methods of financial, and comparative analysis and the application of those methods to the particular circumstances and, therefore, such an opinion is not readily susceptible of summary description. Furthermore, in arriving at its opinion, Alex. Brown did not attribute any particular weight to any analysis or factor considered by it, but rather made qualitative judgments as to the significance and relevance of each analysis and factor. Accordingly, Alex. Brown believes that its analyses must be considered as a whole and that considering any portion of such analyses and factors, without considering all analyses and factors, could create a misleading or incomplete view of the process underlying its opinion. In performing its analyses, Alex. Brown considered general economic, market and financial conditions and other matters, many of which are beyond the control of Sylvan and NEC. Any estimates contained in these analyses are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than as set forth therein. Accordingly, such analyses and estimates are inherently subject to substantial uncertainty. In addition, analyses relating to the value of businesses do not purport to be appraisals or to reflect the prices at which businesses actually may be sold. Furthermore, no opinion is being expressed as to the prices at which shares of Sylvan or NEC Common Stock may trade at any future time.

     Historical Financial Position. In rendering its opinion, Alex. Brown reviewed and analyzed the historical and current financial condition of Sylvan and NEC which included (i) an assessment of each of Sylvan's and NEC's recent financial statements; (ii) an analysis of each of Sylvan's and NEC's revenue, growth and operating performance trends; and (iii) an assessment of each of Sylvan's and NEC's margin changes and leverage based on the audited financial statements for each company for the fiscal years ended December 31, 1994 and 1995, and unaudited financial statements for the 12 months ended December 31, 1996.

     Historical Stock Price Performance. Alex. Brown reported to the Sylvan Board that it reviewed and analyzed the daily closing per share market prices and trading volume, for each of Sylvan's and NEC's Common Stock, from January 1, 1996 through March 7, 1997. Alex. Brown also reported that it reviewed the daily closing per share market prices of the Sylvan Common Stock and NEC Common Stock and compared the movement of such daily closing prices with the movement of the S&P 500 average over the period from January 1, 1996 through March 7, 1997. Alex. Brown noted and reported that, on a relative basis, both Sylvan and NEC outperformed the S&P 500 during that period. Alex. Brown further noted that, on a relative basis, and for the period January 1, 1996 to March 7, 1997 taken as a whole, the Common Stock of NEC and Sylvan performed in a comparable manner.

Alex. Brown also reviewed the daily closing per share market prices of Sylvan Common Stock and NEC Common Stock and compared the movement of such closing prices with the movement of a composite average of selected educational services companies (consisting of Apollo Group, Inc., CBT Group plc, DeVry, Inc., ITT Education Services, Inc., Learning Tree International, Inc., and Nobel Education Dynamics, Inc. (collectively, the "Selected Companies")) over the period from January 1, 1996 through March 7, 1997. Alex. Brown noted and reported that, on a relative basis, and for the period taken as a whole, both Sylvan and NEC performed in a comparable manner to the composite average of the Selected Companies.

     Contribution Analysis. Alex. Brown reported to the Sylvan Board its analysis of the relative contribution of Sylvan and NEC, as compared to Sylvan's relative fully-diluted ownership of approximately 52.7% of the fully diluted equity capital of the combined company, to the estimated pro forma income statement of the combined company. This analysis showed that on an estimated pro forma combined basis (excluding (i) the effect of any synergies that may be realized as a result of the Merger, and (ii) any non-recurring expenses relating to the Merger, and after adjusting for the effect of any one-time, unusual and nonrecurring charges at both companies for the twelve months ended December 31,
1996), based on the twelve-month period ending December 31, 1996, Sylvan and NEC would account for approximately 35.2% and 64.8%, respectively, of the combined company's estimated pro forma 1996 revenue, approximately 41.7% and 58.3%, respectively, of the combined company's estimated pro forma adjusted 1996 operating income, and approximately 48.0% and 52.0%, respectively, of the combined company's estimated pro forma adjusted 1996 net income, after assuming
(i) full taxation of NEC's results and (ii) the conversion of NEC's outstanding convertible debentures as of January 1, 1996.

     Based on management estimates for Sylvan and the average estimate of selected brokers' reports for NEC for the twelve month period ending December 31, 1997, this analysis showed that on an estimated pro forma combined basis (excluding (i) the effect of any synergies that may be realized as a result of the Merger, and (ii) any non-recurring expenses relating to the Merger), based on the twelve-month period ending December 31, 1997, Sylvan and NEC would account for approximately 39.5% and 60.5%, respectively, of the company's estimated pro forma 1997 revenue, and approximately 42.2% and 57.8%, respectively, of the combined company's estimated pro forma 1997 operating income.

     In its analysis of contributions to estimated pro forma net income for the twelve month periods ending December 31, 1997 and December 31, 1998, Alex. Brown calculated the estimated pro forma net income of the combined company in two manners. First it calculated the net income of the combined company based on mean the Institutional Brokers Estimating System ("IBES") estimates for the net income for Sylvan and NEC. This analysis showed that on an estimated pro forma combined basis (excluding (i) the effect of any synergies that may be realized as a result of the Merger, and (ii) any non-recurring expenses relating to the Merger), based on the twelve-month periods ending December 31, 1997 and December 31, 1998, Sylvan and NEC would account for approximately 44.6% and 55.4%, respectively, of the combined company's estimated pro forma 1997 net income, and approximately 48.3% and 51.7%, respectively, of the company's estimated pro forma 1998 net income.

     Alex. Brown also calculated the combined company's estimated pro forma net income for the twelve month periods ending December 31, 1997 and December 31, 1998 based on mean IBES estimates for Sylvan and on management projections for NEC, adjusted for the effect of the full taxation of NEC's results, and assuming the conversion of NEC's outstanding convertible debentures on January 1 of each year. This analysis showed that on an estimated pro forma combined basis (excluding (i) the effect of any synergies that may be realized as a result of the Merger, and (ii) any non-recurring expenses relating to the Merger), based on the twelve-month periods ending December 31, 1997 and December 31, 1998, Sylvan and NEC would account for approximately 48.3% and 51.7%, respectively, of the combined company's pro forma 1997 net income, and approximately 50.1% and 49.9%, respectively, of the company's estimated pro forma 1998 net income.

     Analysis of Certain Other Publicly Traded Companies. This analysis examines a company's valuation in the public market as compared to the valuation in the public market of other selected publicly traded companies. Alex. Brown compared certain financial information (based on the commonly used valuation measurements described below) relating to Sylvan and NEC to certain corresponding information from the Selected Companies. Such financial information included, among other things, (i) common equity market valuation; (ii) operating performance; (iii) ratios of common equity market value as adjusted for debt and cash ("Enterprise Value") to revenues, earnings before interest expense and income taxes ("EBIT"), and earnings before interest expense, income taxes and depreciation and amortization ("EBITDA"), each for the latest reported twelve month period as derived from publicly available information; and (iv) ratios of common equity market prices per share ("Equity Value") to historical and estimated earnings per share ("EPS"). The financial information used in connection with the multiples provided below with respect to Sylvan, NEC and the Selected Companies was based on the latest reported twelve month period for each company as derived from publicly available information and on estimated EPS for calendar years 1997 and 1998 as reported by IBES.

     Alex. Brown noted that, on a trailing twelve month basis, the multiple of Enterprise Value to revenues was 5.6x for Sylvan and 2.4x for NEC, compared to a range of 1.2x to 18.5x, with a mean of 3.4x, for the Selected Companies; the multiple of Enterprise Value to EBIT was 35.9x for Sylvan and 19.7x for NEC, compared to a range of 11.1x to 93.9x, with a mean of 26.4x, for the Selected Companies. The mean multiples of Enterprise Value to revenues and EBIT excluded the Enterprise Value multiples of CBT Group plc.

     Alex. Brown further noted that the multiple of Equity Value to trailing twelve month EPS was 52.3x for Sylvan and 26.0x for NEC, compared to a range of 25.6x to 86.7x, with a mean of 42.1x, for the Selected Companies; the multiple of Equity Value to estimated calendar year 1997 EPS was 38.8x for Sylvan and 20.1x for NEC, compared to a range of 23.0x to 56.1x, with a mean of 39.0x, for the Selected Companies; and the multiple of Equity Value to estimated calendar year 1998 EPS was 28.5x for Sylvan and 16.3x for NEC, compared to a range of 17.0x to 38.0x, with a mean of 29.1x, for the Selected Companies. The mean multiples of Equity Value to trailing twelve month EPS excluded the Equity Value multiples of CBT Group plc.

     As a result of the foregoing procedures, Alex. Brown reported to the Sylvan Board that the multiples for Sylvan and NEC were generally within the range of the multiples for the Selected Companies. EPS projections for the Selected Companies, Sylvan and NEC were based on IBES estimates as of March 10, 1997.
The IBES EPS estimates, as of March 10, 1997, for the calendar year 1997 for Sylvan was $0.90 and for NEC was $0.80 and for the calendar year 1998 for Sylvan was $1.23 and for NEC was $0.98.

     Analysis of Selected Mergers and Acquisitions. Alex. Brown reviewed with the Sylvan Board the financial terms, to the extent publicly available, of 25 proposed, pending or completed mergers and acquisitions since April 1, 1992 in the educational services industry (the "Selected Transactions"). Alex. Brown calculated various financial multiples based on certain publicly available information for each of the Selected Transactions, and compared them to corresponding financial multiples for the Merger, based on the Initial Conversion Ratio of 0.58. The Selected Transactions reviewed, in reverse chronological order of public announcement, were: Educateif/NEC (January 1997), Wall Street Institute/Sylvan (January 1997), Edmark Corporation/IBM (November
1996), True North Corporation/Franklin Quest Co. (August 1996), CRT Group/Education Technology LLC (August 1996), Becker CPA Review/DeVry, Inc. (June 1996), Edunetics/NEC (April 1996), Westcott Communications, Inc./K-III Communications, Inc. (April 1996), J3 Learning Corporation/Gartner Group (April
1996), NTC Publishing Group/Tribune Co. (February 1996), Educational Publishing Corp./Tribune Co. (January 1996), Dataquest/Gartner Group (December 1995), Personal Training Systems, Inc./CBT Group plc (November 1995), Drake Prometric/Sylvan (August 1995), Time Systems Inc./Franklin Quest Co. (March
1995), The PACE Group/Sylvan (February 1995), READS, Inc./Sylvan (February
1995), Whittle Communications/K-III Communications (August 1994), The Wright Group/Tribune Co. (January 1994), McDougal Littel & Co./Houghton Mifflin Co. (January 1994), Shipley Associates/Franklin Quest Co. (December 1993), Macmillan Inc./Paramount Communications (November 1993), TI-IN Network/Westcott Communications (April 1993), Berlitz International/Fukutake Publishing Co. (August 1992), and Wicat Systems/Jostens Inc. (April 1992). Alex. Brown noted that the multiple of adjusted purchase price (value of consideration paid for common equity adjusted for debt, preferred stock and cash) to NEC's trailing twelve month revenues was 2.9x for the Merger versus a range of 0.6x to 5.0x, with a mean of 2.0x, for the Selected Transactions, and the multiple of adjusted purchase price to NEC's trailing twelve month adjusted EBIT was 24.2x for the Merger versus a range of 5.9x to 46.0x, with a mean of 18.1x, for the Selected Transactions. Alex. Brown further noted that the multiple of the equity purchase price to NEC's adjusted and fully-taxed trailing twelve month net income (after assuming the conversion of NEC's outstanding convertible debentures as of January 1, 1996) was 46.2x for the Merger versus a range of 8.2x to 73.6x, with a mean of 31.2x, for the Selected Transactions. All multiples for the Selected Transactions were based on public information available at the time of announcement of such transaction, without taking into account differing economic, market and other conditions during the five year period during which the Selected Transactions occurred, or the facts and circumstances of any of the companies involved.

     Historical Exchange Ratio and Premium Analysis. Alex. Brown reported to the Sylvan Board that it reviewed and analyzed the historical ratio of the daily per share market closing prices of NEC Common Stock divided by the corresponding prices of the Sylvan Common Stock over the 30, 60 and 90 trading day periods prior to, and as of March 10, 1997. Such average exchange ratios for the aforementioned time periods and as of such date were 0.418, 0.469, 0.483, and 0.459, respectively. Alex. Brown then calculated the respective premiums over such average daily exchange ratios represented by the Initial Conversion Ratio of 0.58, which for the same time periods and as of such date were 38.7%, 23.7%, 20.1%, and 26.4%, respectively.

     Alex. Brown also reviewed the premiums received by target shareholders in 62 selected stock-for-stock transactions accounted for as pooling-of-interests, with a value of over $250 million, and which occurred in the period January 1, 1996 through March 3, 1997. The data for this analysis was obtained from Securities Data Corporation. Alex. Brown noted that the average premiums received compared to the reported closing market per share prices for the target companies four weeks and one day prior to the transaction announcement dates were 40.0% and 30.9% respectively. Alex. Brown also noted, that based on the reported closing market per share prices of Sylvan and NEC stock on March 10, 1997, the price premium represented by the Initial Conversion Ratio was 26.4%.

     Discounted Cash Flow Analysis. Alex. Brown reported to the Sylvan Board that it performed a discounted cash flow analysis for NEC. The discounted cash flow approach values a business based on the current value of the future cash flow that the business will generate. To establish a current value under this approach, future cash flow must be estimated and an appropriate discount rate determined. Alex. Brown used estimates of projected financial performance for NEC for the years 1997 through 2001 prepared in the following manner: (i) projections for the years 1997 and 1998 were provided by NEC management, and were adjusted to give effect to the full taxation of NEC's results and the conversion of NEC's outstanding convertible debentures; (ii) projections for the years 1999 through 2001 were prepared by Alex. Brown in a manner consistent with the 1997 and 1998 projections, which were then reviewed by and consented to by the management of Sylvan. Alex. Brown aggregated the present value of the cash flows through 2001 with the present value of a range of terminal values. Alex. Brown discounted these cash flows at discount rates ranging from 12.0% to 16.0%. The terminal value was computed based on projected EBITDA in calendar year 2001 and a range of terminal multiples of 15.0x to 17.0x. Alex. Brown arrived at such discount rates based on its judgment of the weighted average cost of capital of publicly traded educational services companies, and arrived at such terminal values based on its review of the trading characteristics of the Common Stock of the Selected Companies. This analysis indicated a range of values of $22.52 to $30.04 per share, based on NEC's fully diluted shares outstanding.

     Pro Forma Combined Earnings Analysis. Alex. Brown reported to the Sylvan Board that it analyzed certain estimated pro forma effects of the Merger. Based on such analysis, Alex. Brown computed the resulting estimated accretion/dilution to the combined company's EPS estimate for the fiscal year ending 1997 and 1998, pursuant to the Merger before taking into account any potential cost savings and other synergies that Sylvan and NEC could achieve if the Merger were consummated and before any non-recurring costs relating to the Merger. On this basis, Alex. Brown estimated that on this basis the Merger would be approximately 10.1% accretive and 8.9% accretive to the combined company's fully diluted EPS for the fiscal years ending 1997 and 1998, respectively, calculated based on IBES estimates for net income of Sylvan and IBES estimates for net income of NEC fully taxed and assuming the conversion of NEC's outstanding convertible debentures. Alex. Brown also estimated that before taking into account any potential cost savings and other synergies and before certain non-recurring costs relating to the Merger, the Merger would be approximately 19.4% and 13.1% accretive to the combined company's fully diluted estimated pro forma EPS for the fiscal years ending 1997 and 1998, respectively, calculated based on unadjusted IBES estimates for Sylvan and NEC.

     Relevant Market and Economic Factors. In rendering its opinion, Alex. Brown considered, among other factors, the condition of the U.S. stock markets, particularly in the educational services sector, and the current level of economic activity.

     No company used in the analysis of other publicly traded companies nor any transaction used in the analysis of selected mergers and acquisitions summarized above is identical to Sylvan, NEC or the Merger. Accordingly, Alex. Brown's analyses do not take into account differences in the financial and operating characteristics of the Selected Companies and the companies in the Selected Transactions and other factors that would affect the public trading value of the Selected Companies and the Selected Transactions, respectively.

     While the foregoing summary describes the analyses and factors that Alex. Brown deemed material in its presentation to the Sylvan Board of Directors, it is not a comprehensive description of all analyses and factors considered by Alex. Brown. The preparation of a fairness opinion is a complex process that involves various determinations as to the most appropriate and relevant methods of financial analysis and the application of these methods to the particular circumstances, and, therefore, such an opinion is not readily susceptible to summary description. Furthermore, in arriving at its opinion, Alex. Brown did not attribute any particular weight to any analysis or factor considered by it, but rather made qualitative judgments as to the significance and relevance of each analysis and factor. Accordingly, Alex. Brown believes that its analyses must be considered as a whole and that selecting portions of its analyses and of the factors considered by it, without considering all analyses and factors, would create an incomplete view of the evaluation process underlying the Alex. Brown Opinion. In performing its analyses, Alex. Brown considered general economic, market and financial conditions and other matters, many of which are beyond the control of Sylvan and NEC. The analyses performed by Alex. Brown are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than those suggested by such analyses. Accordingly, such analyses and estimates are inherently subject to substantial
uncertainty.   Additionally, analyses relating to the value of a business do not purport to be appraisals or to reflect the prices at which the business actually may be sold. Furthermore, no opinion is being expressed as to the prices at which shares of Sylvan or NEC Common Stock may trade at any future time.

     Alex. Brown is an internationally recognized investment banking firm and, as a customary part of its investment banking activities, is regularly engaged in the evaluation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive bids, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes. The Sylvan Board selected Alex. Brown based upon its qualifications, reputation, experience and expertise with respect to merger transactions in general and the valuation of educational services companies in particular.

     As compensation for its services in connection with the Merger, Sylvan has paid Alex. Brown a retainer fee of $100,000 (the "Retainer Fee") and has agreed to pay Alex. Brown a fee of $250,000 upon delivery of its opinion (an "Opinion Fee"). The fee for Alex. Brown's services is not contingent upon Alex. Brown's conclusions. Additionally, Sylvan has agreed to pay Alex. Brown a fee (including the Retainer Fee and the Opinion Fee), upon consummation of the Merger, of approximately $3.9 million. In addition, Sylvan has agreed to reimburse Alex. Brown for reasonable out-of-pocket expenses incurred in connection with the Merger, excluding the fees and disbursements of its legal counsel. Sylvan has agreed to indemnify Alex. Brown for certain costs, expenses, losses, claims, damages, and liabilities that may arise out of its engagement by Sylvan as financial advisor and the rendering of its opinion.

     Alex. Brown is acting as financial advisor to Sylvan in connection with the Merger. Alex. Brown has also performed various investment banking services for Sylvan in the past and has received customary fees for such services. The terms of such fee arrangements with Alex. Brown, which are customary in transactions of this nature, were negotiated at arm's length between Sylvan's Board of Directors and Alex. Brown. Alex. Brown has acted as financial advisor to Sylvan in connection with various capital raising transactions and other matters, including serving as the lead-managing underwriter in the December, 1993 initial public offering of the Common Stock of Sylvan, as the lead managing underwriter in the December, 1995 follow-on offering of the Common Stock of Sylvan, and as financial advisor to Sylvan in its December, 1995 acquisition of Drake Prometric, L.P. In the ordinary course of its business, Alex. Brown may actively trade in the debt and equity securities of Sylvan and NEC for its own account and for the accounts of its customers and, accordingly, may at any time hold a long or short position in such securities. Alex. Brown maintains a market in the Common Stock of Sylvan and regularly publishes research reports regarding the educational services industry and the businesses and securities of Sylvan and other publicly traded companies in the educational services industry.

REASONS OF NEC FOR THE MERGER; RECOMMENDATION OF THE NEC BOARD

     THE NEC BOARD HAS UNANIMOUSLY APPROVED THE MERGER AGREEMENT, HAS DETERMINED UNANIMOUSLY THAT THE MERGER AND THE TERMS AND CONDITIONS OF THE MERGER AGREEMENT ARE ADVISABLE AND FAIR AND IN THE BEST INTERESTS OF NEC AND ITS STOCKHOLDERS AND RECOMMENDS THAT HOLDERS OF SHARES OF NEC COMMON STOCK VOTE FOR APPROVAL AND ADOPTION OF THE MERGER AGREEMENT.

     On March 12, 1997, the Board of Directors of NEC unanimously approved the Merger Agreement and the Merger, determined that the terms of the Merger Agreement are fair to, and that the Merger is in the best interests of NEC and its stockholders and, therefore, recommends that the holders of NEC Common Stock VOTE FOR approval of the Merger Agreement.

     In reaching its determination to approve the Merger, the NEC Board has identified the following potential benefits of the Merger that it believes will contribute to the success of the combined company and will benefit NEC stockholders:

          (1) the combination of Sylvan and NEC should create a company with greater financial strength and stability and with operating units that should be able to leverage the strengths of one another to a greater extent than would be possible on a standalone or looser strategic alliance basis. For example, Sylvan's consumer operations provide an attractive opportunity to market content created by NEC's ICS, SVPC and NETG units. Similarly, ICS may provide an outlet for Sylvan to market its supplemental education programs though new channels of distribution (e.g., direct response marketing) not currently being exploited by Sylvan.

          (2) the combined company may be able to achieve synergistic benefits through the complement of existing and planned products and services. Additionally, the Merger may result in significant financial and administrative synergies, including elimination of maintaining NEC's status as a public reporting company and overhead reductions.

          (3) the combined company will be a strong market leader in the supplemental education business. As a result, the Sylvan brand name should achieve even greater recognition and provide opportunities to leverage that name recognition and stature to continue to grow and expand, both through internal growth and acquisitions.

          (4) the management of the combined company will have greater depth and expertise. Additionally, the Merger Agreement contemplates that Sam Yau, Chief Executive Officer of NEC, and each of the operating heads of NEC's business units would remain in place in charge of their respective businesses.

     In reaching its decision to approve the Merger Agreement, and to recommend that NEC's stockholders vote to approve the Merger and adopt the Merger Agreement, the NEC Board considered a number of other factors, including, among other things, the following:

          (1) the business, operations, properties, assets, financial condition and operating results of NEC and NEC's future prospects as an independent entity, compared to the effect of a combination with Sylvan, in light of the financial condition and prospects of NEC and the current economic and business environment, including, but not limited to (i) other possible strategic alternatives for NEC, including continuing to execute its stand-alone business plan or engaging in various restructuring strategies involving the disposition of all or parts of certain of NEC's businesses, and (ii) the potential for increased value in the combined Sylvan/NEC enterprise, as compared to NEC alone, including synergies and enhanced capabilities for entering new educational market niches;

          (2) reports, analyses and opinions of NEC's management and NEC's financial advisor with respect to their due diligence investigations and analysis of publicly available information concerning the businesses, technology, products, operations, financial condition and prospects of Sylvan and that on a combined basis with Sylvan, the companies could create new avenues for earnings growth;

          (3) the presentation by BZW with respect to its financial analysis of NEC and Sylvan and the oral opinion of BZW as to the fairness, from a financial point of view, of the Initial Conversion Ratio pursuant to the Merger Agreement to the holders of shares of NEC Common Stock (see "--- Opinion of NEC Financial Advisor");

          (4) the fact that the Initial Conversion Ratio represented a premium of approximately 20% to the market value of NEC Common Stock on March 11, 1997, the last NYSE trading day prior to the decision of the NEC Board to authorize execution of the definitive Merger Agreement;

          (5) recent and current market prices of the Sylvan Common Stock, including factors affecting the trading range for Sylvan Common Stock prior to the announcement of the transaction and the belief that the Merger presented an opportunity for NEC's stockholders to realize future equity appreciation based on the NEC Board's perception of the more favorable prospects of the combined entity;

          (6) the fact that the $17.32 value of each share of NEC Common Stock would be maintained so long as the average price of Sylvan Common Stock during the Pricing Period did not fall below $29.86 per share, that the $17.32 value could be increased if the price increase of Sylvan Common Stock prior to the Merger exceeded $29.86 per share and that the NEC Board reserved the right, but is not obligated, to terminate the Merger Agreement if the Average Share Price of Sylvan Common Stock falls below $29.86;

          (7) the terms and conditions of the Merger Agreement, which were the product of extensive arm's-length negotiations, including the circumstances of reaching the Initial Conversion Ratio, the conditions to closing and rights to termination and certain protections for employees of NEC (see "---The Merger Agreement");

          (8) the compatibility of the respective business philosophies of Sylvan and NEC, including the apparent compatibility of senior officers at the various operating subsidiaries of Sylvan and NEC;

          (9) the provisions of the Merger Agreement that permit NEC to consider additional bona fide third party offers to acquire NEC and permit NEC to provide information to and negotiate with such parties and to terminate the Merger Agreement, subject to the payment of significant fees and expenses to Sylvan, if prior to the effective time of the Merger the NEC Board terminates the Merger Agreement or withdraws or modifies in a manner adverse to Sylvan its recommendation pursuant to the NEC Board's fiduciary duties (see "---The Merger Agreement---No Solicitation," "---Termination" and "---Termination Fee");

          (10) the opportunity for NEC stockholders to participate, as holders of Sylvan Common Stock, in a larger company of which former NEC stockholders would hold approximately 46%, of the outstanding common stock of the combined company following the Merger (assuming the Initial Conversion Ratio), and to do so by means of a transaction which is designed to be tax-free to NEC's stockholders and which would be treated as a pooling-of-interests transaction for accounting purposes; and

          (11) the conditions to consummation of the Merger, including the requirement that the Merger Agreement is approved by the holders of a majority of the outstanding voting power of the NEC Common Stock and that the issuance of Sylvan Common Stock in the Merger is conditioned upon the requisite vote of the Sylvan stockholders pursuant to the Nasdaq rules or applicable law.

     The Board also considered a variety of negative factors in its deliberations concerning the Merger, including the following factors:

          (1) the risk that the Average Share Price of Sylvan Common Stock prior to the Merger could fall to as low as $29.86, without a right to terminate the Merger Agreement and without an adjustment to the Initial Conversion Ratio per share, resulting in decreased value of each share of NEC Common Stock;

          (2) the risk that the Average Share Price of Sylvan Common Stock during the Pricing Period could fall below $29.86 and either (i) the NEC Board may elect not to terminate the Merger Agreement in which case the Initial Conversion Ratio will remain in place and the implied value per share of NEC Common Stock will be less than $17.32, or (ii) the NEC Board may elect to terminate the Merger Agreement in which case either (a) the Sylvan Board may allow the Merger Agreement to terminate, or (b) the Sylvan Board may increase the Initial Conversion Ratio, provided however, the Sylvan Board will not increase the Initial Conversion Ratio beyond .5945 regardless of the Average Share Price for the Sylvan Common Stock during the Pricing Period;

          (3) the potential impact of the Merger on the interests of NEC's customers, suppliers, employees, and the communities in which NEC has operated, including the negative impact resulting from cost saving initiatives and the impact resulting from being a stockholder in a larger, more dynamic combined company;

          (4) the degree of risk that the synergies and cost savings anticipated to be achieved in the Merger would not be achieved, and that the operations of the two companies would not be successfully integrated;

          (5) the risk that key NEC management personnel might not remain with NEC after announcement of the Merger;

          (6) the risk that Sylvan would be unable to maintain its recent level of earnings growth;

          (7) the adverse effects on NEC's business, operations and financial condition should it not be possible to consummate the Merger following public announcement that the Merger Agreement had been entered into;

          (8) the interests that the NEC management and the NEC Board of Directors may be deemed to have in the Merger that are in addition to their interests as stockholders of NEC generally (see "---Interests of Certain Persons in the Merger"); and

          (9) the other risks associated with Sylvan's businesses described above under "RISK FACTORS."

     The foregoing discussion of the information and factors considered by the NEC Board of Directors is not intended to be exhaustive. In view of the wide variety of factors considered in connection with its evaluation of the Merger, the NEC Board of Directors did not quantify or otherwise assign relative weights to the specific factors considered in reaching its determination, although individual members of the NEC Board of Directors may have given different weights to different factors. In the course of its deliberations, the NEC Board of Directors did not establish a range of value for NEC; however, based on the factors outlined above, including the advice of its financial advisor, BZW, the NEC Board of Directors determined that the Merger is advisable and in the best interests of NEC and its stockholders. The NEC Board of Directors voted unanimously to recommend to the holders of NEC Common Stock that the Merger Agreement be approved. For a discussion of the interests of certain members of NEC's management and the NEC Board of Directors in the Merger, see "---Interests of Certain Persons in the Merger."

NEC FINANCIAL ADVISOR

     NEC retained BZW to act as its financial advisor in connection with the Merger and to render an opinion as to the fairness of the Initial Conversion Ratio to the holders of NEC Common Stock from a financial point of view. The full text of BZW's written opinion dated March 12, 1997 (the "BZW Opinion") is attached to this Joint Proxy Statement/Prospectus as Annex III and is incorporated herein by reference, and the summary of the opinion set forth below is qualified in its entirety by reference to the full text of such opinion. Stockholders of NEC are urged to read such opinion carefully and in its entirety for a description of the procedures followed, the factors considered, the assumptions made and the scope of review undertaken, as well as the limitations on the review undertaken, by BZW in rendering its opinion.

     At the March 11, 1997 meeting of NEC's Board of Directors, BZW delivered its oral opinion, which subsequently was confirmed by the BZW Opinion, that, as of such date and based on the matters described therein, the Initial Conversion Ratio was fair to the holders of NEC Common Stock from a financial point of view. BZW did not recommend to NEC's Board of Directors that any specific exchange ratio should constitute the Initial Conversion Ratio. No limitations were imposed by NEC's Board of Directors on BZW with respect to the investigations made or procedures followed by it in furnishing its opinion. The BZW Opinion addresses only the fairness of the Initial Conversion Ratio to the holders of NEC Common Stock, from a financial point of view, and does not constitute a recommendation to any such holder of NEC Common Stock as to how such holder should vote at the Special Meeting. BZW expressed no opinion as to the tax consequences of the Merger, and the BZW Opinion does not take into account the particular tax status or position of any holder of NEC Common Stock. BZW did not express any opinion as to what the value of the Sylvan Common Stock actually will be when issued to holders of NEC Common Stock pursuant to the Merger or the price at which the Sylvan Common Stock will trade subsequent to the Merger. In furnishing its opinion, BZW was not engaged as an agent or fiduciary of NEC's stockholders or any other third party.

     In connection with the preparation of the BZW Opinion, BZW, among other things: (i) reviewed financial information concerning NEC and Sylvan furnished to it by both companies, including certain internal financial analyses and forecasts prepared by the management of NEC and Sylvan; (ii) reviewed publicly available information concerning NEC, including NEC's Annual Report on Form 10-K for the year ended December 31, 1995, NEC's Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 1996, June 30, 1996, and September 30, 1996, respectively, NEC's 1995 Proxy Statement and Annual Report to Stockholders, various earnings and other public announcements made by NEC and various published industry and market analyst reports concerning NEC and the NEC Common Stock; (iii) reviewed publicly available information concerning Sylvan, including the Sylvan Annual Report on Form 10-K for the year ended December 31, 1995, Sylvan's Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 1996, June 30, 1996, and September 30, 1996, Sylvan's 1995 Proxy Statement and Annual Report to Stockholders, various earnings and other public announcements made by Sylvan and various published industry and market analyst reports concerning Sylvan and the Sylvan Common Stock; (iv) held discussions with the senior management of NEC and Sylvan concerning the businesses, past and current business operations, financial condition and future prospects of both companies, independently and combined; (v) reviewed the stock price and trading history of the NEC Common Stock and the Sylvan Common Stock; (vi) reviewed the valuation of selected publicly traded companies which BZW deemed comparable to NEC and Sylvan; (vii) compared the financial terms of the Merger with selected other transactions which BZW deemed relevant; (viii) analyzed the pro forma earnings per share of the combined company; (ix) prepared discounted cash flow analyses of NEC and Sylvan; (x) reviewed the Merger Agreement; and (xi) made such other studies and inquiries, and reviewed such other data, as BZW deemed relevant. It should be noted, however, that BZW did not consider Sylvan's pending acquisition of Independent Child Study Teams, Inc. and I-R, Inc. in connection with the preparation of the BZW Opinion.

     As noted above, certain internal management projections were provided by NEC and Sylvan to BZW for purposes of its analysis in arriving at the BZW Opinion. As a matter of course, neither NEC nor Sylvan publishes or makes generally available internal projections or forecasts as to its future performance, earnings or financial condition, and such information was not prepared with a view to public disclosure or in accordance with applicable accounting guidelines. These forecasts were based on numerous variables and assumptions which are inherently uncertain, difficult to predict and may not be within the control of NEC or Sylvan, including without limitation economic and competitive conditions. Consequently, actual results may differ materially from those set forth in such forecasts.

     The following paragraphs summarize the material quantitative and qualitative analyses performed by BZW in arriving at the BZW Opinion but do not purport to be a complete description of the analyses performed by BZW. BZW reviewed information that was based on the financial condition of NEC and Sylvan as of a date or dates shortly before the Merger Agreement was executed as of March 12, 1997 and based on available stock price information through the close of trading on the NYSE and the NASDAQ Stock Market, respectively, on March 7, 1997.

     Exchange Ratio Analysis. BZW reviewed the exchange ratio of each share of Sylvan Common Stock for each share of NEC Common Stock implied by the daily closing sale prices of NEC Common Stock and Sylvan Common Stock since March 8, 1995. BZW noted that the average implied exchange ratio since March 8, 1995 was 0.4875, with a high of 0.8484 on May 17, 1996, a low of 0.2292 on March 9, 1995,
and a current ratio of 0.4270 at March 7, 1997. BZW also noted that the average implied exchange ratio since January 3, 1997 was 0.4467. In addition, BZW reviewed the premiums represented by the Initial Conversion Ratio compared to the implied exchange ratios based on the average closing sale prices of the NEC Common Stock and the Sylvan Common Stock for the trailing one, two, six, twelve and twenty-four month periods prior to March 7, 1997. Such premiums (discounts) were 46%, 32%, 7%, (2%), and 19%, respectively.

     Stock Price and Trading Analysis. BZW reviewed the trading activity, including price and volume, of the NEC Common Stock and the Sylvan Common Stock since March 8, 1995. With respect to NEC, BZW noted that, since March 8, 1995, the daily closing sale prices of the NEC Common Stock ranged from a high of $22.13 on May 17, 1996 to a low of $2.75 on March 9, 1995. With respect to Sylvan, BZW noted that, since March 8, 1995, the daily closing sale prices of the Sylvan Common Stock ranged from a high of $37.13 on February 21, 1997 to a low of $11.08 on April 20, 1995. BZW also reviewed the premium represented by the Initial Conversion Ratio of 0.5800 in the Merger and the implied $20.37 per share value of NEC based on Sylvan's closing stock price of $35.13 on March 7, 1997, compared to simple average historical closing share prices for the NEC Common Stock for the trailing one, two, six, twelve and twenty-four month periods prior to such date. Such premiums were 43%, 44%, 31%, 31% and 85%.

     Contribution Analysis. BZW compared the relative contributions of NEC and Sylvan to the pro forma historical and estimated combined revenue, operating income, and net income of the combined company for the years ended December 1996, 1997 and 1998. For such periods, BZW noted that NEC would contribute:
65%, 62% and 58%, respectively, of pro forma combined revenue; 58%, 57% and 54%, respectively, of pro forma combined operating income; 57%, 65% and 53%, respectively, of pro forma combined net income, including the utilization

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of NEC's net operating losses and certain other non-recurring tax benefits and excluding other nonrecurring items; and 50%, 48% and 48%, respectively, of pro forma combined net income on a "fully taxed" basis and excluding other nonrecurring items. BZW noted that, immediately following consummation of the Merger, stockholders of NEC and Sylvan would own approximately 46% and 54%, respectively, of the common stock of the pro forma combined company.

     Selected Comparable Company Analysis. BZW compared certain income statement parameters of NEC with those pertaining to companies deemed by BZW to be comparable to NEC for the most recent trailing 12-month period. BZW also compared estimated earnings per share for the 12-month period ending December 31, 1997 ("Calendar 1997") . The companies examined included Apollo Group, Inc., CBT Group PLC, Computer Learning Centers, Inc., DeVry, Inc., Education Management Corp., Houghton Mifflin Co., ITT Educational Services, Inc., Learning Tree International, Inc., Nobel Education Dynamics, Scholastic Corp., Strayer Education, Inc., Sylvan and Youth Services International, Inc. (collectively, the "NEC Comparable Companies"). Financial data compared, for the most recent trailing 12-month period, included equity market capitalization, enterprise value (i.e., equity market capitalization plus debt plus preferred shares plus minority interest less cash and cash equivalents), revenues, operating income, net income, earnings per share, operating margin, and net margin. Financial data compared for Calendar 1997 were projected earnings per share as reported by third party sources. Multiples compared for the most recent trailing 12-month period included enterprise value to revenue, enterprise value to operating income, and price per share to earnings per share. For calendar 1997, BZW compared multiples of price per share to projected earnings per share.

     Based on enterprise value to revenue multiples ranging from 5.6x to 0.7x for the most recent trailing 12-month period obtained for the NEC Comparable Companies, and after adjusting for NEC's net debt, BZW determined a range of reference values for the NEC Common Stock of $41.20 to $2.70 with a median of $15.27. Based on enterprise value to operating income multiples, for the most recent trailing 12-month period, ranging from 43.2x to 8.5x for the NEC Comparable Companies, and after adjusting for NEC's net debt, BZW determined a range of reference values for the NEC Common Stock of $36.65 to $4.96 with a median of $16.74. Based on the NEC Comparable Companies' price per share to earnings per share multiples ranging from 58.1x to 10.2x for the most recent trailing 12-month period, and the NEC Comparable Companies' estimated price per share to earnings per share multiples ranging from 57.1x to 18.3x for estimated Calendar 1997, BZW determined a range of reference values for the NEC Common Stock of $24.98 to $4.39 with a median of $17.97, and a range of $33.12 to $10.61 with a median of $17.57, respectively. By comparison, based on Sylvan's $35.13 closing stock price on March 7, 1997, BZW noted that the Initial Conversion Ratio would represent a value of approximately $20.37 per share of NEC Common Stock.

     Component Valuation. BZW derived a reference value range for the NEC Common Stock based on the three primary components of NEC's operations: educational publishing, educational services and software training and development. BZW's analysis was based on internal estimates of NEC's projected 1997 financial performance by business component. To value NEC's respective components, BZW applied a range of share price to Calendar 1997 earnings per share multiples to the estimated 1997 net income of NEC's respective components. The estimated calendar 1997 earnings per share amounts for the selected comparable company multiples utilized in this analysis were as reported by third party sources. Selected educational publishing companies deemed comparable by BZW included Houghton Mifflin Co., John Wiley & Sons, Inc., Plenum Publishing, and Scholastic Corp. Selected educational services companies deemed comparable by BZW included Apollo Group, Computer Learning Centers, Inc. DeVry, Inc., Educational Management Corp., ITT Educational Services, Inc., Scholastic Corp., Strayer Education, Inc., TRO Learning Inc. and Sylvan. Selected software and training development companies deemed comparable by BZW included CBT Group plc, Computer Learning Centers, Inc. Gartner Group, Inc. and Learning Tree International, Inc. Based on the analysis described above, BZW determined a range of reference values for the NEC Common Stock of $26.60 to $13.11 with a median of $19.61. In addition, BZW conducted a theoretical break-up analysis based on the component valuation described above, adjusted to include estimated acquisition premiums and the subsequent estimated tax liabilities that would be incurred by NEC upon liquidation of NEC on a component basis. Based on this analysis, BZW determined a range of reference values for the NEC Common Stock

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

of $21.38 to $12.90 with a median of $17.00. By comparison, based on Sylvan's $35.13 closing stock price on March 7, 1997, BZW noted that the Initial Conversion Ratio would represent a value of approximately $20.37 per share of NEC Common Stock.

     Selected Comparable Transaction Analysis. BZW analyzed publicly available information for selected pending or completed mergers and acquisitions within the education industry (including educational publishing, educational services, and software training and development). In examining these transactions, BZW analyzed certain financial parameters of the acquired company relative to the consideration offered. Financial parameters compared included consideration offered plus net debt assumed ("total consideration") to the trailing 12-months' revenue prior to the date of the transaction. The acquisitions reviewed included Houghton Mifflin Co./McDougal Littel & Co. (March 1994), Pearson PLC/Software Toolworks, Inc. (May 1994), Bain Capital, L.P./Jostens Learning Corp. (June 1995), National Education Corp./Edunetics (December 1995), Softkey International Inc./Learning Co. (December 1995), Softkey International Inc./MECC (December 1995), ADP Corp./Sandy Corp. (December 1995), Tribune Co./NTC Publishing Group (March 1996), Pearson PLC/Harper Collins Education (April
1996), DeVry Inc./Becker CPA Review (June 1996), Thomson Corp./West Publishing Co. (June 1996), CUC International Inc./Davidson Associates, Inc. (July 1996), CUC International Inc./Sierra On-Line Inc. (July 1996), Gartner Group/J3 Learning Corp. (August 1996), Educational Technology/CRT Group (August 1996), IBM Corp./Edmark (December 1996), Sylvan/Wall Street Institute (January 1997) and Kohlberg Kravis Roberts & Co./KinderCare Learning Centers Inc. (February
1997) (collectively, the "Education Transactions").

     Based on total consideration to the trailing 12-month revenue multiples obtained with respect to the selected transactions, ranging from 2.1x to 4.1x, BZW determined a range of reference values for NEC Common Stock of $28.48 to $13.58, with a median of $20.29. By comparison, based on Sylvan's $35.13 closing stock price on March 7, 1997, BZW noted that the Initial Conversion Ratio would represent a value of approximately $20.37 per share of NEC Common Stock.

     Discounted Cash Flow Analysis. BZW performed certain discounted cash flow analyses to estimate the present value of the stand-alone, unlevered (before interest expense), after-tax cash flows of the financial projections prepared by the management of NEC. BZW first discounted the projected, unlevered, after-tax cash flows from January 1, 1997 through December 31, 2001, using a range of discount rates from 12.7% to 16.7%. The range of discount rates was based on NEC's weighted average cost of capital as estimated by BZW. NEC's unlevered after-tax cash flows were calculated as the after-tax operating earnings of NEC after adding back non-cash expenses and deducting uses of cash not reflected in the income statement. BZW then added to the present value of the cash flows an assumed terminal value of NEC at December 31, 2001, discounted to present value using the same range of discount rates. The terminal value was computed by multiplying NEC's projected tax effected earnings before interest in the fiscal year ending December 31, 2001 by terminal multiples ranging from 20.0x to 25.0x. The range of terminal multiples was selected by BZW based on its judgment and experience. Based on this analysis, BZW obtained a range of reference values for NEC Common Stock, as of December 31, 1996, of $27.95 to $18.83 with a median of $23.15. By comparison, based on Sylvan's $35.13 closing stock price on March 7, 1997, BZW noted that the Initial Conversion Ratio would represent a value of approximately $20.37 per share of NEC Common Stock.

     Pro Forma Earnings Analysis. BZW analyzed estimated 1997 and 1998 earnings per share of NEC Common Stock and Sylvan Common Stock, based on financial projections provided by the respective managements, and estimated the 1997 and 1998 pro forma earnings per share of the combined company based on the Initial Conversion Ratio and excluding non-recurring items. This analysis indicated that, in the absence of synergies and before utilization of NEC's net operating losses and certain other non-recurring tax benefits, the pro forma earnings per share of the combined company, as compared to Sylvan as a stand-alone entity, would increase.

     General. The preparation of fairness opinions involves various determinations as to the most appropriate and relevant quantitative and qualitative methods of financial analysis and the application of those methods to the particular circumstances; therefore, such opinions are not readily susceptible to summary description. In arriving at its opinion, BZW did not attribute any particular weight to any analysis or factor considered by it, but rather made qualitative judgments as to the significance and relevance of each analysis and factor. Accordingly, BZW believes that its analyses must be considered as a whole and that considering any portion of such analyses and current factors could create a misleading or incomplete view of the process underlying its opinion. In its analyses, BZW made numerous assumptions with respect to industry performance, general business and other conditions and matters, many of which are beyond the control of NEC and Sylvan. Any estimates contained in these analyses are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than as set forth therein. In addition, analyses relating to the value of businesses do not purport to be appraisals or to reflect the prices at which businesses actually may be sold. Accordingly, such analyses and estimates are inherently subject to substantial uncertainty. BZW's opinion and financial analyses were only one of many factors considered by the NEC Board in its evaluation of the Merger and should not be viewed as determinative of the views of the NEC Board or management with respect to the Initial Conversion Ratio or the Merger.

     In arriving at its opinion, BZW did not independently verify any of the foregoing information and relied on all such information being complete and accurate in all material respects. Furthermore, BZW did not obtain any independent appraisal of the properties or assets of NEC or Sylvan. With respect to the financial and operating forecasts (and the assumptions and bases therefore), estimates and analyses provided to BZW by NEC and Sylvan, BZW assumed that such projections, estimates and analyses were reasonably prepared in good faith and represent the best currently available estimates and judgments of the respective management of NEC and Sylvan as to the future financial performance of both companies. BZW noted, among other things, that its opinion is necessarily based upon market, economic and other conditions existing as of the date of the opinion and information available to BZW as of the date thereof.

     While BZW selected the NEC Comparable Companies and the Sylvan Comparable Companies based on the similarities in markets served and businesses conducted, no company examined in the analysis of selected publicly traded companies is identical to NEC or Sylvan. Similarly, no transaction examined in the Educational Transactions is identical to the Merger.

     BZW was retained based on BZW's experience as a financial advisor in connection with mergers and acquisitions and in securities valuations generally, as well as BZW's investment banking relationship and familiarity with NEC. BZW, and certain of its affiliates, have provided investment banking and commercial banking services to NEC from time to time and have received fees for those services. Among other things, Barclays Bank PLC, of which BZW is a division, is the lender under NEC's $50 million revolving credit facility. In connection with the Merger, Barclays Bank PLC will be entitled to receive a termination fee of $250,000 in respect of the early termination of the revolving credit facility.

     NEC engaged BZW pursuant to a letter agreement dated February 26, 1997 (the "Advisory Agreement"). The Advisory Agreement provides that, for its services, BZW is entitled to receive a monthly retainer, reimbursement of its out-of-pocket expenses and, contingent upon consummation of the Merger, a fee of $4.0 million less the aggregate amount of fees paid to BZW as retainer under the Advisory Agreement and an engagement letter dated November 21, 1995 regarding certain investment banking services provided to NEC. The aggregate amount of such retainer fees as of March 12, 1997 was $390,000.

CERTAIN FEDERAL INCOME TAX CONSEQUENCES

     The following is a summary of the material Federal income tax consequences of the Merger. The discussion set forth below is based on currently existing provisions of the Code, Treasury Regulations thereunder, current administrative rulings and court decisions. All of the foregoing are subject to change and any such change could affect the continuing validity of this discussion. The discussion does not purport to address all of the tax consequences applicable to a particular stockholder. In particular, the discussion does not address the special tax rules that may apply to particular categories of stockholders of NEC Common Stock subject to special treatment under the Code, such as foreign holders or holders whose stock was acquired in connection with stock option plans, stock purchase plans or other compensation transactions. In addition, the following discussion does not address the tax consequences of the Merger under foreign, state or local tax laws or the tax consequences of transactions effected prior to or subsequent to the Merger (whether or not such transactions are in connection with the Merger). EACH NEC STOCKHOLDER IS URGED TO CONSULT HIS, HER OR ITS TAX ADVISORS AS TO THE SPECIFIC TAX CONSEQUENCES OF THE MERGER, INCLUDING THE APPLICABLE FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES OF THE MERGER IN HIS, HER OR ITS PARTICULAR CIRCUMSTANCES.

     Sylvan has received an opinion from Ernst & Young LLP, its independent auditors, and NEC has received an opinion from its outside legal counsel, Irell & Manella LLP, each dated as of the date of this Joint Proxy Statement/Prospectus, to the effect that, on the basis of facts, representations and assumptions set forth in such opinions, for federal income tax purposes: (i) the Merger will constitute a "reorganization" within the meaning of Section 368(a) of the Code, and Sylvan, Merger Sub and NEC will each be a party to such reorganization within the meaning of Section 368(b) of the Code; (ii) no gain or loss will be recognized by Sylvan or NEC as a result of the Merger; (iii) no gain or loss will be recognized by the stockholders of NEC upon the exchange of their shares of NEC Common Stock solely for shares of Sylvan Common Stock pursuant to the Merger, except with respect to cash, if any, received in lieu of fractional shares of Sylvan Common Stock; (iv) the aggregate tax basis of the shares of Sylvan Common Stock received solely in exchange for shares of NEC Common Stock pursuant to the Merger (including fractional shares of Sylvan Common Stock for which cash is received) will be the same as the aggregate tax basis of the shares of NEC Common Stock exchanged therefor; (v) the holding period for shares of Sylvan Common Stock received in exchange for shares of NEC Common Stock pursuant to the Merger will include the holding period of the shares of NEC Common Stock exchanged therefor, provided such shares of NEC Common Stock were held as capital assets by the stockholder at the Effective Time; and (vi) a stockholder of NEC who receives cash in lieu of a fractional share of Sylvan Common Stock will recognize a gain or loss equal to the difference, if any, between such stockholder's tax basis in such fractional share (as described in clause (iv) above) and the amount of cash received. It is a condition to the consummation of the Merger that each opinion of counsel be confirmed on and as of the Closing Date.

     In rendering and confirming such opinions, Ernst & Young LLP and Irell & Manella LLP may receive and rely upon representations contained in certificates (and confirmations thereof) of Sylvan, NEC and others.

ACCOUNTING TREATMENT

     The Merger is intended to qualify as a "pooling-of-interests" transaction for accounting and financial reporting purposes. The Merger Agreement provides that it is a condition to each of Sylvan's and NEC's respective obligations to consummate the Merger that Sylvan and NEC receive Pooling Letters from Ernst & Young LLP and Price Waterhouse LLP, respectively, at the Effective Time. See "--The Merger Agreement--Conditions to the Merger." Under "pooling-of-interests" accounting, as of the Effective Time, the assets and liabilities of NEC would be added to those of Sylvan at their recorded book values and the stockholders' equity accounts of NEC would be combined on Sylvan's consolidated balance sheet. On a pooling-of-interests accounting basis, income and other financial statements of Sylvan issued after consummation of the Merger would be restated retroactively to reflect the consolidated combined financial position and results of operations of Sylvan and NEC as if the Merger had taken place prior to the periods covered by such financial statements. The unaudited pro forma financial information contained in this Joint Proxy Statement/Prospectus has been prepared using the pooling-of-interests accounting method to account for the Merger. See "HISTORICAL AND PRO FORMA SELECTED FINANCIAL INFORMATION."

APPRAISAL RIGHTS

     Under the MGCL, the holders of Sylvan Common Stock will not have objecting stockholders' appraisal rights in connection with the Share Issuance, the Merger Agreement and the consummation of the Merger. Under the DGCL, the holders of NEC Common Stock will not have dissenters' appraisal rights in connection with the Merger Agreement and the consummation of the Merger. See "Comparative Rights of Stockholders of Sylvan and NEC--Appraisal Rights."

INTERESTS OF CERTAIN PERSONS IN THE MERGER

     Certain members of NEC management and the NEC Board have certain interests in the Merger that are in addition to and potentially in conflict with the interests of stockholders of NEC generally. The NEC Board of Directors was fully aware of these interests of management and the NEC Board of Directors and considered them, among other matters, in approving the Merger Agreement and the transactions contemplated thereby.

     Merger Nominees. Pursuant to the Merger Agreement, Sylvan has nominated each of Sam Yau, Chief Executive Officer and President of NEC, David C. Jones, Chairman of the Board of NEC, Richard C. Blum, Chairman of Richard C. Blum and Associates, L.P., a merchant banking firm, and a director of NEC and Michael R. Klein, a partner at the law firm of Wilmer, Cutler & Pickering and a director of NEC, for election to the Sylvan Board of Directors effective upon the consummation of the Merger. In addition, upon consummation of the Merger, Mr. Yau will serve as Co-Chief Executive Officer of Sylvan.

     Directors' and Officers' Insurance; Limitation of Liability of NEC Directors and Officers. The Merger Agreement requires NEC and Sylvan, after the Effective Date (the "Indemnifying Parties") to indemnify, defend and hold harmless, as and to the fullest extent permitted by law, each present and former director or officer of NEC and its subsidiaries (each an "Indemnified Party") against any losses, claims, damages, liabilities, costs, expenses (including reasonable attorneys' fees and expenses in advance of the final disposition of any claim, suit, proceeding or investigation to each Indemnified Party to the fullest extent permitted by law upon receipt of an undertaking from such Indemnified Party to repay such advanced expenses if it is finally and unappealably determined that such Indemnified Party was not entitled to such indemnification), judgments, fines and amounts paid in settlement with approval of the Indemnifying Parties (which approval shall not be unreasonably withheld of or in connection with any such claim, action, suit, proceeding or investigation based in whole or in part on or arising in whole or in part out of
(i) his or her actions as such a director or officer or (ii) the Merger Agreement or the transactions contemplated thereby. In the event of any such threatened or actual claim, action, suit, proceeding or investigation (whether arising before or after the Effective Date), (i) the Indemnifying Parties shall pay all reasonable fees and expenses of such counsel for the Indemnified Parties promptly as statements therefore are received, and (ii) the Indemnified Parties will use all reasonable efforts to assist in the defense of any such matter, provided that no settlement for which the Indemnified Parties would be liable will be effected without prior written consent. The by-laws of NEC also provide for the indemnification of NEC directors and officers to the fullest extent permitted by law.

     The Merger Agreement requires that Sylvan shall, to the extent such insurance is available, cause the persons serving as officers and directors of NEC immediately prior to the Effective Date to be covered for a period of five years from the Effective Date by the directors' and officers' liability insurance policy maintained by NEC (provided that Sylvan and NEC may substitute therefor policies of at least the same coverage and amounts containing terms and conditions which are not less advantageous to such directors and officers of NEC than the terms and conditions of such existing policy); provided, however, that the surviving corporation will not be obligated to make annual premium payments for such insurance to the extent such annual premiums exceed 125% of the annual premiums payable in 1996 (on an annualized basis) by NEC for such insurance. The Merger Agreement also provides that in the event Sylvan is not the surviving corporation of a merger or consolidation with, or transfers all or substantially all of its assets to, another entity, Sylvan will make proper provisions so that its successors and assigns assume the foregoing indemnification and insurance obligations.

     Employment, Non-Competition and Continuity Agreements. As a condition to the Merger, Mr. Sam Yau, and the Presidents of ICS, NETG and SVPC must enter into employment agreements with Sylvan replacing their current agreements with NEC. Mr. Yau's replacement employment agreement will provide for employment for a period commencing at the Effective Time and will include customary non-compete and non-solicitation provisions extending for a certain period after termination of his employment with Sylvan. Mr. Yau's initial annual salary under this agreement will be $375,000. Messrs. Keisling and Moran and Ms. Kopec, the Presidents of the NEC Subsidiaries have agreed to enter into employment agreements with Sylvan on terms satisfactory to such individuals and to Sylvan, including customary non-solicitation and non-compete provisions. In addition, Sylvan and Messrs. Keith Ogata, NEC's Vice President and Chief Financial Officer, and Philip C. Maynard, NEC's Vice President and General Counsel both of whose employment will terminate following a reasonable and mutually agreeable transition period following consummation of the Merger, have agreed to enter into continuity agreements with respect to their provision of services during the transition period and continuation of certain of their benefits after the Merger.

     Although still under discussion, Mr. Yau will be granted a long-term incentive compensation package, including stock options, that will be designed to align Mr. Yau's financial interests with the interests of the Sylvan stockholders and to provide Mr. Yau an opportunity for value creation based upon performance similar to the value creation opportunities received by Messrs. Yau, Becker and Hoehn-Saric in their prior assignments and positions. Thereafter, Mr. Yau will be considered for further option awards and participation in other equity programs when and as other Sylvan executives are considered for and granted such option awards and other equity participation opportunities.

     NEC Stock Option Plans. Upon the consummation of the Merger, the NEC Stock Option Plans and the options granted thereunder shall be deemed to have been adopted by Sylvan and shall continue as separate plans and options of Sylvan. Holders of outstanding options to purchase shares of NEC Common Stock ("NEC Stock Options") shall be entitled to exercise those NEC Stock Options for a number of shares of Sylvan Common Stock equal to the product of (A) the number of shares of NEC Common Stock underlying the NEC Stock Option and (B) the Initial Conversion Ratio or the Adjusted Conversion Ratio, as applicable (the "Sylvan Option Shares"). The per share exercise price of the Sylvan Options Shares shall be equal in value to the NEC Stock Option exercise price set forth in the agreement pursuant to which the NEC Stock Option was granted divided by the Initial Conversion Ratio or the Adjusted Conversion Ratio, as applicable. After the Effective Time, no further grants shall be made under the NEC Stock Option Plans.

     NETG Stock Option Plans. The NETG Stock Option Plans provide that upon a change of control, all options granted pursuant to such plans shall immediately terminate. However, Sylvan has agreed that, from and after the Effective Time, then outstanding NETG Stock Options and the related NETG Stock Option Plans shall continue.

     SVPC Stock Option Plans. The SVPC stock options and the related SVPC Stock Option Plans will remain in effect upon consummation of the Merger.

     Options Granted Pursuant to Employment Agreements. Pursuant to the employment agreement entered into between Mr. Yau and NEC as of March 1, 1995, Mr. Yau was granted certain options to acquire shares of NEC Common Stock. Mr. Yau was granted an initial option to purchase 500,000 shares of NEC Common Stock at the March 17, 1995 closing price (the "Initial Option"). The Initial Option vests in 36 equal monthly installments commencing on June 1, 1995. In addition, for a period of 30 days commencing on May 8, 1995, Mr. Yau was granted the opportunity to purchase up to 240,000 shares of NEC Common Stock at the March 17, 1995 closing price with a concomitant grant of options by NEC for Mr. Yau to purchase two and one-half shares of NEC Common Stock for every share of NEC Common Stock purchased during the 30 day period (the "Additional Options"). Pursuant to this agreement, Mr. Yau purchased 240,000 shares of NEC Common Stock and was granted 600,000 Additional Options, all of which had vested by the end of the second quarter of 1996.

     Upon the consummation of the Merger, the unvested portion of the Initial Options will vest. Accordingly, Mr. Yau will be entitled to exercise approximately 153,000 Initial Options not otherwise exercisable until July 1, 1997 and monthly thereafter until May 1, 1998, all such options having an exercise price of $3.00 per share. Exercise of these Initial and Additional Options will be settled by delivery of Sylvan Common Stock in the same manner as the settlement of NEC Stock Options described above. As of the Effective Time, Initial and Additional Options will have an estimated aggregate value of $15,751,000 (exclusive of the exercise price), assuming the Initial Conversion Ratio is applicable and assuming the per share value of the Sylvan Common Stock at the Effective Time is $29.86.

     Officer, Key Employee and Inside Director Stock Options and Restricted Stock Awards. Executive and key employees, including employee-directors, of NEC are eligible to receive stock options and shares of Restricted Stock (the "Incentive Awards") pursuant to the NEC Amended and Restated 1990 Stock Option and Incentive Plan (the "Executives Award Plan"). Upon approval of the Merger by the NEC stockholders, all outstanding Incentive Awards become immediately vested or otherwise free from restrictions in their entirety. Accordingly, immediately after the NEC Stockholders approve the Merger, NEC option plan participants will be entitled to exercise 965,390 options to purchase shares of NEC Common Stock, (which will be converted to Sylvan Options as described above) at a weighted average per share exercise price of $8.47 which would not otherwise have become exercisable until various times after the Closing. Specifically, of the 965,390 options that will vest on an accelerated basis, 142,022, 339,755, 192,188, 174,015 and 57,410 would otherwise have become exercisable during 1997, 1998, 1999, 2000, and 2001, respectively. These options will be settled by delivery of Sylvan Common Stock in the same manner as the settlement of NEC Stock Options as described above.

     Outside Directors' Stock Options. Options to purchase an aggregate of 142,000 shares of NEC Common Stock, at a weighted average exercise price of $7.76 per share, have been granted to NEC's non-employee directors pursuant to the NEC Amended and Restated 1991 Directors' Stock Option and Award Plan (the "NEC Directors Option Plan"). Upon approval of the Merger by the NEC stockholders, all outstanding but unvested options granted under the Directors Option Plan (22,500 options having a weighted average exercise price of $14.16 per share) become immediately exercisable in full. In the event the Merger is consummated, these options will be settled by delivery of Sylvan Common Stock in the same manner as the settlement of NEC Stock Options, as described above.

     Supplemental Executive Retirement Plan. NEC has in effect an unfunded Supplemental Executive Retirement Plan ("SERP") which provides for supplemental retirement income benefits as early as age 60 after completing at least six years of service for certain of its current and former executive officers including Messrs. Yau, Ogata, and Maynard. A participant in the SERP will receive maximum lifetime retirement income benefits in the amount of 60% of average earnings (reduced by the amount of a participant's primary social security benefits) multiplied by the participant's credited service percentage under the SERP. The credited service percentage vests at a rate of 10% per year beginning with the sixth year of credited service and become fully vested after 15 years of credited service.

     In the event of a change of control, the SERP provides that, if a participant's employment is terminated voluntarily or involuntarily within two years of such change of control of NEC ("Timely Termination"), the participant is entitled to receive accelerated vesting and payout of SERP retirement benefits in a single lump sum. Such lump sum settlement shall be equal to the actuarial present value of full retirement benefits, assuming that the participant's employment had continued to age 65, the participant's earnings had remained unchanged to age 65 and the participant was 65 for purposes of calculating social security benefits. The participant's earnings are determined by using the participant's highest annual earnings during the three year period prior to the change of control. Sylvan has agreed that executives will be eligible for benefits under the SERP without Timely Termination; provided, that (i) SERP participants who remain employees after the Merger will be entitled to payment of SERP retirement benefits, with interest from the Effective Date, only upon termination of such participant's employment and (ii) there will be no further accrual of additional benefits from and after the Merger. Estimated lump sum payments to which Messrs. Yau, Ogata, and Maynard are expected to be entitled are approximately: $2,171,000, $805,000 and $586,000, respectively; and all participants as a group (five persons in total), $5,323,000.

REGULATORY MATTERS

     Under the HSR Act, and the rules that have been promulgated thereunder by the FTC, the Merger may not be consummated unless certain filings have been submitted to the Antitrust Division and the FTC and certain waiting period requirements have been satisfied. On March 26, 1997, Sylvan and NEC submitted the to the FTC and the Antitrust Division the filings required to be made in connection with the Merger. On April 25, 1997, the waiting period under the HSR Act relating to the Sylvan and NEC filing will expire. Richard C. Blum, a director and principal stockholder of NEC is deemed under the HSR Act to be "acquiring" Sylvan by virtue of the expected value of the Sylvan Common Stock as to which he would acquire beneficial ownership as a result of the Merger and because he is a Merger Nominee. Accordingly, Mr. Blum was required to make, and on April __, 1997 made, certain filings with the FTC and Antitrust Division. On May __, 1997, the waiting period relating to Mr. Blum's filing will expire under the HSR Act.

     Under the Merger Agreement, Sylvan and NEC have agreed to use all reasonable efforts to obtain all necessary material permits, licenses, franchises and other governmental authorizations necessary or advisable to complete or effect the Merger. It is a condition to the parties' respective obligations to consummate the Merger that all necessary material consents, approvals, actions of, filings with and notice to any governmental authority or public or private third parties be obtained.

NASDAQ STOCK MARKET LISTING

     Sylvan has filed an application to list the shares of Sylvan Common Stock to be issued in connection with the Merger on Nasdaq.

DELISTING AND DEREGISTRATION OF NEC COMMON SHARES

     If the Merger is consummated, the shares of NEC Common Stock will be delisted from the NYSE and PSE and those shares will be deregistered under the Exchange Act.

CERTAIN FEDERAL SECURITIES LAWS CONSEQUENCES

     All shares of Sylvan Common Stock issued in connection with the Merger will have been registered under the Securities Act. Such shares will be freely transferable, except that shares received by any person who may be deemed to be an affiliate within the meaning of Rule 145 of the rules and regulations promulgated under the Securities Act (each such person being an "Affiliate") of NEC may not be resold except in transactions permitted by such Rule 145 or as otherwise permitted under the Securities Act.

     Pursuant to the Merger Agreement, NEC and Sylvan agreed to deliver to each other a list of those persons who were, in their respective reasonable judgment, on the date of execution of the Merger Agreement, Affiliates of NEC and Sylvan, respectively. NEC and Sylvan have agreed to provide each other with such information and documents as Sylvan shall reasonably request for purposes of reviewing such list. NEC is obligated under the Merger Agreement to use its best efforts to deliver or cause to be delivered to Sylvan, prior to the Effective Time, a written agreement substantially in the form agreed to by NEC and Sylvan, executed by each of the Affiliates of NEC identified in the foregoing list and by any person who shall have become an Affiliate of NEC subsequent to the delivery of such list, to the effect that such Affiliate of NEC will not sell, transfer, exchange, pledge or otherwise dispose of, or make any offer or agreement relating to any of the foregoing with respect to, any shares of Sylvan Common Stock such person acquires in connection with the Merger except as permitted under Rule 145 of the Securities Act.

THE MERGER AGREEMENT

     The following is a summary of certain material terms of the Merger Agreement. The following summary does not purport to be complete and is qualified in its entirety by reference to the Merger Agreement, which is attached as Annex I to this Joint Proxy Statement/Prospectus and is incorporated herein by reference.

     GENERAL

     If the respective approval of (i) Sylvan's stockholders with respect to the Share Issuance by the requisite vote under applicable law and (ii) NEC's stockholders with respect to the Merger and the Merger Agreement are obtained, and all other conditions to the Merger are satisfied or waived, Merger Sub will be merged with and into NEC, with NEC being the surviving corporation after the Merger and a wholly-owned subsidiary of Sylvan. The date on which the closing of the Merger occurs is referred to herein as the "Closing Date."

     CONVERSION SHARES

     Conversion Ratio. In the Merger, among other things, each outstanding share of NEC Common Stock, other than NEC Common Stock held by NEC or held by Sylvan, Merger Sub or any other wholly-owned subsidiary of Sylvan, will be converted into the right to receive 0.58 of a share of Sylvan Common Stock (the "Initial Conversion Ratio"); provided, however, that the Initial Conversion Ratio may be adjusted upward in the event (i) the average closing price of Sylvan Common Stock (the "Average Share Price") over a period of ten (10) trading days preceding the consummation of the Merger (the "Pricing Period") is less than $29.86 per share (the "Trigger Price"), (ii) the NEC Board has exercised its option (the "Termination Option") to terminate the Merger Agreement because the Average Share Price is less than the Trigger Price and
(iii) Sylvan has exercised its option (the "Adjustment Option") to adjust the Initial Conversion Ratio to equal the quotient of (A) the Trigger Price multiplied by the Initial Conversion Ratio divided by (B) the Average Share
                                           ------- --
Price (the "Adjusted Conversion Ratio"). Assuming the number of shares of Sylvan Common Stock outstanding on the Closing Date equals the number of shares of Sylvan Common Stock outstanding on March 17, 1997, Sylvan will not, in any event, increase the Adjusted Conversion ratio above 0.5945.

     The following table illustrates the effect on the Conversion Ratio using a range of assumed Average Share Prices:

                          SYLVAN
                    AVERAGE SHARE PRICE      CONVERSION RATIO
                    -------------------      ----------------
                     $29.86 and above            0.5800
                           $29.63                0.5845
                           $29.38                0.5895
                           $29.13                0.5945

     Fractional Shares. No certificates for fractional shares of Sylvan Common Stock will be issued in the Merger, and to the extent that an outstanding share of NEC Common Stock would otherwise have become a fractional share of Sylvan Common Stock, the holder thereof, upon presentation of such fractional share interest represented by an appropriate certificate for NEC Common Stock to the Exchange Agent as described under "Exchange Procedures" below, will be entitled to receive a cash payment therefor in an amount equal to the product of (i) the Average Share Price and (ii) the fractional share interest to which the holder would otherwise be entitled.

     NEC Stock Options. The Merger Agreement provides that following the Effective Time, each holder of outstanding options to purchase shares of NEC Common Stock (a "NEC Stock Option") under the NEC option plans, whether vested or unvested, shall be entitled to exercise such NEC Stock Options at such time as the holder thereof would otherwise have been entitled to exercise such NEC Stock Options for a number of shares of Sylvan Common Stock equal to (A) the number of shares of NEC Common Stock underlying the NEC Stock Options multiplied by the Conversion Ratio ("Sylvan Option Shares") by payment of consideration equal in value to the per share NEC Stock Option exercise price set forth in the agreement pursuant to which the NEC Stock Option was granted divided by the Conversion Ratio multiplied by the number of Sylvan Option Shares being issued.

     NEC Convertible Debentures. NEC is a party to an Indenture, dated as of May 15, 1986, with Continental Illinois National Bank and Trust Company of Chicago, pursuant to which NEC issued $57.5 million, 6 1/2% Convertible Subordinated Debentures (the "NEC Convertible Debentures") of which $54.6 million is currently outstanding. The debentures are convertible to NEC Common Stock at $25.00 per share. The Merger Agreement provides that each of NEC and Sylvan will use their best efforts to cause the Trustee of the Indenture to amend the Indenture, effective at the Effective Time, so that Sylvan assumes NEC's rights and obligations thereunder and, so that NEC's obligations in respect of outstanding NEC Convertible Debentures may be canceled. In the event that the Indenture is amended as described, upon the consummation of the Merger, each holder of the outstanding NEC Convertible Debentures ($_____ principal amount on the NEC Record Date) will have the right to convert such NEC Convertible Debentures into a number of shares of Sylvan Common Stock equal to the product of (A) the number of shares of NEC Common Stock into which the NEC Convertible Debentures would have been convertible had the Merger not occurred (which is equal to the value of the NEC Convertible Debentures divided by $25.00, the per share conversion price) multiplied by (B) the Initial Conversion
                                        ---------- --
Ratio or the Adjusted Conversion Ratio, as applicable.

     NEC does not believe that the change in conversion rights on the NEC Convertible Debentures will constitute an "exchange" within the meaning of the applicable regulations promulgated under the Internal Revenue Code. Were the modification to constitute an exchange, NEC could recognize discharge of indebtedness income in an amount equal to the excess of the original issue price of the NEC Convertible Debentures over their fair market value on the date of consummation of the Merger. Such discharge of indebtedness income would have no immediate tax impact, but would reduce NEC's net operating loss carryovers. NEC would, however, be entitled to additional interest deductions over the remaining life of such debentures in an amount equal to any discharge of indebtedness income.

     Pursuant to a Debenture Purchase Agreement dated February 15, 1991, NEC issued $20 million senior subordinated convertible debentures, which in September of 1995 were converted into 5,020,636 shares of NEC Common Stock (the "Debentures Shares"). Pursuant to its obligations under the Debenture Purchase Agreement as amended, NEC has filed, and maintained the effectiveness of, a Registration Statement with the SEC with respect to the Debentures Shares. No later than 90 days after the Effective Time, Sylvan has agreed to file a Registration Statement on Form S-3 relating to the shares of Sylvan Common Stock which will be issued in respect of shares of NEC Common Stock issued upon conversion of the Debentures in the fall of 1995, replacing the NEC Form S-3 registration statement on file for such shares.

     Conversion of Merger Sub Common Stock. Each share of common stock, par value $.01 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time will be converted into one share of common stock, without par value, of NEC as the Surviving Corporation. Such newly issued shares will thereupon constitute all of the issued and outstanding capital stock of the Surviving Corporation.

     EXCHANGE PROCEDURES

     Promptly following the Effective Time, Sylvan will make available to the Surviving Corporation for deposit with __________________ (the "Exchange Agent"), for the benefit of and to be distributed to the holders of certificates of NEC Common Stock, certificates representing the number of duly authorized shares of Sylvan Common Stock to be issued in connection with the Merger (and cash in lieu of fractional shares of Sylvan Common Stock).

     As soon as reasonably practicable after the Effective Time, the Exchange Agent will mail a form of transmittal letter to the holders of certificates representing shares of NEC Common Stock. The form of transmittal letter will contain instructions with respect to the surrender of such certificates in exchange for shares of Sylvan Common Stock (and cash in lieu of fractional shares of Sylvan Common Stock, if applicable).

NEC STOCK CERTIFICATES SHOULD NOT BE RETURNED WITH THE ENCLOSED PROXY CARD AND SHOULD NOT BE FORWARDED TO THE EXCHANGE AGENT EXCEPT WITH A TRANSMITTAL FORM WHICH WILL BE PROVIDED TO HOLDERS FOLLOWING THE EFFECTIVE TIME.

     After the Effective Time, there will be no further transfers on the records of NEC of certificates representing shares of NEC Common Stock, and if such certificates are presented to the Surviving Corporation for transfer, they shall be canceled and exchanged for the consideration properly payable pursuant to the Merger Agreement. The rights of the NEC stockholders to cause the Surviving Corporation to exchange their shares of NEC Common Stock for shares of Sylvan Common Stock (and cash in lieu of fractional shares) expires one year from the Effective Time. Thereafter, these NEC stockholders are required to request exchange from Sylvan.

     No dividends or other distributions declared or made with respect to Sylvan Common Stock with a record date after the Effective Time will be paid to the holder of any certificate representing shares of NEC Common Stock until such certificate has been surrendered for exchange. Holders of certificates representing shares of NEC Common Stock will be paid the amount of dividends or other distributions with a record date after the Effective Time, which dividends or distributions theretofore had been payable, after surrender of such certificates, without any interest thereon.

     Neither Sylvan nor the Surviving Corporation will be liable to any former holder of shares of NEC Common Stock for any number of shares or amount of cash payable in lieu of fractional share interests delivered to a public official pursuant to any applicable abandoned property, escheat or similar laws.

     For a description of the differences between the rights of the holders of Sylvan Common Stock and NEC Common Stock, see "COMPARATIVE RIGHTS OF STOCKHOLDERS OF SYLVAN AND NEC."

     EFFECTIVE TIME

     On the Closing Date, the parties shall file a Certificate of Merger with the Secretary of State of the State of Delaware, and the Merger will become effective at the time of such filing (the "Effective Time").

     REPRESENTATIONS AND WARRANTIES

     The Merger Agreement contains various customary representations and warranties of the parties, none of which will survive the consummation of the Merger, made as of the date of the Merger Agreement and to be made as of the Effective Time, including, among other things, representations from all parties relating to (i) each party's organization and similar corporate matters, (ii) the authorization, execution, delivery, performance and enforceability of the Merger Agreement and the consummation of the transactions contemplated thereby,
(iii) the consents or approvals required to enter into the Merger Agreement and to consummate the transactions contemplated thereby and (iv) the absence of pending or threatened legal proceedings.

     The Merger Agreement also includes representations from NEC and Sylvan relating to (i) each of NEC and Sylvan's capital structure, (ii) the absence of any violation of corporate documents or applicable law in connection with entering into the Merger Agreement, (iii) certain documents and reports filed by NEC and Sylvan with the

Securities and Exchange Commission (the "SEC") and the accuracy of the information contained therein, (iv) the absence of certain changes or events having a material adverse effect on each company and its subsidiaries taken as a whole, (v) the absence of undisclosed liabilities, (vi) the accuracy of the information each party has supplied with respect to the filings required with the SEC in order to consummate the Merger and the transactions contemplated by the Merger Agreement, (vii) certain tax matters, (viii) matters concerning the benefit plans of NEC and Sylvan and their subsidiaries, (ix) certain environmental matters, (x) matters concerning patents, copyrights, trademarks and other intellectual property rights, (xi) matters relating to insurance coverage, (xii) the accuracy of corporate records, (xiii) the stockholder vote required to approve the transactions contemplated by the Merger Agreement, (xiv) certain matters concerning contracts and agreements of each company and its subsidiaries and (xv) certain accounting matters. In addition, the Merger Agreement contains representations from NEC regarding the inapplicability of
Section 203 of the DGCL to the Merger Agreement or any of the transactions or agreements contemplated thereby.

     CONDUCT OF BUSINESS OF NEC AND SYLVAN PENDING THE MERGER

     Pursuant to the terms of the Merger Agreement, each of Sylvan and NEC has agreed that prior to the Effective Time, unless otherwise consented to by the other, it will, and will cause its subsidiaries to (unless expressly provided for in the Merger Agreement): (i) conduct their respective businesses only in the ordinary course consistent with past practice and (ii) use all reasonable efforts to preserve intact in all material respects their present business organizations and reputation, keep available the services of their key officers and employees and preserve their relationships with customers and suppliers and others having significant business dealings with them.

     Each of Sylvan and NEC has further agreed that, unless otherwise consented to by the other, prior to the Effective Time it will not, and will not permit any of its subsidiaries to, except as otherwise expressly provided for in the Merger Agreement: (a) amend or propose to amend its Charter or Certificate of Incorporation or By-Laws; (b) authorize for issuance, issue, sell, deliver or agree or commit to issue, sell or deliver (whether through the issuance or granting of options, warrants, commitments, subscriptions, rights to purchase or otherwise) any stock of any class or any other securities or equity equivalents (including, without limitation, any stock options or stock appreciation rights), except (i) in the case of NEC, shares of its Common Stock issuable upon conversion of the Outstanding Debentures (at a conversion rate of one share of its Common Stock for every $25.00 of Outstanding Debentures), (ii) shares of its Common Stock issuable upon exercise of the outstanding options, and in the case of Sylvan, outstanding warrants and shares issuable in connection with other acquisitions or Sylvan's Employee Stock Purchase Plan, or amend any of the terms of any such securities or agreements outstanding as of the date hereof, except as specifically contemplated by the Merger Agreement, and (iii) in the case of NEC, for amendments to the NETG Stock Option Plan in order to provide that such plan and the options granted thereunder survive the Merger; (c) split, combine or reclassify any shares of its capital stock, declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of its capital stock, or redeem or otherwise acquire any of its securities or any securities of its material subsidiaries, except that NEC may repurchase Outstanding Debentures to the extent necessary to satisfy its 1997 sinking fund obligation under the Indenture by which the Debentures were issued; (d)(i) incur or assume any long-term or short-term debt or issue any debt securities except for borrowings under existing lines of credit in the ordinary course of business or, in the case of Sylvan, pursuant to other acquisitions; (ii) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other person or entity except in the ordinary course of business consistent with past practice, and except for obligations of wholly-owned subsidiaries of it; (iii) make any loans, advances or capital contributions to, or investments in, any other person or entity (other than to subsidiaries of it or advances to employees in the ordinary course of business consistent with past practice and in amounts not material to the maker of such loan or advance); (iv) pledge or otherwise encumber shares of its capital stock or any of its material subsidiaries; or (v) mortgage or pledge any of its material assets, tangible or intangible, or create or suffer to exist any material lien thereupon; (e) except as may be required by law or as contemplated by the Merger Agreement or other specified acquisitions, enter into, adopt or amend or terminate any bonus, profit sharing, compensation, severance, termination, stock option, stock appreciation right, restricted stock, performance unit, stock equivalent, stock purchase agreement, pension, retirement, deferred compensation, employment, severance or other employee benefit agreement, trust, plan, fund or other arrangement for the benefit or welfare of any director, officer or employee in any manner, or (except for normal increases in the ordinary course of business consistent with past practice that, in the aggregate, do not result in a material increase in benefits or compensation expense to it, and as required under existing agreements or in the ordinary course of business generally consistent with past practice) increase in any manner the compensation or fringe benefits of any director, officer or employee or pay any benefit not required by any plan and arrangement as in effect as of the date hereof (including, without limitation, the granting of stock appreciation rights or performance units); (f) acquire, sell, lease, license to others or dispose of any assets outside the ordinary course of business which individually or in the aggregate are material to it, or enter into any commitment or transaction outside the ordinary course of business consistent with past practice which would be material to it; (g) except as may be required as a result of a change in law or in generally accepted accounting principles, change any of the accounting principles or practices used by it; (h) revalue in any material respect any of its assets, including, without limitation, writing down the value of inventory or writing-off notes or accounts receivable other than in the ordinary course of business; (i) acquire or agree to acquire (by merger, consolidation, acquisition of stock or assets or otherwise) any corporation, partnership or other business organization or division thereof or any equity interest therein, other than specified acquisitions approved in the Merger Agreement, enter into any contract or agreement other than in the ordinary course of business consistent with past practice which would be material to it or, in the case of NEC, authorize any new capital expenditure or expenditures which, individually, is in excess of $250,000 or, in the aggregate, are in excess of $2,500,000, or enter into or amend any contract, agreement, commitment or arrangement providing for the taking of any action that would be prohibited under the Merger Agreement; (j) make any tax election or settle or compromise any income tax liability material to it; (k) pay, discharge or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction in the ordinary course of business of liabilities reflected or reserved against in, or contemplated by, the consolidated financial statements (or the notes thereto) of it or its material subsidiaries or incurred in the ordinary course of business consistent with past practice; (l) settle or compromise any pending or threatened suit, action or claim relating to the transactions contemplated by the Merger Agreement; or (m) take, or agree in writing or otherwise to take, any of the actions described above or any action which would make any of its representations or warranties contained in the Merger Agreement untrue or incorrect as of the date when made.

     DIRECTORS' AND OFFICERS' INDEMNIFICATION AND INSURANCE

     The Merger Agreement provides that NEC, and from and after the Effective Time, Sylvan will maintain all rights of indemnification existing in favor of directors, officers and employees of NEC or any of its subsidiaries or any person who becomes an officer or director of NEC or any of its subsidiaries prior to the Effective Time, to the full extent permitted by applicable law.

     In addition, Sylvan has agreed that directors' and officers' liability insurance policies maintained by NEC and its subsidiaries on the date of the Merger Agreement will be maintained in effect until the fifth anniversary of the Effective Time; provided, however, that Sylvan or the Surviving Corporation will not be obligated to expend any amount per annum in excess of one hundred and twenty-five percent (125%) of the aggregate premiums payable by NEC and its subsidiaries in 1996 in order to maintain or procure such insurance coverage.

     APPOINTMENT OF DIRECTORS

     The Merger Agreement provides that Sylvan will use its best efforts to cause the Sylvan Board to invite Mr. Sam Yau and three other NEC directors to become members of the Sylvan Board, effective upon consummation of the Merger.

     NO SOLICITATION

     Pursuant to the Merger Agreement, NEC has agreed that, prior to the Effective Time, NEC, its affiliates and their respective officers, directors, employees, representatives and agents shall immediately cease existing discussions or negotiations, if any, with any parties with respect to any acquisition (other than the transactions contemplated by the Merger Agreement or by any acquisition agreements or negotiations described in NEC's Disclosure Statement or in its SEC reports) of all or any material portion of the assets of, or any equity interest in, NEC or any of its material subsidiaries or any business combination with NEC or any of its material subsidiaries. Additionally, NEC agreed that, prior to the Effective Time, neither NEC nor any of its affiliates nor the respective officers, directors, employees, representatives or agents of either, will (i) solicit, initiate, encourage, or furnish information in response to any inquiries or proposals that constitute, or could reasonably be expected to lead to, a proposal or offer for a merger, consolidation, business combination, sale of substantial assets, sale of shares of capital stock (including without limitation by way of a tender offer or similar transactions involving NEC, other than the transactions contemplated by the Merger Agreement) (any of the foregoing transactions being referred to as an "Acquisition Transaction"), (ii) engage in negotiations or discussions concerning, or provide any non-public information to any person or entity relating to, any Acquisition Transaction, or
(iii) agree to approve or recommend any Acquisition Transaction; except, with respect to clauses (i) (as to the furnishing of information only) (ii) and
(iii), where the NEC Board has received the written opinion of Irell & Manella LLP to the effect that the failure of the NEC Board to so act would constitute a violation of the NEC Board's fiduciary responsibilities to the holders of the NEC Common Stock under the DGCL (it being understood that for this purpose, the failure to respond to an acquisition proposal which in the judgment of the NEC Board and BZW is superior, from a financial point of view, to the NEC stockholders may be deemed to be a breach of such fiduciary duty). The Merger Agreement provides that if NEC shall nevertheless receive any indications of interest or proposals with respect to any Acquisition Transactions, it shall provide a copy of any such written proposal to Sylvan immediately after receipt thereof by NEC or any of its representatives or agents.

     CONDITIONS PRECEDENT TO THE MERGER

     In addition to the approval of the Share Issuance by the stockholders of Sylvan by the requisite vote under applicable law, and the approval of the Merger Proposal by the stockholders of NEC, the obligations of NEC and Sylvan to effect the Merger are subject to the fulfillment or waiver of certain conditions specified in the Merger Agreement, including, among others: (i) the continuing accuracy of the representations and warranties of the respective parties contained in the Merger Agreement; (ii) the performance and compliance in all material respects by the respective parties of all obligations under the Merger Agreement required to be performed on or prior to the consummation of the Merger; (iii) the absence of any injunction or other order by any federal or state court preventing consummation of the Merger, (iv) the applicable period under the HSR Act having expired or been terminated; (v) authorization of the shares of Sylvan Common Stock issuable to NEC's stockholders for listing on Nasdaq and the acceptance of the Listing Application by Nasdaq; (vi) the receipt of Pooling Letters from Ernst & Young LLP and Price Waterhouse LLP and (viii) the receipt of an opinion from Ernst & Young LLP by Sylvan and from Irell & Manella LLP by NEC relating to the tax-free status of the Merger.

     Furthermore, the obligation of Sylvan to effect the Merger is subject to the fulfillment or waiver of additional conditions specified in the Merger Agreement, including (i) Sylvan shall have received all state securities or "blue sky" permits and other authorizations necessary to issue shares of Sylvan Common Stock pursuant to the Merger, (ii) the prior employment agreements between NEC or any of the NEC Subsidiaries and each of Sam Yau, Anita Kopec, President of SVPC, Gary Keisling, President of ICS and Chuck Moran, President of NETG, shall have been terminated in such a manner that no such person shall be entitled to any severance payments on account of the Merger, (iii) Mr. Yau shall have entered into a replacement employment agreement which includes customary non-compete and non-solicitation provisions, (iv) each of Messrs. Keisling and Moran and Ms. Kopec shall have entered into replacement employment agreements in form and substance satisfactory to Sylvan, which employment agreements shall include customary non-solicitation agreements, (v) Keith Ogata and Philip Maynard shall have entered into continuity agreements in form and substance satisfactory to Sylvan with respect to continuation of their right to benefits under NEC's SERP Plan and other benefits theretofore provided to such individuals by NEC, (vi) waiver of the condition in NEC's SERP Plan that a participant's employment with the Company must be terminated voluntarily or involuntarily within two years of a change of control in order to receive accelerated vesting and payout of SERP retirement benefits for those NEC SERP participants who are currently active employees of NEC or a NEC subsidiary and who otherwise would be entitled to accelerated vesting if they did terminate their employment within two years of a change of control, (vii) SVPC and Anita Kopec shall have amended the option agreements between them so that the options thereunder shall not vest as a result of the Merger, (viii) NEC shall have taken or caused to be taken all steps and actions reasonably required by Sylvan, on advice of its counsel, with respect to the termination or amendment of NEC Employee Plans, including delivering notices and filing such documents as counsel to Sylvan deems reasonably necessary and (ix) NEC shall have obtained a letter of credit, performance bond or other substantial evidence of financial security, in each instance in form and substance reasonably acceptable to Sylvan regarding performance obligations of Kaleidoscope Inc. to NEC.

     TERMINATION

     The Merger Agreement may be terminated by mutual written consent of the parties. NEC and Sylvan each has the option to terminate the Merger Agreement if the Average Share Price is less than the Trigger Price; provided however, that NEC may not exercise its Termination Option if Sylvan exercises its Adjustment Option to increase the Initial Conversion Ratio to the Adjusted Conversion Ratio. Assuming the number of shares of Sylvan Common Stock outstanding on the Closing Date is no greater than the number of shares outstanding on the Sylvan Record Date, Sylvan will not exercise its Adjustment Option if such exercise would result in an Adjusted Conversion Ratio which is higher than 0.5945.

     The Merger Agreement may also be terminated by either NEC or Sylvan if (i) the Merger shall not have been consummated by September 30, 1997 (provided that the right to terminate the Merger Agreement under this provision shall not be available to any party whose failure to fulfill any obligation under the Merger Agreement has been the cause of, or resulted in, the failure of the Merger to occur on or before such date); (ii) a court of competent jurisdiction or other governmental entity shall have issued a nonappealable final order, decree or ruling or taken any other action, in each case having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger, except, if the party relying on such order, decree or ruling or other action has not complied with its obligations under the Merger Agreement; (iii) at the NEC Special Meeting (including any adjournment or postponement thereof), the requisite vote of the stockholders of NEC in favor of the Merger Agreement and the Merger shall not have been obtained, or if at the Sylvan Annual Meeting (including any adjournment or postponement thereof), the requisite vote of the stockholders of Sylvan in favor of the Share Issuance shall not have been obtained; (iv) if there has been a material breach of any representation, warranty, covenant or agreement on the part of the other party set forth in the Merger Agreement, which breach shall not have been cured in the case of a representation or warranty, prior to the Closing or, in the case of a covenant or agreement, within 20 business days following receipt by the breaching party of written notice of such breach from the other party.

     Sylvan can terminate the Merger Agreement if the NEC Board shall have withdrawn or modified its recommendation of the Merger Agreement or the Merger, or shall have resolved to do any of the foregoing, for any reason other than the occurrence of an event relating to Sylvan which has a Material Adverse Effect on Sylvan, or if NEC fails to call and hold the NEC Special Meeting within forty
(40) days after the SEC declares effective the Registration Statement of which this Joint Proxy Statement/Prospectus forms a part.

     NEC can terminate the Merger Agreement if the Sylvan Board shall have withdrawn or modified its recommendation of the Share Issuance or shall have resolved to do any of the foregoing, for any reason other than the occurrence of an event relating to NEC which has a Material Adverse Effect on NEC or Sylvan fails to call and hold the Sylvan Annual Meeting within forty (40) days after the SEC declares effective the Registration Statement of which this Joint Proxy Statement/Prospectus forms a part.

     TERMINATION FEE

     The Merger Agreement provides that if the Merger Agreement is terminated by NEC due to Sylvan's failure to receive the requisite vote for approval of the Merger Agreement and the Merger at the Sylvan Annual Meeting or if Sylvan has materially breached any representation, warranty, covenant or agreement set forth in the Merger Agreement, which breach shall not have been cured in the case of a representation or warranty, prior to the

Closing Date or, in the case of a covenant or agreement, within 20 business days following receipt by Sylvan of written notice of such breach from NEC, then Sylvan shall pay NEC a termination fee of $10,000,000.

     In the event that the Merger Agreement is terminated by Sylvan due to (i) NEC's Board of Directors having withdrawn or modified its recommendation of the Merger Agreement or the Merger, or shall have resolved to do any of the foregoing, for any reason other than the occurrence of an event relating to Sylvan which has a Material Adverse Effect on Sylvan or (ii) NEC's failure to call and hold the NEC Special Meeting within 40 days after the SEC declares the S-4 effective, then NEC shall pay Sylvan a termination fee of $30,000,000.

     If Sylvan terminates the Merger Agreement (i) as a result of the failure to receive the requisite vote for approval of the Merger Agreement and the Merger by the stockholders of NEC at the NEC Special Meeting or (ii) after a material breach by NEC of the Merger Agreement; then NEC shall pay Sylvan $10,000,000 provided, however, in the event that NEC shall have consummated an Acquisition Transaction in which NEC or substantially all of its assets are acquired (even if the acquisition is structured so that NEC or one of its subsidiaries is the survivor in the transaction) by a party other than Sylvan or any of its affiliates at any time on or before the expiration of eight calendar months from Sylvan's termination under clauses (i) and (ii) above, NEC shall, or shall cause its successor to pay Sylvan an additional amount of liquidated damages equal to $20,000,000 for a total termination fee of $30,000,000.

     AMENDMENT; WAIVER

     The Merger Agreement may be amended by action taken by or on behalf of the respective boards of directors of the parties thereto at any time prior to or after the approval of the stockholders of NEC and Sylvan has been obtained, but after such approval, no amendment shall be made which requires the further approval of such stockholders under applicable law without such further approval. The Merger Agreement may not be amended except by an instrument in writing signed on behalf of the parties thereto.

     At any time prior to the Effective Time, any of the parties to the Merger Agreement may, to the extent permitted by applicable law: (i) extend the time for the performance of any of the obligations or other acts of the other party;
(ii) waive any inaccuracies in the representations and warranties of the other party thereto or in any document delivered pursuant to the Merger Agreement; or
(iii) waive compliance with any of the covenants, agreements or conditions of the other party contained in the Merger Agreement.

     EXPENSES

     Subject to the termination fee provisions, the Merger Agreement provides that each party thereto will pay its own expenses in connection with the Merger except that Sylvan and NEC shall share equally all fees and expenses, other than attorneys' fees, incurred in relation to the printing and filing of this Joint Proxy Statement/Prospectus (including any related preliminary materials) and the S-4 (including financial statements and exhibits) and any amendments or supplements. Sylvan shall pay the filing fees applicable to the S-4, and NEC shall pay the filing fees applicable to this Joint Proxy Statement Prospectus.

DESCRIPTION OF SYLVAN CAPITAL STOCK

     GENERAL

     The authorized capital stock of Sylvan consists of 50,000,000 shares, 40,000,000 of which are classified as Common Stock, $.01 par value, and 10,000,000 of which are classified as preferred stock, par value $.01 per share, with 250,000 shares designated as Series A Junior Participating Preferred Stock. If the Common Shares Amendment is adopted at the Sylvan Annual Meeting, and Articles of Amendment are filed with the Maryland State Department of Assessments and Taxation (the "SDAT"), the number of shares of authorized Sylvan Common Stock will increase to 90,000,000 shares. If the Preferred Shares Amendment is adopted at the Sylvan Annual Meeting and Articles Supplementary are filed with the SDAT, the number of shares of Preferred Stock designated as Series A Junior Participating Preferred Stock will increase to 400,000 shares. As of the Sylvan Record Date, __________ shares of Sylvan Common Stock were outstanding and held of record by ______ stockholders. There were no shares of Preferred Stock outstanding on the Sylvan Record Date.

     COMMON STOCK

     Holders of Sylvan Common Stock are entitled to one vote for each share held of record on all matters on which stockholders are entitled to vote. There are no cumulative voting rights and holders of Sylvan Common Stock have no preemptive rights. All issued and outstanding shares of Sylvan Common Stock are validly issued, fully paid and non-assessable. Holders of Common Stock are entitled to such dividends as may be declared from time to time by the Sylvan Board out of funds legally available for that purpose. Upon liquidation, dissolution or winding up, whether voluntary or involuntary, holders of Sylvan Common Stock are entitled to share pro rata in the assets of Sylvan remaining after payment in full of all its liabilities and obligations, including payment of the liquidation preference, if any, of any preferred stock then outstanding.

     PREFERRED STOCK

     Blank Check Preferred Stock. The Sylvan Board, without further action by the stockholders, is authorized to issue preferred stock in one or more series and to designate as to any such series the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends, qualifications, or terms or conditions of redemption. The rights of the holders of Sylvan Common Stock will be subject to, and may be adversely affected by, the rights of the holders of any preferred stock that may be issued in the future. Issuance of a new series of preferred stock, while providing desirable flexibility in connection with possible acquisitions or other corporate purposes, could have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from acquiring, a majority of the outstanding voting stock of Sylvan. Sylvan has no present plans to issue any new series of preferred stock.

     Series A Junior Participating Preferred Stock. Holders of Series A Junior Participating Preferred Stock ("Series A Preferred Stock") are entitled to receive in preference to holders of Sylvan Common Stock and of any other junior stock, when, as and if declared by the Sylvan Board, quarterly cash dividends, if such dividends are in arrears for six consecutive quarters, holders of Series A Preferred Stock may remove two members of the Sylvan Board and elect their replacements. Each share of Series A Preferred Stock is entitled to 100 votes on all matters submitted to a shareholder vote, voting together as a single class with holders of Sylvan Common Stock. Upon liquidation, dissolution or winding up, holders of Series A Preferred Stock shall receive $100 per share plus accrued and unpaid dividends, provided that such holders are entitled to receive an aggregate amount per share equal to 100 times the aggregate amount to be distributed to holders of priority stock or Sylvan Common Stock, subject to adjustment in certain circumstances. If Sylvan should consolidate, merge, or enter into any other transaction in which shares of Sylvan Common Stock are exchanged for or changed into other consideration, the Series A Preferred Stock shall be similarly exchanged or changed in an amount per share equal to 100 times such consideration. The Series A Preferred Stock ranks junior to all other Sylvan Preferred Stock unless the terms of such other Sylvan Preferred Stock provide otherwise.

     BUSINESS COMBINATIONS AND CONTROL SHARE ACQUISITION PROVISIONS OF MARYLAND GENERAL CORPORATION LAW

     Section 3-602 of the MGCL provides that, subject to certain exceptions specified therein, any holder of 10% or more of the voting stock of a Maryland corporation after the corporation has 100 or more beneficial owners (an "interested stockholder") may not engage in any business combination with the corporation for a five-year period following the date that such stockholder becomes an interested stockholder unless prior to such date, the board of directors of the corporation approved the 10% acquisition. After such five-year period, any such business combination must be recommended by the board of directors of the corporation and approved by the affirmative vote of at least 80% of the outstanding voting stock and 662/3% of the outstanding voting stock which is not owned by the interested stockholder, unless certain fair price and other conditions are met. Under certain circumstances, Section 3-602 makes it more difficult for a person who would be an interested stockholder to effect various business combinations with a corporation for a five-year period. Such provisions could make it more difficult to accomplish transactions which Sylvan's stockholders may otherwise deem to be in their best interests. Such provisions may also have the effect of preventing changes in the management of Sylvan.

     Subtitle 7 of Title 3 of the MGCL provides that "control shares" of a Maryland corporation acquired in a "control share acquisition" have no voting rights except to the extent approved by a vote of two-thirds of the votes entitled to be cast on the matter, excluding shares of stock owned by the acquiror or by the officers or directors who are also employees of the corporation. Control shares are voting shares of stock which, if aggregated with all other shares of stock previously acquired by such a person, would entitle the acquiror to exercise voting power in electing directors within one of the following ranges of voting power: (i) 20% or more but less than 33 1/3%;
(ii) 33 1/3% or more but less than a majority; or (iii) a majority of all voting power. Control Shares do not include shares of stock an acquiring person is entitled to vote as a result of having previously obtained stockholder approval. A control share acquisition means, subject to certain exceptions, the acquisition of, ownership of or the power to direct the exercise of voting power with respect to, control shares.

     A person who has made or proposes to make a control share acquisition, upon satisfaction of certain conditions (including an undertaking to pay expenses), may compel the board of directors to call a special meeting of stockholders to be held within 50 days of demand therefor to consider the voting rights of the shares. If no request for a meeting is made, the corporation may itself present the question at any stockholders' meeting. Subject to certain conditions and limitations, the corporation may redeem any or all of the control shares (except those for which voting rights have previously been approved) for fair value determined, without regard to the absence of voting rights, as of the date of the last control share acquisition by the acquiring person or of any meeting of stockholders at which the voting rights of such shares are considered. If voting rights for control shares are approved at a stockholders' meeting and the acquiror becomes entitled to vote a majority of the shares entitled to vote, all other stockholders may exercise appraisal rights. The fair value of the stock as determined for purposes of such appraisal rights may not be less than the highest price per share paid in the control share acquisition, and certain limitations and restrictions otherwise applicable to the exercise of objecting stockholders' rights do not apply in the context of a control share acquisition.

     The control share acquisition statute does not apply to stock acquired in a merger, consolidation or stock exchange if the corporation is a party to the transaction, or to acquisitions previously approved or exempted by a provision in the Charter or By-Laws of the corporation. The application of the Control Share Acquisition Statute to Sylvan could have the effect of discouraging offers to acquire Sylvan and of increasing the difficulty of consummating any such offer.

     LIMITATIONS ON CHANGE OF CONTROL

     Sylvan is a party to certain employment agreements, each of which contain provisions with respect to a change in control of Sylvan. In addition, certain provisions of Sylvan's Charter may inhibit changes in control of Sylvan. See "PROPOSAL I: THE SHARE ISSUANCE AND THE MERGER--Description Of Sylvan Capital Stock--Limitations on Change of Control" and "RISK FACTORS--Potential Effects of Certain Anti-Takeover Provisions."

     TRANSFER AGENT

     Boston EquiServ is the Registrar and Transfer Agent for Sylvan Common
Stock.

COMPARATIVE RIGHTS OF STOCKHOLDERS OF SYLVAN AND NEC

     Upon consummation of the Merger, the stockholders of NEC, a Delaware corporation, will become stockholders of Sylvan, a Maryland corporation. Accordingly, the rights of stockholders of NEC following the Merger will be governed by Maryland law, as well as the Sylvan Amended and Restated Charter and Amended & Restated By-Laws.

     The following is a summary of the material differences between the rights and privileges of NEC stockholders and those of Sylvan stockholders. References to the "DGCL" are to the General Corporation Law of Delaware, while references to the "MGCL" are to the General Corporation Law of Maryland. This summary is not meant to be relied upon as an exhaustive description of such differences and is qualified in its entirety by reference to the Sylvan Amended and Restated Charter (the "Sylvan Charter") and Amended & Restated By-Laws, the NEC Restated Certificate of Incorporation (the "NEC Charter") and By-Laws, the DGCL and the MGCL.

     ACTION BY WRITTEN CONSENT OF STOCKHOLDERS

     Sylvan. Consistent with Sylvan's By-Laws, any action required or permitted to be taken at a meeting of stockholders may be taken without a meeting if all stockholders entitled to vote consent to the action in writing and any stockholder entitled to notice of the meeting but not entitled to vote at the meeting provides a written waiver of any right to dissent.

     NEC. Under the NEC Charter, any action required or permitted to be taken by the stockholders must be taken at an annual or special meeting of stockholders and may not be taken by consent in writing.

     AMENDMENT OF CHARTER DOCUMENTS AND BY-LAWS

     Sylvan. Under the MGCL, unless otherwise provided in a corporation's charter, a proposed charter amendment requires an affirmative vote of two-thirds of all the votes entitled to be cast on the matter. However, the Sylvan Charter provides that the affirmative vote of the holders of a majority of the total number of shares of outstanding Sylvan stock entitled to vote thereon is sufficient to amend the Sylvan Charter. Under the MGCL, the power to adopt, alter, and repeal the by-laws is vested in the stockholders, except to the extent that the charter or the by-laws vest such power in the board of directors. The Sylvan By-Laws provide that they may be amended by the Sylvan Board without the approval or consent of the stockholders, but shall be subject to repeal by the affirmative vote of the holders of a majority of the common stock then entitled to vote and may be amended by the stockholders by the affirmative vote of the holders of a majority of the common stock then entitled to vote.

     NEC. The DGCL provides that an amendment to a corporation's certificate of incorporation requires the recommendation of the corporation's board of directors, the approval of a majority of all shares entitled to vote thereon unless a higher vote is required in the corporation's certificate of incorporation, voting together as a single class, and the approval of a majority of the outstanding stock of each class entitled to vote thereon. Article 11 of NEC's Charter, relating to certain business combinations, may only be amended by the affirmative vote of the holders of NEC capital stock representing 75% of all votes entitled to be cast in the election of directors. The NEC By-Laws may be amended by a majority of the whole NEC Board and may also be amended by the affirmative vote of the holders of not less than two-thirds of the issued and outstanding shares of NEC.

     BUSINESS COMBINATIONS

     Sylvan. Generally, under the MGCL, the approval by the affirmative vote of two-thirds of all the votes entitled to be cast on the matter is required for mergers, consolidations, share exchanges, and any transfers of all or substantially all of the assets of a corporation, unless the charter increases or reduces the vote to not less than a majority. The Sylvan Charter alters the two-thirds vote requirement by providing that the affirmative vote of the holders of a majority of the total number of shares of outstanding Sylvan stock entitled to vote thereon is sufficient.

     Subtitle 6 of Title 3 of the MGCL prohibits any business combination (defined to include a variety of transactions, including mergers, consolidations, share exchanges, sales or dispositions of assets, issuances of stock, liquidations, reclassification and benefits from the corporation, including loans or guarantees) between a Maryland corporation and any interested stockholder (defined generally as any person who, directly or indirectly, beneficially owns 10% or more of the outstanding voting stock of the corporation) for a period of five years after the date in which the interested stockholder became an interested stockholder. After such five-year period, a business combination between a Maryland corporation and such interested stockholder is prohibited unless either certain "fair-price" provisions are complied with or the business combination is approved by certain supermajority stockholder votes. The MGCL restrictions do not apply to a business combination with an interested stockholder if such business combination is approved or exempted from the MGCL by a resolution of the board of directors adopted prior to the date on which the interested stockholder became an interested stockholder. The Sylvan Board did not adopt such a resolution prior to the execution of the Merger Agreement [confirm this].

     A Maryland corporation also may adopt an amendment to its charter electing not to be subject to the business combination provisions of the MGCL in whole or in part. Any such amendment generally must be approved by the affirmative vote of at least 80% of the votes entitled to be cast by all holders of outstanding shares of voting stock and two-thirds of the votes entitled to be cast by holders of outstanding shares of voting stock who are not interested stockholders. No such amendment to the Sylvan Charter has been adopted.

     NEC. Section 203 of the DGCL ("Section 203") prohibits a Delaware corporation from engaging in a "business combination" with an "interested stockholder" (as defined below) for three years following the time that such person becomes an interested stockholder. With certain exceptions, an interested stockholder is a person or group who or which owns 15% or more of the corporation's outstanding voting stock (including any rights to acquire stock pursuant to an option, warrant, agreement, arrangement or understanding, or upon the exercise of conversion or exchange rights, and stock with respect to which the person has voting rights only), or is an affiliate or associate of the corporation and was the owner of 15% or more of the corporation's voting stock at any time within the previous three years.

     For purposes of Section 203, the term "business combination" is defined broadly to include mergers with or caused by the interested stockholder; sales or other dispositions to the interested stockholder (except proportionately with the corporation's other stockholders) of assets of the corporation or a subsidiary equal to 10% or more of the aggregate market value of the corporation's consolidated assets or its outstanding stock; the issuance or transfer by the corporation or a subsidiary of stock of the corporation or such subsidiary to the interested stockholder (except for transfers in a conversion or exchange or a pro rata distribution or certain other transactions, none of which increase the interested stockholder's proportionate ownership of any class or series of the corporation's or such subsidiary's stock); and receipt by the interested stockholder (except proportionately as a stockholder), directly or indirectly, of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation or a subsidiary.

     The three-year moratorium imposed on business combinations by Section 203 does not apply if: (i) prior to the time on which such stockholder becomes an interested stockholder the board of directors approves either the business combination or the transaction which resulted in the person becoming an interested stockholder, (ii) the interested stockholder owns 85% of the corporation's voting stock upon consummation of the transaction which made him an interested stockholder (excluding shares held by certain affiliates of the corporation and certain employee stock plans); or (iii) at or subsequent to the time such person becomes an interested stockholder, the business combination is approved by both the board of directors and 66 2/3% of the outstanding voting stock of the corporation (excluding shares held by the interested stockholder).

     Section 203 only applies to Delaware corporations which have a class of voting stock that is listed on a national securities exchange, is quoted on Nasdaq or is held of record by more than 2,000 stockholders. A Delaware corporation may elect in its original certificate of incorporation, or by amending its certificate of incorporation or bylaws, that it will not be governed by Section 203. Any such amendment must be approved by the stockholders and, in the case of a bylaw amendment, may not be further amended by the board of directors. NEC is subject to the provisions of Section 203 and has not elected to opt out from being governed by Section 203.

     APPRAISAL RIGHTS

     Sylvan. Under the MGCL, except as otherwise provided by the MGCL, objecting stockholders have the right to demand and receive payment of the "fair value" of their stock in the event of (i) a merger or consolidation, (ii) a share exchange, (iii) a transfer of all or substantially all assets not in the ordinary course of business, (iv) an amendment to the charter which alters the contract rights, as expressly set forth in the charter, of any outstanding stock and which substantially adversely affects the stockholder's rights, unless the right to do so is preserved by the charter (which it is not, in the case of Sylvan), (v) certain business combinations or (vi) after an approval by the stockholders of voting rights for control shares which constitute a majority of the voting power of the corporation. However, except as otherwise provided by the MGCL, stockholders do not have appraisal rights if, among other things, the stock is listed on a national securities exchange: (i) with respect to a merger of a 90% or more owned subsidiary into its parent, on the date notice of such merger is given or waived, or (ii) with respect to any other transaction, on the record date for determining stockholders entitled to vote on the transaction.

     NEC. The DGCL provides for dissenters' appraisal rights only in the case of a statutory merger or consolidation of the corporation where the petitioning stockholder has neither voted in favor of nor consented in writing to the transaction. In addition, under DGCL Section 262, no dissenters' appraisal rights are available where the corporation is to be the surviving corporation and a vote of its stockholders is not required under DGCL Section 251(f). There are no dissenters' appraisal rights for shares of stock listed on a national securities exchange or designated as a national market system security on an interdealer quotation system or held by more than 2,000 holders of record, unless such stockholders would be required to accept anything other than shares of stock of the surviving corporation, shares of another corporation so listed or designated or held by such number of holders of record, cash in lieu of fractional shares of such stock or any combination thereof.

     PREEMPTIVE RIGHTS

     Neither NEC nor Sylvan stockholders have preemptive rights with respect to issuances of capital stock.

     INDEMNIFICATION

     Sylvan. Under the MGCL, a corporation may indemnify any director or officer made a party to any proceeding unless it is established that (i) the director's or officer's act or omission was material to the cause of action and was committed in bad faith or resulted from active and deliberate dishonesty,
(ii) the director or officer actually received an improper personal benefit in money, property or services, or (iii) in the case of criminal proceedings, the director or officer had reasonable cause to believe the act or omission was unlawful. The Sylvan Charter provides that Sylvan will indemnify its directors and its officers to the full extent required or permitted by Maryland law.

     The MGCL states that a determination must be made that a director or officer has met the required standard of conduct before the director or officer may be indemnified. The determination may be made by a majority vote of disinterested directors, by special legal counsel (selected by the disinterested directors) or by the stockholders.

     The MGCL also establishes several mandatory rules requiring and prohibiting indemnification. A director or officer who is successful, on the merits or otherwise, in any proceeding must be indemnified by the corporation for reasonable expenses (including attorneys' fees). In a stockholder derivative suit, a corporation may not indemnify a director or officer if he or she is adjudged liable to the corporation. Moreover, a corporation may not indemnify a director or officer who is adjudged to be liable, in any proceeding, for a personal benefit that was improperly received.

     The MGCL permits a corporation to advance reasonable expenses to directors and officers upon the director's or officer's written affirmation of his or her good faith belief that he or she has met the required standard of conduct and after undertaking to repay the corporation if it is determined that the standard has not been met. Under the Sylvan Charter, a director or officer is entitled to payment of expenses in advance of the final disposition of a proceeding to the full extent permitted by Maryland law.

     NEC. Section 145 of the DGCL authorizes a Delaware corporation to indemnify any person who was, is, or is threatened to be made, a party in any civil, criminal, administrative or investigative threatened, pending or completed action, suit or proceeding (other than an action by or in the right of a corporation) by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another entity, for expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with any threatened, pending or completed action, suit or proceeding. With respect to actions by or in the right of a corporation, the DGCL authorizes indemnification of such person for expenses (including attorneys' fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit. To be entitled to indemnification, a person must have acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe such conduct was unlawful. With respect to actions by or in the right of the corporation, court approval is required for indemnification relating to any claim as to which a person has been adjudged liable to the corporation.

     The DGCL requires indemnification for expenses actually and reasonably incurred by any director, officer, employee or agent in connection with a proceeding against such person for actions in such capacity to the extent that the person has been successful on the merits or otherwise. Advancement of expenses is permitted, but not required, by the DGCL. A director or officer must undertake to repay such expenses if it is ultimately determined that he or she is not entitled to indemnification. The disinterested members of the board (or independent legal counsel or stockholders) must determine, in each instance where indemnification is not required by the DGCL, that such director, officer, employee or agent is entitled to indemnification. The DGCL provides that the statutory indemnification is not exclusive.

     The NEC By-Laws provide for indemnification of officers and directors as permitted by Section 145 of the DGCL provided that such proceeding for which indemnification is sought was authorized by the NEC Board of Directors. NEC has also entered into Indemnification Agreements with its officers and directors providing for indemnification to the maximum extent permitted by law.

     LIMITATION OF PERSONAL LIABILITY OF DIRECTORS

     Sylvan. The MGCL provides that a corporation's charter may include a provision eliminating or limiting the personal liability of a director or officer to the corporation or its stockholders for money damages except (i) to the extent that it is proved that the person actually received an improper benefit or profit in money, property or services, for the amount of the benefit or profit in money, property, or services actually received or (ii) to the extent that a court finds that the person's action, or failure to act, was the result of active and deliberate dishonesty and was material to the cause of action adjudicated in the proceeding. The Sylvan Charter provides that its directors and officers shall have no personal liability to Sylvan or its stockholders for money damages to the fullest extent permitted by Maryland law.

     NEC. Section 102(b)(7) of the DGCL allows a Delaware corporation to limit or eliminate the personal liability of directors to a corporation and its stockholders for monetary damages for breach of fiduciary duty as a director subject to certain limitations. The NEC Charter provides for the limitation of liability as permitted by Section 102(b)(7) of the DGCL.

     CLASSIFIED BOARD OF DIRECTORS

     Sylvan. The MGCL permits, but does not require, a classified board of directors. The Sylvan Charter and By-Laws provide for three classes of directors, with each class elected for a term of three years and consisting, as nearly as possible, of one-third of the total number of directors on the Board. The Sylvan By-Laws provide that Sylvan shall have nine directors, a number which may be amended in accordance with the By-Laws or Charter. At each annual meeting of Sylvan stockholders one class of directors is elected for a three-year term. Classification of directors has the effect of making it more difficult for stockholders to change the composition of a board of directors.
At least two annual meetings of stockholders, instead of one, will generally be required to effect a change in the majority of a classified board. Such a delay may help ensure that incumbent directors, if confronted by a holder attempting to force a proxy contest, a tender or exchange offer or other extraordinary corporate transaction, would have sufficient time to review the proposal as well as any available alternatives to the proposal and to act in what they believe to be the best interests of the stockholders. On the other hand, the classification of directors may delay, defer or prevent a takeover attempt that a stockholder might consider in its best interest. If the Directors Amendment is approved at the Sylvan Annual Meeting, Sylvan directors will serve one-year terms and the Sylvan Board of Directors will no longer be classified.

     NEC. The DGCL permits, but does not require, a classified board of directors. The NEC Board is divided into three classes, with each class elected for a term of three years and consisting, as nearly as possible, of one-third of the total number of directors on the Board. The NEC By-laws provide that NEC shall have ten directors, a number which may be amended by the Board of Directors. Currently, pursuant to NEC Board resolutions, NEC has 11 directors.

     CUMULATIVE VOTING FOR DIRECTORS

     Neither NEC nor Sylvan uses cumulative voting in the election of directors.

     REMOVAL OF DIRECTORS

     Sylvan. Under the MGCL, except as otherwise provided in a corporation's charter or by-laws, the stockholders generally may remove any director, with or without cause, by the affirmative vote of a majority of all the votes entitled to be cast for the election of the directors. The Sylvan By-Laws provide that a director may only be removed for cause.

     NEC. Under the DGCL, the affirmative vote of a majority of the shares entitled to vote at the election of directors is required to remove directors, with or without cause.

     NEWLY CREATED DIRECTORSHIPS AND VACANCIES

     Sylvan. Consistent with the MGCL, the Sylvan By-Laws provide that any vacancy on the Board of Directors may be filled by vote of a majority of the remaining directors then in office, although less than a quorum, or by a sole remaining director or by the stockholders, if not filled by the directors. Any vacancy on the Board of Directors that results from an increase in the number of directors may be filled only by the stockholders at an annual meeting or a special meeting called for that purpose. Any director elected by the directors then in office to fill a vacancy shall serve until the next annual meeting of stockholders, and until his successor is elected and qualifies. A director elected by the Board of Directors to fill a vacancy serves until the next annual meeting of stockholders and until his successor is elected and qualified. A director elected by the stockholders to fill a vacancy which results from the removal of a director serves for the balance of the term of the removed director.

     NEC. If the position of any director of NEC is or becomes vacant or if the number of directors shall be increased, a majority of the directors of NEC remaining in office, although less than a quorum or the stockholders may fill the vacancy or newly created directorship. Any director chosen shall hold office until the next election of the class for which such direction shall have been chosen, and until his successor shall be elected and qualified. If the Board is expanded, the new positions shall be allocated among the various classes of directors, so that such classes shall remain as nearly equal in number as possible.

     SPECIAL MEETINGS

     Sylvan. The Sylvan By-Laws provide that special meetings of stockholders may be called by the Board of Directors, the President, the Chief Executive Officer, or by the Secretary upon the written request of stockholders entitled to cast at least 25% of all votes entitled to be cast at the meeting.

     NEC. A special meeting of stockholders of NEC may be called by the Chief Executive Officer, and shall be called by the Chief Executive Officer, the Chairman of the Board, or Secretary upon the order of the Board.

     INSPECTION RIGHTS

     Sylvan. Under the MGCL any stockholder has the right to inspect and copy by-laws, minutes of stockholder proceedings, annual statements of affairs, voting trust agreements on file, and statements showing all stock and securities issued by the corporation during a specified period of not more than twelve months before the date of the request. In addition, one or more persons who together are and for at least the last six (6) months have been stockholders of record of at least 5% of the outstanding stock of any class may inspect and copy the corporation's books of account and stock ledger.

     NEC. Under the DGCL, any stockholder, following a written request, has the right to inspect and copy the corporation's books and records, including the stock ledger and stockholder list, during normal business hours for a proper purpose reasonably related to such person's interest as a stockholder.

     DIVIDENDS AND DISTRIBUTIONS

     Sylvan. Under the MGCL, a board of directors may authorize a corporation to make distributions to its stockholders, subject to any restrictions in its charter and as provided under the MGCL. Under the MGCL, no distribution is permitted, however, if, after giving effect to the distribution, the corporation would not be able to pay its indebtedness as the indebtedness becomes due in the ordinary course of business or the corporation's total assets would be less than the sum of its total liabilities plus, unless the charter permits otherwise, the amount needed, if the corporation were to be dissolved at the time of the distribution, to satisfy the preferential rights upon dissolution of stockholders whose preferential rights on dissolution are superior to those receiving the distribution.

     NEC. The DGCL provides that, subject to any restrictions in a corporation's certificate of incorporation, dividends may be declared from a corporation's surplus or, if there is no surplus, from its net profits for the fiscal year in which the dividend is declared and the preceding fiscal year. However, if the corporation's capital (generally defined in the DGCL as the sum of the aggregate par value of all shares of the corporation's capital stock, where all such shares have a par value and the board of directors has not established a higher level of capital) has been diminished to an amount less than the aggregate amount of the capital represented by the issued and outstanding stock of all classes having a preference upon the distribution of assets, dividends may not be declared and paid out of such net profits until the deficiency in such capital has been repaired.

     RIGHTS AGREEMENT

     Sylvan. On September 27, 1996, the Sylvan Board adopted the Rights Agreement dated October 7, 1996. The "Rights" provided for thereunder represent the right to purchase one-hundredth of a share of Series A Junior Participating Preferred Stock, par value $.01 per share, of Sylvan.

     NEC.  NEC does not have a shareholder rights or similar plan.

                 PROPOSALS II, III AND IV:  CHARTER AMENDMENTS

     On _____________, 1997, the Sylvan Board unanimously approved a resolution to amend the Sylvan Charter to increase the number of authorized shares of Sylvan Common Stock from 40,000,000 shares to 90,000,000 shares, to increase from 250,000 to 400,000 the number of shares of Preferred Stock designated as Series A Junior Preferred Stock and to amend the Sylvan Charter to decrease the term served by directors from three years to one year and eliminating classes of directors. Sylvan has currently authorized 50,000,000 shares of capital stock, of which 40,000,000 are classified as common stock and 10,000,000 are classified as preferred stock. If the Shares Amendment is approved, Sylvan would be authorized to issue up to 90,000,000 shares of common stock.

COMMON SHARES AMENDMENT

     The Common Shares Amendment would revise Article Fifth of the Sylvan Charter to read, in its entirety, as follows:

          "The total number of shares of stock of all classes which the Corporation has authority to issue is 100,000,000 shares, having an aggregate par value of $1,000,000, of which 90,000,000 shares, par value of $.01 per share, amounting in aggregate par value to $900,000, shall be Common Stock, and 10,000,000 shares, par value of $.01 per share, amounting in aggregate par value to $100,000, shall be Preferred Stock."

     The increase in the number of authorized shares of Sylvan Common Stock will provide additional shares for issuance, without the delay and expense of further stockholder approval at such time or times and for such proper corporate purposes as the Sylvan Board may in the future deem advisable. Such shares may be issued if and when the Sylvan Board decides it is in the best interest of Sylvan to do so which may include, without limitation, issuances (i) as part of an acquisition transaction (as in the case of the Merger); (ii) to obtain funds through the sale of Sylvan Common Stock; (iii) to declare a stock split or stock dividend; (iv) in respect of the 1993 Plan, the Management Plan or other employee benefit or stock plan; or (v) for other purposes. Unless required by applicable law, the rules of Nasdaq, the Sylvan Charter or the Sylvan By-Laws, it is not anticipated that Sylvan will solicit the votes of stockholders prior to the issuance of Sylvan Common Stock for any of the purposes described above.

PREFERRED SHARES AMENDMENT

     The Shares Amendment would revise Article Second of the Articles Supplementary of the Sylvan Charter to read, in its entirety, as follows:

          "1.  Designation and Amount.  The shares of such series shall be
               ----------------------
     designated as "Series A Junior Participating Preferred Stock" (the "Series A Preferred Stock") and the number of shares constituting such series shall be 400,000, subject to increase or decrease by action of the Board of Directors effectuated by further Articles Supplementary."

DIRECTORS AMENDMENT

     The Directors Amendment would revise Article Seventh of the Sylvan Charter to read, in its entirety, as follows:

          "The number of directors of the Corporation shall be seven, which number may be increased or decreased pursuant to the Charter of the Corporation or the By-Laws of the Corporation, but shall never be less than the minimum number permitted by the General Laws of the State of Maryland now or hereafter in force."

       THE SYLVAN BOARD UNANIMOUSLY RECOMMENDS THAT SYLVAN STOCKHOLDERS
                   VOTE FOR EACH OF THE CHARTER AMENDMENTS.

                     PROPOSALS V AND VI:  PLAN AMENDMENTS

1993 PLAN AMENDMENT

     The Sylvan Board of Directors, pursuant to the recommendation of its Compensation Committee, amended the 1993 Employee Stock Option Plan (the "1993 Plan") after the 1996 Annual Meeting on July 13, 1996, September 27, 1996, and March 6, 1997, to increase the number of shares of Common Stock available for award thereunder by 150,000, 225,000 and 200,000 shares, respectively (collectively, the "1993 Plan Amendment"). Before these three amendments, the total number of shares for award thereunder authorized under the 1993 Plan was 2,625,000 shares and, upon approval of the 1993 Plan Amendment, will be 5,200,000 shares. As of the Sylvan Record Date, options for ______________ shares were outstanding under the 1993 Plan. The Compensation Committee recommended the increases for the primary purpose of rewarding key employees for past performance and giving key employees, including those joining Sylvan as new hires as a result of the Merger, acquisitions or otherwise, incentive to perform at a high standard in the future.

     All full-time employees, including executive officers, of Sylvan are eligible to participate in the 1993 Plan. The Compensation Committee determines which of the eligible employees should receive options and, in the Committee's discretion associated stock appreciation rights, under the 1993 Plan based on certain performance criteria determined by the Compensation Committee. In addition, the Compensation Committee determines the type of option (incentive or non-qualified, or both) to be granted, the number of shares subject to each option, the rate of option exercisability and, subject to certain provisions, the option price and duration of the option. The per share exercise price for options granted under the 1993 Plan must be equal to at least 100% of the per share fair market value of the Common Stock underlying the options on the date of grant. The options granted under the 1993 Plan can be exercised through payment of cash, or by a cashless exercise or a combination of both. On the Sylvan Record Date, the aggregate market value of the ______________ shares of Common Stock underlying outstanding options on that date under the 1993 Plan was $_____________.

     On the Sylvan Record Date, employees who were not executive officers of Sylvan held ____________ of the ________ options outstanding at that date under the 1993 Plan, with executive officers holding the remaining options outstanding on that date.

MANAGEMENT PLAN AMENDMENT

     The Sylvan Board of Directors, pursuant to the recommendation of its Compensation Committee, amended the 1996 Senior Management Stock Option Plan (the "Management Plan") on April __, 1997, to increase the number of shares of Common Stock available for award thereunder by ___________ shares, the "Management Plan Amendment"). Before the Management Plan Amendment, the total number of shares for award thereunder authorized under the Management Plan was 2,250,000 shares and, upon approval, will be 3,250,000 shares. Pursuant to the Management Plan, stock options may be granted which qualify under the Internal Revenue Code as incentive stock options as well as stock options that do not qualify as incentive stock options. Only Sylvan's Co-Chief Executive Officers and Chairman of the Board, Chief Financial Officer, and other Senior Executive Officers, currently a total of three individuals (and after the Merger a total of seven individuals), are eligible to receive options under the Management Plan. On _____________, 1997, the Board of Directors granted to the Co-Chief Executive Officers and Chief Financial Officer _______, _______________ and _____________ options, respectively under the Management Plan. As of the Sylvan Record Date, options for ______________ shares were outstanding under the Management Plan at a weighted average exercise price of $______ per share. The Compensation Committee recommended the increases for the primary purpose of rewarding Sylvan's senior executive officers for past performance and giving them incentive to perform at a high standard in the future.

     The Compensation Committee determines which of the eligible employees should receive options and, in the Compensation Committee's discretion associated stock appreciation rights, under the Management Plan based on certain performance criteria determined by such Committee. In addition, the Compensation Committee determines the type of option (incentive or non-qualified, or both) to be granted, the number of shares subject to each option, the rate of option exercisability and, subject to certain provisions, the option price and duration of the option. The per share exercise price for incentive stock options granted under the Management Plan must be equal to at least 100% of the per share fair market value of the Common Stock underlying the options on the date of grant. The option price for non-qualified options granted under the Management Plan must be equal to at least 85% of the fair market value of the Sylvan Common Stock as of the date the option is granted. The options granted under the Management Plan can be exercised through payment of cash, or by a cashless exercise or a combination of both. The Sylvan Board has interpreted the terms of the Management Plan allowing payment of the option price in Sylvan Common Stock to permit "pyramiding" of shares in successive exercises. On the Sylvan Record Date, the aggregate market value of the 1,035,000 shares of Common Stock underlying outstanding options on that date under the Management Plan was $ ______________.

INTERESTS OF CERTAIN PERSONS IN THE PLAN AMENDMENTS

     Except as set forth on the table below, awards under the 1993 Plan and the Management Plan will be granted at the sole discretion of the Compensation Committee of the Sylvan Board of Directors and performance criteria, if any, may vary from year to year and from participant to participant. Therefore, benefits under the 1993 Plan and the Management Plan are generally not determinable. In the event that the Management Plan Amendment is approved at the Sylvan Annual Meeting, the following table sets forth certain information regarding stock option grants that Sylvan has agreed to make pursuant to employment contracts with certain NEC executive officers:

                 Name          Number of Options  Exercise Price
                 ----          -----------------  --------------
          1.  Gary Keisling         112,500        Market Value
          2.  Chuck Moran            50,000        Market Value
          3.  Anita Kopec            25,000        Market Value

 THE SYLVAN BOARD UNANIMOUSLY RECOMMENDS THAT THE SYLVAN STOCKHOLDERS VOTE FOR
         THE APPROVAL AND RATIFICATION OF EACH OF THE PLAN AMENDMENTS.

          PROPOSALS VII AND VIII:  ELECTIONS OF SYLVAN BOARD NOMINEES

INFORMATION CONCERNING MERGER NOMINEES

     THE following table presents information concerning the persons nominated by the Sylvan Board for election to the Sylvan Board of Directors for a term expiring at the next annual meeting of Sylvan stockholders, effective upon consummation of the Merger. Data with respect to the number of shares of Sylvan Common Stock beneficially owned by each of the nominees, directly or indirectly, as of the Sylvan Record Date, and at the Effective Time, Appears later in this Joint Proxy Statement/Prospectus.

                                  PRINCIPAL OCCUPATION, DIRECTORSHIPS WITH
     NAME AND AGE                 PUBLIC COMPANIES, AND OTHER INFORMATION
--------------------------------------------------------------------------------

Richard C. Blum (61)         Mr. Blum is Chairman of Richard C. Blum &
                             Associates, L.P., a merchant banking firm. Mr. Blum also serves as Vice Chairman of URS Corporation and Director of Sumitomo Bank of California, Shaklee
                             Corporation, Northwest Airlines Corporation and
                             C.B. Commercial Holdings, Inc., Special foreign advisor to Shanghai International Trust and Investment Company (China). Mr. Blum has been NEC director since 1987.

David C. Jones (75)          Mr. Jones has been Chairman of the Board of NEC
                             since July 1989 and was Acting Chief Executive
                             Officer of NEC from July 1989 to April 1990. Mr.
                             Jones has been a consultant and lecturer since July
                             1982 and was Chairman of the Joint Chiefs of Staff from June 1978 through June 1982. He is also a member of the Board of Directors of SRA
                             International, Inc., an information technology company, Chairman of the Board of Advisors of the National Civilian Community Corps and a member of the Board of Advisors of TF Purifiner, Inc.

Michael R. Klein (54)        Mr. Klein has been a partner at the law firm of
                             Wilmer, Cutler & Pickering since 1974 and has served as Chairman of Realty Information Group,
                             Inc. since 1987. Mr. Klein has been a director of Steck-Vaughn Publishing Corporation since May 1993 and a director of Perini Corporation since January
                             1997.

Sam Yau (48)                 Mr. Yau has been President, Chief Executive Officer
                             and a director of NEC since May 1995. Prior to that time, Mr. Yau served as the Chief Operating Officer of Advacare, Inc., a medical management company, from May 1993 to November 1994, and as Senior Vice
                             President of Finance and Administration for Archive
                             Corporation (now part of Seagate Technologies,
                             Inc.), a computer storage (tape) company, from May
                             1987 to May 1993. Mr. Yau is also a director of Steck-Vaughn Publishing Corporation and Powerwave,
                             Inc.

R. Christopher Hoehn-Saric   Mr. Hoehn-Saric has served as Chief Executive
(34)                         Officer since April 1993 and was President of
                             Sylvan from 1988 until 1993. He has been a Director of Sylvan since 1986. He is a principal in Sterling and was a co-founder of Health Management
                             Corporation, a health services company. Before becoming Sylvan's President, Mr. Hoehn-Saric was involved in Sterling's acquisition of several distribution, broadcasting and photography businesses.

Douglas L. Becker (31)       Mr. Becker has been President of Sylvan since April
                             1993. From February 1991 until April 1993, Mr.
                             Becker was the Chief Executive Officer of the Sylvan Learning Center Division of Sylvan. He has been a Director of Sylvan since 1986. Mr. Becker was a co-founder of Health Management Corporation and is a co-founder of Sterling Capital, Ltd.
                             ("Sterling"), the investment partnership that led the acquisition of KEE Incorporated (the
                             Predecessor of Sylvan) in December 1986. From
                             January 1987 to February 1991, Mr. Becker directed
                             KEE's marketing and sales.

Nancy A. Cole (54)           Ms. Cole has been employed by Educational Testing
                             Service ("ETS") since 1989, serving as President since 1994 and previously as Executive Vice
                             President overseeing the program administration process for ETS. Ms. Cole currently is on the ETS
                             Board of Trustees. Prior to joining ETS, Ms. Cole served for four years as Dean of Education and Professor at the University of Illinois at Urbana-
                             Champaign. Ms. Cole's background includes previously serving as a member of the Graduate
                             Record Examination Board and as a member of the College Board's SAT committee.

R. William Pollock (68)      Mr. Pollock has been a Director of the Company
                             since December 1995. Mr. Pollock serves as the Chairman of the Board of Drake Holdings Limited, a company which owns interest in various businesses throughout the world and also serves as a director of Medox Limited.

Donald V. Berlanti (59)      Mr. Berlanti has been a Director of Sylvan since
                             1987. Since 1975, Mr. Berlanti has been involved in the ownership and management of several businesses, including radio stations, a chain of convenience and greeting card stores and real estate development companies. Mr. Berlanti is the sole general partner of Quince Associates Limited
                             Partnership, a stockholder of Sylvan.

J. Phillip Samper (62)       Mr. Samper has been a Director of Sylvan since
                             1993. Mr. Samper currently serves as Chief
                             Executive Officer and Chairman of the Board of Cray
                             Research, Inc. Mr. Samper served as President of
                             Sun Microsystems, Inc. from 1994 to 1995, and as
                             President and Chief Executive Officer of Kinder-
                             Care Learning Centers, Inc. during 1990 and as Vice
                             Chairman of Eastman Kodak Company from 1986 to
                             1989. Mr. Samper is also a director of Armstrong
                             World Industries, Inc. and the Interpublic Group of
                             Companies.

INFORMATION CONCERNING CONTINGENT NOMINEES

     In the event the Merger is not consummated or the Merger Nominees are not elected for any other reason, the following persons have been nominated by the Sylvan Board for election at the Sylvan Annual Meeting to serve as directors of Sylvan for terms expiring at the next annual meeting of Sylvan stockholders: R. Christopher Hoehn-Saric, Douglas L. Becker, Nancy A. Cole, James H. McGuire, R. William Pollock, Donald V. Berlanti and J. Phillip Samper. The following table sets forth certain information with respect to the only Contingent Nominee who is not also a Merger Nominee. Data with respect to the number of shares of Sylvan Common Stock beneficially owned by this Contingent Nominee, directly or indirectly, as of the Sylvan Record Date and the Effective Time, appears later in this Joint Proxy Statement/Prospectus.

                                  PRINCIPAL OCCUPATION, DIRECTORSHIPS WITH
    NAME AND AGE                  PUBLIC COMPANIES, AND OTHER INFORMATION
-----------------------      -----------------------------------------------

James H. McGuire (53)        Mr. McGuire has been a Director of the Company
                             since December 1995. Mr. McGuire serves as
                             President of NJK Holding Company, which controls the interests of Nasser J. Kazeminy (one of the prior owners of Drake Prometric, L.P., now owned by the Company) in various businesses throughout the country. Mr. McGuire also serves as a director of Green Isle Environmental Services, Inc.

INFORMATION REGARDING THE SYLVAN BOARD, COMMITTEES AND REMUNERATION

     During calendar year 1996, there were seven meetings of the Board of Directors of Sylvan. Each director attended at least 80% of the combined total number of meetings of the Board and Board committees of which he was a member except for Richard P. Campbell who attended two meetings prior to his resignation. The Sylvan Board has an Audit Committee and a Compensation Committee.

     The Audit Committee meets with Sylvan's independent accountants to review whether satisfactory accounting procedures are being followed by Sylvan and whether its internal accounting controls are adequate, to monitor non-audit services performed by the independent accountants and review fees charged by the independent accountants. The Audit Committee also recommends to the Board of Directors the selection of independent accountants. During 1996, non-employee directors, Richard P. Campbell, Jr., G. Cook Jordan, Jr. and Patrick A. Hopf, were the members of the Audit Committee. Messrs. Samper and McGuire replaced Messrs. Campbell and Jordan upon their resignations from the Sylvan Board during 1996. There were three meetings of the Committee during fiscal year 1996.

     The Compensation Committee establishes the compensation for executive officers of Sylvan and generally reviews benefits and compensation for all officers and employees. It also administers Sylvan's stock option plans.
During 1996, non-employee directors, Richard P. Campbell, Jr., J. Phillip Samper, and Donald V. Berlanti, were the members of the Compensation Committee, which met on two occasions. The report of the Compensation Committee required by the rules of the Securities and Exchange Commission (SEC) is included in this Joint Proxy Statement/Prospectus.

     Directors who are not employees of Sylvan receive options to purchase common stock of the Company under the 1993 Director Stock Option Plan. Otherwise, directors do not receive compensation for service on the Sylvan Board or any committee thereof, but are reimbursed for their out-of-pocket expenses in connection with attending meetings. Under the 1993 Director Stock Option Plan, each non-employee director, upon appointment, election, or re-election to the Sylvan Board, and who continues to serve on the Sylvan Board as of the date of an annual meeting at which directors are elected or re-elected, is granted an option to purchase 11,250 shares of Sylvan Common Stock at an exercise price equal to the fair market value of the stock on the date of the grant. In 1996, no options were granted under this plan, and no options are available for grant. No director shall receive an option to purchase more than 11,250 shares in any calendar year, and no director shall be granted options to purchase more than 33,750 shares in total under the plan.

     All officers have made timely filings of all change in beneficial ownership declarations required by the SEC during the year ended December 31, 1996.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION IN COMPENSATION DECISIONS

     None of the directors serving on the Compensation Committee are employees of Sylvan, and neither the Chief Executive Officer nor any of the named Executive Officers have served on the Compensation Committee. No director or executive officer of Sylvan is a director or executive officer of any other corporation that has a director or executive officer who is also a director or board committee member of Sylvan.

COMPENSATION OF EXECUTIVE OFFICERS AND DIRECTORS

     Compensation of Executive Officers. The following table shows for the years ended December 31, 1996, 1995 and 1994, compensation paid by Sylvan, including salary, bonuses, stock options, and certain other compensation, to its Co-Chief Executive Officers and each of its four other most highly compensated executive officers at December 31, 1996 (the "Named Executive Officers"):

     SUMMARY COMPENSATION TABLE
                                                                                             Long-Term            All
                                                                                            Compensation         Other
                                                   Annual Compensation                         Awards        Compensation
                                   -----------------------------------------------------    ------------    --------------
Name and                            Year      Salary      Bonus         Other Annual
Principal Position                              $           $        $Compensation/(1)/      Options(#)
------------------                 ------    --------    -------    --------------------    ------------
R. Christopher Hoehn-Saric,         1996      225,000    112,500            6,600                  --             --
Chairman of the Board and           1995      200,000    112,500            6,600             465,000(3)          --
Co-Chief Executive Officer          1994      200,000     90,400            5,500              70,500             --

Douglas L. Becker,                  1996      225,000    112,500            6,600                  --             --
President, Co-Chief Executive       1995      200,000    112,500            6,600             465,000(3)          --
Officer and Director                1994      200,000     90,400            5,500              70,500             --

B. Lee McGee,                       1996      150,000     75,000            6,600                  --             --
Senior Vice President and           1995      120,000     75,000            6,600             105,000(3)          --
Chief Financial Officer             1994      120,000     62,640            6,600              22,500             --

Steven Hoffman,                     1996       57,211     58,000           15,058             112,500             --
President--                         1995           --         --               --                  --             --
Sylvan Prometric Division(2)        1994           --         --               --                  --             --

Peter Cohen,                        1996       64,211     28,000            6,540             112,500             --
President--                         1995           --         --               --                  --             --
Learning Services Division(2)       1994           --         --               --                  --             --

Paula Singer,                       1996      115,209     40,350            6,600              18,750             --
President--Contract                 1995       96,875      5,704            6,600                  --             --
Educational Services Division       1994       92,000      6,900            6,600                  --             --

---------------------
(1) The amounts in this column represent automobile allowances and moving expense reimbursement for Messrs. Hoffman and Cohen.

(2) Mr. Hoffman was hired on September 16, 1996. Mr. Cohen was hired on August 22, 1996.

(3) These options were granted in early 1996 as part of the Named Executive Officer's 1995 compensation package.

     Option Grants in Last Fiscal Year. The following table sets forth certain information relating to options granted to the Named Executive Officers to purchase shares of Sylvan Common Stock during 1996.

                               Individual Grants

                                         Percent of                                           Potential Realized Value at
                                        Total Options                                        Assumed Annual Rates of Stock
                                         Granted To      Exercise or                         Price Appreciation for Option
                             Options     Employees in     Base Price      Expiration                     Term
                                                                                             ------------------------------
 Name                        Granted     Fiscal Year      Per Share          Date                 5%              10%
------                       -------    -------------    -----------    --------------       -------------   --------------
R. Christopher Hoehn-Saric   465,000         25%           $20.33       March 29, 2006       $5,947,350(1)   $15,066,000(1)

Douglas L. Becker            465,000         25%           $20.33       March 29, 2006       $5,947,350(1)   $15,066,000(1)

B. Lee McGee                 105,000          6%           $20.33       March 29, 2006       $1,342,950(1)   $ 3,402,000(1)

Steven Hoffman               112,500          6%           $24.00       September 16, 2002   $  918,000(2)   $ 2,083,500(2)

Peter Cohen                  112,500          6%           $24.00       August 22, 2002      $  918,000(2)   $ 2,083,500(2)

Paula Singer                  18,750          1%           $25.13       December 18, 2002    $  160,313(3)   $   363,563(3)

---------------------
(1) The assumed annual rates of appreciation of five and ten percent would result in the price of Sylvan's stock increasing to $33.12 and $52.73, respectively. The options expire ten years from date of grant.

(2) The assumed annual rates of appreciation of five and ten percent would result in the price of Sylvan's stock increasing to $32.16 and $42.52, respectively. The options expire six years from date of grant.

(3) The assumed annual rates of appreciation of five and ten percent would result in the price of Sylvan's stock increasing to $33.68 and $44.52, respectively. The options expire six years from date of grant.

          Over the last two years, the market price of Sylvan's stock has increased at a compounded annual rate of 48.54%.

          The 5% and 10% assumed annual rates of stock price appreciation used to calculate potential gains to optionees are mandated by the rules of the Securities and Exchange Commission.

          Aggregated Option Exercises in Last Fiscal Year and Fiscal Year End Option Values. The following table sets forth certain information concerning the exercise of stock options, the number of unexercised options and the value of unexercised options at the end of 1996, for the Named Executive Officers. Value is considered to be, in the case of exercised options, the difference between exercise price and market price on the date of exercise, and, in the case of unexercised options and exercisable options, the difference between exercise price and market price at December 31, 1996.

                                                                   Number of Securities
                                                                       Underlying              Value of Unexercised
                              Shares Acquired      Value        Exercisable/Unexercisable      In-the-Money Options
           Name                Upon Exercise      Realized      Options at Year-End/(1)/         at Year-End/(1)/
--------------------------    ---------------    ----------    ---------------------------    ----------------------
                                                                       504,095(E)                 $10,229,288(E)
R. Christopher Hoehn-Saric           0               --                570,000(U)                 $ 7,186,800(U)

                                                                       504,095(E)                 $10,229,288(E)
Douglas L. Becker                    0               --                570,000(U)                 $ 7,186,800(U)

                                                                        69,450(E)                 $ 1,254,471(E)
B. Lee McGee                         0               --                112,500(U)                 $ 1,259,100(U)

                                                                          --  (E)                        --  (E)
Steven Hoffman                       0               --                112,500(U)                 $   412,875(U)

                                                                          --  (E)                        --  (E)
Peter Cohen                          0               --                112,500(U)                 $   506,250(U)

                                                                        28,500(E)                 $   663,480(E)
Paula Singer                         0               --                 41,250(U)                 $   586,988(U)

---------------------
(1)    (E) = Exercisable; (U) = Unexercisable.

       Compensation Committee Report.


          Introduction. The Compensation Committee consists of three outside directors, none of whom has ever been an officer or employee of the Company.
The function of the Compensation Committee is to recommend to the Board of Directors policies regarding the Company's compensation of, and to recommend specific compensation for, the Company's executive officers. The Compensation Committee's responsibilities also include administering the Company's stock option plans and making decisions regarding option grants to officers and other key employees. The Committee also periodically reviews the Company's employee benefit plans that are intended to qualify under Section 401 of the Internal Revenue Code to determine whether any changes to those plans may be appropriate. The Compensation Committee meets at least once a year to review management performance and compensation and to recommend to the Board bonuses and option grants for current personnel. The Compensation Committee also meets on an as-needed basis to recommend compensation for newly created or expanded executive positions.

          In February 1996, the Committee engaged an independent management consulting firm to review the compensation of the Company's Co-CEOs and to advise the Committee as to the appropriate level of base salary, short term and long term incentive compensation, based on comparable public companies' plans and the consultants' experience in assisting public companies to establish management compensation plans.

          Compensation Philosophy and Approach. The principal elements of the Company's Executive Compensation Program consist of both annual and long-term compensation, including base salary and annual incentive cash bonuses and, at appropriate times, long-term incentive compensation in the form of stock options. The Committee has put primary emphasis on long-term incentive stock options based upon their belief that the Co-CEOs should have a significant portion of their compensation contingent upon increases in the market price of the Company's Common Stock. Aided by the review by the management consulting firm, the Compensation Committee continues to believe that this approach and philosophy is appropriate.

          Base Salaries. The Company's executive officer base salary levels are submitted for approval by the Board based on the Compensation Committee recommendations. In establishing compensation for the Company's executive officers, the Compensation Committee utilized recommendations of the management consulting firm. Based on the management consulting firm's analysis of executive compensation the salaries of the Co-CEOs was $250,000 in 1996.

          Annual Incentive Cash Bonus. In addition to base salaries, executive officers of the Company are eligible to receive annual cash bonuses, at the discretion of the Board of Directors. Cash bonuses are determined on the basis of (a) the overall financial performance of the Company, and (b) annual personal performance objectives for each officer, established by the Compensation Committee at the beginning of the year.

          Long-term Incentive Stock Options. Options are granted to executive officers and other key employees whom the Compensation Committee determines to be essential to the future growth and profitability of the Company. Based upon performance criteria similar to those applicable to the cash bonus payment, the Compensation Committee determines the employees to whom options will be granted, the number of shares covered by each grant, the exercise price and vesting period for each grant. The Compensation Committee typically grants stock options with relatively long vesting periods, creating strong incentives for recipients of stock option grants to remain in the employ of the Company.

          Messrs. Hoehn-Saric and Becker, the Co-Chief Executive Officers and Mr. McGee, the Chief Financial Officer, have been entitled to annual stock option grants under the Company's 1993 Management Stock Option Plan based on the Company's performance as compared to profitability targets established by the Compensation Committee and received grants in 1996 from the shareholder approved 1996 Senior Management Plan. No additional options have been granted from this plan to date.

          Equity Position in Caliber Learning Network, Inc. In July of 1996 the Board of Directors approved the formation of an entity to pursue an opportunity identified by Senior Management for establishing an international distribution network of adult professional education services. The Board considered many options for how to best structure the entity needed to pursue this opportunity. Aided by the review of the independent management consulting firm of the Co-CEOs' compensation it was concluded that the Co-CEOs receive an equity ownership of 35% (17.5% each) of the entity as part of their overall compensation package. Subsequently, the Board and Co-CEOs concluded that securing a strategic partner for pursuing this opportunity was critical. In October 1996, Caliber Learning Network, Inc. was established with MCI as the strategic partner and investor. The Co-CEOs' equity ownership was diluted based on MCI's investment to 28% (14% each) in October 1996. Messrs. Becker and Hoehn-Saric receive no additional compensation as members of Caliber's board or for their executive position in Caliber.

          CEO's and President's Compensation. Mr. Hoehn-Saric has served as Chief Executive Officer and Chairman of the Board since April 1993, and served as President from 1988 to 1993. Mr. Becker has served as President of the Company since April 1993, and served as CEO of the Sylvan Learning Center division of the Company from February 1991 to April 1993. In December 1995, Mr. Becker was named Co-Chief Executive Officer of the Company and continues to serve as President of the Company.

          Messrs. Becker and Hoehn-Saric executed employment agreements in 1996 with initial terms ending December 31, 1998.

          Messrs. Hoehn-Saric and Becker, the Co-Chief Executive Officers, may earn incentive cash bonuses based on the Company's actual annual financial performance as compared to the annual operating budget and the accomplishment of specific objectives established at the beginning of the year by the Compensation Committee. Financial performance accounts for 80% of the potential bonus and the remaining 20% is based on the subjective determination by the Committee as to accomplishment of the specific objectives. A financial performance bonus may be paid if at least 80% of the financial performance objectives are achieved but is reduced from the target bonus amount by a formula based on the percentage of the financial performance objectives that are actually achieved. A bonus of up to 150% of the target bonus amount can be earned if actual financial performance results were 200% of the objectives.

          In April 1997, the Compensation Committee recommended, and the Board of Directors approved, cash bonuses for Messrs. Hoehn-Saric and Becker of $112,500 each. These bonuses were based on financial performance and accomplishment of specific objectives in 1996 as described above.

                                        Mr. J. Phillip Samper
                                        Mr. Donald V. Berlanti - Chairman

     Stock Performance Table

                COMPARISON OF 36 MONTH CUMULATIVE TOTAL RETURN*
     AMONG SYLVAN LEARNING SYSTEMS, INC., THE NASDAQ STOCK MARKET-US INDEX
                               AND A PEER GROUP

                        12/09/93      12/93        12/94      12/95   12/96
Sylvan Learning
 Systems, Inc.            100          117          168       253      364

Peer Group                100          99           78        113      187

Nasdaq Stock Market-US    100          102          100       141      173

* $100 INVESTED ON 12/09/93 IN STOCK OR INDEX-
  INCLUDING REINVESTMENT OF DIVIDENDS.
  FISCAL YEAR ENDING DECEMBER 31.

SYLVAN MANAGEMENT

     Executive Officers and Directors. The executive officers and directors of Sylvan are:

          Name                                     Age                   Position
          -----                                    ---                   ---------

     R. Christopher Hoehn-Saric..................   34       Co-Chief Executive Officer
                                                             and Chairman of the Sylvan Board
     Douglas L. Becker...........................   31       Co-Chief Executive Officer, President; Secretary; Director
     B. Lee McGee................................   41       Vice President and Chief Financial Officer; Treasurer
     Steve Hoffman...............................   44       President--Sylvan Prometric Division
     Peter Cohen.................................   42       President--Learning Services Division
     Paula Singer................................   42       President--Contract Educational Services Division
     Donald V. Berlanti (1)(2)...................   59       Director
     Nancy A. Cole...............................   54       Director
     J. Phillip Samper (2).......................   62       Director
     James H. McGuire(1).........................   53       Director
     R. William Pollock..........................   68       Director

___________
(1)  Member of the Audit Committee
(2)  Member of the Compensation Committee

     Information relating to Sylvan's executive officers (other than Messrs. Hoehn-Saric and Becker) is set forth below. See "Information Concerning Contingent Nominees" above for information relating to Messrs. Hoehn-Saric and Becker and the other Sylvan directors.

     B. Lee McGee. Mr. McGee has been Chief Financial Officer of Sylvan or its predecessor entities since 1987. Prior to that time, he held various positions with Kinder-Care Learning Centers, Inc.

     Paula Singer. Ms. Singer has been the President of the Contract Educational Services Division since November 1996. Previously she served as Vice President of the Division since 1993. Prior to joining Sylvan, Ms. Singer held positions as General Manager of American Learning, Inc. and Vice President Learning Corporation.

     Steven Hoffman. Mr. Hoffman has been the President of Sylvan Prometric since September 1996. Prior to joining Sylvan was the Vice President of Operations for the Computer Task Group, a consulting and outsourcing firm serving the IT industry. Prior to that he held various positions for International Business Machines, Corp.

     Peter Cohen. Mr. Cohen has been the President of the Learning Services Division since September, 1996. Prior to joining Sylvan, he was the CEO of The Pet Practice, an 85 hospital veterinary business. He also served as Vice President of Sales for National Media Corporation and Senior Vice President of Corporate Operations for Nutri system Weight Loss Centers.

     There are no family relationships among any of the executive officers or Directors of Sylvan. Executive officers of Sylvan are elected by the Sylvan Board on an annual basis and serve at the discretion of the Sylvan Board.

STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS, DIRECTORS AND MANAGEMENT

     The following table sets forth information regarding the beneficial ownership of Sylvan Common Stock as of March 17, 1997 by (i) each person who owns beneficially more than 5% of Sylvan Common Stock, (ii) each of the director nominees and directors of Sylvan, (iii) the Co-Chief Executive Officers and each of the Named Executive Officers, and (iv) all directors and executive officers as a group. Unless otherwise indicated, the named persons exercise sole voting and investment power over the shares that are shown as beneficially owned by them.

                                                                         SHARES BENEFICIALLY OWNED
                                                                         -------------------------
                                                                PRIOR TO MERGER                AFTER MERGER

                                                               ----------------                ------------

                  NAME                                        NUMBER       PERCENT         NUMBER       PERCENT
                 -----                                        ------       --------        ------       -------
Donald V. Berlanti (1)....................................... 1,435,319      5.8%
Douglas L. Becker (2)(3)(4).................................. 2,184,564      8.6%
R. Christopher Hoehn-Saric (2)(3)(4)......................... 2,191,941      8.6%
J. Phillip Samper............................................    41,536        *
Nancy A. Cole (6)............................................        --        *
R. William Pollock (5)....................................... 3,485,715     14.2%
Nasser J. Kazeminy (5)....................................... 2,223,776      9.1%
James H. McGuire.............................................        --        *
B. Lee McGee (2).............................................   181,950        *
Steven Hoffman (2)...........................................   120,700        *
Paula Singer (2).............................................    69,750        *
Peter Cohen (2)..............................................   112,500        *
T. Rowe Price (7)............................................ 1,365,751      5.6%
Denver Investment Partners (8)............................... 1,738,949      7.1%
Sam Yau .....................................................
David C. Jones ..............................................
Richard C. Blum .............................................
Michael R. Klein ............................................
All directors and executive officers as                       7,707,366     31.2%
 a group (11 persons)

_____________

* Represents beneficial ownership of not more than one percent of the outstanding Sylvan Common Stock.

(1) The address of this holder is 145 Barranca Road, Santa Fe, New Mexico 87501. Includes shares held by Quince Associates Limited Partnership, of which Mr. Berlanti is sole general partner, and shares held by trusts for the benefit of Mr. Berlanti's children for which Mr. Berlanti serves as trustee. Includes options and warrants to purchase 189,542 shares. Also included are shares held by trusts for the benefit of Richard and Don Berlanti's children for which Richard Berlanti, Don Berlanti's brother, is trustee.

(2) The address of Ms. Singer and Messrs. Becker, Hoehn-Saric, McGee, Hoffman and Cohen is 1000 Lancaster Street, Baltimore, Maryland 21202.

(3) Includes options and warrants to purchase 1,024,095 shares.

(4) Includes the 810,961 shares issued to Messrs. Kazeminy and Pollock in connection with Sylvan's acquisition of Drake Prometric, L.P. in December 1995 and subject to a Voting Trust Agreement pursuant to which Messrs. Becker and Hoehn-Saric are voting trustees.

(5) Includes the shares subject to the Voting Trust Agreement (see note 4 above).

(6) Ms. Cole is the President of ETS and serves on its Board of Trustees. ETS owns 425,810 shares of stock in the Company, as to which Ms. Cole disclaims beneficial ownership.

(7) T. Rowe Price exercises sole voting and investment power over 198,901 of the 1,365,751 shares held.

(8) Denver Investment Partners exercises sole voting and investment power over 1,098,250 of the 1,738,949 shares held.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     Ms. Nancy Cole, director, is the President of Educational Testing Service and serves on its Board of Trustees. Educational Testing Service owns 425,810 shares of stock in Sylvan Learning Systems, Inc. In the ordinary course of its business, the Company entered into both a domestic and international contract with Educational Testing Service for the delivery of testing domestically and delivery and development of a testing network internationally. The Company generated $19.6 million, $17.3 million and $10.3 million revenues in calendar year 1996, 1995, and 1994 respectively, from these ETS contracts.

     In July of 1996 the Board of Directors approved the formation of an entity to pursue an opportunity identified by Senior Management for establishing an international distribution network of adult professional education services. The Board considered many options for how to best structure the entity needed to pursue this opportunity. Aided by the review of the independent management consulting firm of the Co-CEOs' compensation it was concluded that the Co-CEOs receive an equity ownership of 35% (17.5% each) of the entity as part of their overall compensation package. Subsequently, the Board and Co-CEOs concluded that securing a strategic partner for pursuing this opportunity was critical. In October 1996, Caliber Learning Network, Inc. was established with MCI as the strategic partner and investor. The Co-CEOs' equity ownership was diluted based on MCI's investment to 28% (14% each) in October 1996. Messrs. Becker and Hoehn-Saric receive no additional compensation as members of Caliber's board or for their executive position in Caliber.

                       PROPOSAL IX: AUDITOR CONFIRMATION

     The Sylvan Board of Directors, pursuant to the recommendation of its Audit Committee, has selected Ernst & Young LLP, independent auditors, to examine and audit the financial statements of Sylvan for the fiscal year ending December 31, 1997. Ernst & Young LLP has served as independent auditors of Sylvan since 1991. A partner of the firm will be present at the Sylvan Annual Meeting and available to respond to appropriate questions, and will have an opportunity to make a statement if he desires to do so.

     In 1996, Ernst & Young LLP performed various professional services for Sylvan. They included completion of the examination of 1995 financial statements for Sylvan, other review work of required filings with the SEC, preliminary work on the examination of fiscal year 1996 financial statements, preparation of corporate tax returns and other consultation with Sylvan personnel on accounting and related matters.

     THE SYLVAN BOARD OF DIRECTORS RECOMMENDS THAT THE STOCKHOLDERS VOTE FOR THE RATIFICATION OF THE SELECTION OF ERNST & YOUNG LLP AS SYLVAN'S INDEPENDENT
                                   AUDITORS.

                           PROPOSAL X: OTHER MATTERS

     The Sylvan Board of Directors knows of no other matters to be presented for action at the meeting other than those mentioned above; however, if any other matters properly come before the meeting, it is intended that the persons named in the accompanying proxy will vote on such matters in accordance with their judgment as to the best interests of Sylvan.

                           LEGAL MATTERS AND EXPERTS

     The validity of the Sylvan Common Stock offered hereby will be passed on for Sylvan by Piper & Marbury L.L.P., 36 South Charles Street, Baltimore, Maryland 21201.

     The consolidated financial statements and the related financial statement schedule of Sylvan at December 31, 1996 and 1995, and for each of the three years in the period ended December 31, 1996 incorporated in this Joint Proxy Statement/Prospectus by reference from the Sylvan Learning Systems, Inc. Annual Report on Form 10-K for the year ended December 31, 1996 have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference. Such consolidated financial statements and schedule are incorporated herein by reference in reliance upon such report given upon the authority of such firm as experts in accounting and auditing. Representatives of Ernst & Young LLP are expected to attend the Sylvan Annual Meeting, respond to appropriate questions from stockholders present at the Sylvan Annual Meeting, and if such representatives desire, which is not now anticipated, they may make a statement.

     The financial statements of NEC incorporated in this Prospectus by reference to the NEC Annual Report on Form 10-K for the year ended December 31, 1996, have been so incorporated in reliance on the report (which contains an explanatory paragraph relating to the change in the Company's method of accounting for advertising costs in 1994 and its method of accounting for impairment of long-lived and intangible assets in 1995) of Price Waterhouse LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting. Representatives of Price Waterhouse LLP are expected to attend the NEC Special Meeting, respond to appropriate questions from stockholders present at the NEC Special Meeting, and if such representatives desire, which is not now anticipated, they may make a statement.

                             STOCKHOLDER PROPOSALS

     Any proposals of Sylvan stockholders intended to be presented at Sylvan's 1998 Annual Meeting of Stockholders must have been received by Sylvan for inclusion in the proxy statement and form of proxy relating to the meeting not later than December 5, 1997.

                ANNEX I:  AGREEMENT AND PLAN OF REORGANIZATION

                                                                     Exhibit 2.1

                     AGREEMENT AND PLAN OF REORGANIZATION

     AGREEMENT AND PLAN OF REORGANIZATION (this "Agreement") dated as of March 12, 1997, by and among Sylvan Learning Systems, Inc., a Maryland corporation (the "Purchaser") and National Education Corporation, a Delaware corporation (the "Company").

                              W I T N E S S E T H:
                              - - - - - - - - - -

     The Purchaser and the Company have reached an agreement to combine their companies through a merger (the "Merger") of a wholly-owned Maryland subsidiary, to be formed of the Purchaser ("Newco") with and into the Company in a transaction qualifying as a pooling of interests under applicable accounting rules and a tax-free reorganization under Sections 368(a) of the Internal Revenue Code of 1986, as amended. As a result of the Merger, each outstanding share of the Company's Common Stock shall be converted into 0.58 shares of the Purchaser's Common Stock (the "Exchange Ratio"). The Purchaser and the Company wish to enter into a definitive agreement setting forth the terms and conditions of the Merger.

     Accordingly, in consideration of the foregoing and of the covenants, agreements, representations and warranties hereinafter contained, the Purchaser and the Company hereby agree as follows:

     1.  REPRESENTATIONS AND WARRANTIES OF THE PURCHASER.  The Purchaser hereby
         -----------------------------------------------
represents and warrants to the Company that the statements contained in this
Article I are true and correct, except as set forth in the disclosure schedule delivered by the Purchaser to the Company on or before the date of this Agreement (the "Purchaser Disclosure Schedule"). The Purchaser Disclosure Schedule shall be arranged in sections corresponding to the numbered and lettered sections contained in this Article I. The disclosure in any section, however, shall be deemed to constitute disclosure for all sections in this
Article I.

         1.1.  Organization and Standing; Subsidiaries.
               ---------------------------------------

               (a) Each of the Purchaser and its subsidiaries whose business or assets are material to Purchaser, either individually or on a consolidated basis (collectively, the "Purchaser Subsidiaries," and, together with the Purchaser, collectively "Sylvan") is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its businesses as now being conducted, except where the failure to be so organized, existing and in good standing or to have such power and authority would not, and reasonably could not be expected to, individually or in the aggregate, have a material adverse effect on the business, assets (whether tangible or intangible), financial condition, results of operations or business prospects ("Material Adverse Effect") of Sylvan. The Purchaser has heretofore delivered to the Company accurate and complete copies of the Purchaser's Certificate of Incorporation and By-Laws, as currently in effect, and promptly will deliver to the Company accurate and complete copies of the Articles or Certificate of Incorporation and By-Laws, as currently in effect, of each of the Purchaser Subsidiaries. The Purchaser Disclosure Schedule includes a list of each of the Purchaser Subsidiaries.

               (b) Each of the Purchaser and the Purchaser Subsidiaries is duly qualified or licensed and in good standing to do business in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except in such jurisdictions where the failure to be so duly qualified or licensed and in good standing would not, individually or in aggregate, have a Material Adverse Effect on Sylvan.

         1.2.  Capitalization of Purchaser.
               ---------------------------

               (a) The Purchaser's entire authorized capital stock consists of 50,000,000 shares, 40,000,000 of which are classified as Common Stock, $.01 par value ("Purchaser Common Stock"), and 10,000,000 of which are classified as Preferred Stock, par value $.01 per share, with 200,000 shares designated as Series A Junior Participating Preferred Stock; and, prior to the Effective Time will consist of 100,000,000 shares, 90,000,000 of which will be classified as Purchaser Common Stock. As of the date hereof, no shares of Preferred Stock are issued or outstanding, 24,516,623 shares of Purchaser Common Stock are outstanding and 4,433,943 shares of Purchaser Common Stock were reserved for issuance upon exercise of options outstanding under the Purchaser's stock option plans (the "Outstanding Purchaser Options"), 98,479 shares of Purchaser Common Stock were reserved for issuance upon exercise of outstanding warrants (the "Outstanding Purchaser Warrants"), 1,351,319 shares of Purchaser Common Stock were reserved for issuance upon exercise of future option grants under the Purchaser's stock option plans and 50,000 shares of Purchaser Common Stock were reserved for issuance in connection with the Purchaser's employee stock purchase plan. Except as set forth above or in the Purchaser Disclosure Schedule, there are outstanding (i) no shares of capital stock or other voting securities of the Purchaser, (ii) no securities of the Purchaser or any of the Purchaser Subsidiaries convertible into or exchangeable for shares of capital stock or voting securities of the Purchaser, (iii) no options, warrants or other rights to acquire from the Purchaser or any of the Purchaser Subsidiaries (including any rights issued or issuable under a shareholder rights plan or similar arrangement), and no obligations of the Purchaser or any of the Purchaser Subsidiaries to issue any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of the Purchaser, (iv) no equity equivalents, interests in the ownership or earnings of the Purchaser or any of the Purchaser Subsidiaries or other similar rights (with the securities listed in clauses (i) through (iv) referred to collectively as the "Sylvan Securities"), and (v) no outstanding obligations of the Purchaser or any of the Purchaser Subsidiaries to repurchase, redeem or otherwise acquire any Sylvan Securities or to make any investment (by loan, capital contribution or otherwise) in any other entity.

               (b) All of the outstanding capital stock of, or other ownership interests in, each Sylvan Subsidiary, is owned by the Purchaser, directly or indirectly, free and clear of any Lien (as hereinafter defined) or any other limitation or restriction (including any restriction on the right to vote or sell the same, except as may be provided as a matter of law). There are no securities of the Purchaser or any of the Purchaser Subsidiaries convertible into or exchangeable for, no options or other rights to acquire from the Purchaser or any of the Purchaser Subsidiaries, and no other contract, understanding, arrangement or obligation (whether or not contingent) providing for the issuance or sale, directly or indirectly, of any capital stock or other ownership interests in, or any other securities of, any Sylvan Subsidiary. There are no outstanding contractual obligations of the Purchaser or any of the Purchaser Subsidiaries to repurchase, redeem or otherwise acquire any outstanding shares of capital stock or other ownership interests in any subsidiary of the Purchaser. For purposes of this Agreement, "Lien" means, with respect to any asset (including, without limitation, any security) any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset.

         (c) All issued and outstanding shares of the capital stock of the Sylvan Securities and of the Purchaser Subsidiaries have been duly and validly issued and are fully paid and non-assessable, free of any preemptive rights. The Outstanding Purchaser Options and the Outstanding Purchaser Warrants have been duly and validly issued and are in full force and effect.


         1.3.  Financial Statements; Exchange Act Filings.
               ------------------------------------------

               (a) The Purchaser has heretofore delivered to the Company copies of: (i) the Purchaser's consolidated financial statements as of and for the years ended December 31, 1993, 1994 and 1995, which have been audited by Ernst & Young LLP, independent auditors (the "Purchaser Audited Financial Statements"), and (ii) the Purchaser's consolidated financial statements as of and for the twelve months ended December 31, 1996, which are unaudited (the
"Purchaser Unaudited Financial Statements"). The Purchaser Audited Financial Statements and Purchaser Unaudited Financial Statements (collectively, the "Purchaser Financial Statements") fairly present, in conformity with generally accepted accounting principles applied on a consistent basis by the Purchaser (except as may be indicated in the notes thereto) and in conformity with the Commission's Regulation S-X, the consolidated financial position of the Purchaser and its consolidated subsidiaries as of the dates thereof and their consolidated results of operations and cash flows for the periods then ended (subject in the case of any unaudited financial statements to normal recurring year-end audit adjustments, which are not expected to be material in amount). Since January 1, 1996, the Purchaser has not made any material changes in the accounting policies applied to the Purchaser Audited Financial Statements, and no such changes are contemplated nor, to the best of the Purchaser's knowledge, required under generally accepted accounting principles or the Commission's Regulation S-X.

               (b) The Purchaser has heretofore delivered to the Company complete copies of all periodic reports, statements and other documents (including exhibits thereto) that the Purchaser has filed with the U.S. Securities and Exchange Commission (the "Commission") under the Securities Exchange Act of 1934, as amended (the "Exchange Act") since becoming subject to the reporting requirements of the Exchange Act on December 11, 1993 (collectively, the "Purchaser SEC Reports"). All Purchaser SEC Reports required to be filed with the Commission by the Purchaser during the twelve months preceding the date of this Agreement were filed in a timely manner and complied in all material respects with the applicable requirements of the Exchange Act and the rules and regulations promulgated thereunder. At the time filed with the SEC, no Purchaser SEC Report contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

         1.4.  No Undisclosed Liabilities. Except as and to the extent reflected
               --------------------------
or reserved against in the consolidated balance sheets included within the Purchaser Financial Statements, at the date of such statements, Sylvan had no material liabilities or obligations (whether accrued, absolute or contingent), of the character which, under generally accepted accounting principles, should be accrued, shown, disclosed or indicated in a consolidated balance sheet of the Purchaser or explanatory notes or information supplementary thereto, including without limitation, any liabilities resulting from failure to comply with any law or any federal, state or local tax liabilities due or to become due whether
(a) incurred in respect of or measured by income for any period ending on or prior to the close of business on such dates, or (b) arising out of transactions entered into, or any state of facts existing, on or prior thereto.

         1.5.  Absence of Certain Changes, Events or Conditions. Since December
               ------------------------------------------------
31, 1996, (i) Sylvan has not incurred any liabilities of any nature, whether or not accrued, contingent or otherwise, which would have a Material Adverse Effect on the Purchaser, and (ii) there have been no events, changes or effects with respect to the Purchaser and the Purchaser Subsidiaries having or which could have, individually or in the aggregate, a Material Adverse Effect on the Purchaser, and (iii) the Purchaser and the Purchaser Subsidiaries have conducted their businesses only in the ordinary course and in a manner consistent with prior practice.

         1.6.  No Default.  Neither the Purchaser nor any of the Purchaser
               ----------
Subsidiaries is in default or violation (and no event has occurred which with notice or the lapse of time or both would constitute a default or violation) of any term, condition or provision of (i) its Charter or By-Laws (or similar governing documents), (ii) any note, bond, mortgage, indenture, lease, license, contract, agreement or other instrument or obligation to which the Purchaser or any of the Purchaser Subsidiaries is now a party or by which any of them or any of their respective properties or assets may be bound, or (iii) any order, writ, injunction, decree, law, statute, rule or regulation applicable to the Purchaser, any of the Purchaser Subsidiaries or any of their respective properties or assets, except in the case of (ii) or (iii) for violations, breaches or defaults that would not, individually or in the aggregate, have a Material Adverse Effect on Sylvan.

         1.7.  Litigation, Etc. (i) There is no suit, claim, action, proceeding
               ----------------
or investigation pending or, to the knowledge of the Purchaser, threatened against the Purchaser or any of the Purchaser Subsidiaries or any of their respective properties or assets before any court, administrative agency or commission or other governmental authority or instrumentality

("Governmental Entity") which, individually or in the aggregate, could have a Material Adverse Effect on Sylvan if decided adversely to Sylvan or could prevent or delay the consummation of the transactions contemplated by this Agreement, and (ii) neither the Purchaser nor any of the Purchaser Subsidiaries is subject to any outstanding order, writ, injunction or decree which, insofar as can be reasonably foreseen, individually or in the aggregate, in the future could have a Material Adverse Effect on Sylvan or could prevent or delay the consummation of the transactions contemplated hereby. Except as noted on the Purchaser Disclosure Schedule, all claims listed thereon are covered by the Purchaser's liability insurance (subject to applicable deductibles not in excess of $500,000) and are being defended by and at the cost of the Purchaser's liability insurance carrier.

         1.8.  Intellectual Property.
               ---------------------

               (a) The Purchaser or one of the Purchaser Subsidiaries owns, or is licensed or otherwise possesses legally enforceable rights to use, all patents, trademarks, trade names, service marks, copyrights, and any applications for such patents, trademarks, trade names, service marks and copyrights, processes, formulae, methods, schematics, technology, know-how, computer software programs or applications and tangible or intangible proprietary information or material that are necessary to conduct the business of Sylvan as currently conducted, or proposed to be conducted, the absence of which would be reasonably likely to have a Material Adverse Effect on Sylvan (the "Purchaser Intellectual Property Rights"). The Purchaser Disclosure Schedule lists (i) all patents and patent applications and all trademarks, registered copyrights, trade names and service marks, which the Purchaser considers to be material to the business of Sylvan and included in the Purchaser Intellectual Property Rights, including the jurisdictions in which each such Purchaser Intellectual Property Right has been issued or registered or in which any such application for such issuance and registration has been filed, (ii) all material licenses, sublicenses and other agreements as to which the Purchaser or any of the Purchaser Subsidiaries is a party and pursuant to which any person is authorized to use any Purchaser Intellectual Property Rights, and (iii) all material licenses, sublicenses and other agreements as to which the Purchaser or any of the Purchaser Subsidiaries is a party and pursuant to which the Purchaser or any of the Purchaser Subsidiaries is authorized to use any third party patents, trademarks or copyrights, including software ("Purchaser Third Party Intellectual Property Rights") which are incorporated in or form a part of any Sylvan product that is material to its business.

               (b) Neither the Purchaser nor any of the Purchaser Subsidiaries is, nor will any of them be as a result of the execution and delivery of this Agreement or the performance of its obligations under this Agreement, in breach of any license, sublicense or other agreement relating to the Purchaser Intellectual Property Rights or Purchaser Third Party Intellectual Property Rights, the breach of which could have a Material Adverse Effect on Sylvan.

               (c) To the Purchaser's knowledge, all patents, registered trademarks, service marks and copyrights held by the Purchaser or any of the Purchaser Subsidiaries are valid and subsisting. Neither the Purchaser nor any of the Purchaser Subsidiaries (i) has been sued (or threatened with suit) in any suit, action or proceeding which involves a claim of infringement of any patents, trademarks, service marks, copyrights or violation of any trade secret or other proprietary right of any third party; and (ii) has any knowledge that the manufacturing, marketing, licensing or sale of its products or services infringes any patent, trademark, service mark, copyright, trade secret or other proprietary right of any third party, which such infringement could have a Material Adverse Effect on Sylvan.

         1.9.  Environmental Laws and Regulations. (i) The Purchaser and each of
               ----------------------------------
the Purchaser Subsidiaries is in material compliance with all applicable federal, state and local laws and regulations relating to pollution or protection of human health or the environment (including, without limitation, ambient air, surface water, ground water, land surface or subsurface strata) (collectively, "Environmental Laws"), except for non-compliance that individually or in the aggregate would not have a Material Adverse Effect on Sylvan, which compliance includes, but is not limited to the possession by the Purchaser and the Purchaser Subsidiaries of all material permits and other governmental authorizations required under applicable Environmental Laws, and compliance with the terms and conditions thereof; (ii) neither the Purchaser nor any of the Purchaser Subsidiaries has received written notice of, or is the subject of, any action, cause of action, claim, investigation, demand or notice by any person or entity alleging liability under or non-compliance with any Environmental Law (an "Environmental Claim") that individually or in the aggregate could have a Material Adverse Effect on Sylvan; and (iii) there are no circumstances that are reasonably likely to prevent or interfere with such compliance in the future or give rise to an Environmental Claim in the future.

         1.10.  Compliance.  (i) The Purchaser and each of the Purchaser
                ----------
Subsidiaries hold all licenses, permits, variances, exemptions, orders, approvals and other authorizations of all Governmental Entities necessary for the lawful conduct of their respective businesses (the "Purchaser Permits"), except for failures to hold such permits, licenses, variances, exemptions, orders, approvals and other authorizations which would not, individually or in the aggregate, have a Material Adverse Effect on Sylvan; (ii) the Purchaser and the Purchaser Subsidiaries are in compliance with the terms of each of the Purchaser Permits, except where the failure so to comply would not have a Material Adverse Effect on Sylvan, (iii) the businesses of the Purchaser and the Purchaser Subsidiaries are not being conducted in violation of any law, ordinance or regulation of any Governmental Entity, except for violations or possible violations which individually or in the aggregate do not, and, insofar as reasonably can be foreseen, in the future will not, have a Material Adverse Effect on Sylvan, and (iv) no investigation or review by any Governmental Entity with respect to the Purchaser or any of the Purchaser Subsidiaries is pending or, to the best knowledge of the Purchaser, threatened, nor, to the best knowledge of the Purchaser, has any Governmental Entity indicated an intention to conduct the same, other than, in each case, those which the Purchaser reasonably believes will not have a Material Adverse Effect on Sylvan.

         1.11.  Labor Matters.  Neither the Purchaser nor any of the Purchaser
                -------------
Subsidiaries is a party to any collective bargaining agreement relating to its employees. No labor dispute, strike, work stoppage, employee action or labor relations problem of any kind which has affected or may affect the Purchaser, any of the Purchaser Subsidiaries or any of their respective businesses or operations has occurred during the past five years or currently is pending or, to the knowledge of the Purchaser, threatened.

         1.12.  Information for Proxy Statement. None of the information
                -------------------------------
supplied or to be supplied by the Purchaser in writing for inclusion in (i) the Registration Statement on Form S-4 to be filed by the Purchaser with the Commission (the "S-4") in order to register the shares of Purchaser Common Stock to be issued as a result of the Merger under the Securities Act of 1933, as amended (the "Securities Act"); (ii) proxy materials relating to the meetings of the Purchaser's and the Company's stockholders to be held in connection with the Merger (the "Joint Proxy Statement"); (iii) reports filed under the Exchange Act with the Commission by the Purchaser or the Company in connection with the Merger or filed by the Purchaser with the Commission between the date of this Agreement and the Effective Time as otherwise required under the Exchange Act and the rules and regulations promulgated thereunder; or (iv) the Purchaser Disclosure Schedule will, at the respective times that (A) the S-4 is filed with the SEC(B) the S-4 is declared effective by the SEC, (C) the Joint Proxy Statement is mailed to the stockholders of the Purchaser and the Purchaser, and
(D) any meeting of stockholders (including adjournments) is held to consider the Merger, contains or will contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

         1.13.  No Conflict With Other Documents. Neither the execution,
                --------------------------------
delivery and performance of this Agreement by the Purchaser nor the consummation by the Purchaser of the transactions contemplated hereby will (i) conflict with or result in any breach of any provision of the respective Charter or By-Laws (or similar governing documents) of the Purchaser or of any of the Purchaser Subsidiaries; (ii) trigger the rights of the Purchaser or any Purchaser Subsidiary or any holder of the Sylvan Securities under any shareholder rights plan or similar arrangement; (iii) restrict any business combination between the Company and the Purchaser or any of its subsidiaries; (iv) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, amendment, cancellation or acceleration) under, or result in the material modification of, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, lease, license, contract, agreement or other instrument or obligation to which the Purchaser or any of the Purchaser Subsidiaries is a party or by which any of them or any of their respective properties or assets may be bound; or (v) violate any order, writ, injunction, decree, law, statute, rule or regulation applicable to the Purchaser or any of the Purchaser Subsidiaries or any of their respective properties or assets, except in the case of (iv) or (v) for violations, breaches or defaults which could not, individually or in the aggregate, have a Material Adverse Effect on Sylvan.

         1.14.  Authority; Consents.
                -------------------

                (a) The Purchaser has all necessary corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby.

The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by the Purchaser's Board of Directors and no other corporate proceedings on the part of the Purchaser or any of the Purchaser Subsidiaries are necessary to authorize this Agreement or to consummate the transactions contemplated hereby (other than, with respect to the Merger, the approval and adoption of this Agreement by the holders of a majority of the then outstanding shares of Purchaser Common Stock). This Agreement has been duly and validly executed and delivered by the Purchaser and constitutes a valid, legal and binding agreement of the Purchaser, enforceable against the Purchaser in accordance with its terms.

               (b) Upon Purchaser Stockholder Approval (as defined below), the satisfaction of all other conditions contained herein and the filing of the Articles of Merger with the State Department of Assessments and Taxation of the State of Maryland (the "SDAT") and the Certificate of Merger with the Secretary of State of the State of Delaware, this Agreement will result in the valid, legally binding and enforceable statutory merger of Newco with and into the Purchaser.

               (c) Under the Purchaser's Charter, By-Laws, rules of the Nasdaq Stock Market (National Market) and other applicable laws and regulations to which the Purchaser is subject (i) only the affirmative vote of the holders of at least a majority of the outstanding shares of Purchaser Common Stock voting together as a single class ("Purchaser Stockholder Approval") is required and sufficient for the approval by the Purchaser's stockholders of the transactions contemplated by this Agreement; and (ii) statutory appraisal rights will not be available to the holders of any of Sylvan's Securities in connection with the Merger.

               (d) No consent, approval, order or authorization of, or registration, declaration or filing with (i) any Governmental Entity or (ii) any individual, corporation or other entity (including any holder of Sylvan Securities) is required by or with respect to the Purchaser in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby, except for (A) the Purchaser Stockholder Approval, (B) the declaration of effectiveness of the Form S-4 by the Commission in accordance with the Securities Act, (C) the filing of the Articles of Merger with the SDAT and the Certificate of Merger with the Delaware Secretary of State, (D) the filing of the Joint Proxy Statement with the Commission in accordance with the Exchange Act, (E) satisfaction of all information and waiting period requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976 and any regulations promulgated thereunder, (F) such consents, approvals, orders, authorizations, registrations declarations and filings as may be required under applicable state "blue sky" or securities laws and the securities laws of any foreign country, (G) those set forth in the Purchaser Disclosure Schedule, and (H) such other consents, authorizations, filings, approvals and registrations which, if not obtained or made, would not be reasonably likely to have a Material Adverse Effect on Sylvan.

         1.15.  Contracts.
                ---------

                (a) Neither the Purchaser nor any of the Purchaser Subsidiaries is a party to or subject to: (i) any employment contract with any officer, consultant, director or employee; (ii) any plan or contract or arrangement providing for bonuses, pensions, options, deferred compensation, retirement payments, profit sharing, or the like; (iii) any contract or agreement with any labor union; (iv) any contract, agreement, instrument or other document that would be required to be filed as an exhibit to a Registration Statement on Form S-1 were the Purchaser or any of the Purchaser Subsidiaries to file such a Registration Statement on the date of this Agreement, (v) any contract, agreement, instrument or other document not entered into by the Purchaser or any of the Purchaser Subsidiaries in the ordinary course of business, under which the Purchaser or any of the Purchaser Subsidiaries is required to make annual payments to any third party in excess of $500,000 or (vi) any agreement, voting trust, understanding or arrangement, written or oral, concerning the election of directors. Neither the Purchaser nor any of the Purchaser Subsidiaries has breached, or received in writing any claim or threat that it has breached, any of the terms or conditions of any agreement, contract or commitment referred to in the prior sentence ("Purchaser Material Contracts") in such a manner as would permit any other party to cancel or terminate the same or would permit any other party to seek material damages from the Purchaser or any of the Purchaser Subsidiaries under any Purchaser Material Contract. Each Purchaser Material Contract that has not expired or been terminated is in full force and effect and is not subject to any material default thereunder of which the Purchaser is aware by any party obligated to the Purchaser or any of the Purchaser Subsidiaries pursuant to the Purchaser Material Contract.

                (b) The consummation of the Merger and the transactions contemplated by this Agreement will not cause a default under, or provide any right of termination or modification with respect to, any Purchaser Material Contract which default, termination or modification would have a Material Adverse Effect on Sylvan.

         1.16.  Customers and Suppliers.  Neither the Purchaser nor any of the
                -----------------------
Purchaser Subsidiaries has received notice that, nor do any of them have knowledge or any reason to believe that, any customer that represented 5% or more of Purchaser's consolidated revenues in any of the past three years will not continue to do business with the Purchaser or the Purchaser Subsidiaries at volumes consistent with past practices subsequent to the Merger. Neither the Purchaser nor any of the Purchaser Subsidiaries has any outstanding purchase contracts or commitments or unaccepted purchase orders which are in excess of the normal, ordinary and usual requirements of its business. No entity which is now supplying, or during 1996 supplied, to the Purchaser or the Purchaser Subsidiaries products and services has reduced or otherwise discontinued, or threatened to reduced or discontinue, supplying such items to the Purchaser or the Purchaser Subsidiaries on reasonable terms, except for such reductions or discontinuations which would not have a Material Adverse Effect on Sylvan.

         1.17.  Tax Matters.
                -----------

                (a) For the purposes of this Agreement, a "Tax" or, collectively, "Taxes," means any and all material federal, state, local and foreign taxes, assessments and other governmental charges, duties, impositions and liabilities, including taxes based upon or measured by gross receipts, income, profits, sales, use and occupation, and value added, ad valorem, transfer, franchise, withholding, payroll, recapture, employment, excise and property taxes, together with all interest, penalties and additions imposed with respect to such amounts and any obligations under any agreements or arrangements with any other person or entity with respect to such amounts and including any liability for taxes of a predecessor entity.

                (b) The Purchaser and the Purchaser Subsidiaries have accurately prepared and timely filed all material federal, state, local and foreign returns, estimates, information statements and reports required to be filed at or before the Effective Time ("Returns") relating to any and all Taxes concerning or attributable to the Purchaser, any of the Purchaser Subsidiaries or any of their operations or assets, and such Returns are true and correct in all material respects and have been completed in all material respects in accordance with applicable law; and copies of all Returns of the Purchaser and the Purchaser Subsidiaries for the past three years have been or will be provided by the Purchaser to the Company.

                (c) The Purchaser and each of the Purchaser Subsidiaries as of the Effective Time: (i) will have paid all Taxes any of them is required to pay prior to the Effective Time, (ii) will have withheld with respect to their employees all federal and state income taxes, FICA, FUTA and other Taxes required to be withheld, and (iii) will have collected all sales and use taxes on account of sales by the Purchaser or any Purchaser Subsidiary or the use of any of their products, except in each instance where any failure to make such payment or withholding would not be reasonably likely to have a Material Adverse Effect on Sylvan.

                (d) There is no Tax deficiency outstanding, proposed or assessed against the Purchaser or any of the Purchaser Subsidiaries that is not reflected as a liability on the Purchaser Financial Statements nor has the Purchaser or any of the Purchaser Subsidiaries executed any waiver of any statute of limitations on or extending the period for the assessment or collection of any Tax.

         1.18.  Title to Properties; Absence of Liens and Encumbrances, Etc. The
                ------------------------------------------------------------
Purchaser Disclosure Schedule includes a true and complete list of all real property owned by the Purchaser or the Purchaser Subsidiaries and real property leased by the Purchaser or the Purchaser Subsidiaries pursuant to leases providing for the occupancy, in each case, of not less than 20,000 square feet ("Material Leases") and the name of the lessor, the date of the Material Lease and each amendment to the Material Lease and the aggregate annual rental or other fee payable under any such Material Lease. The Purchaser and the Purchaser Subsidiaries have good and marketable title to all their owned properties and assets, real and personal, in each case free and clear of all liens, encumbrances and imperfections of title, except those liens, encumbrances or imperfections of title which individually or in the aggregate would not have a Material

Adverse Effect on Sylvan. Neither the Purchaser nor any of the Purchaser Subsidiaries has received any notice of violation of any applicable zoning laws, orders, regulations, or requirements relating to its operations or properties it owns or leases which has not been complied with, nor any proposed changes in any such laws, orders or regulations which might have a Material Adverse Effect on Sylvan. The Purchaser has no knowledge of any threatened or impending condemnation by any Government Entity of any properties owned or leased by the Purchaser or the Purchaser Subsidiaries. All Material Leases are in good standing, valid and effective in accordance with their respective terms, and neither the Purchaser nor any Purchaser Subsidiary is in default under any of such leases, except where the lack of such good standing, validity and effectiveness or the existence of such default would not have a Material Adverse Effect on Sylvan.

         1.19.  Pension and Employee Benefit Plans.
                ----------------------------------

                (a) The Purchaser has set forth on the Purchaser Disclosure Schedule all employee benefit plans (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")) and all bonus, stock option, stock purchase, incentive, deferred compensation, supplemental retirement, severance and other similar employee benefit plans, and all unexpired severance agreements, written or otherwise, for the benefit of, or relating to, any current or former employee of the Purchaser or any of the Purchaser Subsidiaries or any trade or business (whether or not incorporated) which is a member or which is under common control with the Purchaser within the meaning of Section 414 of the Code (an "ERISA Affiliate") (together, the "Purchaser Employee Plans").

                (b) With respect to each Purchaser Employee Plan, the Purchaser has made or will make available to the Company, a true and correct copy of (i) the most recent annual report (Form 5500) filed with the Internal Revenue Service ("IRS"), (ii) such Purchaser Employee Plan, (iii) each trust agreement and group annuity contract, if any, relating to such Purchaser Employee Plan and
(iv) the most recent actuarial report or valuation relating to a Purchaser Employee Plan subject to Title IV of ERISA.

                (c) With respect to the Purchaser Employee Plans, individually and in the aggregate, no event has occurred, and to the knowledge of the Purchaser there exists no condition or set of circumstances, in connection with which the Purchaser could be subject to any liability under ERISA, the Code or any other applicable law that is reasonably likely to have a Material Adverse Effect on Sylvan.

                (d) With respect to the Purchaser Employee Plans, individually and in the aggregate, there are no funded benefit obligations for which contributions have not been made or properly accrued and there are no unfunded benefit obligations which have not been accounted for by reserves, or otherwise properly footnoted in accordance with generally accepted accounting principles, on the Purchaser Financial Statements, which obligations are reasonably expected to have a Material Adverse Effect on Sylvan.

                (e) Except as provided for in this Agreement, neither the Purchaser nor any of the Purchaser Subsidiaries is a party to any oral or written (i) union or collective bargaining agreement, (ii) agreement with any officer or other key employee of the Purchaser or any of the Purchaser Subsidiaries, the benefits of which are contingent, or the terms of which are materially altered, upon the occurrence of a transaction involving the Purchaser of the nature contemplated by this Agreement, (iii) agreement with any officer providing any term of employment or compensation guarantee extending for a period longer than one year from the date hereof, providing for the payment of compensation in excess of $100,000 per annum or providing for severance benefits or other benefits upon or following termination of employment, or (iv) agreement or plan, including any stock option plan, stock appreciation right plan, restricted stock plan or stock purchase plan, any of the benefits of which will be increased, or the vesting of the benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement.

                (f) Each of the Purchaser Employee Plans which is intended to qualify under Section 401 of the Code is designated on the Purchaser Disclosure Schedule as being a qualified plan (the Plans so designated being hereinafter referred to as the "Purchaser Qualified Plans"). Each Purchaser Qualified Plan is qualified under Section 401(a) of the Code and is the subject of a currently effective determination letter from the Internal Revenue Service confirming such qualification. True and correct copies of all determination letters from the Internal Revenue Service with respect to the Purchaser Qualified Plans which were issued after the effective date of ERISA have been or will be delivered to the Purchaser. With respect to each Purchaser Qualified Plan, the Purchaser has not obtained a waiver of any minimum funding requirements imposed by ERISA or the Code in respect of such Purchaser Qualified Plan, and has not incurred any liability to the Pension Benefit Guaranty Corporation in connection with any such Purchaser Qualified Plan. As of the date hereof, the value of the assets in each of the Purchaser Qualified Plans which is a defined benefit plan exceeds the present value of accrued benefits of all participants in such Plan when such benefits are valued on a termination basis using Pension Benefit Guaranty Corporation interest and other assumptions. No "reportable event," as such term is defined in ERISA and in regulations issued thereunder, has occurred with respect to any of the Purchaser Qualified Plans since the effective date of ERISA.

               (g) The Purchaser has identified to the Company which, if any, of the Purchaser Employee Plans are multi-employer pension plans (as defined by ERISA) and the number of employees of Sylvan who participated in multi-employer plans during the year ended December 31, 1996. Since April 29, 1980, neither the Purchaser nor any of the Purchaser Subsidiaries has, with respect to any multi-employer plan, suffered or otherwise caused a "complete withdrawal" or "partial withdrawal" (as such terms are defined by ERISA).

         1.20.  Foreign Corrupt Practices Act. Neither the Purchaser nor any of
                -----------------------------
the Purchaser Subsidiaries, nor any director, officer, agent, employee, consultant, or any other person associated with or acting on behalf of any of them, has engaged or is engaged in any course of conduct, or is a party to any agreement or involved in any transaction, which has or would give rise to a violation of the Foreign Corrupt Practices Act of 1977 or any other United States statute or regulation governing the conduct of business abroad by United States corporations and their subsidiaries.

         1.21.  Insurance. The Purchaser Disclosure Schedule lists the insurance
                ---------
currently carried by the Purchaser and the Purchaser Subsidiaries in respect of their respective properties and operations, including, without limitation, information as to limits of coverage, deductibles, annual premium requirements and expiration dates with respect to product liability, general liability, umbrella liability, contractual liability, employers' liability, automobile liability, workers' compensation, property and casualty, business interruption and other insurance carried by the Purchaser and the Purchaser Subsidiaries (collectively, the "Purchaser Insurance"). All Purchaser Insurance continues to be in full force and effect, and the Purchaser and the Purchaser Subsidiaries are in compliance with all requirements and provisions thereof. None of the Purchaser Insurance is subject to any retroactive rate or audit adjustments or co-insurance arrangements. The Purchaser has no reason to believe that any such Purchaser Insurance will not be renewed upon the expiration thereof at premiums substantially equivalent to those currently being paid by the Purchaser and the Purchaser Subsidiaries. The Purchaser Insurance heretofore and currently carried by the Purchaser and the Purchaser Subsidiaries were and are consistent with types and amounts of coverages customarily carried by similarly situated companies.

         1.22.  No Pending Transactions. Except for the transactions
                -----------------------
contemplated by this Agreement and the Other Acquisitions (as hereinafter defined in Section 3.3), neither the Purchaser nor any of the Purchaser Subsidiaries is a party to or bound by or the subject of any agreement, undertaking, commitment or discussion with another party with respect to any Acquisition Transaction (as hereinafter defined in Section 3.2).

         1.23.  Disclosure. No representation or warranty made by the Purchaser
                ----------
in this Agreement and no statement contained in a certificate, schedule, list or other instrument or document specified in or delivered pursuant to this Agreement, whether heretofore furnished to the Purchaser or hereafter required to be furnished to the Purchaser, contains or will contain any untrue statement of a material fact or omits or will omit to state any material fact necessary to make the statements contained herein or therein not misleading.

         1.24.  Transactions with Affiliates. Neither the Purchaser nor any of
                ----------------------------
the Purchaser Subsidiaries is a party to any transaction with any (i) current or former officer or director of the Purchaser or any of the Purchaser Subsidiaries, or (ii) any parent, spouse, child, brother, sister or other family relation of any such officer or director or (iii) any corporation, partnership or other entity of which any such officer or director or any such family relation is an officer, director, partner or greater than 10% stockholder (based on percentage ownership of voting stock) or (iv) any "affiliate" or "associate" of any such persons or entities (as such terms are defined in the rules and regulations promulgated under the Securities Act), including, without limitation, any transaction involving a contract, agreement or other arrangement providing for the employment of, furnishing of materials, products or services by, rental of real or personal property from, or otherwise requiring payments to, any such person or entity.

         1.25.  Pooling of Interests.  To the best of its knowledge, neither the
                --------------------
Purchaser, any of the Purchaser Subsidiaries nor any affiliate of Sylvan has, through the date of this Agreement, taken or agreed to take any action which would prevent the Purchaser from accounting for the business combination to be effected by the Merger as a pooling of interests.

         1.26.  Opinion of Financial Advisor.  The financial advisor to the
                ----------------------------
Purchaser, Alex. Brown & Sons Incorporated, has delivered to the Purchaser an opinion dated the date of this Agreement to the effect that the Exchange Ratio is fair, from a financial point of view, to Purchaser.

     2. REPRESENTATIONS AND WARRANTIES OF THE COMPANY. The Company hereby represents and warrants to the Purchaser that the statements contained in this
Article II are true and correct, except as set forth in the disclosure schedule delivered by the Company to the Purchaser on or before the date of this Agreement (the "Company Disclosure Schedule"). The Company Disclosure Schedule shall be arranged in sections corresponding to the numbered and lettered sections contained in this Article II. The disclosure in any paragraph shall be deemed to constitute disclosure for all sections in this Article II.

         2.1.  Organization and Standing; Subsidiaries.
               ---------------------------------------

               (a) Each of the Company and its subsidiaries whose business or assets are material to the Company either individually or on a consolidated basis (collectively, the "Company Subsidiaries," and, together with the Company, collectively the "Corporation") is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its businesses as now being conducted, except where the failure to be so organized, existing and in good standing or to have such power and authority would not, and reasonably could not be expected to, individually or in the aggregate, have a Material Adverse Effect on the Corporation. The Company has heretofore delivered to the Purchaser accurate and complete copies of the Company's Certificate of Incorporation and By-Laws, as currently in effect, and promptly will deliver to the Purchaser accurate and complete copies of the Articles or Certificate of Incorporation and By-Laws, as currently in effect, of each of the Company Subsidiaries. The Company's Disclosure Schedule includes a list of each of the Company Subsidiaries.

               (b) Each of the Company and the Company Subsidiaries is duly qualified or licensed and in good standing to do business in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except in such jurisdictions where the failure to be so duly qualified or licensed and in good standing would not, individually or in aggregate, have a Material Adverse Effect on the Corporation.

         2.2.  Capitalization of the Company.
               -----------------------------

               (a) The Company's entire authorized capital stock consists of 70,000,000 shares, of which 65,000,000 shares are classified as Common Stock, par value $.01 per share (the "Company Common Stock"), and 5,000,000 of which are classified as Preferred Stock, par value $.10 per share. As of the date hereof, there are no shares of Preferred Stock issued and outstanding, 36,239,254 shares of Company Common Stock issued and outstanding (including 697,556 shares of Company Common Stock held in the Company's treasury), 5,197,787 shares reserved for issuance in connection with the Company's stock option plans (of which options to purchase 3,113,013 shares are outstanding (the "Outstanding Options")); and 2,300,000 shares reserved for issuance upon conversion of the Company's 6 1/2% Convertible Debentures (the "Debentures") outstanding on the date hereof (the "Outstanding Debentures"). Except as set forth above or in the Company Disclosure Schedule, there are outstanding (i) no shares of capital stock or other voting securities of the Company, (ii) no securities of the Company or any of the Company Subsidiaries convertible into or exchangeable for shares of capital stock or voting securities of the Company,
(iii) no options, warrants or other rights to acquire from the Company or any of the Company Subsidiaries (including any rights issued or issuable under a shareholders rights plan or similar arrangement), and no obligations of the Company or any of the Company Subsidiaries to issue, any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of the Company, (iv) no equity equivalents, interests in the ownership or earnings of the Company or any of the Company Subsidiaries or other similar rights (with the securities listed in clauses (i) through (iv) referred to collectively as the "Corporation's Securities"), and (v) no outstanding obligations of the Company or any of the Company Subsidiaries to repurchase, redeem or otherwise acquire any of the Corporation's Securities or to make any investment (by loan, capital contribution or otherwise) in any other entity.
The Company Disclosure Statement sets forth a list of all Outstanding Options, including the shares of each holder thereof, which such options are currently vested and which such options will vest as a result of the Merger.

               (b) All of the outstanding capital stock of, or other ownership interests in, each of the Company Subsidiaries, is owned by the Company, directly or indirectly, free and clear of any Lien or any other limitation or restriction (including any restriction on the right to vote or sell the same, except as may be provided as a matter of law). There are no securities of the Company or any of the Company Subsidiaries convertible into or exchangeable for, no options or other rights to acquire from the Company or any of the Company Subsidiaries, and no other contract, understanding, arrangement or obligation (whether or not contingent) providing for the issuance or sale, directly or indirectly, of any capital stock or other ownership interests in, or any other securities of, any of the Company Subsidiaries. There are no outstanding contractual obligations of the Company or any of the Company Subsidiaries to repurchase, redeem or otherwise acquire any outstanding shares of capital stock or other ownership interests in any subsidiary of the Company.

               (c) All issued and outstanding shares of the capital stock of the Company or any of the Company Subsidiaries have been duly and validly issued and are fully paid and non-assessable, free of any preemptive rights. The Outstanding Options and the Outstanding Debentures have been duly and validly issued and are in full force and effect. As of the date hereof, there are $56,994,000 principal amount of Outstanding Debentures; and $500,000 principal amount of Debentures have heretofore been repurchased by the Company.

         2.3.  Financial Statements; Exchange Act Filings.
               ------------------------------------------

               (a) The Company has heretofore delivered to the Purchaser copies of: (i) the Company's consolidated financial statements as of and for the years ended December 31, 1993, 1994 and 1995, which have been audited by Price Waterhouse, independent public accountants (the "Company Audited Financial Statements"), and (ii) the Company's unaudited consolidated financial statements as of and for the twelve months ended December 31, 1996, which are unaudited (the "Company Unaudited Financial Statements"). The Company Audited Financial Statements and Company Unaudited Financial Statements (collectively, the "Company Financial Statements") fairly present, in conformity with generally accepted accounting principles applied on a consistent basis by the Company (except as may be indicated in the notes thereto) and in conformity with the Commission's Regulation S-X, the consolidated financial position of the Company and its consolidated subsidiaries as of the dates thereof and their consolidated results of operations and cash flows for the periods then ended (subject in the case of any unaudited financial statements to normal recurring year-end audit adjustments, which are not expected to be material in amount). Since January 1, 1996, the Company has not made any material changes in the accounting policies applied to the Company Audited Financial Statements, and no such changes are currently contemplated nor, to the best of the Company's knowledge, required under generally accepted accounting principles or the Commission's Regulation S-X. The restructuring charges and losses from discontinued operations shown on the Company Financial Statements have been properly recorded in accordance with generally accepted accounting principles, represent management's best estimate of the cost of discontinuing the operations to which such charges relate, and, to the best of the Company's knowledge, there will be no further charges other than those already accrued on the Company Financial Statements as a result of the discontinuation of such operations.

               (b) The Company has heretofore delivered to the Purchaser copies of: (i) the financial statements of Steck-Vaughn Publishing Corporation ("Steck-Vaughn") as of and for the years ended December 31, 1993, 1994 and 1995, which have been audited by Price Waterhouse, independent public accountants (the "Steck-Vaughn Audited Financial Statements"), and (ii) Steck-Vaughn's unaudited consolidated financial statements as of and for the twelve months ended December 31, 1996, (the "Steck-Vaughn Unaudited Financial Statements"). The Steck-Vaughn Audited Financial Statements and Steck-Vaughn Unaudited Financial Statements (collectively, the "Steck-Vaughn Financial Statements") fairly present, in conformity with generally accepted accounting principles applied on a consistent basis by the Company (except as may be indicated in the notes thereto), the consolidated financial position of Steck-Vaughn and its consolidated subsidiaries as of the dates thereof and their consolidated results of operations and cash flows for the periods then ended (subject in the case of any unaudited interim financial statements to normal recurring year-end audit adjustments, which are not expected to be material in amount).

               (c) The Company has heretofore delivered to the Purchaser complete copies of all periodic reports, statements and other documents (including Exhibits thereto) that the Company and Steck-Vaughn have filed with the Commission under the Exchange Act since January 1, 1992 (collectively, the "Company SEC Reports"). All Company SEC Reports required to be filed with the Commission by the Company and Steck-Vaughn during the twelve months preceding the date of this Agreement were filed in a timely manner and complied in all material respects with the applicable requirements of the Exchange Act and the rules and regulations promulgated thereunder. At the time filed with the SEC, no Company SEC Report contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

         2.4.  No Undisclosed Liabilities.
               --------------------------

               (a) Except as and to the extent reflected or reserved against in the consolidated balance sheets included within the Company Financial Statements, at the date of such statements, the Corporation had no material liabilities or obligations (whether accrued, absolute or contingent), of the character which, under generally accepted accounting principles, should be accrued, shown, disclosed or indicated in a consolidated balance sheet of the Company or explanatory notes or information supplementary thereto, including without limitation, any liabilities resulting from failure to comply with any law or any federal, state or local tax liabilities due or to become due whether
(a) incurred in respect of or measured by income for any period ending on or prior to the close of business on such dates, or (b) arising out of transactions entered into, or any state of facts existing, on or prior thereto.

               (b) Except as and to the extent reflected or reserved against in the consolidated balance sheets included within the Steck-Vaughn Financial Statements, at the date of such statements, Steck-Vaughn had no material liabilities or obligations (whether accrued, absolute or contingent), of the character which, under generally accepted accounting principles, should be accrued, shown, disclosed or indicated in a consolidated balance sheet of Steck-Vaughn or explanatory notes or information supplementary thereto, including without limitation, any liabilities resulting from failure to comply with any law or any federal, state or local tax liabilities due or to become due whether
(a) incurred in respect of or measured by income for any period prior to the close of business on such dates, or (b) arising out of transactions entered into, or any state of facts existing, prior thereto.

         2.5.  Absence of Certain Changes, Events or Conditions. Since December
               ------------------------------------------------
31, 1996, (i) the Company has not incurred any liabilities of any nature, whether or not accrued, contingent or otherwise, which would have a Material Adverse Effect on the Company, and (ii) there have been no events, changes or effects with respect to the Company and the Company Subsidiaries having or which could have, individually or in the aggregate, a

Material Adverse Effect on the Company, and (iii) the Company and the Company Subsidiaries have conducted their businesses only in the ordinary course and in a manner consistent with prior practice.

         2.6.  No Default. Neither the Company nor any of the Company
               ----------
Subsidiaries is in default or violation (and no event has occurred which with notice or the lapse of time or both would constitute a default or violation) of any term, condition or provision of (i) its Certificate of Incorporation or By-Laws (or similar governing documents), (ii) any note, bond, mortgage, indenture, lease, license, contract, agreement or other instrument or obligation to which the Company or any of the Company Subsidiaries is now a party or by which any of them or any of their respective properties or assets may be bound, or (iii) any order, writ, injunction, decree, law, statute, rule or regulation applicable to the Company, any of the Company Subsidiaries or any of their respective properties or assets, except in the case of (ii) or (iii) for violations, breaches or defaults that would not, individually or in the aggregate, have a Material Adverse Effect on the Corporation.

         2.7.  Litigation, Etc. (i) There is no suit, claim, action, proceeding
               ----------------
or investigation pending or, to the knowledge of the Company, threatened against the Company or any of the Company Subsidiaries or any of their respective properties or assets before any Governmental Entity which, individually or in the aggregate, could have a Material Adverse Effect on the Corporation if decided adversely to the Corporation or could prevent or delay the consummation of the transactions contemplated by this Agreement, and (ii) neither the Company nor any of the Company Subsidiaries is subject to any outstanding order, writ, injunction or decree which, insofar as can be reasonably foreseen, individually or in the aggregate, in the future could have a Material Adverse Effect on the Corporation or could prevent or delay the consummation of the transactions contemplated hereby. Except as noted on the Company Disclosure Schedule, all claims listed thereon are covered by the Company's liability insurance (subject to applicable deductibles not in excess of $500,000) and are being defended by and at the cost of the Company's liability insurance carrier.

         2.8.  Intellectual Property.
               ---------------------

               (a) The Company or one of the Company Subsidiaries owns, or is licensed or otherwise possesses legally enforceable rights to use, all patents, trademarks, trade names, service marks, copyrights, and any applications for such patents, trademarks, trade names, service marks and copyrights, processes, formulae, methods, schematics, technology, know-how, computer software programs or applications and tangible or intangible proprietary information or material that are necessary to conduct the business of the Corporation as currently conducted, or proposed to be conducted, the absence of which would be reasonably likely to have a Material Adverse Effect on the Corporation (the "Company Intellectual Property Rights"). The Company Disclosure Schedule lists (i) all patents and patent applications and all trademarks, registered copyrights, trade names and service marks, which the Company considers to be material to the business of the Corporation and included in the Company Intellectual Property Rights, including the jurisdictions in which each such Company Intellectual Property Right has been issued or registered or in which any such application for such issuance and registration has been filed, (ii) all material licenses, sublicenses and other agreements as to which the Company or any of the Company Subsidiaries is a party and pursuant to which any person is authorized to use any Company Intellectual Property Rights, and (iii) all material licenses, sublicenses and other agreements as to which the Company or any of the Company Subsidiaries is a party and pursuant to which the Company or any of the Company Subsidiaries is authorized to use any third party patents, trademarks or copyrights, including software ("Company Third Party Intellectual Property Rights") which are incorporated in or form a part of any Corporation product that is material to its business.

               (b) Neither the Company nor any of the Company Subsidiaries is, nor will any of them be as a result of the execution and delivery of this Agreement or the performance of its obligations under this Agreement, in breach of any license, sublicense or other agreement relating to the Company Intellectual Property Rights or Company Third Party Intellectual Property Rights, the breach of which could have a Material Adverse Effect on the Corporation.

               (c) To the Company's knowledge, all patents, registered trademarks, service marks and copyrights held by the Company or any of the Company Subsidiaries are valid and subsisting. Neither the Company nor any of the Company Subsidiaries (i) has been sued (or threatened with suit) in any suit, action or proceeding which involves a claim of infringement of any patents, trademarks, service marks, copyrights or violation of any trade secret or other proprietary right of any third party; and (ii) has any knowledge that the manufacturing, marketing, licensing or sale of its products or services infringes any patent, trademark, service mark, copyright, trade secret or other proprietary right of any third party, which such infringement could have a Material Adverse Effect on the Corporation.

         2.9.  Environmental Laws and Regulations. (i) The Company and each of
               ----------------------------------
the Company Subsidiaries is in material compliance with all applicable Environmental Laws, except for non-compliance that individually or in the aggregate would not have a Material Adverse Effect on the Corporation, which compliance includes, but is not limited to the possession by the Company and the Company Subsidiaries of all material permits and other governmental authorizations required under applicable Environmental Laws, and compliance with the terms and conditions thereof; (ii) neither the Company nor any of the Company Subsidiaries has received written notice of, or is the subject of, any Environmental Claim that individually or in the aggregate would have a Material Adverse Effect on the Corporation; and (iii) there are no circumstances that are reasonably likely to prevent or interfere with such compliance in the future or give rise to an Environmental Claim in the future.

         2.10.  Compliance. (i) The Company and each of the Company Subsidiaries
                ----------
hold all licenses, permits, variances, exemptions, orders, approvals and other authorizations of all Governmental Entities necessary for the lawful conduct of their respective businesses (the "Company Permits"), except for failures to hold such permits, licenses, variances, exemptions, orders, approvals and other authorizations which would not, individually or in the aggregate, have a Material Adverse Effect on the Corporation; (ii) the Company and the Company Subsidiaries are in compliance with the terms of each of the Company Permits, except where the failure so to comply would not have a Material Adverse Effect on the Corporation, (iii) the businesses of the Company and the Company Subsidiaries are not being conducted in violation of any law, ordinance or regulation of any Governmental Entity, except for violations or possible violations which individually or in the aggregate do not, and, insofar as reasonably can be foreseen, in the future will not, have a Material Adverse Effect on the Corporation, and (iv) no investigation or review by any Governmental Entity with respect to the Company or any of the Company Subsidiaries is pending or, to the best knowledge of the Company, threatened, nor, to the best knowledge of the Company, has any Governmental Entity indicated an intention to conduct the same, other than, in each case, those which the Company reasonably believes will not have a Material Adverse Effect on the Corporation.

         2.11.  Labor Matters.  Neither the Company nor any of the Company
                -------------
Subsidiaries is a party to any collective bargaining agreement relating to its employees. No labor dispute, strike, work stoppage, employee action or labor relations problem of any kind which has affected or may affect the Company, any of the Company Subsidiaries or any of their respective businesses or operations has occurred during the past five years or currently is pending or, to the knowledge of the Company, threatened.

         2.12.  Information for Proxy Statement. None of the information
                -------------------------------
supplied or to be supplied by the Company in writing for inclusion in (i) the S-4; (ii) the Joint Proxy Statement, (iii) reports filed under the Exchange Act with the Commission by the Purchaser or the Company in connection with the Merger, or filed by the Company or Steck-Vaughn with the Commission between the date of this Agreement and the Effective Time as otherwise required under the Exchange Act and the rules and regulations promulgated thereunder; or (iv) the Company Disclosure Schedule will, at the respective times that (A) the S-4 is filed with the SEC (B) the S-4 is declared effective by the SEC, (C) the Joint Proxy Statement is mailed to the stockholders of the Company and the Purchaser, and (D) any meeting of stockholders (including adjournments) is held to consider the Merger, contains or will contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

         2.13.  No Conflict With Other Documents. Neither the execution,
                --------------------------------
delivery and performance of this Agreement by the Company nor the consummation by the Company of the transactions contemplated hereby will (i) conflict with or result in any breach of any provision of the respective Certificate of Incorporation or By-Laws (or similar governing documents) of the Company or of any of the Company Subsidiaries; (ii) trigger the rights of the Company or any of the Company Subsidiaries or any holder of the Corporation's Securities under any shareholder rights plan or similar arrangement; (iii) restrict any business combination between the Purchaser or any of its subsidiaries and the Company or any of its subsidiaries; (iv) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, amendment, cancellation or acceleration) under, or result in the material modification of, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, lease, license, contract, agreement or other instrument or obligation to which the Company or any of the Company Subsidiaries is a party or by which any of them or any of their respective properties or assets may be bound; or (v) violate any order, writ, injunction, decree, law, statute, rule or regulation applicable to the Company or any of the Company Subsidiaries or any of their respective properties or assets, except in the case of (iv) or (v) for violations, breaches or defaults which could not, individually or in the aggregate, have a Material Adverse Effect on the Corporation.

           2.14.  Authority; Consents.
                  -------------------

                  (a) The Company has all necessary corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by the Company's Board of Directors and no other corporate proceedings on the part of the Company or any of the Company Subsidiaries are necessary to authorize this Agreement or to consummate the transactions contemplated hereby (other than, with respect to the Merger, the approval and adoption of this Agreement by the holders of a majority of the then outstanding shares of Company Common Stock). This Agreement has been duly and validly executed and delivered by the Company and constitutes a valid, legal and binding agreement of the Company, enforceable against the Company in accordance with its terms.

                  (b) Upon Company Stockholder Approval (as defined below), the satisfaction of all other conditions contained herein and the filing of the Articles of Merger with the SDAT and the Certificate of Merger with the Secretary of State of the State of Delaware, this Agreement will result in the valid, legally binding and enforceable statutory merger of Newco with and into the Purchaser.

                  (c) Under the Company's Charter, By-Laws, the regulations of the New York Stock Exchange, Inc. and other laws and regulations applicable to the Company and the Company Subsidiaries (i) only the affirmative vote of the holders of at least a majority of the outstanding shares of Company Common Stock voting together as a single class ("Company Stockholder Approval") is required and sufficient for the approval by the Company's stockholders of the transactions contemplated by this Agreement; and (ii) statutory appraisal rights will not be available to the holders of any of the Corporation's Securities in connection with the Merger.

                  (d) No consent, approval, order or authorization of, or registration, declaration or filing with (i) any Governmental Entity or (ii) any individual, corporation or other entity (including any holder of the Corporation's Securities) is required by or with respect to the Company in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby, except for (A) the Company Stockholder Approval, (B) the declaration of effectiveness of the Form S-4 by the Commission in accordance with the Securities Act, (C) the filing of the Articles of Merger with the SDAT and the Certificate of

Merger with the Delaware Secretary of State, (D) the filing of the Joint Proxy Statement with the Commission in accordance with the Exchange Act, (E) satisfaction of all information and waiting period requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976 and any regulations promulgated thereunder, (F) such consents, approvals, orders, authorizations, registrations declarations and filings as may be required under applicable state "blue sky" or securities laws and the securities laws of any foreign country, (G) those set forth in the Company Disclosure Schedule ,and such other consents, authorizations, filings, approvals and registrations which, if not obtained or made, would not be reasonably likely to have a Material Adverse Effect on the Corporation.

           2.15.  Contracts.
                  ---------

                  (a) Neither the Company nor any of the Company Subsidiaries is a party to or subject to: (i) any employment contract with any officer, consultant, director or employee; (ii) any plan or contract or arrangement providing for bonuses, pensions, options, deferred compensation, retirement payments, profit sharing, or the like; (iii) any contract or agreement with any labor union; (iv) any contract, agreement, instrument or other document that would be required to be filed as an exhibit to a Registration Statement on Form S-1 were the Company or any of the Company Subsidiaries to file such a Registration Statement on the date of this Agreement, (v) any contract, agreement, instrument or other document not entered into by the Company or any of the Company Subsidiaries in the ordinary course of business, under which the Company or any of the Company Subsidiaries is required to make annual payments to any third party in excess of $500,000 or (vi) any agreement, voting trust, understanding or arrangement, written or oral, concerning the election of directors. Neither the Company nor any of the Company Subsidiaries has breached, or received in writing any claim or threat that it has breached, any of the terms or conditions of any agreement, contract or commitment referred to in the prior sentence ("Company Material Contracts") in such a manner as would permit any other party to cancel or terminate the same or would permit any other party to seek material damages from the Company or any of the Company Subsidiaries under any Company Material Contract. Each Company Material Contract that has not expired or been terminated is in full force and effect and is not subject to any material default thereunder of which the Company is aware by any party obligated to the Company or any of the Company Subsidiaries pursuant to the Company Material Contract.

                  (b) The consummation of the Merger and the transactions contemplated by this Agreement will not cause a default under, or provide any right of termination or modification with respect to, any Company Material Contract which default, termination or modification would have a Material Adverse Effect on the Corporation.

           2.16.  Customers and Suppliers.  Neither the Company nor any of the
                  -----------------------
Company Subsidiaries has received notice that, nor do any of them have knowledge or any reason to believe that, any customer that represented 5% or more of Company's consolidated revenues in any of the past three years will not continue to do business with the Company or the Company Subsidiaries at volumes consistent with past practices subsequent to the Merger. Neither the

Company nor any of the Company Subsidiaries has any outstanding purchase contracts or commitments or unaccepted purchase orders which are in excess of the normal, ordinary and usual requirements of its business. No entity which is now supplying, or during 1996 supplied, to the Company or the Company Subsidiaries products and services has reduced or otherwise discontinued, or threatened to reduced or discontinue, supplying such items to the Company or the Company Subsidiaries on reasonable terms, except for such reductions or discontinuations which would not have a Material Adverse Effect on the Corporation.

           2.17.  Tax Matters.
                  -----------

                  (a) For the purposes of this Agreement, a "Tax" or, collectively, "Taxes," means any and all material federal, state, local and foreign taxes, assessments and other governmental charges, duties, impositions and liabilities, including taxes based upon or measured by gross receipts, income, profits, sales, use and occupation, and value added, ad valorem, transfer, franchise, withholding, payroll, recapture, employment, excise and property taxes, together with all interest, penalties and additions imposed with respect to such amounts and any obligations under any agreements or arrangements with any other person or entity with respect to such amounts and including any liability for taxes of a predecessor entity.

                  (b) The Company and the Company Subsidiaries have accurately prepared and timely filed all material Returns relating to any and all Taxes concerning or attributable to the Company, any of the Company Subsidiaries or any of their operations or assets, and such Returns are true and correct in all material respects and have been completed in all material respects in accordance with applicable law; and copies of all Returns of the Company and the Company Subsidiaries for the past three years have been or will be provided by Newco to the Purchaser.

                  (c) The Company and each of the Company Subsidiaries as of the Effective Time: (i) will have paid all Taxes any of them is required to pay prior to the Effective Time, (ii) will have withheld with respect to their employees all federal and state income taxes, FICA, FUTA and other Taxes required to be withheld, and (iii) will have collected all sales and use taxes on account of sales by the Company or any Company Subsidiary or use of any of their products, except in each instance where any failure to make such payment or withholding would not be reasonably likely to have a Material Adverse Effect on the Corporation.

                  (d) There is no Tax deficiency outstanding, proposed or assessed against the Company or any of the Company Subsidiaries that is not reflected as a liability on the Company Financial Statements nor has the Company or any of the Company Subsidiaries executed any waiver of any statute of limitations on or extending the period for the assessment or collection of any Tax.

           2.18.  Title to Properties; Absence of Liens and Encumbrances, Etc.
                  ------------------------------------------------------------
The Company Disclosure Schedule sets forth a true and complete list of all real property owned by the Company or the Company Subsidiaries and real property leased by the Company or the

Company Subsidiaries pursuant to Material Leases and the name of the lessor, the date of the Material Lease and each amendment to the Material Lease and the aggregate annual rental or other fee payable under any such Material Lease. The Company and the Company Subsidiaries have good and marketable title to all their owned properties and assets, real and personal, in each case free and clear of all liens, encumbrances, and imperfections of title, except those liens, encumbrances or imperfections of title which individually or in the aggregate would not have a Material Adverse Effect on the Corporation. Neither the Company nor any of the Company Subsidiaries has received any notice of violation of any applicable zoning laws, orders, regulations, or requirements relating to its operations or properties it owns or leases which has not been complied with, nor any proposed changes in any such laws, orders or regulations which might have a Material Adverse Effect on the Corporation. The Company has no knowledge of any threatened or impending condemnation by any Government Entity of any properties owned or leased by the Company or the Company Subsidiaries. All Material Leases are in good standing, valid and effective in accordance with their respective terms, and neither the Company nor any Company Subsidiary is in default under any of such leases, except where the lack of such good standing, validity and effectiveness or the existence of such default would not have a Material Adverse Effect on the Corporation.

           2.19.  Pension and Employee Benefit Plans.
                  ----------------------------------

                  (a) The Company has set forth on the Company Disclosure Schedule all employee benefit plans (as defined in Section 3(3) of ERISA) and all bonus, stock option, stock purchase, incentive, deferred compensation, supplemental retirement, severance and other similar employee benefit plans, and all unexpired severance agreements, written or otherwise, for the benefit of, or relating to, any current or former employee of the Company or any of the Company Subsidiaries or any ERISA Affiliate (together, the "Company Employee Plans").

                  (b) With respect to each Company Employee Plan, the Company has made or will make available to Sylvan, a true and correct copy of (i) the most recent annual report (Form 5500) filed with the IRS, (ii) such Company Employee Plan, (iii) each trust agreement and group annuity contract, if any, relating to such Company Employee Plan and (iv) the most recent actuarial report or valuation relating to a Company Employee Plan subject to Title IV of ERISA.

                  (c) With respect to the Company Employee Plans, individually and in the aggregate, no event has occurred, and to the knowledge of the Company there exists no condition or set of circumstances, in connection with which the Company could be subject to any liability under ERISA, the Code or any other applicable law that is reasonably likely to have a Material Adverse Effect on the Corporation.

                  (d) With respect to the Company Employee Plans, individually and in the aggregate, there are no funded benefit obligations for which contributions have not been made or properly accrued and there are no unfunded benefit obligations which have not been accounted for by reserves, or otherwise properly footnoted in accordance with generally accepted accounting principles, on the Company Financial Statements, which obligations are reasonably expected to have a Material Adverse Effect on the Corporation.

                  (e) Except as provided for in this Agreement, neither the Company nor any of the Company Subsidiaries is a party to any oral or written
(i) union or collective bargaining agreement, (ii) agreement with any officer or other key employee of the Company or any of the Company Subsidiaries, the benefits of which are contingent, or the terms of which are materially altered, upon the occurrence of a transaction involving the Company of the nature contemplated by this Agreement, (iii) agreement with any officer providing any term of employment or compensation guarantee extending for a period longer than one year from the date hereof, providing for the payment of compensation in excess of $100,000 per annum or providing for severance benefits or other benefits upon or following termination of employment, or (iv) agreement or plan, including any stock option plan, stock appreciation right plan, restricted stock plan or stock purchase plan, any of the benefits of which will be increased, or the vesting of the benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement.

                  (f) Each of the Company Employee Plans which is intended to qualify under Section 401 of the Code is designated on the Company Disclosure Schedule as being a qualified plan (the Plans so designated being hereinafter referred to as the "Company Qualified Plans"). Each Company Qualified Plan is qualified under Section 401(a) of the Code and is the subject of a currently effective determination letter from the Internal Revenue Service confirming such qualification. True and correct copies of all determination letters from the Internal Revenue Service with respect to the Company Qualified Plans which were issued after the effective date of ERISA have been or will be delivered to the Purchaser. With respect to each Company Qualified Plan, the Company has not obtained a waiver of any minimum funding requirements imposed by ERISA or the Code in respect of such Company Qualified Plan, and has not incurred any liability to the Pension Benefit Guaranty Corporation in connection with any such Company Qualified Plan. As of the date hereof, the value of the assets in each of the Company Qualified Plans which is a defined benefit plan exceeds the present value of accrued benefits of all participants in such Plan when such benefits are valued on a termination basis using Pension Benefit Guaranty Corporation interest and other assumptions. No "reportable event," as such term is defined in ERISA and in regulations issued thereunder, has occurred with respect to any of the Company Qualified Plans since the effective date of ERISA.

                  (g) The Company has identified to the Purchaser which, if any, of the Company Employee Plans are multi-employer pension plans (as defined by ERISA) and the number of employees of the Corporation who participated in multi-employer plans during the year ended December 31, 1996. Since April 29, 1980, neither the Company nor any of the Company Subsidiaries has, with respect to any multi-employer plan, suffered or otherwise caused a "complete withdrawal" or "partial withdrawal" (as such terms are defined by ERISA).

           2.20.  Foreign Corrupt Practices Act.  Neither the Company nor any
                  -----------------------------
of the Company Subsidiaries, nor any director, officer, agent, employee, consultant, or any other person associated with or acting on behalf of any of them, has engaged or is engaged in any course of conduct, or is a party to any agreement or involved in any transaction, which has or would give rise to a violation of the Foreign Corrupt Practices Act of 1977 or any other United States statute or regulation governing the conduct of business abroad by United States corporations and their subsidiaries.

           2.21.  Insurance.  The Company Disclosure Schedule lists the
                  ---------
insurance currently carried by the Company and the Company Subsidiaries in respect of their respective properties and operations, including, without limitation, information as to limits of coverage, deductibles, annual premium requirements and expiration dates with respect to product liability, general liability, umbrella liability, contractual liability, employers' liability, automobile liability, workers' compensation, property and casualty, business interruption and other insurance carried by the Company and the Company Subsidiaries (collectively, the "Company Insurance"). All Company Insurance continues to be in full force and effect, and the Company and the Company Subsidiaries are in compliance with all requirements and provisions thereof. None of the Company Insurance is subject to any retroactive rate or audit adjustments or co-insurance arrangements. The Company has no reason to believe that any such Company Insurance will not be renewed upon the expiration thereof at premiums substantially equivalent to those currently being paid by the Company and the Company Subsidiaries. The Company Insurance heretofore and currently carried by the Company and the Company Subsidiaries were and are consistent with types and amounts of coverages customarily carried by similarly situated companies.

           2.22.  No Pending Transactions.  Except for the transactions
                  -----------------------
contemplated by this Agreement and the Company Acquisitions (as hereinafter defined in Section 3.1), neither the Company nor any of the Company Subsidiaries is a party to or bound by or the subject of any agreement, undertaking, commitment or discussion with another party with respect to an Acquisition Transaction (as hereinafter defined in Section 3.2).

           2.23.  Disclosure.  No representation or warranty made by the
                  ----------
Company in this Agreement and no statement contained in a certificate, schedule, list or other instrument or document specified in or delivered pursuant to this Agreement, whether heretofore furnished to the Purchaser or hereafter required to be furnished to the Purchaser, contains or will contain any untrue statement of a material fact or omits or will omit to state any material fact necessary to make the statements contained herein or therein not misleading.

           2.24.  Transactions with Affiliates.  Neither the Company nor any
                  ----------------------------
of the Company Subsidiaries is a party to any transaction with any (i) current or former officer or director of the Company or any of the Company Subsidiaries, or (ii) any parent, spouse, child, brother, sister or other family relation of any such officer or director or (iii) any corporation, partnership or other entity of which any such officer or director or any such family relation is an officer, director, partner or greater than 10% stockholder (based on percentage ownership of voting stock) or (iv) any "affiliate" or "associate" of any such persons or entities (as such terms are defined in the rules and regulations promulgated under the Securities Act), including, without limitation, any transaction involving a contract, agreement or other arrangement providing for the employment of, furnishing of materials, products or services by, rental of real or personal property from, or otherwise requiring payments to, any such person or entity.

           2.25.  Pooling of Interests.  To the best of its knowledge, neither
                  --------------------
the Company, any of the Company Subsidiaries nor any affiliate of the Corporation has, through the date of this Agreement, taken or agreed to take any action which would prevent the Purchaser from accounting for the business combination to be effected by the Merger as a pooling of interests.

           2.26.  Opinion of Financial Advisor.  The financial advisor to the
                  ----------------------------
Company, BZW, the investment banking division of Barclays Bank PLC ("BZW"), has delivered to the Company an opinion dated the date of this Agreement to the effect that the aggregate Merger consideration to be received by the holders of the issued and outstanding shares of Company Common Stock is fair in the aggregate from a financial point of view to the holders of the Company Common Stock as a group.

           2.27.  Section 203 of the DGCL Not Applicable.  The Boards of
                  --------------------------------------
Directors of the Company and the Company Subsidiaries have taken all action so that the restrictions contained in Section 203 of the DGCL applicable to a "business combination" (as defined in Section 203) will not apply to the execution, delivery or performance of this Agreement or the consummation of the Merger, the other transactions contemplated by this Agreement or any other transaction between the Purchaser or any of its subsidiaries and the Company or any of its subsidiaries.

     SECTION 3.   COVENANTS.

           3.1    Conduct of Business of the Company.  Except as contemplated
                  ----------------------------------
by this Agreement or as contemplated by any acquisition agreements or negotiations described on the Company Disclosure Statement or in the Company's SEC Reports ("Company Acquisitions"), during the period from the date hereof to the earlier of termination of this Agreement or the Effective Time, the Company agrees to conduct its business and that of the Company Subsidiaries only in the ordinary course of business consistent with past practice and to use all reasonable efforts consistent with past practices and policies to preserve intact its present business organization (including the services of its existing employees) and preserve its relationships with customers, suppliers and others having business dealings with it, to the end that its goodwill and ongoing business shall be unimpaired at the Effective Date. Without limiting the generality of the foregoing, and except as otherwise expressly provided in this Agreement, neither the Company nor any of the Company Subsidiaries will, without the prior written consent of the Purchaser:

                  (a) amend or propose to amend its Certificate or Articles of Incorporation or By-Laws;

                  (b) authorize for issuance, issue, sell, deliver or agree or commit to issue, sell or deliver (whether through the issuance or granting of options, warrants, commitments, subscriptions, rights to purchase or otherwise) any stock of any class or any other securities or equity equivalents (including, without limitation, any stock options or stock appreciation rights), except
(i) shares of Company Common Stock issuable upon conversion of the Outstanding Debentures (at a conversion rate of one share of Company Common Stock for every $25.00 of Outstanding Debentures), (ii) shares of Company Common Stock issuable upon exercise of the Company Outstanding Options, or amend any of the terms of any such securities or agreements outstanding as of the date hereof, except as specifically contemplated by this Agreement, and (iii) for amendments to the NETG Stock Option Plan in order to provide that such Plan and the options granted thereunder survive the Merger;

                  (c) split, combine or reclassify any shares of its capital stock, declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of its capital stock, or redeem or otherwise acquire any of its securities or any securities of the Company Subsidiaries, except that the Company may repurchase Outstanding Debentures to the extent necessary to satisfy its 1997 sinking fund obligation under the Indenture by which the Debentures were issued;

                  (d) (i) incur or assume any long-term or short-term debt or issue any debt securities except for borrowings under existing lines of credit in the ordinary course of business; (ii) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other person or entity except in the ordinary course of business consistent with past practice, and except for obligations of wholly-owned subsidiaries of it; (iii) make any loans, advances or capital contributions to, or investments in, any other person or entity (other than to subsidiaries of it or advances to employees in the ordinary course of business consistent with past practice and in amounts not material to the maker of such loan or advance); (iv) pledge or otherwise encumber shares of its capital stock or any of the Company Subsidiaries; or (v) mortgage or pledge any of its material assets, tangible or intangible, or create or suffer to exist any material Lien thereupon;

                  (e) except as may be required by law or as contemplated by this Agreement or the Company Acquisitions, enter into, adopt or amend or terminate any bonus, profit sharing, compensation, severance, termination, stock option, stock appreciation right, restricted stock, performance unit, stock equivalent, stock purchase agreement, pension, retirement, deferred compensation, employment, severance or other employee benefit agreement, trust, plan, fund or other arrangement for the benefit or welfare of any director, officer or employee in any manner, or (except for normal increases in the ordinary course of business consistent with past practice that, in the aggregate, do not result in a material increase in benefits or compensation expense to it, and as required under existing agreements or in the ordinary course of business generally consistent with past practice) increase in any manner the compensation or fringe benefits of any director, officer or employee or pay any benefit not required by any plan and arrangement as in effect as of the date hereof (including, without limitation, the granting of stock appreciation rights or performance units);

                  (f) acquire, sell, lease, license to others or dispose of any assets outside the ordinary course of business which individually or in the aggregate are material to the Corporation, or enter into any commitment or transaction outside the ordinary course of business consistent with past practice which would be material to the Corporation;

                  (g) except as may be required as a result of a change in law or in generally accepted accounting principles, change any of the accounting principles or practices used by it;

                  (h) revalue in any material respect any of its assets, including, without limitation, writing down the value of inventory or writing-off notes or accounts receivable other than in the ordinary course of business;

                  (i) (i) acquire or agree to acquire (by merger, consolidation, acquisition of stock or assets or otherwise) any corporation, partnership or other business organization or division thereof or any equity interest therein, other than the Company Acquisitions; (ii) enter into any contract or agreement other than in the ordinary course of business consistent with past practice which would be material to it; (iii) authorize any new capital expenditure or expenditures which, individually, is in excess of $250,000 or, in the aggregate, are in excess of $2,500,000; or (iv) enter into or amend any contract, agreement, commitment or arrangement providing for the taking of any action that would be prohibited hereunder;

                  (j) make any tax election or settle or compromise any income tax liability material to the Company;

                  (k) pay, discharge or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction in the ordinary course of business of liabilities reflected or reserved against in, or contemplated by, the consolidated financial statements (or the notes thereto) of the Company and the Company Subsidiaries or incurred in the ordinary course of business consistent with past practice;

                  (l) settle or compromise any pending or threatened suit, action or claim relating to the transactions contemplated hereby; or

                  (m) take, or agree in writing or otherwise to take, any of the actions described in this Section 4.1(a) through 4.1(l) or any action which would make any of the representations or warranties of the Company contained in this Agreement untrue or incorrect as of the date when made.

           3.2.   No Solicitation.  The Company, its affiliates and their
                  ---------------
respective officers, directors, employees, representatives and agents (i) shall immediately cease any existing discussions or negotiations, if any, with any parties with respect to any acquisition (other than the transactions contemplated by this Agreement or the Company Acquisitions) of all or any material portion of the assets of, or any equity interest in, the Company or any of the Company Subsidiaries or any business combination with the Company or any of the Company Subsidiaries, (ii) shall not solicit, initiate, encourage, or furnish information in response to any inquiries or proposals that constitute, or could reasonably be expected to lead to, a proposal or offer for a merger, consolidation, business combination, sale of substantial assets, sale of shares of capital stock (including without limitation by way of a tender offer or similar transactions involving the Company, other than the transactions contemplated by this Agreement) (any of the foregoing transactions being referred to in this Agreement as an "Acquisition Transaction") (iii) shall not engage in negotiations or discussions concerning, or provide any non-public information to any person or entity relating to, any Acquisition Transaction, or
(iv) shall not agree to, approve or recommend any Acquisition Transaction; except, with respect to clauses (ii) (as to the furnishing of information only)
(iii) and (iv), where the Board of Directors of the Company has received the written opinion of Irell & Manella LLP to the effect that the failure of the Board of Directors to so act would constitute a violation of the Board of Directors' fiduciary responsibilities to the holders of the Company Common Stock under the DGCL (it being understood that for this purpose, the failure to respond to an Acquisition Proposal which in the judgment of the Company's Board of Directors and BZW is superior, from a financial point of view, to the Company's stockholders may be deemed to be a breach of such fiduciary duty). If the Company shall nevertheless receive any indications of interests or proposals with respect to any Acquisition Transactions, it shall provide a copy of any such written proposal to the Purchaser immediately after receipt thereof by the Company or any of its representatives or agents.

           3.3.   Conduct of Business of the Purchaser.  Except as contemplated
                  ------------------------------------
by this Agreement or as contemplated by any acquisition agreements or negotiations described on the Purchaser Disclosure Statement or in the Purchaser SEC Reports ("Other Acquisitions"), during the period from the date hereof to the earlier of termination of this Agreement or the Effective Time, the Purchaser agrees to conduct its business and that of the Purchaser Subsidiaries only in the ordinary course of business consistent with past practice and to use all reasonable efforts consistent with past practices and policies to preserve intact its present business organization (including the services of its existing employees) and preserve its relationships with customers, suppliers and others having business dealings with it, to the end that its goodwill and ongoing business shall be unimpaired at the Effective Date. Without limiting the generality of the foregoing, and except as otherwise expressly provided in this Agreement, neither the Purchaser nor any of the Purchaser Subsidiaries will, without the prior written consent of the Company:

                  (a)   amend or propose to amend its Charter or By-Laws;

                  (b) authorize for issuance, issue, sell, deliver or agree or commit to issue, sell or deliver (whether through the issuance or granting of options, warrants, commitments, subscriptions, rights to purchase or otherwise) any stock of any class or any other securities or equity equivalents (including, without limitation, any stock options or stock appreciation rights), except
(i) shares of the Purchaser Common Stock issuable upon exercise of

Purchaser Outstanding Options and Purchaser Outstanding Warrants, (ii) shares of Common Stock issuable in connection with the Other Acquisitions, or (iii) shares of Common Stock pursuant to the Purchaser's Employee Stock Purchase Plan.

                  (c) split, combine or reclassify any shares of its capital stock, declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of its capital stock, or redeem or otherwise acquire any of its securities or any securities of the Purchaser Subsidiaries;

                  (d) (i) incur or assume any long-term or short-term debt or issue any debt securities, except for borrowings under existing lines of credit in the ordinary course of business or pursuant to the Other Acquisitions; (ii) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other person or entity except in the ordinary course of business consistent with past practice, and except for obligations of wholly-owned subsidiaries of the Purchaser; (iii) make any loans, advances or capital contributions to, or investments in, any other person or entity (other than to subsidiaries of the Purchaser or advances to employees in the ordinary course of business consistent with past practice and in amounts not material to the maker of such loan or advance); (iv) pledge or otherwise encumber shares of capital stock of the Purchaser or any of the Purchaser Subsidiaries; or (v) mortgage or pledge any of its material assets, tangible or intangible, or create or suffer to exist any material Lien thereupon;

                  (e) except as may be required by law or as contemplated by this Agreement or the Other Acquisitions, enter into, adopt or amend or terminate any bonus, profit sharing, compensation, severance, termination, stock option, stock appreciation right, restricted stock, performance unit, stock equivalent, stock purchase agreement, pension, retirement, deferred compensation, employment, severance or other employee benefit agreement, trust, plan, fund or other arrangement for the benefit or welfare of any director, officer or employee in any manner, or (except for normal increases in the ordinary course of business consistent with past practice that, in the aggregate, do not result in a material increase in benefits or compensation expense to the Purchaser, and as required under existing agreements or in the ordinary course of business generally consistent with past practice) increase in any manner the compensation or fringe benefits of any director, officer or employee or pay any benefit not required by any plan and arrangement as in effect as of the date hereof (including, without limitation, the granting of stock appreciation rights or performance units);

                  (f) acquire, sell, lease, license to others or dispose of any assets outside the ordinary course of business which individually or in the aggregate are material to Sylvan, or enter into any commitment or transaction outside the ordinary course of business consistent with past practice which would be material to Sylvan;

                  (g) except as may be required as a result of a change in law or in generally accepted accounting principles, change any of the accounting principles or practices used by it;

                  (h) revalue in any material respect any of its assets, including, without limitation, writing down the value of inventory or writing-off notes or accounts receivable other than in the ordinary course of business;

                  (i) (i) acquire or agree to acquire (by merger, consolidation, acquisition of stock or assets or otherwise) any corporation, partnership or other business organization or division thereof or any equity interest therein, other than the Other Acquisitions; (ii) enter into any contract or agreement other than in the ordinary course of business consistent with past practice which would be material to the Purchaser or (iii) enter into or amend any contract, agreement, commitment or arrangement providing for the taking of any action that would be prohibited hereunder;

                  (j) make any tax election or settle or compromise any income tax liability material to the Purchaser;

                  (k) pay, discharge or satisfy any claim, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction in the ordinary course of business of liabilities reflected or reserved against in, or contemplated by, the consolidated financial statements (or the notes thereto) of the Purchaser and the Purchaser Subsidiaries or incurred in the ordinary course of business consistent with past practice;

                  (l) settle or compromise any pending or threatened suit, action or claim relating to the transactions contemplated hereby; and

                  (m) take, or agree in writing or otherwise to take, any of the actions described in this Section 4.2(a) through 4.2(j) or any action which would make any of the representations or warranties of the Purchaser and Acquisition contained in this Agreement untrue or incorrect as of the date when made.

           3.4.   Access to Information.
                  ---------------------

                  (a) Between the date hereof and the Effective Time, the Company and the Purchaser will give each other and their respective authorized representatives reasonable access to all employees, plants, offices, warehouses and other facilities and to the other's books and records and those of the other's subsidiaries, will permit each other to make such inspections as the requesting party may reasonably request and will cause each other's officers and those of the other's subsidiaries to furnish the requesting party with such financial and operating data and other information with respect to the other's business and properties and any of the other's subsidiaries as the requesting party may from time to time reasonably request.

                  (b) Each of the Company and the Purchaser will hold and will cause its employees, agents and representatives to hold in confidence, unless compelled to disclose by judicial or administrative process or, in the written opinion of its legal counsel, by other requirements of law, all documents and information concerning the other party and its subsidiaries furnished to it in connection with the transactions contemplated by this Agreement, and will not release or disclose such information to any other person, except its auditors, attorneys, financial advisors and other consultants and advisors in connection with this Agreement who need to know such information. If the transactions contemplated by this Agreement are not consummated, such confidence shall be maintained and, if requested by or on behalf of the furnishing party, the other party will, and will use all reasonable efforts to cause its auditors, attorneys, financial advisors and other consultants, agents and representatives to, return to the furnishing party or destroy all copies of written information so furnished to it or its agents and representatives.

                  (c) No information or knowledge obtained in any investigation pursuant to this Section 3.4 shall affect or be deemed to modify any representation or warranty contained in this Agreement or any disclosure schedule or the conditions to the obligations of the parties to consummate the Merger.

           3.5    Filings with the Governmental Entities.
                  --------------------------------------

                  (a) As promptly as practical after the execution of this Agreement, the Purchaser and the Company shall prepare and shall cooperate with the other in preparing and shall file with the Commission the Joint Proxy Statement, and the Purchaser shall prepare and file with the Commission the S-4, in which the Joint Proxy Statement will be included. The Purchaser and the Company shall use all reasonable efforts and shall cooperate with each other in causing the S-4 to become effective as soon after such filing as practical; provided that the Purchaser shall not be obligated to agree to account for the Merger as a "purchase" in order to have the S-4 declared effective by the Commission. The Joint Proxy Statement shall include the recommendation of the Board of Directors of the Company in favor of this Agreement and the Merger and the recommendation of the Board of Directors of the Purchaser in favor of the issuance of shares of the Purchaser Common Stock pursuant to the Merger.

                  (c) The Purchaser and the Company shall, and the Company shall cause Steck-Vaughn to, file in a timely manner all periodic reports or other documents required under the Exchange Act and the Rules and Regulations promulgated thereunder to be filed by the Purchaser, the Company or Steck-Vaughn, as applicable, between the date of this Agreement and the Effective Time; and the form and content of all such filings shall be in material compliance with the requirements of the Exchange Act and the Rules and Regulations promulgated thereunder.

                  (b) The Purchaser and the Company shall make all necessary filings with respect to the Merger under the Securities Act and the Exchange Act and applicable state blue sky laws and the rules and regulations thereunder and the Hart-Scott-Rodino Antitrust Improvements Act of 1976 and the rules and regulations promulgated thereunder.

           3.6.   Additional Agreement; Reasonable Efforts.  Subject to the
                  ----------------------------------------
terms and conditions herein provided, each of the parties hereto agrees to use all reasonable efforts to take, or cause to be taken, all action, and to do, or cause to be done, all things reasonably necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement, including, without limitation, (i) the taking of all action reasonably necessary, proper or advisable to secure any necessary approvals of any Governmental Entity and will cooperate and furnish information to the other in connection with obtaining any such approvals; (ii) using all reasonable efforts to obtain consents of all third parties necessary, proper or advisable for the consummation of the transactions contemplated by this Agreement; (iii) contesting any legal proceeding relating to the Merger; and (iv) the execution of any additional instruments necessary to consummate the transactions contemplated hereby.

           3.7.   Public Announcements.  The Purchaser and the Company will
                  --------------------
consult with each other before issuing any press release or otherwise making any public statements with respect to the Merger or this Agreement, and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by applicable law or pursuant to the rules of the Commission or the Purchaser's listing agreement with the Nasdaq Stock Market and the Company's listing agreement with the New York Stock Exchange, Inc.

           3.8.   Stockholders Meetings.
                  ---------------------

                  (a) The Company and the Purchaser each shall call a meeting of its respective stockholders to be held as promptly as practicable for the purpose of voting, in the case of the Company, upon this Agreement and the Merger and, in the case of the Purchaser, upon (i) the issuance of shares of Purchaser Common Stock pursuant to the Merger, (ii) amendment of the Purchaser's Charter for the purpose of increasing the number of authorized shares of Purchaser Common Stock to 90,000,000 and (iii) election of the four nominees submitted by the Company to the Purchaser prior to the execution of this Agreement to the Purchaser Board of Directors (collectively, the "Purchaser Voting Proposal"). The Company and the Purchaser will, through their respective Boards of Directors, recommend to their respective stockholders approval of such matters and will coordinate and cooperate with respect to the timing of such meetings and shall use their best efforts to hold such meetings on the same day and as soon as practicable after the date hereof. Each party shall use all reasonable efforts to solicit from its stockholders proxies in favor of such matters.

                  (b) The Purchaser shall also propose to its stockholders at the Purchaser Stockholders' Meeting, as a proposal separate from the Purchaser Voting Proposal, an increase in the number of shares of the Purchaser Common Stock reserved for issuance under one or more of the Purchaser's employee stock option plans by an aggregate of 4,000,000 shares. The approval by the Purchaser's stockholders of such additional proposal, however, shall not be a condition to the closing of the Merger under this Agreement.

           3.9.   Tax-Free Reorganization.  The Purchaser and the Company shall
                  -----------------------
each use its best efforts to cause the Merger to be treated as a reorganization within the meaning of Section 368(a) of the Code.

           3.10   Pooling Accounting.  The Purchaser and the Company shall each
                  ------------------
use its best efforts to cause the business combination to be effected by the Merger to be accounted for as a pooling of interests. Each of the Purchaser and the Company shall use its best efforts (i) to cause its respective Affiliates (as defined in Section 3.11 below) not to take any action that would adversely affect the ability of the Purchaser to account for the business combination to be effected by the Merger as a pooling of interests and (ii) to cause its respective Affiliates to sign and deliver to the Purchaser a customary "pooling letter" in form and substance agreed upon by the Company and the Purchaser.

           3.11.  Affiliate Agreements.  Upon the execution of this Agreement,
                  --------------------
the Purchaser and the Company will provide each other with a list of those persons who are, in their respective reasonable judgment, "affiliates" of the Purchaser or the Company, respectively, within the meaning of Commission Rule 145 (each such person who is such an "affiliate" is referred to as an "Affiliate"). The Purchaser and the Company shall provide each other such information and documents as the other shall reasonably request for purposes of reviewing such list and shall notify the other party in writing regarding any change in the identity of its Affiliates prior to the Effective Time. The Company shall use its best efforts to deliver or cause to be delivered to the Purchaser by April 15, 1997 (and in any case shall deliver to the Purchaser prior to the Effective Time) from each of the Affiliates of the Company, an executed Affiliate Agreement, in form and substance satisfactory to the Purchaser and the Company, by which such Affiliate of the Company agrees to comply with the applicable requirements of Rule 145 ("Affiliates Agreement"). The Purchaser shall be entitled to place appropriate legends on the certificates evidencing any of the Purchaser Common Stock to be received by such Affiliates of the Company pursuant to the terms of this Agreement, and to issue appropriate stop transfer instructions to the transfer agent for the Purchaser Common Stock, consistent with the terms of the Affiliates Agreements.

           3.12.  NASDAQ Quotation.  The Purchaser shall file an Application for
                  ----------------
Listing of Additional Shares with the Nasdaq Stock Market (National Market) prior to the Effective Time and will otherwise use its best efforts to cause the shares of the Purchaser Common Stock to be issued in the Merger to be approved for quotation on the Nasdaq Stock Market (National Market), subject to official notice of issuance.

           3.13   Brokers or Finders.  Each of the Purchaser and the Company
                  ------------------
represents, as to itself, and the Purchaser Subsidiaries and Affiliates of the Purchaser, in the case of the Purchaser, and the Company Subsidiaries and Affiliates of the Company, in the case of the Company, that no agent, broker, investment banker, financial advisor or other firm or person is or will be entitled to any broker's or finder's fee or any other commission or similar fee in connection with any of the transactions contemplated by this Agreement, except BZW, whose fees and expenses will be paid by the Company in accordance with the Company's agreement with such firm (copies of which have been delivered by the Company to the Purchaser prior to the date of this Agreement), and Alex. Brown & Sons Incorporated, whose fees and expenses will be paid by the Purchaser in accordance with the Purchaser's agreement with such firm (copies of which have been delivered by the Purchaser to the Company prior to the date of this Agreement), and each of the Purchaser and the Company agrees to indemnify and hold the other harmless from and against any and all claims, liabilities or obligations with respect to any other fees, commissions or expenses asserted by any person on the basis of any agreement, act or statement alleged to have been made by such party, its Affiliates and, in the case of the Purchaser, the Purchaser Subsidiaries, and the Company Subsidiaries, in the case of the Company.

     3.14  Indemnification.
           ---------------

           (a) The Company shall and, the Purchaser shall, from and after the Effective Time, indemnify, defend and hold harmless each person who is now, or has been at any time prior to the date of this Agreement or who becomes prior to the Effective Time, an officer or director of the Company or any of the Company Subsidiaries (the "Indemnified Parties") against all losses, claims, damages, costs, expenses, liabilities or judgments or amounts that are paid in settlement with the approval of the indemnifying party (which approval shall not be unreasonably withheld) of or in connection with any claim, action, suit, proceeding or investigation based in whole or in part on or arising in whole or in part out of the fact that such person is or was a director or officer, of the Company or any of the Company Subsidiaries, whether pertaining to any matter existing or occurring at or prior to the Effective Time and whether asserted or claimed prior to, or at or after, the Effective Time ("Indemnified Liabilities") including, without limitation, all losses, claims, damages, costs, expenses, liabilities or judgments based in whole or in part on, or arising in whole or in part out of, or pertaining to this Agreement or the transactions contemplated hereby, in each case to the full extent a corporation is permitted under the DGCL or the Maryland General Corporation Law, as the case may be, to indemnify its own directors and officers. The Company or the Purchaser, as the case may be, will pay expenses in advance of the final disposition of any such action or proceeding to each Indemnified Party to the full extent permitted by law upon receipt of any undertaking contemplated by Section 145(e) of the DGCL. Without limiting the foregoing, in the event any such claim, action, suit, proceeding or investigation is brought against any Indemnified Party (whether arising before or after the Effective Time), (i) the Indemnified Parties may retain counsel satisfactory to them and the Company (or them and the Purchaser after the Effective Time), (ii) the Company (or, after the Effective Time, the Purchaser) shall pay all reasonable fees and expenses of such counsel for the Indemnified Parties promptly as statements therefor are received, and (iii) the Company (or, after the Effective Time, the Purchaser) will use all reasonable efforts to assist in the defense of any such matter, provided that neither the Company nor the Purchaser shall be liable for any settlement of any claim effected without its written consent, which consent shall not be unreasonably withheld. Any Indemnified Party wishing to claim indemnification under this Section 3.14, upon learning of any such claim, action, suit, proceeding or investigation, shall promptly notify the Company or the Purchaser (but the failure so to notify an Indemnifying Party shall not relieve it from any liability which it may have under this Section 3.14 except to the extent such failure prejudices such party), and shall deliver to the Company (or, after the Effective Time, the Purchaser) the undertaking contemplated by the DGCL or the Maryland General Corporation Law, as the case may be. The Indemnified Parties as a group may retain only one law firm to represent them with respect to each such matter unless there is, under applicable standards of professional conduct, a conflict on any significant issue between the positions of any two or more Indemnified Parties.

          (b) For a period of five years after the Effective Time, the Purchaser shall use reasonable efforts to maintain in effect, if available, directors' and officers' liability insurance covering those persons who are currently covered by the Company's directors' and officers' liability insurance policy (a copy of which has heretofore been delivered to the Purchaser) on terms and in an amount comparable to those now applicable to directors and officers of the Company; provided, however, that in no event shall the Purchaser be required to expend in any year in excess of 125% of the current premium being paid by the Company for such coverage.

          (c) In the event that the Purchaser or any of its respective successors and assigns consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or transfers and conveys all or substantially all of its property and assets to any person, then, and in each case, proper provisions shall be made so that the successors and assigns of the Purchaser assume the obligations set forth in this Section 3.14.

          (d) The provisions of this Section 3.14 are intended to be for the benefit of, and shall be enforceable by, each Indemnified Party, his or her heirs and representatives, and may not be amended, altered or repealed without the written consent of any affected Indemnified Party.

     3.15.  Voting Agreements.  The Company shall use its best efforts to cause
            -----------------
each person who is identified as an Affiliate of the Company to execute and deliver to the Purchaser a Voting Agreement substantially in the form attached
hereto as Exhibit   within ten (10) days from the date that the Joint Proxy
Statement is mailed to the Company's and the Purchaser's stockholders. The Purchaser shall use its best efforts to cause each person who is identified as an Affiliate of the Purchaser to execute and deliver to the Company a Voting
Agreement substantially in the form attached hereto as Exhibit     within ten
(10) days from the date that the Joint Proxy Statement is mailed to the Company's and the Purchaser's stockholders.

     3.16.  Notification of Certain Matters.  The Company shall give prompt
            -------------------------------
notice to the Purchaser, and the Purchaser shall give prompt notice to the Company, of (i) the occurrence or nonoccurrence of any event, the occurrence or nonoccurrence of which would be likely to cause any representation or warranty contained in this Agreement to be untrue or inaccurate in any material respect at or prior to the Effective Time (as defined below), and (ii) any material failure of the Company or the Purchaser, as the case may be, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this
Section 3.16 shall not cure such breach or non-compliance or limit or otherwise affect the remedies available hereunder to the party receiving such notice.

     3.17  Election to the Purchaser Board of Directors.  The Purchaser shall
           --------------------------------------------
take such action as is necessary to cause the size of its Board of Directors to increase to ten (10) persons, six (6) of which shall be: Douglas L. Becker, R. Christopher Hoehn-Saric, William Pollock (or his designee), Nasser Kazeminy (or his designee), Sam Yau and the designee of Educational Testing Services. Of the remaining four (4) persons, three (3) will be selected by the Company from the Company's existing Board of Directors and the final person will be selected by the Purchaser from the Purchaser's existing Board of Directors. It is understood that the Purchaser may decide to eliminate its classified Board of Directors in connection with the Merger, in which event each director would serve a one year term. However, if the Purchaser decides to maintain its classified Board of Directors, the Company's nominees and Sam Yau shall be elected to serve for varying terms corresponding to each of the three classes of directors such that not more than two Company nominees are included in any one class.

     3.18  Registration Statement on Form S-3.  As soon as practicable after the
           ----------------------------------
end of the thirtieth day following the Effective Date, but in no event later than 90 days following the Effective Date, the Purchaser shall file with the Commission a Registration Statement on Form S-3 (the "Form S-3") relating to the shares of the Purchaser Common Stock issued in respect of those shares of Company Common Stock issued upon conversion of the Debentures in the fall of 1995 which remain subject to an effective registration statement on Form S-3 filed with the SEC by the Company (the "Debenture Shares"). Further, the Purchaser shall take all steps reasonably necessary to maintain the effectiveness of the Form S-3 until such time as the holders of such Debenture Shares are permitted to sell such Debenture Shares without regard to the volume restrictions under Rule 144 or Rule 145 under the Securities Act.

     3.19  Amendment to Indenture.  Each of the Purchaser and the Company will
           ----------------------
use its best efforts to cause the Trustee under the Indenture relating to the Debentures to amend the Indenture, effective at the Effective Time, such that the Purchaser assumes the rights and obligations of the Company thereunder.

     3.20  Employment, Non-Compete and Continuity Agreements.  The Company will
           -------------------------------------------------
use its best efforts to cause each of Jerry Nine, Roy Sunley and James L'Allier to have entered into employment agreements in form and substance satisfactory to the Purchaser, which employment agreements shall include non-competition agreements during and following termination or expiration of such employment agreements and which shall be replacement agreements to the employment agreements between said individuals and the Company or a Company Subsidiary.

     3.21.  Cause Conditions to be Satisfied.  Each of the Purchaser and the
            --------------------------------
Company will use its best efforts to cause all of the conditions described in
Section 5 of this Agreement to be satisfied (to the extent such matters reasonably are within its control).

     3.22.  Publication of Combined Results of Operations.  As soon as
            ---------------------------------------------
practicable after the end of the thirtieth day following the Effective Date, the Purchaser shall publish results of operations of the Purchaser, including those of the Company, for such 30 day period sufficient to permit Affiliates to make sales of the Purchaser's Common Stock received in the Merger without adversely affecting the pooling of interests accounting treatment for the Merger.

  4. MERGER OF THE PURCHASER AND NEWCO. Subject to the terms and conditions of this Agreement, the Purchaser and the Company agree to effect the following transactions at the closing:

     4.1.  Conditions.  The Purchaser and the Company will deliver to the other
           ----------
appropriate evidence of the satisfaction of the conditions to their respective obligations hereunder.

     4.2.  Merger.  The Merger shall have the effects set forth under the
           ------
General Corporation Law of Maryland and the DGCL. Without limiting the generality of the foregoing and subject thereto, at the Effective Time (the time immediately after which the Articles of Merger have been accepted for record by the SDAT and the Certificate of Merger has been accepted for record by the Delaware Secretary of State), Newco will be merged with and into the Company, which shall survive the Merger; and all the properties, rights, privileges, powers and franchises of the Company and Newco shall vest in the Company, as the surviving corporation in the Merger, and all debts, liabilities and duties of the Company and Newco shall become the debts, liabilities and duties of the Company, as the surviving corporation in the Merger.

     4.3.  Conversion of the Shares of Company and Newco Common Stock.  (a)  As
           ----------------------------------------------------------
a result of the Merger and without any action by the holders thereof, each share of Company Common Stock issued and outstanding immediately prior to the Merger (excluding shares held by the Company as treasury stock, if any, which shares shall be canceled and extinguished), and all rights in respect thereof, shall be converted into 0.58 shares of Purchaser Common Stock (the "Exchange Ratio"). Each share of Purchaser Common Stock issued pursuant to the Merger shall be fully paid and non-assessable. From and after the Effective Time, each certificate which theretofore represented shares of Company Common Stock shall evidence ownership of shares of Purchaser Common Stock on the basis hereinabove set forth, and the conversion shall be complete and effective at the Effective Time without regard to the date or dates on which outstanding certificates representing converted shares of Company Common Stock may be surrendered for exchange for certificates representing shares of Purchaser Common Stock.

          (b) As a result of the Merger and without any action by the holders thereof, each share of Newco Common Stock issued and outstanding immediately prior to the

Merger, and all rights in respect thereof, shall be converted into one share of Common Stock of the Company, as the surviving corporation in the Merger.

     4.4.  Fractional Shares.  No fractional shares of Purchaser Common Stock
           -----------------
will be issued in connection with the Merger. As a mechanical device for rounding fractional interests to whole shares, in any case where the conversion ratio provided for in Section 6.4 indicates that any holder of Company Common Stock would otherwise be entitled to delivery of a fractional share of Purchaser Common Stock, such holder shall be entitled to receive a cash payment with respect to such fraction of a share to which such holder otherwise would be entitled. Such cash payment shall be equal to the product obtained by multiplying the fraction of a share to which the holder thereof otherwise would be entitled by the average closing price of the Purchaser Common Stock on the Nasdaq Stock Market (National Market) for the ten (10) trading days immediately preceding the Effective Time.

     4.5   Exchange of Shares of Company Common Stock.
           ------------------------------------------

           (a) Prior to the Effective Time, the Purchaser shall designate a bank or trust company reasonably acceptable to the Company to act as Exchange Agent in connection with the Merger (the "Exchange Agent") pursuant to an exchange agency agreement providing for the matters set forth in this Section 4.5, and otherwise reasonably satisfactory to the Company. At or prior to the Effective Time, the Purchaser shall deposit with the Exchange Agent certificates representing the shares of the Purchaser Common Stock issuable pursuant to
Section 4.3 in exchange for the shares of Company Common Stock (the "Exchange Fund").

           (b) Promptly after the Effective Time, the Exchange Agent shall mail to each record holder, as of the Effective Time, of an outstanding certificate or certificates which immediately prior to the Effective Time represented shares of the Company Common Stock (the "Certificates"), a form letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Exchange Agent) and instructions for use in effecting the surrender of the Certificates in exchange for certificates representing shares of the Purchaser Common Stock. Upon surrender to the Exchange Agent of a Certificate, together with a duly executed letter of transmittal and any other required documents, the holder of such Certificate shall receive in exchange therefor (as promptly as practicable) a certificate representing that number of whole shares of Purchaser Common Stock which such holder has the right to receive pursuant to this Section 4, and the Certificate so surrendered shall forthwith be canceled. If a transfer of ownership of shares of Company Common Stock which was not previously registered on the Company's transfer records occurs or is requested, a certificate representing the appropriate number of shares of Purchaser Common Stock may be issued to the transferee if the Certificate so surrendered is properly endorsed or otherwise in proper form for transfer, provided that the signatures on the Certificate or any related stock power shall be properly guaranteed and the person requesting such transfer shall pay any transfer or other taxes required by reason of such transfer. Until surrendered in accordance with the provisions of this Section 4.5(b), each Certificate (other than Certificates representing shares of Company Common Stock held in the

Company's treasury or by the Purchaser or any subsidiary of the Company or the Purchaser, shall represent for all purposes only the right to receive for each share of Company Common Stock represented thereby shares of Purchaser Common Stock and cash in lieu of fractional shares, all as provided for under this Agreement.

          (c) After the Effective Time, there shall be no transfers on the stock transfer books of the Purchaser of the shares of Company Common Stock which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Purchaser, they shall be canceled and exchanged as provided for, and in accordance with the procedures set forth, in this Section 4.

          (d) From and after the Effective Time, the holders of Certificates evidencing ownership of shares of Company Common Stock outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such shares of Company Common Stock, except as otherwise provided herein or by applicable law. Such holders shall have no rights, after the Effective Time, with respect to such shares of Company Common Stock except to surrender such Certificates in exchange for shares of Purchaser Common Stock as provided for under this Agreement.

          (e) Any portion of the Exchange Fund which remains undistributed to the stockholders of the Company for one year after the Effective Time shall be delivered to the Purchaser, upon demand, and any stockholders of the Company who have not previously complied with this Section 4.5 shall thereafter look only to the Purchaser for delivery of shares of Purchaser Common Stock, any cash in lieu of fractional shares of Purchaser Common Stock and any dividends or distributions with respect to Purchaser Common Stock (without interest thereon).

          (f) Neither the Purchaser nor the Company shall be liable to any holder of shares of Company Common Stock or Purchaser Common Stock, as the case may be, for such shares (or dividends or distributions with respect thereto) delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

     4.6. Issuance of Shares in Another Name. If any certificate for shares of
          ----------------------------------
Purchaser Common Stock is to be issued in a name other than the exact name in which the certificate surrendered is exchange therefore is registered, it shall be a condition of the issuance thereof that the certificate so surrendered shall be properly endorsed and otherwise in proper form for transfer and that the person requesting such exchange pay to the Exchange Agent any transfer or other taxes required by reason thereof or establish to the satisfaction of the Exchange Agent that such tax has been paid or is not payable.

     4.7. The Company Transfer Books Closed and Stock Delisted. At the
          ----------------------------------------------------
Effective Time, the stock transfer books of the Company shall be deemed closed, and no transfer of shares of Company Common Stock shall be made thereafter. The Company shall notify the National Association of Securities Dealers, Inc. and the New York Stock Exchange, Inc., and each transfer agent and registrar for the shares of Company Common Stock, at least ten (10) days before the Effective Time that no transfer of shares will be made after that date. In anticipation of the Effective Time, the Company shall do all such things necessary to cause trading in its shares to be terminated simultaneously with the Effective Time.

     4.8.  Stock Options. From and after the Effective Time, the Company Options
           -------------
and the option plans related thereto shall be deemed to have been adopted by the Purchaser and shall continue thereafter as separate stock options and separate stock option plans of the Company, subject to amendment or termination as provided therein, and to the following: (i) the then outstanding options to purchase shares of Company Common Stock under such stock option plans shall relate, without change in their terms and conditions, to the number of shares of Purchaser Common Stock into which such Company shares would have been convertible if the Company Options had been exercised prior to the Effective Time, rounded to the nearest whole share, (ii) such stock options plans shall continue in effect only with respect to the Company Options then outstanding, and no further grants shall be made thereunder, and (iii) the exercise period of all Company Options that would otherwise terminate earlier shall be extended until the later of 90 days following satisfaction of the covenant specified in
Section 3.20 or 90 days following registration of Purchaser's Common Stock underlying the Company Options on the Commission's Form S-8. From and after the Effective Time, the then outstanding stock options and related stock option plans of NETG shall continue. Holders of such outstanding NETG options shall execute individual agreements confirming such continuation of such outstanding options and plans.

     4.9.  Adjustments. If after the date of this Agreement and prior to the
           -----------
Effective Time the Purchaser shall declare a stock dividend upon, or subdivide, split up, reclassify or combine the Purchaser Common Stock, and the record date for such action shall occur prior to the Effective Time, then upon the effectiveness of the Merger, the number of shares of Purchaser Common Stock to be delivered for each share of Company Common Stock shall be adjusted so that each holder of shares of Company Common Stock shall be entitled to receive such number of shares of Purchaser Common Stock that it would own, or be entitled to own, if the Effective Time had occurred immediately prior to the occurrence of the record date for such event.

     4.10. Charter and By-Laws. The Charter and By-Laws of Newco, both as in
           -------------------
effect at the Effective Time, shall be the Charter and By-Laws of the Company (as survivor of the Merger) after the Effective Time.

            4.11.  Executive Officers of Purchaser and Company. As of the
                   -------------------------------------------
Effective Time, the following persons shall constitute the officers of Purchaser and Company in the capacities set forth below:


   R. Christopher Hoehn-Saric               -- Chairman of the Board

   Douglas L. Becker                        -- President, Co-Chief Executive
                                                 Officer and Secretary

   Sam Yau                                  -- Co-Chief Executive Officer

   B. Lee McGee                             -- Executive Vice President and
                                                   Chief Financial Officer

     John K. Hoey                             -- Vice President, Human Resources

     O. Steven Jones                          -- Vice President and General
                                                   Counsel

            4.12.  Closing. The closing on the transactions contemplated by this
                   -------
Agreement shall take place at the offices of Piper & Marbury, Charles Center South, 36 South Charles Street, Baltimore, Maryland 21201 beginning at 10:00 a.m. on the 2nd business day after the later of the Company's or the Purchaser's stockholders meeting to act upon the Merger, or at such other time and place as may be agreed upon by the Purchaser and the Company; provided, that if all of the conditions specified in this Agreement have not been satisfied or waived as of such date, the closing shall be postponed until two (2) business days following the satisfaction or waiver of all of the conditions of this Agreement.

SECTION 5.  CONDITIONS TO CONSUMMATION OF THE MERGER.

            5.1    Conditions to Each Party's Obligations to Effect the Merger.
                   -----------------------------------------------------------
The respective obligations of each party hereto to effect the Merger is subject to the satisfaction at or prior to the Effective Time of the following conditions, any of which may be waived in writing by both the Company and the
Purchaser:

                   (a) Stockholder Approval. This Agreement and the Merger shall
                       --------------------
have received Purchaser Stockholder Approval and Company Stockholder Approval;

                   (b) No Illegality or Injunctions. No statute, rule,
                       ----------------------------
regulation, executive order, decree, ruling, injunction or restraining order shall have been enacted, entered, promulgated or enforced by any Governmental Entity which prohibits, restrains, enjoins or restricts the consummation of the Merger or materially limits the Purchaser's or the Company's conduct of its business nor shall any proceedings brought by any Governmental Entity seeking any of the foregoing be pending;

          (c) Approvals.  Other than the filings of the Articles of Merger and
              ---------
the Certificate of Merger, all authorizations, consents, orders or approvals of, or declarations or filings with, or expirations of waiting periods imposed by, any Governmental Entity or any individual, corporation or other entity the failure of which to obtain would be reasonably likely to have a Material Adverse Effect on the Purchaser or the Company shall have been filed, occurred or been obtained.

          (d) Pooling Letters.  The Purchaser and the Company shall have
              ---------------
received letters from Ernst & Young LLP and Price Waterhouse, respectively, each dated the date of the Joint Proxy Statement and confirmed in writing at the Effective Time and addressed to the Purchaser and the Company, respectively, stating that the business combination to be effected by the Merger will qualify as a pooling of interests transaction under generally accepted accounting principles.

          (e) NASDAQ.  The Listing Application for the shares of Purchaser
              ------
Common Stock to be issued in the Merger shall have been filed with and accepted by the Nasdaq Stock Market (National Market).

          (f) Accountants' Letter.  The Purchaser shall have received a letter
              -------------------
from Price Waterhouse relating to the Company, and the Company shall have received a letter from Ernst & Young LLP relating to the Purchaser, each dated the day of the mailing of the Joint Proxy Statement and reconfirmed as of the date of the closing, with respect to their independence as accountants and the compliance as to form of the financial statements of the respective companies contained in the Joint Proxy Statement with generally accepted accounting principles and the accounting requirements of the Securities Act and the Exchange Act, and giving certain negative assurances based upon limited reviews but not audits with respect to the unaudited financial statements (including pro forma financial statements) included in or incorporated by reference into the Joint Proxy Statement, in a manner consistent with the provisions of the Association of Independent Certified Public Accountants' Statement on Auditing Standards No. 38.

          (g) Accuracy of Prospectus and Joint Proxy Statement . On and as of
              -------------------------------------------------
the dates of the respective meetings of the stockholders of the Purchaser and the Company at which action is to be taken on the transactions contemplated hereby, the Joint Proxy Statement and prospectus included in the S-4 shall contain no statement which, at the time and in light of the circumstances under which it is made, is false or misleading with respect to any material fact, or which omits to state any material fact necessary in order to make the statements made therein not misleading.

          (h) Effectiveness of S-4.  The S-4 shall have become effective, and no
              --------------------
stop order suspending its effectiveness shall have been issued and no proceedings for that purpose shall have been instituted, pending or threatened.

     5.2.  Additional Conditions to Obligations of the Purchaser.  The
           -----------------------------------------------------
obligations of the Purchaser to effect the Merger are subject to the satisfaction of each of the following conditions, any of which may be waived in writing exclusively by the Purchaser:

           (a) Representation and Warranties; Absence of Changes.  The
               -------------------------------------------------
representations and warranties of the Company set forth in this Agreement shall be true and correct in all material respects as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Effective Time as though made on and as of the Effective Time, except for (i) changes contemplated by this Agreement and (ii) where the failure to be so true and correct would not be reasonably likely to have a Material Adverse Effect on the Company or a material adverse effect upon the consummation of the transactions contemplated hereby. Since the date of this Agreement, there shall have been no change in the business, results of operations, financial condition or business prospects of the Company or the Company Subsidiaries that is having, has had or reasonably could be expected to have a Material Adverse Effect on the Corporation. The Purchaser shall have received a certificate signed on behalf of the Company by the Chief Executive Officer and the Chief Financial Officer of the Company to the foregoing effect, it being understood that such certificates are being delivered by them in their capacities as officers of the Company and that such individuals assume no personal liability with respect thereto.

           (b) Performance of Obligations of the Company.  The Company shall
               -----------------------------------------
have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Effective Time; and the Purchaser shall have received a certificate signed on behalf of the Company by the Chief Executive Officer and the Chief Financial Officer of the Company to such effect, it being understood that such certificates are being delivered by them in their capacities as officers of the Company and that such individuals assume no personal liability with respect thereto.

           (c) Blue Sky Laws.  The Purchaser shall have received all state
               -------------
securities or "blue sky" permits and other authorizations necessary to issue shares of the Purchaser Common Stock pursuant to the Merger.

           (d) Opinion of the Company's Counsel.  The Purchaser shall have
               --------------------------------
received the opinion of Irell & Manella LLP, counsel to the Company, in form and substance reasonably satisfactory to the Purchaser and its counsel, to the effect that: (i) the Company and each of the Company Subsidiaries are corporations duly organized, validly existing and in good standing under the laws of their respective jurisdictions of incorporation, and each has full corporate power to carry on its business as it is now being conducted and to own or hold under lease the properties and assets it now owns or holds under lease;
(ii) the Company and each of the Company Subsidiaries are duly qualified to do business in all jurisdictions where the character of their respective properties or the nature of their respective activities makes such qualification necessary and where the failure to qualify would be materially adverse to the Company or the Company Subsidiaries, individually; (iii) to the actual best knowledge of such counsel, the authorized, issued and outstanding capital stock of the Company and the Company

Subsidiaries are as set forth in Section 2.2 of this Agreement and the Company Disclosure Schedule or in such opinion, and to the actual best knowledge of such counsel, each of the issued and outstanding shares of such stock has been duly authorized and issued and is fully paid and non-assessable; (iv) the execution, delivery and performance of this Agreement and all other documents to be executed by the Company in connection with this Agreement (the "Company Documents") have been duly authorized and approved by all requisite action of the Board of Directors and stockholders of the Company, and this Agreement and all other Company Documents have been duly executed and delivered by the Company and constitute valid and legally binding obligations of the Company; (v) the execution and delivery of this Agreement and the other Company Documents did not, and the consummation of the transactions contemplated hereby or thereby will not, violate any provision of any agreement, instrument, order, judgment or decree, of which such counsel has actual knowledge, to which the Company or any of the Company Subsidiaries is a party or by which it is bound; (vi) the holders of the Company Common Stock are not entitled to statutory appraisal rights under
Section 262 of the DGCL; (vii) except as may be specified by such counsel, such counsel does not know of any material suit or proceeding pending or threatened against or affecting the Company or the Company Subsidiaries, its business or properties or the consummation of the transactions contemplated hereunder;
(viii) the Articles of Merger and Certificate of Merger have been duly authorized by all requisite action of the Board of Directors and stockholders of the Company, have been duly executed and delivered by the Company and, upon the filing thereof with the SDAT and the Secretary of State of the State of Delaware, will be valid and effective as a statutory merger of the Purchaser and the Company, in accordance with the terms thereof; (ix) all regulatory and governmental approvals, consents and filings required of the Company and the Company Subsidiaries for the consummation of the transactions contemplated by this Agreement or any of the other Company Documents have been obtained or made, and, to the best knowledge of such counsel, all such approvals, consents or filings remain in full effect as of the date of such opinion; (x) the Joint Proxy Statement complies as to form in all material respects with the requirements of the Exchange Act and the applicable Rules and Regulations of the Commission thereunder, except that such counsel need express no opinion as to any financial statements, schedules and other financial or statistical information included therein or as to any information relating to or supplied by the Purchaser for inclusion therein; and (xi) to such further effect regarding the validity and sufficiency of legal proceedings and matters relative to the transactions contemplated by this Agreement as the Purchaser may reasonably request. In rendering such opinion, such counsel may rely upon the opinion of the Company's in-house counsel and may limit its opinion to matters of federal law, the law of the State of California or the DGCL.

     In addition to the matters set forth above, such opinion shall also include a statement to the effect that nothing has come to the attention of such counsel which leads them to believe that the S-4, the Joint Proxy Statement, any document incorporated by reference thereto or any amendment or supplement to any of the foregoing, contains any untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary in order to make the statements therein not misleading (except that such counsel need express no view as to financial statements, schedules and other financial or statistical information included or incorporated by reference therein or as to any information relating to or supplied by the Purchaser for inclusion therein). With respect to such matters, such counsel may state that their belief is based solely upon the actual knowledge of lawyers at such firm who are actively involved in legal matters involving the Company, but without independent check and verification.

          (e) Fairness Opinion.  The fairness opinion delivered to the
              ----------------
Purchaser's Board of Directors by Alex. Brown & Sons Incorporated in accordance with Section 1.26 shall not have been withdrawn.

          (f) Employment, Non-Compete and Continuity Agreements. The prior
              -------------------------------------------------
employment agreements between the Company or any of the Company Subsidiaries and each of Sam Yau, Anita Kopec, Gary Keisling and Charles Moran shall have been terminated in such a manner that no such person shall be entitled to any severance payments on account of the Merger. Additionally, each of Messrs. Yau, Keisling and Moran and Ms. Kopec shall have entered into replacement employment agreements in form and substance satisfactory to the Purchaser, which employment agreements shall include non-competition agreements during and following termination or expiration of such employment agreements. Keith Ogata and Philip Maynard shall have entered into continuity agreements in form and substance satisfactory to the Purchaser with respect to continuation of their right to benefits under the Company's SERP Plan and other benefits theretofore provided to such individuals by the Company.

          (g) SERP Change of Control Provisions.  Subject to more specific
              ---------------------------------
provisions that may be contained in the employment and continuity agreements to be entered into pursuant to Section 5.2(f): (i) Purchaser and the Company agree that the condition in Section 8 of the Company's SERP Plan that a participant's employment with the Company must be terminated voluntarily or involuntarily within two years of a change of control in order to receive accelerated vesting and payout of SERP retirement benefits will be waived for those Company SERP participants who are currently active employees of the Company or a Company subsidiary and who otherwise would be entitled to accelerated vesting if they did terminate their employment within two years of a change of control; (ii) SERP participants who remain employees after the Merger will be entitled to payment of SERP retirement benefits, with interest from the Effective Time, only when their employment terminates and (iii) there shall be no further accrual of additional benefits under the Company's SERP Plan from and after the Merger.

          (h) Steck-Vaughn Options.  Steck-Vaughn Publishing Company and Anita
              --------------------
Kopec shall have amended the option agreements between them so that the options thereunder shall not vest as a result of the Merger.

          (i) Benefit Plans.  The Company shall have taken or caused to be taken
              -------------
all steps and actions reasonably required by the Purchaser, on advice of its counsel, with respect to the termination or amendment of Company Employee Plans, including delivering notices and filing such documents as counsel to the Purchaser deems reasonably necessary.

          (j) Kaleidoscope Inc.  The Company shall have obtained a letter of
              ----------------
credit, performance bond or other substantial evidence of financial security, in each instance in form and substance reasonably acceptable to Purchaser, regarding performance obligations of Kaleidoscope Inc. to the Company.

          (k) Tax Opinion.  The Purchaser shall have received the opinion of
              -----------
Ernst & Young L.L.P., in form and substance reasonably satisfactory to the Purchaser, to the effect that the Merger will be treated for Federal income tax purposes as a tax-free reorganization within the meaning of Section 368(a) of the Code.

    5.3.  Additional Conditions to Obligations of the Company.  The obligation
          ---------------------------------------------------
of the Company to effect the Merger is subject to the satisfaction of each of the following conditions, any of which may be waived, in writing, exclusively by the Company:

          (a) Representations and Warranties; Absence of Changes.  The
              --------------------------------------------------
representations and warranties of the Purchaser set forth in this Agreement shall be true and correct in all material respects as of the date of this Agreement and (except to the extent such representations speak as of an earlier date) as of the Effective Time as though made on and as of the Effective Time, except for (i) changes contemplated by this Agreement and (ii) where the failure to be so true and correct would not be reasonably likely to have a Material Adverse Effect on the Purchaser or a Material Adverse Effect upon the consummation of the transactions contemplated hereby. Since the date of this Agreement, there shall have been no change in the business, results of operations, financial condition or business prospects of the Purchaser that is having, has had or reasonably could be expected to have a Material Adverse Effect on Sylvan. The Company shall have received a certificate signed on behalf of the Purchaser by the chief executive officer and the chief financial officer of the Purchaser to the foregoing effect, it being understood that such certificates are being delivered by them in their capacities as officers of the Purchaser and that such individuals assume no personal liability with respect thereto.

          (b) Performance of Obligations of the Purchaser.  The Purchaser shall
              -------------------------------------------
have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Effective Time; and the Company shall have received a certificate signed on behalf of the Purchaser by the Chief Executive Officer and the Chief Financial Officer of the Purchaser to such effect, it being understood that such certificates are being delivered by them in their capacities as officers of the Purchaser and that such individuals assume no personal liability with respect thereto.

          (c) Tax Opinion.  The Company shall have received the opinion of Irell
              -----------
& Manella LLP, counsel to the Company, in form and substance reasonably satisfactory to the Company, to the effect that the Merger will be treated for Federal income tax purposes as a tax-free reorganization within the meaning of
Section 368 (a) of the Code.

          (d) Opinion of the Purchaser's Counsel.  The Company shall have
              ----------------------------------
received the opinion of Piper & Marbury L.L.P., counsel to the Purchaser, in form and substance reasonably satisfactory to the Company and its counsel, to the effect that: (i) the Purchaser and each of the Purchaser Subsidiaries are corporations duly organized, validly existing and in good standing under the laws of their respective jurisdictions of incorporation, and each has full corporate power to carry on its business as it is now being conducted and to own or hold under lease the properties and assets it now owns or holds under lease; (ii) the Purchaser and each of the Purchaser Subsidiaries are duly qualified to do business in all jurisdictions where the character of their respective properties or the nature of their respective activities makes such qualification necessary and where the failure to qualify would be materially adverse to the Purchaser or the Purchaser Subsidiaries, individually; (iii) to the actual best knowledge of such counsel, the authorized, issued and outstanding capital stock of the Purchaser and the Purchaser Subsidiaries are as set forth in Section 1.2 of this Agreement and the Purchaser Disclosure Schedule or in such opinion, and to the actual best knowledge of such counsel, each of the issued and outstanding shares of such stock has been duly authorized and issued and is fully paid and non-assessable; (iv) the execution, delivery and performance of this Agreement and all other documents to be executed by the Purchaser in connection with this Agreement (the "Purchaser Documents") have been duly authorized and approved by all requisite action of the Board of Directors and stockholders of the Purchaser, and this Agreement and all other Purchaser Documents have been duly executed and delivered by the Purchaser and constitute valid and legally binding obligations of the Purchaser; (v) the execution and delivery of this Agreement and the other Purchaser Documents did not, and the consummation of the transactions contemplated hereby or thereby will not, violate any provision of any agreement, instrument, order, judgment or decree, of which such counsel has actual knowledge, to which the Purchaser or any of the Purchaser Subsidiaries is be a party or by which it is bound; (vi) except as may be specified by such counsel, such counsel does not know of any material suit or proceeding pending or threatened against or affecting the Purchaser or the Purchaser Subsidiaries, its business or properties or the consummation of the transactions contemplated hereunder; (vii) the Articles of Merger and Certificate of Merger have been duly authorized by all requisite action of the Board of Directors and stockholders of the Purchaser, have been duly executed and delivered by the Purchaser and, upon the filing thereof with the SDAT and the Secretary of State of the State of Delaware, will be valid and effective as a statutory merger of the Purchaser and the Company, in accordance with the terms thereof; (viii) all regulatory and governmental approvals, consents and filings required of the Purchaser and the Purchaser Subsidiaries for the consummation of the transactions contemplated by this Agreement or any of the other Purchaser Documents have been obtained or made, and, to the best knowledge of such counsel, all such approvals, consents or filings remain in full effect as of the date of such opinion; (ix) the S-4 and the Joint Proxy Statement comply as to form in all material respects with the requirements of the Securities Act and the Exchange Act, respectively, and, in each case, to the applicable Rules and Regulations of the Commission thereunder, except that such counsel need not express an opinion as to any financial statements, schedules and other financial or statistical information included therein or as to any information relating to or supplied by the Company for inclusion therein; and (x) to such further effect regarding the validity and sufficiency of legal proceedings and matters relative to the transactions contemplated by this Agreement as the Company may reasonably request. In rendering such opinion, such counsel may rely upon Purchaser's in-house counsel and may limit its opinion to matters of federal law, the law of the State of Maryland or the DGCL.

     In addition to the matters set forth above, such opinion shall also include a statement to the effect that nothing has come to the attention of such counsel which leads them to believe that the S-4, the Joint Proxy Statement, any document incorporated by reference thereto or any amendment or supplement to any of the foregoing, contains any untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary in order to make the statements therein not misleading (except that such counsel need express no view as to financial statements, schedules and other financial or statistical information included or incorporated by reference therein or as to any information relating to or supplied by the Company for inclusion therein). With respect to such matters, such counsel may state that their belief is based solely upon the actual knowledge of lawyers at such firm who are actively involved in legal matters involving the Purchaser, but without independent check and verification.

          (e) Fairness Opinion.  The fairness opinion delivered to the Company's
              ----------------
Board of Directors by BZW in accordance with Section 2.26 shall not have been withdrawn.

SECTION 6.  TERMINATION AND AMENDMENT

     6.1  Termination.  This Agreement may be terminated at any time prior to
          -----------
the Effective Time (with respect to Sections 6.1(b) through 6.1(g), by written notice by the terminating party to the other party), whether before or after approval of the matters presented in connection with the Merger by the stockholders of the Company or the Purchaser:

          (a) by mutual written consent of the Purchaser and the Company; or

          (b) by either the Purchaser or the Company if the Merger shall not have been consummated by September 30, 1997 (provided that the right to terminate this Agreement under this Section 6.1(b) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of the Merger to occur on or before such date); or

          (c) by either the Purchaser or the Company, if a court of competent jurisdiction or other Governmental Entity shall have issued a nonappealable final order, decree or ruling or taken any other action, in each case having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger, except, if the party relying on such order, decree or ruling or other action has not complied with its obligations under this Agreement; or

          (d) by the Purchaser or the Company, if at the Company Stockholders' Meeting (including any adjournment or postponement), the requisite vote of the stockholders of the Company in favor of this Agreement and the Merger shall not have been obtained, or if at the Purchaser Stockholders' Meeting (including any adjournment or postponement), the requisite vote of the stockholders of the Purchaser in favor of the Purchaser Voting Proposal shall not have been obtained; or

          (e) by the Purchaser, if (i) the Board of Directors of the Company shall have withdrawn or modified its recommendation of this Agreement or the Merger, or shall have resolved to do any of the foregoing, for any reason other than the occurrence of an event relating to Sylvan which has a Material Adverse Effect on Sylvan, or (ii) the Company fails to call and hold the Company Stockholders' Meeting within forty (40) days after the Commission declares the S-4 effective;

          (f) by the Company, if (i) the Board of Directors of the Purchaser shall have withdrawn or modified its recommendation of the Purchaser Voting Proposal or shall have resolved to do any of the foregoing, for any reason other than the occurrence of an event relating to the Company which has a Material Adverse Effect on the Company or (ii) the Purchaser fails to call and hold the Purchaser Stockholders' Meeting within forty (40) days after the Commission declares the S-4 effective;

          (g) by the Purchaser or the Company, as the case may be, if there has been a material breach of any representation, warranty, covenant or agreement on the part of the other party set forth in this Agreement, which breach shall not have been cured in the case of a representation or warranty, prior to the Closing or, in the case of a covenant or agreement, within 20 business days following receipt by the breaching party of written notice of such breach from the other party.

          (h) by the Purchaser or the Company if the average last sale price for the Purchaser's Common Stock, as reported by NASDAQ, for the ten (10) trading days ending on the last trading day before the agreed upon Effective Time (the "Average Share Price") shall be less than $29.86, provided however, that the Company may not terminate this Agreement pursuant to this Paragraph (h) if the Purchaser shall agree at the Effective Time to revise the Exchange Ratio to equal the quotient of (i) $29.86 multiplied by the Exchange Ratio divided by
(ii) the Average Share Price.

     6.2  Effect of Termination.  In the event of termination of this Agreement
          ---------------------
as provided in Section 6.1, this Agreement shall immediately become void and there shall be no liability or obligation on the part of the Purchaser or the Company or their respective officers, directors, stockholders or Affiliates, except as set forth in Section 6.3 and further except to the extent that such termination results from the willful breach by a party of any of its representations, warranties or covenants set forth in this Agreement; provided that, the provisions of Sections 3.4(b), 3.13 and 6.3 of this Agreement shall remain in full force and effect and survive any termination of this Agreement.

    6.3.  Fees and Expenses.
          -----------------

          (a) Except as set forth in this Section 6.3, all fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses, whether or not the Merger is consummated; provided, however, that the Purchaser and the Company shall share equally all fees and expenses, other than attorneys' fees, incurred in relation to the printing and filing of the Joint Proxy Statement (including any related preliminary materials) and the S-4 (including financial statements and exhibits) and any amendments or supplements. The Purchaser shall pay the filing fees applicable to the S-4, and the Company shall pay the fees applicable to the Proxy Statement.

          (b) As reimbursement for expenses incurred by the Purchaser relating to the transactions contemplated by this Agreement prior to termination and as liquidated damages for the Purchaser's having terminated this Agreement (it being understood that actual damages would be difficult, if not impossible to determine with certainty in the event of such termination), the Company shall pay the Purchaser a fee equal to:

              (i) $30,000,000 upon the termination of this Agreement by the Purchaser pursuant to Section 6.1(e).

              (ii) $10,000,000 upon the termination of this Agreement by the Purchaser pursuant to (A) Section 6.1(d) as a result of the failure to receive the requisite vote for approval of this Agreement and the Merger by the stockholders of the Company at the Company Stockholders' Meeting or (B) pursuant to Section 6.1(g) after a material breach by the Company of this Agreement; provided, however, in the event the Company shall have consummated an Acquisition Transaction in which the Company or substantially all of its assets are acquired (even if the acquisition is structured so that the Company or one of its subsidiaries is the survivor in the transaction) by a party other than the Purchaser or any of its affiliates (in any case, a "Third Party Acquisition") at any time on or before the expiration of eight calendar months from the Purchaser's termination under clauses (A) and (B) of this paragraph 6.3(b)(ii), the Company shall, or shall cause its successor to pay the Purchaser an additional amount of liquidated damages equal to $20,000,000.

          (c) As reimbursement for expenses incurred by the Company relating to the transactions contemplated by this Agreement prior to termination and as liquidated damages for the Company's having terminated this Agreement (it being understood that actual damages would be difficult, if not impossible to determine with certainty in the event of such termination), the Purchaser shall pay the Company a fee equal to $10,000,000 upon the termination of this Agreement by the Company pursuant to (i) Section 6.1(d) as a result of the failure to receive the requisite vote for approval of this Agreement and the Merger by the stockholders of the Purchaser at the Purchaser Stockholders' Meeting or (ii) pursuant to Section 6.1(g) after a material breach by the Purchaser of this Agreement.

           (d) The expenses and fees, if applicable, payable pursuant to Sections 6.3(b) and 6.3(c) shall be paid within five business days after the first to occur of the events described therein; provided that, in no event shall the Company (or its successor) or the Purchaser, as applicable, be required to pay any expenses or termination fees, if applicable, to the other party, if, immediately prior to the termination of this Agreement, the terminating party was in breach of any of its material obligations under this Agreement. The payments provided in this Section 6.3 shall be the exclusive remedy for any breach of this Agreement.

     6.4.  Amendment.  This Agreement may be amended by action taken by the
           ---------
Company and the Purchaser at any time before or after Purchaser Stockholder Approval or Company Stockholder Approval but, after any such approval, no amendment shall be made which requires the further approval of such shareholders under applicable law without such further approval. This Agreement may not be amended except by an instrument in writing signed on behalf of the parties hereto.

     6.5.  Extension; Waiver.  At any time prior to the Effective Time, each
           -----------------
party hereto may but shall not be required to (i) extend the time for the performance of any of the obligations or other acts of the other party, (ii) waive any inaccuracies in the representations and warranties of the other party contained herein or in any document, certificate or writing delivered pursuant hereto, or (iii) waive compliance by the other party with any of the agreements or conditions contained herein. Any agreement on the part of either party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party, and the failure of either party hereto to assert any of its rights hereunder shall not constitute a waiver of such rights absent such instrument in writing.

SECTION 7.  MISCELLANEOUS

     7.1.  Nonsurvival of Representations and Warranties.  The representations
           ---------------------------------------------
and warranties and agreements made herein shall not survive beyond the Effective Time, except those contained in Sections 4, 3.14, 3.20, and 6.3(a).

     7.2.  Entire Agreement; Assignment.  This Agreement (a) constitutes the
           ----------------------------
entire agreement between the parties hereto with respect to the subject matter hereof and supersedes all other prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof;
(b) except as provided in Sections 3.14, 3.15 and 3.19, is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder; and (c) shall not be assigned by operation of law or otherwise.

     7.3.  Validity.  If any provision of this Agreement, or the application
           --------
thereof to any person or circumstance, is held invalid or unenforceable, the remainder of this Agreement, and the application of such provision to other persons or circumstances, shall not be affected thereby, and to such end, the provisions of this Agreement are agreed to be severable.

     7.4.  Notices.  All notices, requests, claims, demands and other
           -------
communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by facsimile by reputable overnight express delivery service or by registered or certified mail (postage prepaid, return receipt requested), to the other party as follows:

     If to the Purchaser: Sylvan Learning Systems, Inc., 1000 Lancaster Street, Baltimore, Maryland 21202, Attention: B. Lee McGee, with a copy to Richard C. Tilghman, Jr., Esquire, Piper & Marbury L.L.P., 36 South Charles Street, Baltimore, Maryland 21201.

   If to the Company: National Education Corporation, 2601 Main Street, Irvine, California 92714, Attention: Philip C. Maynard, Esquire, Vice President, Secretary and General Counsel, with a copy to Alvin G. Segel, Esquire, Irell & Manella LLP, 1800 Avenue of the Stars, Suite 500, Los Angeles, CA 90067;

or to such other address as the person to whom notice is given may have previously furnished to the other in writing in the manner set forth above.

     7.5.  Governing Law.  This Agreement shall be governed by and construed in
           -------------
accordance with the laws of the State of Delaware, without regard to the principles of conflicts of law thereof.

     7.6.  Descriptive Headings.  The descriptive headings herein are inserted
           --------------------
for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.

     7.7.  Parties in Interest.  This Agreement shall be binding upon and inure
           -------------------
solely to the benefit of each party hereto and its successors and permitted assigns, and except as provided in Sections 7.2, nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement.

           7.8. Counterparts. This Agreement may be executed in one or more
                ------------
counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement.

     IN WITNESS WHEREOF, each of the parties has caused this Agreement to be duly executed on its behalf as of the day and year first above written.

                                       SYLVAN LEARNING SYSTEMS, INC.


                                                  /s/
                                       ---------------------------------
                                       By:
                                       Title:


                                       NATIONAL EDUCATION CORPORATION


                                                  /s/
                                       ---------------------------------
                                       By:
                                       Title:

              ANNEX II:  ALEX. BROWN & SONS INCORPORATED OPINION

                                                                  March 12, 1997

Sylvan Learning Systems, Inc.
1000 Lancaster St.
Baltimore, MD 21202

Dear Members of the Board of Directors:

     Sylvan Learning Systems, Inc. ("Sylvan" or the "Company") and National Education Corporation ("NEC"), a Delaware Corporation, have entered into an Agreement and Plan of Reorganization dated as of March 12, 1997 (the "Agreement"). Pursuant to the Agreement, the implementation of which is contingent on approval by both Sylvan's and NEC's stockholders, Sylvan and NEC will combine their companies through a merger of a newly formed subsidiary of
Sylvan into NEC (the "Merger").   As a result of the Merger, each share of NEC
common stock issued and outstanding immediately prior to the effective time of the Merger will be converted into 0.58 shares (the "Exchange Ratio") of common stock of Sylvan. We have assumed, with your consent, that the Merger will qualify for pooling-of-interests accounting treatment and as a tax free reorganization for federal income tax purposes. You have requested our opinion as to whether the Exchange Ratio is fair, from a financial point of view, to Sylvan.

     Alex. Brown & Sons Incorporated ("Alex. Brown"), as a customary part of its investment banking business, is engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, private placements and valuations for estate, corporate and other purposes. We have acted as financial advisor to the Board of Directors of Sylvan in connection with the transaction described above and will receive a fee for our services, a portion of which is contingent upon the consummation of the Merger and a portion of which becomes payable upon the delivery of this opinion. We have acted as financial advisor to Sylvan in the past in connection with various capital raising transactions and other matters, including serving as the lead-managing underwriter in the December, 1993 initial public offering of the common stock of Sylvan, as the lead managing underwriter in the December, 1995 follow-on offering of the common stock of Sylvan, and as financial advisor to Sylvan in its December, 1995 acquisition of Drake Prometric, L.P. Alex. Brown maintains a market in the common stock of Sylvan and regularly publishes research reports regarding the educational services industry and the businesses and securities of Sylvan and other publicly owned companies in the educational services industry. In the ordinary course of business, Alex. Brown may actively trade the securities of both the Company and NEC for our own account and the account of our customers and, accordingly, may at any time hold a long or short position in such securities.

     In connection with this opinion, we have reviewed certain publicly available financial information and other information concerning Sylvan and NEC and certain internal analyses and other information furnished to us by Sylvan
and NEC.   We have also held discussions with the members of the senior managements of Sylvan and NEC regarding the businesses and prospects of their respective companies and the joint prospects of a combined company. In addition, we have (i) reviewed the reported prices and trading activity for the common stock of both Sylvan and NEC, (ii) compared certain financial and stock market information for Sylvan and NEC with similar information for certain other companies in the educational services industry whose securities are publicly traded, (iii) reviewed the financial terms of certain recent business combinations in the educational services industry, (iv) reviewed the terms of the Agreement, and (v) performed such other studies and analyses and considered such other factors as we deemed appropriate.

     We have not independently verified the information described above and for purposes of this opinion have assumed the accuracy, completeness and fairness thereof. With respect to the information relating to the prospects of Sylvan and NEC, we have assumed that such information reflects the best currently available judgments and estimates of the managements of Sylvan and NEC as to the likely future financial performances of their respective companies and of the combined entity. In addition, we have not made nor been provided with an independent evaluation or appraisal of the assets or liabilities of Sylvan and NEC, nor have we been furnished with any such evaluations or appraisals. Our opinion is based on market, economic and other conditions as they exist and can be evaluated as of the date of this letter.

     Our advisory services and the opinion expressed herein were prepared solely for the use of the Board of Directors of Sylvan and do not constitute a recommendation to any stockholder as to how such stockholder should vote in connection with the Merger. We hereby consent, however, to the inclusion of this opinion in its entirety as an exhibit to any proxy or registration statement distributed in connection with the Merger.

     Based upon and subject to the foregoing, it is our opinion that, as of the date of this letter, the Exchange Ratio is fair, from a financial point of view, to Sylvan.

                                   Very truly yours,

                                   /s/ SCOTT A. WIELER
                                   ----------------------------------------
                                   ALEX. BROWN & SONS INCORPORATED

                            ANNEX III:  BZW OPINION

March 12, 1997


Board of Directors
National Education Corporation
2601 Main Street/Suite 700
Irvine, CA   92614

Members of the Board of Directors:

You have asked our opinion with respect to the fairness to holders of National Education Corporation ("NEC") common stock ("NEC Common Stock"), from a financial point of view and as of the date hereof, of the exchange ratio (the "Exchange Ratio") of .580 shares of Sylvan Learning Systems, Inc. ("Sylvan") common stock ("Sylvan Common Stock") for each issued and outstanding share of NEC Common Stock in the Merger described below, pursuant to the Agreement and Plan of Reorganization, dated as of March 12, 1997, by and between NEC and Sylvan (the "Agreement").

Under the terms of the Agreement, a wholly-owned subsidiary of Sylvan will merge with and into NEC (the "Merger"), and upon consummation of the Merger, NEC will become a wholly-owned subsidiary of Sylvan and the holders of NEC Common Stock will become holders of Sylvan Common Stock. As a result of the Merger, each issued and outstanding share of NEC Common Stock will be converted into .580 of one fully paid and nonassessable share of Sylvan Common Stock. Outstanding options to acquire NEC Common Stock will be converted into options to acquire Sylvan Common Stock on similar terms. The Merger is intended to qualify as a tax-free reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended. The terms and conditions of the Merger are set out more fully in the Agreement.

For purposes of this opinion we have: (i) reviewed financial information on NEC and Sylvan furnished to us by both companies, including certain internal financial analyses and forecasts prepared by the management of NEC and Sylvan;
(ii) reviewed publicly available information with respect to each of NEC and Sylvan; (iii) held discussions with the senior management of NEC and Sylvan concerning the businesses, past and current business operations, financial condition and future prospects of both companies, independently and combined;
(iv) reviewed the stock price and trading history of NEC and Sylvan; (v) reviewed the valuations of publicly traded companies which we deemed comparable to NEC and Sylvan; (vi) compared the financial terms of the Merger with other transactions which we deemed relevant; (vii) analyzed the pro forma earnings per share of the combined company; (viii) prepared discounted cash flow analyses of NEC and Sylvan; (ix) reviewed the Agreement; and (x) made such other studies and inquiries, and reviewed such other data, as we deemed relevant.

In connection with our opinion, we have not, however, independently verified any of the foregoing information and have relied on all such information being complete and accurate in all material respects. Furthermore, we did not obtain any independent appraisal of the properties or assets and liabilities of NEC or Sylvan. With respect to the financial and operating forecasts of NEC and Sylvan which we have reviewed, we have assumed that such forecasts have been reasonably prepared in good faith on the basis of reasonable assumptions, reflect the best available estimates and judgments of such respective managements and that such projections and forecasts will be realized in the amounts and in the time periods currently estimated by the managements of NEC and Sylvan. We have also assumed that the Merger will be accounted for as a "pooling of interests" under generally accepted accounting principles. This opinion is necessarily based upon market, economic, and other conditions that exist and can be evaluated as of the date of this letter, and on information available to us as of the date hereof. We are not expressing any opinion as to what the value of Sylvan Common Stock actually will be when issued to NEC shareholders pursuant to the Merger or the price at which Sylvan Common Stock will trade subsequent to the Merger.

BZW has provided certain investment banking and corporate banking services to NEC from time to time, and has received fees for those services. Furthermore, BZW has acted as financial advisor to NEC in connection with the Merger for fees which are due and payable contingent upon the closing of the Merger.

Our opinion is directed to the Board of Directors of NEC and is not intended to be and does not constitute a recommendation to any stockholder of NEC as to how such stockholder should vote on the proposed Merger.

Based upon and subject to the foregoing considerations, it is our opinion that, as of the date hereof, the Exchange Ratio is fair to holders of NEC Common Stock from a financial point of view.

Very truly yours,
BZW
A division of Barclays Bank PLC

By:  /s/  Richard J. Adubato
     -----------------------
          Richard J. Adubato
          Director

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     (a) Section 2-418 of the Corporations and Associations Article of the Annotated Code of Maryland permits a corporation to indemnify its present and former directors, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made a party by reason of their services in those or other capacities, unless it is established that (a) the act or omission of the director or officer was material to the matter giving rise to such proceeding and (i) was committed in bad faith or (ii) was the result of active and deliberate dishonesty; or (b) the director or officer actually received an improper personal benefit in money, property, or services; or (c) in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful. Maryland law permits a corporation to indemnify a present and former officer to the same extent as a director, and to provide additional indemnification to an officer who is not also a director. In addition, Section 2-418(f) of the Corporations and Associations Article of the Annotated Code of Maryland permits a corporation to pay or reimburse, in advance of the final disposition of a proceeding, reasonable expenses (including attorney's fees) incurred by a present or former director or officer made a party to the proceeding by reason of his service in that capacity, provided that the corporation shall have received (a) a written affirmation by the director or officer of his good faith belief that he has met the standard of conduct necessary for indemnification by the corporation; and (b) a written undertaking by or on his behalf to repay the amount paid or reimbursed by the corporation if it shall ultimately be determined that the standard of conduct was not met.

     The Registrant has provided for indemnification of directors, officers, employees, and agents in Article Eighth, Section (5) of its charter, as amended. This provision reads as follows:

          (5) The Corporation shall indemnify (a) its directors to the full extent provided by the general laws of the State of Maryland now or hereafter in force, including the advance of expenses under the procedures provided by such laws; (b) its officers to the same extent it shall indemnify its directors; and (c) its officers who are not directors to such further extent as shall be authorized by the Board of Directors and be consistent with law. The foregoing shall not limit the authority of the Corporation to indemnify other employees and agents consistent with law.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

     (b) Under Maryland law, a corporation is permitted to limit by provision in its articles of incorporation the liability of directors and officers, so that no director or officer of the corporation shall be liable to the corporation or to any stockholder for money damages except to the extent that
(i) the director or officer actually received an improper benefit in money, property, or services, for the amount of the benefit or profit in money, property or services actually received, or (ii) a judgment or other final adjudication adverse to the director or officer is entered in a proceeding based on a finding in the proceeding that the director's or officer's action, or failure to act, was the result of active and deliberate dishonesty and was material to the cause of action adjudicated in the proceeding.

     The Registrant's charter and by-laws provide that to the fullest extent permitted by Maryland statutory or decisional law, as amended or interpreted, no director or officer of this Corporation shall be personally liable to the Corporation or its stockholders for money damages. No amendment of the charter of the Corporation or repeal of any of its provisions shall limit or eliminate the benefits provided to directors and officers under this provision with respect to any act or omission which occurred prior to such amendment or repeal.

ITEM 21.      EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

  2. Agreement and Plan of Reorganization dated as of March 12, 1997 by and among Sylvan Learning
                    Systems, Inc. and National Education Corporation.***

  3.1. Amended and Restated Articles of Incorporation of Sylvan Learning Systems, Inc., together with amendments thereto.*

  3.2.              Amended and Restated By-Laws of Sylvan Learning
                    Systems, Inc.*

  5.                Opinion of Piper & Marbury L.L.P. regarding
                    Legality of Shares.**

  8.                Opinion of Ernst & Young LLP regarding Tax
                    Matters.**

  20.1.             Form of Proxy Card for Annual Meeting of the
                    Stockholders of Sylvan Learning Systems, Inc.**

  20.2.             Form of Proxy Card for Special Meeting of the
                    Stockholders of National Education Corporation.**

  23.1.             Consent of Ernst & Young LLP.

  23.2.             Consent of BZW, a division of Barclays Bank

  23.4.             Consent of Price Waterhouse LLP.

  23.5.             Consent of Piper & Marbury L.L.P.

  23.6.             Consent of Sam Yau.

  23.7.             Consent of David C. Jones.

  23.8.             Consent of Michael R. Klein.

  23.9.             Consent of Richard C. Blum.

  24.               Powers of Attorney (included on signature page).

_____________
*    Incorporated by reference to previous SEC filings of Registrant.

**   To be filed by amendment.

*** Incorporated by reference to Annex I to Joint Proxy Statement/ Prospectus forming a part of this Registration Statement.

ITEM 22.  UNDERTAKINGS.

     (a)  The undersigned registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement;

               (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the "Securities Act");

               (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

               (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

               Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") that are incorporated by reference in the registration statement.

          (2) That for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) The undersigned registrant hereby undertakes to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and where interim financial information required to be presented by
Article 3 of Regulation S-X are not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

     (c) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

     (d) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

     (e) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     (f) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                  SIGNATURES


     Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement or amendment to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Baltimore, State of Maryland, on April 17, 1997.

                                   SYLVAN LEARNING SYSTEMS, INC.

                                   By: /s/R. Christopher Hoehn-Saric,
                                      ---------------------------------------
                                      R. Christopher Hoehn-Saric,
                                      Chairman of the Board and Co-Chief
                                      Executive Officer

     Know all men by these presents, that each person whose signature appears below constitutes and appoints R. Christopher Hoehn-Saric and Douglas L. Becker (with full power to each of them to act alone) as his true and lawful attorney-in-fact and agent, with full power of substitution, for him and in his name, place and stead in any and all capacities to sign any or all amendments or post-effective amendments to this Registration Statement, including post-effective amendments filed pursuant to Rule 462(b) of the Securities Act of 1933, as amended, and to file the same with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, to sign any and all applications, registration statements, notices or other document necessary or advisable to comply with the applicable state securities laws, and to file the same, together with all other documents in connection therewith, with the appropriate state securities authorities, granting unto said attorneys-in-fact and agents or any of them, or their or his substitute or substitutes, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, thereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed below by the following persons in the capacities and on the dates indicated.

         Signature                               Title                               Date
         ---------                               -----                               ----
/s/ R. Christopher Hoehn-Saric   Co-Chief Executive Officer and Chairman of the     April 17, 1997
--------------------------------
R. Christopher Hoehn-Saric       Board of Directors (Principal Executive Officer)

/s/ Douglas L. Becker            Co-Chief Executive Officer President, Secretary    April 17, 1997
--------------------------------
Douglas L. Becker                                 and Director

/s/ B. Lee McGee                 Chief Financial Officer (Principal Financial and   April 17, 1997
--------------------------------
B. Lee McGee                                   Accounting Officer)

/s/ Donald V. Berlanti                               Director                       April 17, 1997
--------------------------------
Donald V. Berlanti

/s/ R. William Pollock                               Director                       April 17, 1997
--------------------------------
R. William Pollock

/s/ J. Phillip Samper                                Director                       April 17, 1997
--------------------------------
J. Phillip Samper

/s/ Nancy A. Cole                                    Director                       April 17, 1997
--------------------------------
Nancy A. Cole

/s/ James H. McGuire                                 Director                       April 17, 1997
--------------------------------
James H. McGuire

                                 EXHIBIT INDEX

                                                                  SEQUENTIALLY
EXHIBIT                            DOCUMENT                       NUMBERED PAGE
-------                            --------                       -------------
2.             Agreement and Plan of Reorganization dated as of
               March 12, 1997 by and among Sylvan Learning
               Systems, Inc. and National Education Corporation.
               ***

3.1. Amended and Restated Articles of Incorporation of Sylvan Learning Systems, Inc., together with amendments thereto. *

3.2.           Amended and Restated By-Laws of Sylvan Learning
               Systems, Inc. *

5.             Opinion of Piper & Marbury L.L.P. regarding
               Legality of Shares. **

8.             Opinion of Ernst & Young LLP regarding Tax
               Matters. **

20.1.          Form of Proxy Card for Annual Meeting of the
               Stockholders of Sylvan Learning Systems, Inc. **

20.2.          Form of Proxy Card for Special Meeting of the
               Stockholders of National Education Corporation. **

23.1.          Consent of Ernst & Young LLP.

23.2.          Consent of BZW, a division of Barclays Bank

23.4.          Consent of Price Waterhouse LLP.

23.5.          Consent of Piper & Marbury L.L.P.

23.6.          Consent of Sam Yau.

23.7.          Consent of David C. Jones.

23.8.          Consent of Michael R. Klein.

23.9.          Consent of Richard C. Blum.

24.            Powers of Attorney (included on signature page).

_________________

  *  Incorporated by reference to previous SEC filings of Registrant.

 **  To be filed by amendment.

*** Incorporated by reference to Annex I to the Joint Proxy Statement/ Prospectus forming a part of this Registration Statement.